Use these links to rapidly review the document

TABLE OF CONTENTS 2
QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(4)
Registration No. 333-198817

5,525,000 American Depositary Shares

Sky Solar Holdings, Ltd.

Representing 44,200,000 Ordinary Shares

         This is the initial public offering of American depositary shares, or ADSs, of Sky Solar Holdings, Ltd. We are offering 5,525,000 ADSs. Each ADS represents eight ordinary shares, nominal value US$0.0001 per share. No public market currently exists for our ADSs.

         Our ADSs have been approved to list on the NASDAQ Capital Market under the symbol "SKYS."

         The initial public offering price of the ADSs is US$8.00 per ADS.

         We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible for reduced reporting requirements.

         Investing in our ADSs involves risks. See "Risk Factors" beginning on page 14 of this prospectus.

	Per ADS	Total

Price to the public	US$8.00	US$44,200,000
Underwriting discounts and commissions	US$0.56	US$3,094,000
Proceeds to us (before expenses)	US$7.44	US$41,106,000

         See "Underwriting" for a description of the compensation payable to the underwriters.

         We have granted the underwriters a 30-day option to purchase up to an additional 828,750 ADSs at the initial public offering price less the underwriting discounts and commissions.

         One of our largest shareholders, IDG-ACCEL China Capital Entities, a group of venture capital funds, as described in the "Principal Shareholders" section, have subscribed for, and have been allocated by the underwriters, a total of 2,500,000 ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the ADSs evidenced by the ADRs on or about November 18, 2014.

Roth Capital Partners

Northland Capital Markets

Prospectus dated November 13, 2014

SKY SOLAR

A global independent power producer

We develop, own and operate solar parks

Extensive global IPP solar park portfolio

CZECH REPUBLIC
GERMANY
LUXEMBOURG
BULGARIA
SPAIN
GREECE
CANADA
UNITED STATES
PUERTO RICO
JAPAN
HONG KONG
CHILE
URUGUAY
IN OPERATION
54.5 MW in
Greece, Japan, Czech Republic, Bulgaria, Spain, Canada and Pureto Rico/USA
UNDER CONSTRUCTION
22.6 MW in
Canada and Japan
SHOVEL READY
257.1 MW in
Japan, Chile, Uruguay and Canada
Since our inception, we have....
Developed and completed
200 solar parks
in 8 countries
Note:
Leased Offices

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

        Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until December 8, 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs.

 Our Business

Overview

        We are a global independent power producer, or IPP. We develop, own and operate solar parks and generate revenue primarily by selling electricity. We have focused on the downstream solar market since our inception and have developed projects in Asia, South America, Europe, North America and Africa. We believe our broad geographic reach and established presence across key solar markets are significant differentiators that provide global opportunities and mitigate country-specific risks. We aim to establish operations in Japan, Chile, Uruguay and other select geographies with highly attractive solar radiation, regulatory environments, power pricing, land availability, financial access and overall power market trends. By design, we focus on the downstream photovoltaic, or PV, segment, and as a result, we are technology agnostic and we can customize our solar parks based on local environmental and regulatory requirements.

        Prior to becoming an IPP, we sold our solar parks. We initiated our global IPP model in 2012. In 2013, we began to strategically reduce our system sale business in favor of the IPP model in order to retain more value from project development and generate stable and recurring long-term cash flow. By the fourth quarter of 2013, we began to generate a majority of our revenue from selling electricity from IPP solar parks. We intend to leverage our established pipeline projects and increased financing capabilities to expand our IPP business. We may also optimize our portfolio from time to time by selling solar energy systems or establishing joint ventures, depending on project economics, local power markets and the regulatory conditions.

        We have access to a variety of financing sources and a demonstrated ability to design cost-effective project funding solutions. We are well positioned to create efficient financing solutions that are responsive to local regulatory conditions and financial markets. We believe we can leverage our global presence to reduce our financing costs with alternatives from different geographies.

        As of the date of this prospectus, we have developed and completed 200 solar parks with an aggregate capacity of 181.7 MW in Greece, Japan, Bulgaria, the Czech Republic, Spain, Canada, the United States and Germany. Under our IPP revenue model, we currently own and operate 54.5 MW of solar parks, including 23.0 MW in Greece, 18.7 MW in Japan, 5.6 MW in the Czech Republic, 3.7 MW in Bulgaria, 2.5 MW in Canada, 0.9 MW in Spain and 0.1 MW in the United States. Most of our power purchase agreements, or PPAs, fix the price of electricity sold by our IPP solar parks for 20 years or more. In addition to our existing operational project portfolio, we have over 1.3 GW of solar projects in various stages of development in countries such as Chile, Uruguay, Japan, Canada and South Africa, consisting of 22.6 MW under construction, 257.1 MW of shovel-ready projects and 1,053.3 MW of solar parks under development. We classify 543.4 MW of these solar projects under development as advanced or qualified and expect them to become shovel-ready projects within 12 to 18 months.

        We believe that our proven track record of identifying and developing revenue-producing solar parks, operating under local conditions, developing local relationships and managing a global platform provide us with substantial advantages over both local and international PV project developers. We intend to continue selectively expanding our operations with a near-term focus on key solar markets, such as Japan, Chile, Uruguay and Canada and a medium-term focus on the developing China market.

        Our revenue was US$83.1 million, US$203.8 million, US$36.5 million and US$14.4 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. Our gross profit was US$24.0 million, US$61.3 million, US$7.2 million and US$6.1 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. We generated profit of US$7.1 million and US$26.9 million and incurred losses of US$53.9 million in 2011, 2012 and 2013, respectively. We incurred losses of US$8.2 million in the six months ended June 30, 2014. The decrease in revenue in 2013 and the six months ended June 30, 2014 was primarily due to shifting our focus from selling solar energy systems to selling electricity as an IPP. Our IPP solar parks provide attractive long-term recurring revenue from selling electricity. From 2012 to 2013, our revenue from selling electricity from IPP solar parks grew from US$4.5 million to US$8.0 million, representing 2.2% and 22.0% of our revenue, respectively. Our revenue from selling electricity grew from US$2.4 million in the six months ended June 30, 2013 to US$11.8 million in the same period of 2014, representing 10.2% and 82.1% of our revenue, respectively. The total capacity of our IPP solar parks was 23.9 MW, 43.2 MW and 51.8 MW, and the total carrying value of our IPP solar parks was US$43.4 million, US$119.5 million and US$146.8 million as of December 31, 2012, December 31, 2013 and June 30, 2014, respectively.

Our Competitive Strengths

        We believe the following competitive strengths have contributed and will continue to contribute to our success:

  •
  Our proven track record of identifying and entering PV markets, on-the-ground capabilities and global platform give us key competitive advantages in developing and operating solar parks globally.

  •
  Our extensive portfolio of shovel-ready projects and pipeline solar parks provides us with clear and actionable opportunities to grow power generation and earnings.

  •
  Our comprehensive project development capabilities allow us to consistently deliver high quality solar parks at competitive costs.

  •
  We are supplier- and technology-agnostic and we have the flexibility to choose from a broad range of leading manufacturers, suppliers and EPC vendors globally.

  •
  We have access to a variety of financing sources and a demonstrated ability to design cost-effective project funding solutions.

  •
  We are led by a highly experienced management team supported by strong, localized execution capabilities across all key functions and locations.

Our Strategies

        We aim to strengthen our position as a leading developer, owner and operator of solar energy assets and expand our IPP business to include other forms of renewable energy. To achieve this goal, we intend to pursue the following strategies:

  •
  Expand our global IPP portfolio in regions with attractive returns on investment and increase our stable recurring revenue and cash flow.

  •
  Optimize our financing sources to support long term growth and profitability in a cost-efficient manner.

  •
  Improve our in-house capabilities for project development, operations and risk management.

 Our Challenges

        Our ability to successfully execute our strategies is subject to risks and uncertainties, including but not limited to:

  •
  The reduction, modification or elimination of government subsidies and economic incentives may reduce the economic benefits of our existing solar parks and our opportunities to develop or acquire suitable new solar parks.

  •
  We conduct our business operations globally and are subject to global and local risks related to economic, regulatory, social and political uncertainties.

  •
  Our growth prospects and future profitability depend to a significant extent on global liquidity and the availability of additional funding options with acceptable terms.

  •
  The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations.

  •
  Our limited operating history, especially with large-scale IPP solar parks, may not serve as an adequate basis to judge our future prospects and results of operations.

  •
  We may not be able to develop or acquire additional attractive IPP solar parks to grow our project portfolio.

  •
  Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition and results of operations.

  •
  Our future success depends significantly on the continued service of our senior management team and our ability to attract, train and retain qualified personnel.

  •
  Our international operations require significant management resources and present legal, compliance and execution risks in multiple jurisdictions.

  •
  Our IPP business requires significant financial resources. If we do not successfully execute our financing plan, we may have to sell certain of our IPP solar parks or risk not being able to continue as a going concern.

  •
  Our transactions with our historical project affiliates may not be on an arm's length basis.

        See "Risk Factors" and "Special Note Regarding Forward-Looking Statements" for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Market Opportunities

        Solar power systems directly transform sunlight into electricity. Grid operators view solar power favorably, as solar generation tends to peak in the mid-afternoon in line with energy demands. Furthermore, PV systems do not emit air, water, noise, vibration or waste pollution or impact the environment beyond the site itself. They are not susceptible to fuel price volatility and require substantially less maintenance than any other form of electricity generation. In addition, their general proximity to end consumers reduces the energy lost in transmission and distribution compared to other systems.

        Accordingly, the PV industry has witnessed significant growth over the past decade. According to The Renewable Energy Policy Network, the world PV capacity grew at a compound annual growth rate, or CAGR, of approximately 44% from 2003 to reach 139 GW in 2013. Under the European Photovoltaic Industry Association forecast scenario, the world PV generation capacity is expected to grow to 375 GW in 2018, representing a five-year CAGR of 22%.

        The PV industry has been driven by a number of government programs encouraging the adoption of solar power and other renewable energy sources. However, there has been a meaningful reduction in the cost of solar energy systems over the past five years. As a result, the levelized cost of energy, or LCOE, of solar is increasingly economically competitive compared to other forms of energy. Downstream market participants, which develop and in many cases retain solar power projects, are benefitting from these favorable market trends, capturing higher margins and long-term income from power generation.

Corporate Information

        Our principal executive offices are located at Suite 1604, 9 Queen's Road Central, Hong Kong Special Administrative Region, People's Republic of China. Our telephone number at this address is +852 2107 3188 and our fax number is +852 2107 3199. Our registered office in the Cayman Islands is located at the offices of Codan Trust Company (Cayman) Limited at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.skysolargroup.com. The information contained on our website is not part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates at 850 Library Avenue, Suite 204, Newark, DE 19711. The telephone number at this address is +1 302 738 6680.

Corporate History and Structure

        We are a Cayman Islands holding company and conduct all of our business through and derive all of our income from our investment holding subsidiaries and operating subsidiaries in various countries around the world.

        In 2007, our founder and executive chairman, Mr. Weili Su, already a successful businessman and founder of a few solar companies in China, made investments in Europe and began to develop renewable energy power parks in Germany, the Czech Republic and Spain. Beginning in 2009, he expanded his investments to Japan, Canada and the United States, focusing on the construction and operation of solar parks. A number of these ventures became part of our current operations. Mr. Su continues to lead our business as the executive chairman of our board of directors. After giving effect to the Conversion and the Share Distribution and after this offering, Mr. Su will have the ability to vote or the proxy to vote an aggregate of 49.5% of our outstanding shares. Mr. Su, through a company wholly-owned by his trust, has granted an affiliate of both one of our Japanese silent partners and an international private equity firm, the right to purchase $30 million of shares, based on the price as of the date of this prospectus, during a two-year period commencing on the date which is 180 days after the pricing date of this initial public offering, which if exercised, would result in Mr. Su having the ability to vote or the proxy to vote an aggregate of 41.7% of our outstanding shares. For more information on the Conversion, the Share Distribution and Mr. Su's beneficial ownerships in our company, see "Capitalization" and "Principal Shareholders." For more information about our history and structure, see "Corporate History and Structure".

        The following chart illustrates the principal entities in our current corporate structure:

        For the principal activities that each of our principal subsidiaries engage in, see "Corporate History and Structure."

Conventions that Apply to This Prospectus

        Unless otherwise indicated, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts, which, if issued, evidence our ADSs;

  •
  "ADSs" are to our American depositary shares, each of which represents eight ordinary shares, nominal value US$0.0001 per ordinary share;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "EPC" are to engineering, procurement and construction services;

  •
  "FIT" are to feed-in tariff(s);

  •
  "historical project affiliates" are to certain operating entities in which we have had or currently have a minority interest, ChaoriSky Solar Energy S.a.r.l., RisenSky Solar Energy S.a.r.l. and China New Era International Limited;

  •
  "HK$" and "H.K. dollar" are to the legal currency of the special administrative region of Hong Kong;

  •
  "IPP" are to independent power producer and refer to our business where we own and operate solar parks and derive revenue from selling electricity to the power grid;

  •
  "IPP solar park(s)" are to solar generators which we own for the purpose of generating income from the sale of electricity over the life of the solar park(s);

  •
  "kWh" are to kilowatt hour(s);

  •
  "MW" are to megawatt(s);

  •
  "MWh" are to megawatt hour(s);

  •
  "O&M" are to operations and maintenance services provided for commercially operating solar parks;

  •
  "ordinary shares" are to our ordinary shares, nominal value US$0.0001 per share;

  •
  "PPA" are to power purchase agreements;

  •
  "PV" are to photovoltaic;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "shovel-ready projects" are to projects that have all permits required for construction and grid connection, even if those projects may lack certain non-discretionary permits for which we have begun the application process and which will be granted and maintained based on our compliance with certain administrative procedures. For more information about our shovel-ready projects, including the anticipated timing of any outstanding permits, see "Business—Global Reach—Featured Countries."

  •
  "solar energy system sales" or "selling solar energy systems" refer to projects where we have derived revenue from selling permits and providing EPC services or selling commercially operational solar parks.

  •
  "solar parks in operation" are to solar parks that have completed construction and are selling electricity. For more information about our solar parks in operation, see "Business—Our IPP Solar Parks."

  •
  "solar parks under construction" are to solar parks that have secured site control, energy permits, all key agreements, zoning and environmental permissions and construction permits. For more information about our solar parks under construction, see "Business—our IPP Solar Parks."

  •
  "solar projects in pipeline" are to solar parks that are being studied for feasibility or have achieved certain milestones, but are not yet ready for construction. For more information about solar parks in our pipeline, see "Business—Our IPP Solar Parks."

  •
  "US$" and "U.S. dollar" are to the legal currency of the United States of America;

  •
  "watt" or "W" are to the measurement of total electrical power, where "kilowatt" or "kW" means one thousand watts, "megawatts" or "MW" means one million watts and "gigawatt" or "GW" means one billion watts; and

  •
  "we," "us," "our company", "our" and "Sky Solar" are to Sky Solar Holdings, Ltd., its parent company Sky Power Group Ltd. which owns 100% of Sky Solar Holdings, Ltd., its predecessor entities and its consolidated subsidiaries.

        Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their option to purchase additional ADSs. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

        This prospectus contains statistical data that we obtained from various government and private publications. We have not independently verified the data in these reports. Statistical data in these publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions. Unless context otherwise requires, market data regarding the solar industry is derived from an uncommissioned third-party research report from NPD SolarBuzz.

        We calculate the size of the PV market based on the volume of PV modules delivered to installation sites, including modules awaiting installation or connection to the power grid. Unless otherwise stated, the PV market relates to annual volume. PV panels generate direct current (DC) electricity, while electricity systems are based on alternating current (AC) electricity. The data presented in DC power numbers are, on average, greater by approximately 15% than the equivalent AC power numbers. All historical and forecast data are presented in DC power numbers. Certain reported AC power numbers have been converted to the equivalent DC power numbers. Our permits are generally calculated using AC power numbers and such AC power numbers have been converted to the equivalent DC power numbers in this prospectus.

        We calculate the attributable capacity of a solar park by multiplying the percentage of our equity ownership in the solar park by the total capacity of the solar park. Unless specifically indicated or the context otherwise requires, capacity of a solar park in this prospectus refers to attributable capacity.

        The conversion of euro, Japanese yen and Hong Kong dollars, respectively, into U.S. dollars in this prospectus, made solely for the convenience of readers, is based on the noon buying rates in the city of New York for cable transfers of euro, Japanese yen and Hong Kong dollars, respectively, as certified for customs purposes by the Federal Reserve Bank of New York as of June 30, 2014, which was EUR1.3690 to US$1.00, JPY101.28 to US$1.00 and HK$7.7502 to US$1.00, respectively, unless indicated otherwise. No representation is intended to imply that the euro, Japanese yen and Hong Kong dollar amounts could have been, or could be, converted, realized or settled into U.S. dollars at the foregoing rates or any other rate.

        The conversion of Czech Koruna, or CZK, into U.S. dollars in this prospectus, made solely for the convenience of readers, is based on the exchange rate declared by Czech National Bank, the central bank of the Czech Republic, as of December 31, 2012, which was CZK19.055 to US$1.00. No representation is intended to imply that the CZK amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate or any other rate.

 The Offering

Price per ADS	US$8.00 per ADS
ADSs offered by us	5,525,000 ADSs (or 6,353,750 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Option to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 828,750 additional ADSs.
ADSs outstanding immediately after the offering	5,525,000 ADSs (or 6,353,750 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after the offering	383,396,670 ordinary shares (or 390,026,670 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
NASDAQ Capital Market symbol	SKYS
The ADSs	Each ADS represents eight ordinary shares, nominal value US$0.0001 per share.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.
You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.
We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Depositary	Citibank, N.A.

Use of proceeds	We estimate that we will receive net proceeds of approximately US$34.1 million (or US$40.3 million if the underwriters exercise their option to purchase additional ADSs in full) from this offering, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us. We intend to use the net proceeds we receive from this offering for the following purposes:
• US$20.0 million for the construction of our shovel-ready projects in Japan; and
• US$10.0 million for the construction of our shovel-ready projects in Latin America such as Chile and Uruguay.

We intend for the balance to be used for the development of our project pipeline in Japan, Latin America and other regions and for general corporate purposes, including working capital needs, potential strategic investments and other business opportunities.
See "Use of Proceeds" for additional information.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.
Lock-up
We, our directors, executive officers and existing shareholders (before and after giving effect to the Conversion and the Share Distribution) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any of our ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Underwriting."

 Implications of Being an Emerging Growth Company

        As a company with less than US$1.0 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.

        For as long as we remain an emerging growth company, we intend to take advantage of the exemptions discussed above. We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenue of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act.

 Summary Consolidated Financial and Operating Data

        The following summary consolidated statements of profit or loss and other comprehensive income (expense) data for the years ended December 31, 2011, 2012 and 2013, and the summary consolidated statements of financial position data as of December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with international financial reporting standards, or IFRS, issued by International Accounting Standards Board. The following summary condensed consolidated statements of profit or loss and other comprehensive income (expense) data for the six months ended June 30, 2013 and 2014, and the summary condensed consolidated statements of financial position data as of June 30, 2014 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

        You should read the summary consolidated financial data in conjunction with those financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our historical results do not necessarily indicate our results expected for any future periods.

Summary Consolidated Statements of Profit or Loss and other Comprehensive Income (Expense)

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands)
Revenue	83,127	203,757	36,457	23,758	14,422
Related parties	55,893	133,471	5,565	2,884	130
Non-related parties	27,235	70,286	30,893	20,874	14,292
Cost of sales and services	(59,148)	(142,433)	(29,270)	(20,299)	(8,288)

Gross profit	23,979	61,324	7,187	3,459	6,135
Impairment loss on IPP solar parks	—	—	(21,645)	(2,148)	(1,280)
Impairment loss on receivables	(182)	(629)	(3,521)	—	—
Impairment loss on amounts due from other related parties	—	—	—	—	(2,200)
Selling expenses	(488)	(635)	(848)	(467)	(492)
Administrative expenses	(15,293)	(24,007)	(25,030)	(14,686)	(9,103)
Other operating income	1,574	789	484	135	1,443

Profit (loss) from operations	9,590	36,842	(43,373)	(13,706)	(5,498)
Investment income	514	955	960	259	229
Other gains and losses	(770)	(1,570)	(3,488)	(3,280)	(534)
Finance costs	(138)	(1,132)	(2,352)	(1,173)	(1,342)
Other expenses	—	(1,600)	(2,266)	(734)	(665)
Share of losses of associates	(114)	—	—	—	—

Profit (loss) before taxation	9,082	33,495	(50,519)	(18,635)	(7,810)
Income tax expense	(1,991)	(6,630)	(3,372)	(1,214)	(416)

Profit (loss) for the period	7,091	26,865	(53,891)	(19,849)	(8,226)

Other comprehensive income (expense) that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations	(2,878)	1,031	(352)	(1,004)	392

Total comprehensive income (expense) for the period	4,213	27,896	(54,243)	(20,853)	(7,834)

Earnings (loss) per share
Basic	0.02	0.08	(0.16)	(0.06)	(0.02)

Diluted	0.02	0.08	(0.16)	(0.06)	(0.02)

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands)
Earnings (loss) per ADS(1)
Basic	0.16	0.64	(1.28)	(0.48)	(0.16)

Diluted	0.16	0.64	(1.28)	(0.48)	(0.16)

Other Financial Data:
Adjusted EBITDA(2)	17,896	47,024	(12,038)	(11,821)	784

(1)
Each ADS represents eight ordinary shares.

(2)
See "—Adjusted EBITDA" below.

Revenue Breakdown

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)
Electricity sales income(1)	—	—	4,515	2.2	8,020	22.0	2,429	10.2	11,838	82.1
Solar energy system sales	64,055	77.1	180,231	88.5	21,462	58.9	18,842	79.3	1,201	8.3
Other(2)	19,072	21.9	19,010	9.3	6,975	19.1	2,487	10.5	1,383	9.6

Total revenue	83,127	100.0	203,757	100.0	36,457	100.0	23,758	100.0	14,422	100.0

(1)
Represents revenue from selling electricity from IPP solar parks.

(2)
Our other business consists of (i) O&M services and (ii) sales of solar modules.

Summary Consolidated Statements of Financial Position

	As of December 31,
				As of June 30, 2014
	2011	2012	2013
	(US$ in thousands)
Current assets	237,881	238,691	122,861	76,580
Non-current assets	6,604	52,171	128,406	158,667
IPP solar parks	—	43,395	119,506	146,828
Total assets	244,485	290,862	251,267	235,247
Current liabilities	262,214	251,102	130,653	105,959
Non-current liabilities	2,515	23,382	22,509	27,807
Total (deficit) equity	(20,244)	16,378	98,104	101,481

Operating Data

	2011	2012	2013	Six Months Ended June 30, 2014
Solar parks connected during the period(1)(2) (MW)	0.1	56.3	80.8	8.6
Total IPP solar parks in operation at the end of the period(3) (MW)	—	23.9	43.2	51.8

(1)
We consider a solar park connected to the grid when it has achieved connection and has all approvals needed to begin selling electricity through the grid.

(2)
This represents total solar parks connected for both solar energy system sales and selling electricity as an IPP.

(3)
Total solar parks in operation include solar parks operated by us and our historical project affiliates under our IPP business model.

Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we have disclosed in this prospectus Adjusted EBITDA, a non-IFRS financial measure. We present this non-IFRS financial measure because it is used by our management to evaluate our operating performance. We also believe that this non-IFRS financial measure provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

        Adjusted EBITDA, as we present it, represents profit or loss for the period before taxes, depreciation and amortization, adjusted to eliminate the impact of share-based compensation expense, interest expenses, impairment loss and IPO expenses.

        The use of the Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under IFRS. Some of these limitations are: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (b) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (c) Adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; (d) Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and (e) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as a comparative measure. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other IFRS-based financial performance measures, such as profit (loss) for the period and our other IFRS financial results. The following table presents a reconciliation of Adjusted EBITDA to profit (loss) for the period, the most directly comparable IFRS measure, for each of the periods indicated:

	As of and for the Year Ended December 31,			As of and for the Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands)
Profit (loss) for the period	7,091	26,865	(53,891)	(19,849)	(8,225)

Adjustments:
Income tax expense	1,991	6,630	3,372	1,214	416
Depreciation of property, plant and equipment	331	305	283	209	346
Depreciation of solar parks	—	2,474	4,395	1,110	2,403
Amortization	35	100	101	60	86
Share-based payment charged into profit or loss	8,128	7,352	4,576	1,422	275
Interest expenses	138	1,132	2,352	1,173	1,342
Impairment loss on IPP solar parks	—	—	21,645	2,148	1,280
Impairment loss on receivables	182	629	3,521	—	—
Impairment loss on amounts due from other related parties	—	—	—	—	2,200
IPO expenses	—	1,537	1,608	692	661

Adjusted EBITDA	17,896	47,024	(12,038)	(11,821)	784

        We do not consider historical Adjusted EBITDA to be representative of future Adjusted EBITDA, as our revenue model changed from primarily generating revenue from selling solar energy systems to primarily generating revenue from selling electricity in the fourth quarter of 2013. We believe that Adjusted EBITDA is an important measure for evaluating the results of our IPP business.

RISK FACTORS

        An investment in our ADSs involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of the risks set forth herein, which could cause the trading price of our ADSs to decline and cause you to lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before deciding to purchase any ADSs.

Risks Related to Our Business and Industry

The reduction, modification or elimination of government subsidies and economic incentives may reduce the economic benefits of our existing solar parks and our opportunities to develop or acquire suitable new solar parks.

        In many countries where we are currently or intend to become active, solar power markets, particularly the market of on-grid PV systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or some other non-solar renewable energy sources. These subsidies and incentives have been primarily in the form of FIT price support schemes, tax credits, net metering and other incentives to end users, distributors, system integrators and manufacturers of solar energy products.

        The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns in a given country. Changes in policies could lead to a significant reduction in or a discontinuation of the support for renewable energies in such country. Government subsidies and incentives for solar energy were recently reduced in some countries and may be further reduced or eliminated in the future. For example, in 2010, the Czech Republic significantly reduced the amount of a subsidy to renewable energy off-takers. The expected future cash flows from a solar park developed by us in the Czech Republic therefore decreased and accordingly we impaired this asset in 2010. In December 2013, the Bulgarian National Assembly approved a proposal to introduce a 20% fee on revenue generated by PV and wind energy installations that benefitted from the FIT. The Constitutional Court of Bulgaria determined this fee was unconstitutional, and since August 2014, renewable energy producers are no longer required to pay this fee. In April 2014, the Greek government passed a law to reduce the FIT in effect on existing PPAs by roughly 30% and placed a discount on electricity sold in 2013. As a result, in relation to our Greek solar parks, we recognized an impairment loss of US$21.7 million in 2013 and US$1.3 million in the six months ended June 30, 2014. In Spain, a law was passed in December 2013 which is expected to change the fixed rate on the existing PPAs. While some of the reductions in government subsidies and economic incentives apply only to future solar parks, they could diminish the availability of our opportunities to continue to develop or acquire suitable newly developed solar parks. Some of these reductions may apply retroactively to existing solar parks, which could significantly reduce the economic benefits we receive from the existing solar parks. Moreover, some of the solar program subsidies and incentives expire or decline over time, are limited in total funding, require renewal from regulatory authorities or require us to meet certain investment or performance criteria. A significant reduction in the scope or discontinuation of government incentive programs in our target markets and globally could have a material adverse effect on our business, financial condition, results of operations and prospects.

We conduct our business operations globally and are subject to global and local risks related to economic, regulatory, social and political uncertainties.

        We conduct our business operations in a number of countries and, as of the date of this prospectus, have completed 181.7 MW of solar parks globally. We currently own and operate 54.5 MW of solar parks as an IPP. In addition, as of the date of this prospectus, we have 22.6 MW of solar parks under construction, 257.1 MW of shovel-ready projects and 1,053.3 MW of solar parks in pipeline in nine countries. Our business is therefore subject to diverse and constantly changing economic, regulatory, social and political conditions in the jurisdictions in which we operate.

        Operating in the international marketplace exposes us to a number of risks globally and in each of the jurisdictions where we operate, including without limitation:

  •
  economic and financial conditions, including the stability of credit markets, foreign currency controls and fluctuations;

  •
  the supply and prices of other energy products such as oil, coal and natural gas in the relevant jurisdictions;

  •
  changes in government regulations, policies, tax and incentives, particularly those concerning the electric utility industry and the solar industry;

  •
  complex regulations in numerous jurisdictions, including trade restrictions or embargoes;

  •
  political risks, including risks of expropriation and nationalization of assets, potential losses due to civil unrests, acts of terrorism and war, regional and global political or military tensions, strained or altered foreign relations, and trade protectionism, restrictions or embargoes;

  •
  compliance with local environmental, safety, health and other labor laws and regulations, which can be onerous and costly, as the magnitude, complexity and continuous amendments to the laws and regulations are difficult to predict and liabilities, costs, obligations and requirements associated with these laws and regulations can be substantial;

  •
  dependence on governments, utility companies and other entities for electricity, water, telecommunications, transportation and other utilities or infrastructure needs;

  •
  local corporate governance and other legal requirements;

  •
  difficulties with local operating and market conditions, particularly regarding customs, taxation and labor; and

  •
  failure of our contractual parties to honor their obligations to us, and potential disputes with clients, contractors, suppliers or local residents or communities.

        For example, the European Union, the United States and other international economies have recently experienced a credit crisis and economic slowdown, resulting in decreases in the availability of financing for solar parks and decreases in investments in new installation of solar parks. Existing solar parks have also been delayed as a result of the credit crisis and other disruptions. If economic recovery is slow in the markets where we have operations, we may experience decreases in the demand for solar parks.

        As of the end of September 2014, five out of the ten general electricity utilities in Japan have announced plans to temporarily suspend reviews of proposals from solar energy producers, such as us, due to a foreseeable shortage in their available power transmission capacity in light of the popularity of the FIT program. The five utilities in question are Kyushu Electric Power, Shikoku Electric Power and Okinawa Electric Power, which operate in the west of Japan, and Hokkaido Electric Power and Tohoku Electric Power, which operate in the northeast. The remaining five utilities may have suspended reviews of proposals from solar energy producers as well, in the absence of announcements. While the announcements indicate that projects that have received permission to participate in the FIT program may not be affected, they also suggest that the power transmission capacity in parts of Japan may not be able to handle all of the solar energy projects that are currently foreseen, especially projects with large capacity. Even though our projects have relatively small capacities of between 500 kW and 2.5 MW, we may still experience delays in connecting our projects to the grid and our future expansion options under the FIT program may be materially and adversely affected. In addition, the Ministry of Economy, Trade and Industry, or METI, started considering reform measures on their solar energy policies. It is expected that these reform measures may be passed by the end of 2014. We expect that these policies would only apply to new projects and projects that have not obtained approval for connecting to the grid. Although we have approval for connecting to the grid for our shovel-ready projects and projects under construction in Japan, we have not obtained approval for connecting to the grid for our projects in pipeline. These reform measures are not expected to apply to projects that have already been connected to the grid. While there has been no final determination by METI to change their solar energy policy, certain reputable Japanese newspapers report that METI is currently reviewing the possibility of suspending new projects, reducing the FIT for future projects and encouraging other types of renewable energy (e.g. geothermal, wind) rather than solar energy.

        Moreover, as we enter new markets in different jurisdictions, we will face different regulatory regimes, business practices, governmental requirements and industry conditions. As a result, our prior experiences and knowledge in other jurisdictions may not be relevant, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations.

Our growth prospects and future profitability depend to a significant extent on global liquidity and the availability of additional funding options with acceptable terms.

        We require a significant amount of cash to fund the installation and construction of our projects and other aspects of our operations. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue in order to remain competitive. Historically, we have used bank loans and own equity contribution to fund our project development. We expect to expand our business with proceeds from this initial public offering and third-party financing options, including bank loans, equity partners, financial leases and securitization. However, we cannot guarantee that we will be successful in locating additional suitable sources of financing in the time periods required or at all, or on terms or at costs that we find attractive or acceptable, which may render it impossible for us to fully execute our growth plan. In addition, rising interest rates could adversely impact our ability to secure financing on favorable terms and our cost of capital. Further, our Japan silent partner may compel us to sell our assets to third parties, if such third parties provide a more attractive offer for the assets than we do. See "Business—Global Reach—Featured Countries—Japan—Japanese Silent Partnership."

        In early 2013, we began to strategically expand our IPP portfolio. Installing and constructing solar parks requires significant upfront capital expenditure and there may be a significant delay before we can recoup our investments through the long-term recurring revenue of our IPP solar parks. Our ability to obtain external financing is subject to a number of uncertainties, including:

  •
  our future financial condition, results of operations and cash flows;

  •
  the general condition of global equity and debt capital markets;

  •
  regulatory and government support in the form of tax credits, rebates, FIT price support schemes and other incentives;

  •
  the continued confidence of banks and other financial institutions in our company and the PV industry;

  •
  economic, political and other conditions in the jurisdictions where we operate; and

  •
  our ability to comply with any financial covenants under the debt financing.

        In addition, historical project affiliates in which we have held a minority interest have secured financing from financial institutions, where our affiliates' other equity owners have acted as financial guarantors. The ability of our affiliates to obtain financing depends on the ability of our affiliates' other equity owners to secure financing, provide acceptable guarantees for financing and comply with any applicable financial covenants. Due to our minority position, we may not be able to control the ability of the affiliate to comply with any applicable financial covenants or other obligations under the loan. See "—Disputes with our historical project affiliates' other equity owners may adversely affect our business."

        Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations.

        There are generally many months or even years between our initial significant upfront investments in developing permits to build solar parks we expect to own and operate and when we commence to receive revenue from the sale of electricity generated by such solar parks after grid connection. Such investments include, without limitation, legal, accounting and other third-party fees, costs associated with feasibility study, payments for land rights, government permits, large transmission and PPA deposits or other payments, which may be non-refundable. Furthermore, we have historically relied on our own equity contribution and bank loans to pay for costs and expenses incurred during project development, especially to third parties for PV modules and balance-of-system components and EPC and O&M services. Solar parks typically generate revenue only after becoming commercially operational and starting to sell electricity to the power grid. There may be an especially long delay from initial land and interconnection assessments to projects becoming shovel-ready, especially when we obtain permits directly from regulators and site control rights directly from prior rights holders under our primary permit development model. Between our initial investments in the development of permits for solar parks and their connection to the transmission grid, there may be adverse developments to such solar parks. We consider parks "shovel ready" even if we have not obtained certain non-discretionary permits, so long as we comply with the relevant criteria. We have already begun the process for obtaining these permits and we normally expect to receive these permits within nine months from the date of commencing the process. In certain jurisdictions, such as Chile, we may be required to meet ongoing obligations in order to maintain our permits and continue to operate our plants. Furthermore, we may not be able to obtain all of the permits as anticipated, permits that were obtained may expire or become ineffective and we may not be able to obtain debt financing as anticipated. For example, for two of our advanced projects in Chile amounting to 57.2 MW, although we have already obtained the applicable land concessions (Concession de Uso Oneroso), we are currently involved in an administrative proceeding before the Ministry of National Assets (Ministerio de Bienes Nacionales) that could result in the revocation of those land concessions if the Ministry of National Assets determines that we have breached our obligations in maintaining the concessions. In addition, the timing gap between our upfront investments and actual generation of revenue, or any added delay in between due to unforeseen events, could put strains on our liquidity and resources, and materially and adversely affect our profitability and results of operations.

Our limited operating history, especially with large-scale IPP solar parks, may not serve as an adequate basis to judge our future prospects and results of operations.

        We began our business in 2009 and have a limited operating history. We started to develop our first solar park in 2009, and first began to operate solar parks in 2012 as an IPP. In 2011, 2012, 2013 and the six months ended June 30, 2014, we derived 77.1%, 88.5%, 58.9% and 8.3% of our total revenue from selling solar energy systems. In 2013, in order to internalize more value from project development and generate recurring revenue and cash flow, we began to focus on owning and operating solar parks as an IPP. As of June 30, 2014, we had a total of 51.8 MW of IPP solar parks in operation with a carrying value of US$109.1 million, including a total of 18.3 MW of IPP solar parks with a carrying value of US$35.8 million, which we initially constructed and sold to ChaoriSky Solar Energy S.a.r.l., or ChaoriSky Solar, but subsequently repurchased to settle outstanding receivables. In 2012, 2013 and the six months ended June 30, 2014, we derived 2.2%, 22.0% and 82.1%, respectively, of our total revenue from electricity sales from our IPP solar parks. We may also from time to time acquire solar parks with attractive cash flow and yield profiles. Our historic track record of selling solar energy systems may not be a reliable indicator of our performance as an IPP. We intend to further expand our business operations in key markets such as Chile, Uruguay, Japan, Canada and South Africa.

        Our rapidly evolving business and, in particular, our relatively limited operating history as an IPP may not be an adequate basis for evaluating our business prospectus and financial performance, and makes it difficult to predict the future results of operations. Our past success occurred in an environment where capital was readily accessible to our clients and economic incentives were more favorable for PV power in certain markets, such as Greece and Bulgaria. Therefore, period-to-period comparisons of our operating results and our results of operations for any period should not be relied upon as an indication of our performance for any future period. In particular, our results of operations, financial condition, and future success depend, to a significant extent, on our ability to continue to identify suitable sites, obtain required regulatory approvals, arrange financing from various sources, construct solar parks in a cost-effective and timely manner, expand our project pipeline and manage and operate solar parks that we develop. If we cannot do so, we may not be able to expand our business at a profit or at all, maintain our competitive position, satisfy our contractual obligations, or sustain growth and profitability.

We may not be able to develop or acquire additional attractive IPP solar parks to grow our project portfolio.

        Our current business strategy includes plans to further grow our IPP assets, and own and operate substantially all the solar parks we develop. As part of our growth plan, we may acquire solar parks in various development stages through a competitive bidding process. We compete for project awards based on, among other things, pricing, technical and engineering expertise, financing capabilities, past experience and track record. It is difficult to predict whether and when we will be awarded a new solar park. The bidding and selection process is also affected by a number of factors, including factors which may be beyond our control, such as market conditions or government incentive programs. Our competitors may have greater financial resources, a more effective or established localized business presence or a greater willingness or ability to operate with little or no operating margins for sustained periods of time. Any increase in competition during the bidding process or reduction in our competitive capabilities could have a significant adverse impact on our market share and on the margins we generate from our solar parks.

        Other difficulties executing this growth strategy, particularly in new jurisdictions we may enter, include:

  •
  accurately prioritizing geographic markets for entry, including estimates on addressable market demand;

  •
  obtaining construction, environmental and other permits and approvals;

  •
  securing land, rooftop or other site control;

  •
  managing local operational, capital investment or components sourcing regulatory requirements;

  •
  connecting to the power grid on schedule and within budget;

  •
  connecting to the power grid if there is insufficient grid capacity;

  •
  identifying, attracting and retaining qualified development specialists, technical engineering specialists and other personnel;

  •
  managing any acquired assets or assets held under affiliates;

  •
  securing cost-competitive financing on attractive terms;

  •
  operating and maintaining solar parks to maintain the power output and system performance; and

  •
  collecting FIT payments and other economic incentives as expected.

We may not be able to find suitable sites for the development of IPP solar parks.

        Solar parks require solar and geological conditions that can only be found in a limited number of geographic areas. Further, large, utility-scale solar parks must be interconnected to the power grid in order to deliver electricity, which requires us to find suitable sites with capacity on the power grid available. Our competitors may impede our development efforts by acquiring control of all or a portion of a PV site we seek to develop. In addition, we acquire land with the understanding that such land may be rezoned for PV project development. However, rezoning has, at times, taken longer than expected or was not be possible. For example, we encountered difficulties registering certain leasehold interest, as a result of other land owners opposing the rezoning process. Although our operations were not materially affected by this delay, or the costs involved, future rezoning efforts may materially and adversely impact our business and results of operation. Even when we have identified a desirable site for solar park, our ability to obtain site control with respect to the site is subject to our ability to finance the transaction and growing competition from other solar power producers that may have better access to local government support, financial or other resources. If we were unable to find or obtain site control for suitable PV sites on commercially acceptable terms, our ability to develop new solar parks on a timely basis or at all might be harmed, which could have a material adverse effect on our business, financial condition and results of operations.

Our legal rights to certain real properties used for our solar parks are subject to third party rights and may be challenged by property owners or third parties.

        Our rights to the properties used for our solar parks may be challenged by property owners and other third parties. For example, in Chile, where there can be multiple overlapping mining claims with respect to the same property, a third-party electric company holds mining concessions with a higher priority than ours over two hectares of the 127 hectares underlying one of our projects. In addition, that company and other entities, including other electric companies, hold higher priority mining concessions than ours over approximately 11 kilometers of the 12 kilometer easement that we have secured for the construction of the transmission line for that project, which runs alongside an existing transmission line. As a result, we may have to negotiate with these companies in order to avoid future challenges to our rights to construct and operate this project. In the event of a claim by a third party holding higher priority mining concessions than ours asserting a bona fide intent to engage in mining activities in a project area, a court could enjoin our ability to construct a solar park there until the dispute is resolved. An adverse decision from a court or the absence of an agreement with such third-parties may result in additional costs and delays in the construction and operating phases of any solar park so situated. In addition, certain real properties used for our solar parks in the Czech Republic and Spain were mortgaged to third parties by the relevant landlords to secure other debts before we obtained our rights with respect to such properties and, as a result, our rights are subject to the mortgages. In the event of failure by the relevant debtor to comply with its payment obligations, the mortgagee will be entitled to sell the properties and the mortgagee or the purchaser of such properties will have no obligation to respect our rights to the properties and will be entitled to terminate our rights without any compensation. In such case, we may lose our rights to the affected solar parks. While we may ask the debtor or the property owner to compensate us, we cannot assure you that they will agree or have the financial resources to do so or that the compensation will be sufficient to cover all of our losses. In addition, some properties used for our solar parks are subject to other third-party rights such as right of passage and right to place cables and other equipment on the properties, which may result in certain interferences with our use of the properties. Our rights to the properties used for our solar parks may be challenged by property owners and other third parties for various other reasons as well. For example, we do not always have the exclusive right to use a given site. Any such challenge, if successful, could impair the development or operations of our solar parks on such properties. We are also subject to the risk of potential disputes with property owners or third parties who otherwise have rights to or interests in the properties used for our solar parks. Such disputes, whether resolved in our favor or not, may divert management's attention, harm our reputation or otherwise disrupt our business.

Failure to manage our growing and changing business could have a material adverse effect on our business, prospects, financial condition and results of operations.

        We intend to expand our business significantly within selected existing markets and in a number of new locations in the future. We also intend to significantly increase the proportion of solar parks we develop as IPP solar parks in the future. As we grow, we expect to encounter additional challenges to our internal processes, external construction management, capital commitment process, project funding infrastructure and financing capabilities. Our existing operations, personnel, systems and internal control may not be adequate to support our growth and expansion and may require us to make additional unanticipated investments in our infrastructure. In addition, our experience developing, building and selling solar energy systems may not be applicable to our IPP solar parks, since IPP solar parks require enhanced financing and O&M capabilities. To manage the future growth of our operations, we will be required to improve our administrative, operational and financial systems, procedures and controls, and maintain, expand, train and manage our growing employee base. We will need to hire and train project development personnel to expand and manage our project development efforts. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies successfully or respond to competitive pressures. As a result, our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our future success depends significantly on the continued service of our senior management team and our ability to attract, train and retain qualified personnel.

        The industry experience, expertise and contributions of our executive chairman, Mr. Weili Su are essential to our continuing success. We will continue to rely on the contributions of our senior management, regional management and other key employees to implement our growth plans. If we were to lose the services of any of our senior and regional management members and were unable to train or recruit and retain personnel with comparable qualifications, the management and growth of our business could be adversely affected.

        Our success is largely attributable to the qualified and experienced project development teams that we have been able to train, attract and retain in the past. We may not be able to continue to train, attract and retain high quality personnel, including executive officers, project development personnel, project management personnel and other key qualified personnel who have the necessary and required experience and expertise. In particular, as we enter new markets in different jurisdictions, we always face challenges to find and retain qualified local personnel who are familiar with local regulatory regimes and adequately experienced in project development and operations.

        There is substantial competition for qualified personnel in the downstream PV industry. Our competitors may be able to offer more competitive packages, or otherwise attract our personnel. Our costs to retain qualified personnel may also increase in response to competition. If we fail to attract and retain personnel with suitable managerial, technical or marketing expertise or maintain an adequate labor force on a continuous basis, our business operations could be adversely affected and our future growth and expansions may be inhibited.

Our international operations require significant management resources and present legal, compliance and execution risks in multiple jurisdictions.

        We have adopted a global business model under which we maintain significant operations and facilities through our subsidiaries located in Europe, South America, North America and Asia, while our corporate management team and directors are primarily based in Hong Kong and Shanghai. Although we have appointed managing directors who oversee Europe, Latin America, East Asia and North America, the global nature of our business may stretch our management resources as well as make it difficult for our corporate management to effectively monitor local execution teams. The global nature of our operations and limited resources of our management may create risks and uncertainties when executing our strategy and conducting operations in multiple jurisdictions, which could affect our costs and results of operations.

We have been, and in the future may be, the target of lawsuits, harassment or other hostile conduct by third parties, including malicious allegations, which could generate adverse publicity and harm our reputation and could adversely affect our business and the trading price of our ADSs.

        We have been, and in the future may be, the target of lawsuits, harassment, or other hostile conduct by third parties. Such conduct has in the past included, and may in the future include, malicious allegations, anonymous or otherwise, regarding our personnel, business, operations, accounting, corporate history, prospects or business ethics. For example, in October 2014, counsel representing certain former employees of Sky Solar Holdings Co., Ltd., a former shareholder of Sky Solar Power Ltd., have sent letters threatening litigation and certain of these claimants have sent harassing emails, short messages and letters to certain of our shareholders, directors and professional advisors alleging that they were deprived of the economic benefits of their holdings in Sky Solar Holdings Co., Ltd. as a result of (i) the Company's failure to provide sufficient advance notice of the restructuring of Sky Solar Holdings Co., Ltd. and the transfer of assets from Sky Solar Holdings Co., Ltd. to the Company, and (ii) Mr. Su's improper use of the proxy that such shareholders had granted him to attend shareholder meetings and vote shares on their behalf. We believe that these claims are without merit, and that these claimants may be attempting to extort economic benefits from us and our chairman. Nevertheless, these allegations could become a significant distraction for our management. It is also possible that any such allegations against us or our chairman or other executives will be publicly disseminated through various media, including without limitation internet chat rooms, blogs, social networks or other websites. Despite our belief that such claims are without merit, if any of these claimants were to prevail in any claim brought against us or were to publicly disseminate any of these allegations, our reputation, business and the trading price of our ADSs could be adversely affected.

Decreases in the spot market price of electricity could harm our IPP revenue and reduce the competitiveness of solar parks in grid-parity markets.

        The electricity prices for solar parks are either fixed through long-term PPAs or are variable and determined by the spot market. Although the price of electricity as of June 30, 2014 was fixed through PPAs for 98.2% of our owned capacity, in countries where the price of electricity is sufficiently high that solar parks can be profitably developed without the need for government price supports, a condition known as "grid-parity", solar parks may choose not to enter into PPAs and sell based on the spot market price of electricity. We intend to build IPP solar parks in Chile, a market that reached grid parity in 2011, and we expect that the price of electricity purchased by such solar parks will fluctuate with Chile's spot electricity prices. Revenue for solar parks in other markets will also fluctuate with the electricity spot market after the expiration of any PPA, unless renewed. The market price of electricity can be subject to significant fluctuations and can be affected by drivers such as the cost of traditional fossil fuels used for electricity generation, the discovery of new fossil fuel sources, additional electricity generation capacity, additional electric transmission and distribution lines, technological or regulatory changes, increased energy conservation or for a number of other reasons.

        Decreases in the spot price of electricity in such countries would render PV energy less competitive compared to other forms of electricity. For example, PV may no longer be in grid parity if the price of fossil fuels used for electricity generation decreased sufficiently. In this situation, our solar parks may no longer be profitable in that market and we may not be able to recoup the time and effort invested in applying for permits or developing solar parks. A reduction in electricity prices would render our solar parks less economically attractive. If the retail price of energy were to decrease due to any of these reasons, or others, our business and results of operations may be materially and adversely affected.

If sufficient demand for solar parks does not develop or takes longer to develop than we anticipate, our business, financial condition, results of operations and prospects could be materially and adversely affected.

        The PV market is at a relatively early stage of development in many of the markets that we have entered or intend to enter. The PV industry continues to experience lower costs, improved efficiency and higher electricity output. However, trends in the PV industry are based only on limited data and may not be reliable. Many factors may affect the demand for solar parks, including:

  •
  the cost and availability of credit, loans and other forms of financing for solar parks;

  •
  fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources;

  •
  the cost-effectiveness of solar parks compared to conventional and other non-solar energy sources;

  •
  the performance and reliability of solar parks compared to conventional and other non-solar energy sources;

  •
  the availability of grid capacity to dispatch power generated from solar parks;

  •
  environmental concerns related to solar parks and other local permit issues;

  •
  the availability of government subsidies and incentives to support the development of the PV industry;

  •
  public perceptions of the direct and indirect benefits of adopting renewable energy technology;

  •
  the success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

  •
  regulations and policies governing the electric utility industry that may present technical, regulatory and economic barriers to the purchase and use of solar energy; and

  •
  the deregulation of the electric power industry and the broader energy industry.

        If market demand for solar parks fails to develop sufficiently, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We face significant competition in certain markets in which we operate.

        We face significant competition in certain markets in which we operate. Our primary competitors are local and international developers and operators of solar parks, many of which are integrated with upstream PV manufacturers. We also compete with utilities generating power from conventional fossil fuels and other sources of renewable energy in regions that have achieved grid parity, such as Chile. As we further expand into the downstream markets, we will face increasing competition from these companies.

        Some of our competitors may have advantages over us in terms of greater operational, financial, technical, management or other resources in particular markets or in general. Our market position depends on our financing, development and operation capabilities, reputation, experience and track record. Our competitors may also enter into strategic alliances or form affiliates with other competitors to our detriment. Suppliers or contractors may merge with our competitors which may limit our choices of contractors and hence the flexibility of our overall project execution capabilities. There can be no assurance that our current or potential competitors will not offer solar parks or services comparable or superior to those that we offer at the same or lower prices or adapt more quickly than we do. Increased competition may result in price reductions, reduced profit margins and loss of market share.

We are subject to risks associated with fluctuations in the prices of PV modules and balance-of-system components or in the costs of design, construction and labor.

        We procure supplies for solar parks construction, such as PV modules and balance-of-system components, from third-party suppliers. We typically enter into contracts with our suppliers and contractors on a project-by-project basis or a project portfolio basis. We generally do not maintain long-term contracts with our suppliers. Although some of our EPC contracts allow us to reclaim additional costs incurred as a result of unexpected increases in procurement costs, we are still exposed to fluctuations in prices for our PV modules and balance-of-system components. Increases in the prices of PV products or balance-of-system components or fluctuations in design, construction, labor and installation costs may increase the cost of procuring equipment and engaging contractors and hence materially and adversely affect our results of operations.

PV project development is challenging and may ultimately not be successful, which can have a material adverse effect on our business, financial condition and results of operations.

        The development and construction of solar parks involve numerous risks and uncertainties and requires extensive research, planning and due diligence. We may be required to incur significant amounts of capital expenditure for land and interconnection rights, preliminary engineering, permitting, legal and other expenses before we can determine whether a solar park is economically, technologically or otherwise feasible. Success in developing a particular solar park is contingent upon, among other things:

  •
  securing suitable project sites, necessary rights of way, and satisfactory land rights in the appropriate locations with capacity on the transmission grid;

  •
  rezoning land, as necessary, to support a solar park;

  •
  negotiating satisfactory engineering, procurement and construction agreements and land use and access rights;

  •
  negotiating and receiving required permits and approvals for project development from government authorities on schedule;

  •
  completing all required regulatory and administrative procedures needed to obtain permits and agreements;

  •
  procuring rights to interconnect the solar park to the electric grid or to transmit energy;

  •
  paying interconnection and other deposits, some of which are non-refundable;

  •
  negotiating favorable payment terms with suppliers;

  •
  signing PPAs or other arrangements that are commercially acceptable, including adequate for providing financing;

  •
  obtaining construction financing, including debt financing and own equity contribution; and

  •
  satisfactorily completing construction on schedule.

        Successful completion of a particular solar park may be adversely affected by numerous factors, including without limitation:

  •
  unanticipated changes in project plans or defective or late execution;

  •
  difficulties in obtaining and maintaining governmental permits, licenses and approvals required by existing laws and regulations or additional regulatory requirements not previously anticipated;

  •
  the inability to procure adequate financing with acceptable terms, especially for engineering, procurement and construction;

  •
  unforeseeable engineering problems, construction or other unexpected delays and contractor performance shortfalls;

  •
  labor, equipment and materials supply delays, shortages or disruptions, or work stoppages;

  •
  adverse weather, environmental and geological conditions, force majeure and other events out of our control; and

  •
  cost over-runs, due to any one or more of the foregoing factors.

        Accordingly, some of the solar parks in our pipeline may not be completed or even proceed to construction. If a number of solar parks are not completed, our business, financial condition and results of operations could be materially and adversely affected.

Our construction activities may be subject to cost overruns or delays.

        Construction of our solar parks may be adversely affected by circumstances outside of our control, including inclement weather, a failure to receive regulatory approvals on schedule or third-party delays in providing PV modules, inverters or other materials. Obtaining full permits for our solar parks is time consuming and we may not be able to meet our expected timetable for obtaining full permits for our solar parks in the pipeline. We may not be able to negotiate satisfactory engineering, procurement and construction agreements with third parties. Changes in project plans or designs, or defective or late execution may increase our costs and cause delays. Increases in the prices of PV products and balance-of-system components may increase procurement costs. Labor shortages, work stoppages or labor disputes could significantly delay a project or otherwise increase our costs. In addition, delays in obtaining or our inability to obtain required construction permits could also delay or hinder the construction of our solar parks. A lack of proper construction permits or post-construction approvals could delay or prevent us from commencing operation and connecting to the relevant grid.

        Moreover, we rely on a limited number of third-party suppliers for certain components and equipment used in the construction of our solar parks, such as PV modules. The failure of a supplier to supply components and equipment in a timely manner, or at all, or to supply components and equipment that meet our quality, quantity and cost requirements, could impair our ability to install solar parks or may increase our costs. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

        In addition, we typically utilize and rely on third-party contractors to construct and install our solar parks. If our contractors do not satisfy their obligations or do not perform work that meets our quality standards or if there is a shortage of third-party contractors or if there are labor strikes that interfere with the ability of our employees or contractors to complete their work on time or within budget, we could experience significant delays or cost overruns.

        We may not be able to recover any of these losses in connection with construction cost overruns or delays. In addition, if we are unable to connect a solar park to the power grid on schedule, we may experience lower FIT, as FIT regimes generally ratchet down the FIT awarded to solar parks that connect later to the power grid. Certain PPAs require that we connect to the transmission grid by a certain date. If the solar park is significantly delayed, we may forfeit the PPA and we may only be able to obtain reduced FIT payments or may even become ineligible for FIT payments. A reduction or forfeiture of FIT payments would materially and adversely affect the financial results and results of operations for that solar park. Any of the contingencies discussed above could lead us to fail to generate our expected return from our solar parks and result in unanticipated and significant revenue and earnings losses.

We may be subject to unforeseen costs, liabilities or obligations when operating and maintaining solar parks.

        We operate and maintain the solar parks in our IPP portfolio. In addition, we have entered into separate contractual agreements to operate and maintain substantially all of the solar parks built by us. Pursuant to these agreements, we generally perform scheduled and unscheduled maintenance and operating and other asset management services. We subcontract certain on-the-ground O&M services, including security and repair, to third-parties, who may not perform their services adequately.

        If we or our third-party contractors fail to properly operate and maintain the solar parks, the solar parks may experience decreased performance, reduced useful life or shut downs. Through changes in our own operation or in local conditions, the costs of operating the project may increase, including costs related to labor, equipment, insurance and taxes. If they are careless or negligent, resulting in damage to third parties, we may become liable for the consequences of any resulting damage. We may also experience equipment malfunction or failure, leading to unexpected maintenance needs, unplanned outages or other operational issues. In addition, inconsistencies in the quality of solar panels, PV modules, balance-of-system components or maintenance services for our solar parks may affect the system efficiency of our solar parks. We may also encounter difficulties selling electricity to the power grid due to failures in infrastructure or transmission systems. To the extent that any of the foregoing affects our ability to sell electricity to the power grid, or we incur increased costs in relation to operating and maintaining solar parks, our business, financial condition and results of operation could be materially and adversely affected.

Our project operations may be adversely affected by weather and climate conditions, natural disasters and adverse work environments.

        Solar parks depend on the amount and intensity of sunlight, which is affected by weather and climate conditions. Any change of such conditions in the areas we operate that reduces solar radiation will adversely affect our business and results of operations. In addition, we may operate in areas that are under the threat of floods, earthquakes, landslides, mudslides, sandstorms, drought, or other inclement weather and climate conditions or natural disasters. If inclement weather or climatic conditions or natural disasters occur in areas where our solar parks and project teams are located, project development, connectivity to the power grid and the provision of O&M services may be adversely affected. In particular, materials may not be delivered as scheduled and labor may not be available. As many of our solar parks are located in the same region, such solar parks may be simultaneously affected by weather and climate conditions, natural disasters and adverse work environments.

        During periods of curtailed activity, we may continue to incur operating expenses. We may bear some or all of the losses associated with such unforeseen events. Moreover, natural disasters which are beyond our control may adversely affect the economy, infrastructure and communities in the countries and regions where we conduct our business operations. Such conditions may result in personal injuries or fatalities or have an adverse effect on our work performance, progress and efficiency or even result in personal injuries or fatalities.

We are subject to counterparty risks under our FIT price support schemes and PPAs.

        As an IPP, we generate electricity income primarily pursuant to FIT price support schemes or PPAs, which subjects us to counterparty risks with respect to electric utilities and regulatory regimes. Our FIT price support schemes and PPAs in one region or country are generally signed with a limited number of electric utilities. We rely on these electric utilities to fulfill their responsibilities for the full and timely payment of our tariffs. In addition, the relevant regulatory authorities may retroactively alter their FIT price support regimes in light of changing economic circumstances, changing industry conditions or for any number of other reasons. For example, the Greek government passed a law in April 2014 reducing FIT currently in effect in existing contracts by roughly 30%, while imposing a discount on electricity already sold in 2013. In December 2013, the Bulgarian government imposed a 20% fee on revenue generated from PV and wind energy installations. Subsequently, the Constitutional Court of Bulgaria determined the fee to be unconstitutional, and renewable energy producers are no longer required to pay this fee. A law in Spain passed in December 2013 is expected to change the fixed rate on existing PPAs. If the relevant government authorities or the local power grid companies do not perform their obligations under the FIT price support schemes and PPAs and we are unable to enforce our contractual rights, our results of operations and financial condition may be materially and adversely affected.

Disputes with our historical project affiliates' other equity owners may adversely affect our business.

        We do not have control over the management and strategy with respect to solar parks held by the historical project affiliates in which we hold less than 50% equity interests. See "Business—Our Historical Project Affiliates."

        Our ability to direct the actions of or influence the decisions in relation to these affiliates or the solar parks held by them is dependent on a number of factors, including reaching agreement with other stakeholders with respect to certain decisions, our rights and obligations under the relevant stakeholders' agreements and the decision-making process by the board of directors or other governing bodies.

        We may not successfully engage business partners that are reliable and capable. In addition, in the course of cooperation, our business partners may:

  •
  have economic or business interests or goals that are inconsistent with ours;

  •
  take actions contrary to our instructions or make requests contrary to our policies or objectives;

  •
  be unable or unwilling to fulfill their obligations under the relevant cooperative arrangements, including their obligation to make the required capital contribution; or

  •
  experience financial difficulties.

        In particular, under the current contractual arrangements, if our affiliates' other equity owners decide to secure permits, EPC or O&M services from other parties or otherwise take any action that may not be in our best interest or fail to perform their respective obligations or otherwise breach the terms and conditions of the governing agreements, it could have an adverse effect on our business, financial condition and results of operations. In addition, a dispute may arise with our current or future affiliate's other equity owners and cause the loss of business opportunities or disruption to or termination of the relevant solar parks. Such dispute may also give rise to litigation or other legal proceedings, which will divert our management attention and other resources. In the event that we encounter any of the foregoing problems, our business, financial condition and results of operations may be materially and adversely affected.

We have relied on our historical project affiliates to generate a significant portion of our revenue.

        A substantial portion of our total revenue in 2011, 2012 and 2013 was derived from our historical project affiliates we formed for PV project co-investment. For example, our largest client during 2011, 2012 and 2013, ChaoriSky Solar, an affiliate which we formed with a module manufacturer and in which we had held a 30% equity interest until November 2013, accounted for 35.2%, 42.8% and 9.2% of our total revenue in the respective periods. RisenSky Solar Energy S.a.r.l., or RisenSky, an affiliate, accounted for 32.0%, 2.7%, 1.5% and 0.9% our total revenue in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. China New Era International Limited, an affiliate, accounted for nil, 22.6%, 9.5% and nil of our total revenue in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. See "Business—Our Historical Project Affiliates" and "Related Party Transactions—Transactions with Certain Affiliates and Shareholders." As of the date of this prospectus, we no longer hold an interest in ChaoriSky Solar and continue to hold a 30% interest in RisenSky and Sky Solar Holdings Co., Ltd., formerly a shareholder of our company, holds a 49% interest in China New Era International Limited. We do not anticipate engaging ChaoriSky Solar or its parent company in any business going forward. While we expect to become less dependent on our affiliates in the future, as we continue to transition to more of an IPP business model, we may continue to leverage the financial resources and project development expertise of our affiliates' other equity owners. The financial health, creditworthiness and business performance of our affiliates would therefore continue to have a material effect on our results of operations.

Our transactions with our historical project affiliates may not be on an arm's length basis.

        We have historically leveraged our historical project affiliates as vehicles to expand our business overseas through delivering our permit development capabilities, EPC services and O&M services to them. We have entered, and expect to continue to enter, into various transactions including sale of primary development rights and provision of EPC services with these affiliates, which have contributed to a significant portion of our revenue. See "Business—Our Historical Project Affiliates." These affiliates were formed with the intention that our affiliates' other equity owners who are module manufacturers, such as Chaori and Risen, provide their modules to such affiliates and that we provide our permits and EPC services to the affiliate. There can be no assurance that independent parties negotiating at arm's length would have arrived at the same terms. Since we hold substantial interest in these affiliates and therefore have significant influence over these affiliates, there is a risk that any decisions or actions taken by either our affiliates or us in these transactions (including with respect to pricing, amendments, disputes or enforcement proceedings) may not be the same if we operated on an arm's length basis.

Our result of operations may be subject to fluctuations.

        Historically, we primarily generated revenue from selling permits, providing EPC services and selling commercially operational solar parks. In a given period, our revenue was affected by the limited number of solar parks that are under development and sold to third parties, and therefore subject to significant fluctuations. Although we intend to focus on developing IPP solar parks, we will continue to develop, build and sell solar energy systems from time to time to take advantage of attractive market opportunities. As a result, we may generate more of our revenues from the one-time sale of solar parks for certain periods. Moreover, certain aspects of our IPP business will also be subject to seasonal variations. For example, certain economic incentive programs, such as FIT regimes, generally include mechanisms that ratcheted down the incentives over time in line with the general trend of decreasing system costs of solar parks. As a result, we may schedule significant construction activities to connect solar parks to the power grids prior to scheduled decreases in FIT rates, which vary from country to country, in order to qualify for more favorable FIT policies.

        To the extent that we continue to develop, build and sell solar energy systems, we may be exposed to similar risks going forward.

We may incur warranty expenses in connection with the solar energy systems we have sold.

        We provide two to five year warranties to the clients of our EPC services and purchasers of our solar parks. Although we generally obtain warranties from our equipment suppliers, we may be responsible for claims during the warranty period with respect to defects in our EPC services and solar parks sold. We are required to remove such defects generally within 48 hours after the defects occur, and to bear all the costs associated with our repair work. Our expenses for repairs have historically not been material. If significant defects arise from our EPC services or solar parks sold to clients, we may suffer adverse impacts on our financial condition and business.

We may fail to comply with laws and regulations in the countries where we develop, construct and operate solar parks.

        The development, construction and operation of solar parks are highly regulated activities. We conduct our operations in many countries and jurisdictions and are governed by different laws and regulations, including national and local regulations relating to building codes, taxes, safety, environmental protection, utility interconnection and metering and other matters. We also set up subsidiaries in these countries and jurisdictions which are required to comply with various local laws and regulations. While we strive to work with our local counsels and other advisers to comply with the laws and regulations of each jurisdiction in which we have operations, there have been, and continue to be, instances of noncompliances such as late filings of annual accounts with the appropriate governmental authorities, failure to notify governmental authorities of certain transactions, failure to hold annual meetings as required, failure to register directors or office changes or other local requirements which may result in fines, sanctions and other penalties against the non-complying subsidiaries and its directors and officers. While we do not believe our past and continuing non-compliances, singularly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operation, we cannot assure you that similar or other non-compliances will not occur in the future which may materially and adversely affect our business, financial condition or results of operation.

        In order to develop solar parks we must obtain a variety of approvals, permits and licenses from various authorities. The procedures for obtaining such approvals, permits and licenses vary from country to country, making it onerous and costly to track the requirements of individual localities and comply with the varying standards. Failure to obtain the required approvals, permits or licenses or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations. For example, for two of our advanced projects in Chile amounting to 57.2 MW, although we have already obtained the applicable land concessions (Concession de Uso Oneroso), we are currently involved in an administrative proceeding before the Ministry of National Assets (Ministerio de Bienes Nacionales) that could result in the revocation of those land concessions if the Ministry of National Assets determines that we have breached our obligations in maintaining the concessions.

        Any new government regulations pertaining to our business or solar parks may result in significant additional expenses. We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations in various jurisdictions, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar parks may materially and adversely affect our business, results of operations and financial condition.

We may become regulated as a utility company in certain jurisdictions in the future.

        We currently are not subject to regulation as a utility company in any jurisdiction. Our business strategy includes significant expansion into downstream markets as an IPP. Operation of these solar parks and sales of electricity from such solar parks could change our regulatory position in certain jurisdictions in the future. Utility companies are typically subject to complex regulations at the local, state or national level in various jurisdictions, and these regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. See "Regulations." If we were subject to regulation as a utility company, our operating costs could materially increase.

If we fail to comply with financial and other covenants under our loan agreements, our financial condition, results of operations and business prospects may be materially and adversely affected.

        We enter into loan agreements containing financial and other covenants that require us to maintain certain financial ratios or impose certain restrictions on disposition of our assets or the conduct of our business. While we are currently in compliance with all financial and other covenants, we may not be able to comply with some of those financial and other covenants from time to time. In addition, we typically pledge over our solar park assets or account or trade receivables to raise debt financing, and we are restricted from creating additional security over our assets. Such account or trade receivables will include all income generated from the sale of electricity in the solar parks. If we are in breach of one or more financial or other covenants or negative pledges clause under any of our loan agreements and are not able to obtain waivers from the lenders or prepay such loan, such breach would constitute an event of default under the loan agreement. As a result, repayment of the indebtedness under the relevant loan agreement may be accelerated, which may in turn require us to repay the entire principal amount including interest accrued, if any, of certain of our other existing indebtedness prior to their maturity under cross-default provisions of other loan agreements. If we are required to repay a significant portion or all of our existing indebtedness prior to their maturity, we may lack sufficient financial resources to do so. In that case, the pledgees may auction or sell the assets or interest of our solar parks to enforce their rights under the pledge contracts and loan agreements. Furthermore, a breach of those financial and other covenants will also restrict our ability to pay dividends. Any of those events could have a material adverse effect on our financial condition, results of operations and business prospects.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

        We require a significant amount of cash to meet our capital requirements and fund our operations, including payments to suppliers for PV modules and balance-of-system components and to contractors for design, engineering, procurement and construction services. We believe our substantial indebtedness will increase as an IPP. As of June 30, 2014, we had US$46.1 million in outstanding short-term borrowings (including the current portion of long-term bank borrowings) and US$20.9 million in outstanding long-term bank borrowings (excluding the current portion).

        Our debt could have significant consequences on our operations, including:

  •
  reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations;

  •
  limiting our ability to obtain additional financing;

  •
  limiting our flexibility in planning for, or reacting to;

  •
  increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

  •
  potentially increasing the cost of any additional financing.

        Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt. Our ability to meet our payment obligations under our outstanding debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control.

Our IPP business requires significant financial resources. If we do not successfully execute our financing plan, we may have to sell certain of our IPP solar parks or risk not being able to continue as a going concern.

        As of December 31, 2011, 2012, 2013 and June 30, 2014, our current liabilities exceeded our current assets by US$24.3 million, US$12.4 million, US$7.8 million and US$29.4 million, respectively. In addition, in 2012 and 2013, we incurred negative cash flow from operations of US$34.4 million and US$28.6 million, respectively and incurred net loss of US$53.9 million in 2013. For the six months ended June 30, 2014, we had positive cash flow from operations of US$17.7 million, but incurred a net loss of US$8.2 million. Our principal sources of liquidity to date have been cash from our operations and borrowings from banks and our shareholders. We leverage bank facilities in certain countries in order to meet working capital requirements for construction activities. Our principal uses of cash have been for pipeline development, working capital and general corporate purposes.

        We are in need of additional funding to sustain our business as a going concern, and we have formulated a plan to address our liquidity problem. Our management reviews our forecasted cash flows on an on-going basis to ensure that we will have sufficient capital from a combination of internally generated cash flows and proceeds from financing activities, if required, in order to fund our working capital and capital expenditures. We have historically been able to effectively manage our business with a working capital deficit based on our arrangements with suppliers who typically do not require payment until such time as IPP solar parks are completed, at which point we are able to either sell the parks, or obtain collateralized financing. In addition, subsequent to December 31, 2013, we have taken actions in order to increase our working capital. Specifically, we have entered into enforceable agreements with Sky Solar (Hong Kong) International Co., Ltd., Sky Solar New Energy Investment Limited and Beijing Sky Solar Investment Management Co., Ltd., all of which are our related parties and have undertaken not to demand repayment of debts owed by us with aggregate carrying amount of US$21.3 million, until no earlier than April 10, 2015. Sky Solar New Energy Investment Limited and Beijing Sky Solar Investment Management Co., Ltd. have also undertaken to maintain our working capital at a minimum of US$42 million, either through directly making an advance to us or guaranteeing our borrowings from a reputable bank or financial institution until December 31, 2015. Based on the above factors, we believe that adequate sources of liquidity will exist to fund our working capital and capital expenditures, and to meet our short term debt obligations, other liabilities and commitments as they become due.

        We cannot assure you that we will successfully execute our financing plan. If we do not successfully execute this plan, we may not be able to continue as a going concern. Such failure could materially and adversely affect our financial condition, results of operations and business prospects.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations and investor confidence and the market price of our ADSs may be materially and adversely affected.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. However, upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2015. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm may need to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

In the course of preparing our consolidated financial statements, we have identified a material weakness and other control deficiencies in our internal control over financial reporting, which, as of the date of this prospectus, have not been remediated. If we fail to achieve an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud and investor confidence in our company and the market price of the ADSs may be adversely affected.

        We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company with operations across multiple jurisdictions on five continents will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness, certain significant deficiencies and other control deficiencies, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2013. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to insufficient accounting resources and processes necessary to comply with reporting and compliance requirements of the IFRS and Securities and Exchange Commission, or SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses, certain significant deficiencies and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness, certain significant deficiencies and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        We plan to take various measures to remediate the weakness and deficiencies. However, these measures may not fully address the material weakness and other control deficiencies in our internal control over financial reporting. Our failure to correct the material weakness, certain significant deficiencies and other control deficiencies or our failure to discover and address any other control deficiencies that could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting may significantly hinder our ability to prevent fraud.

        Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002, as amended, subject to exemptions we qualify for under the JOBS Act. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2015. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we cease to qualify as an "emerging growth company," as such term is defined in the JOBS Act, which may be up to five full fiscal years following the date of this offering. If we fail to remediate the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This conclusion could adversely impact the market price of the ADSs due to a loss of investor confidence in the reliability of our reporting processes. We also expect to incur additional costs and expenses associated with our becoming a public company, including costs to prepare for our first Sarbanes-Oxley Act of 2002 Section 404 compliance testing and additional legal and accounting costs to comply with the requirements of the Exchange Act that will apply to us as a public company.

We may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management.

        Although we are not involved in any significant litigation, administrative or arbitral proceedings, we may, in the ordinary course of our business, become involved in such proceedings. Claims may be brought against or by us from time to time regarding, for example, defective or incomplete work, defective products, personal injuries or deaths, damage to or destruction of property, breach of warranty, late completion of work, delayed payments, intellectual property rights or regulatory compliance, and may subject us to litigation, arbitration and other legal proceedings, which may be expensive, lengthy, disruptive to normal business operations and require significant attention from our management. For example, although we are not involved in the litigation, in December 2013, the Bulgarian National Assembly approved a proposal to introduce a 20% fee on revenue generated by PV and wind energy installations that benefitted from the FIT. The Constitutional Court of Bulgaria determined this fee was unconstitutional and, since August 2014, renewable energy producers are no longer required to pay this fee.

        If we were found to be liable on any of the claims against us, we would incur a charge against earnings to the extent a reserve had not been established for coverage. If amounts ultimately realized from the claims by us were materially lower than the balances included in our financial statements, we would incur a charge against earnings to the extent profit had already been accrued. Charges and write-downs associated with such legal proceedings could have a material adverse effect on our financial condition, results of operations and cash flow. Moreover, legal proceedings, particularly those resulting in judgments or findings against us, may harm our reputation and competitiveness in the market.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-PRC resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price that is not consistent with arm's length value, reducing taxable income, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is uncertainty as to the application of SAT Circular 698. For example, while the term "Indirect Transfer" is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax.

        Accordingly, Tany International (Baoding) Solar Electric Co., Ltd., or Tany Baoding, as a company established in the PRC, is a PRC resident enterprise and Sky International Enterprise Group Limited, or Sky International Enterprise, as a company established in Hong Kong, may be deemed as a non-PRC resident enterprise under SAT Circular 698. The disposal of 100% of the equity interests in Tany International (Hong Kong) Co Limited, or Tany Hong Kong, which holds 100% of the equity interests in Tany Baoding, by Sky International Enterprise to Sky Solar (HongKong) International Co. Limited on May 28, 2013 may fall into the type of transactions subject to SAT Circular 698's regulation, given that such disposal may be categorized as an "Indirect Transfer" of equity interests in a PRC resident enterprise by a non-PRC resident enterprise as defined under SAT Circular 698. Therefore, Tany Baoding may be liable to assist tax authorities in collecting such tax from Sky International Enterprise Group Limited if the transfer of equity interests in Tany Hong Kong is subject to SAT Circular 698. However, it currently unclear how the relevant PRC tax authority will implement or enforce SAT Circular 698 and whether the enterprise income tax on capital gains will be subject to any further change resulting in any adverse impact on us.

        As a result, we may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under the general anti-avoidance rule of the PRC Enterprise Income Tax Law, or EIT Law, which may have adverse effect on our financial condition and results of operations or such non-resident investors' investments in us.

Our global income may become subject to PRC income tax if we are deemed to be a PRC resident enterprise for PRC tax purposes and our non-PRC shareholders may be subject to PRC tax on dividends and gain realized on our shares.

        In connection with the EIT Law which came into effect on January 1, 2008, the Implementing Rules of the EIT Law, or the Implementing Rules, were enacted on December 6, 2007 and became effective on January 1, 2008. Under the EIT Law and the Implementing Rules, an enterprise established outside the PRC may be considered a "PRC resident enterprise" and be subject to PRC enterprise income tax on its global income at the rate of 25%, if its "de facto management body" is located within the PRC. The Implementing Rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, production processes, personnel, accounts and properties of an enterprise incorporated outside the PRC. At present, it is unclear how the foregoing factors will be applied by the PRC tax authorities to determine whether we have a de facto management body in the PRC. Since some of our management personnel currently reside in the PRC but the majority of our turnover arises from our operations outside the PRC, there is a possibility that the PRC tax authorities could determine that we are a PRC resident enterprise, which would make us subject to PRC tax on our worldwide income at a rate of 25%. This may have an adverse effect on our financial condition and results of operation. However, as described under "Taxation—PRC Taxation," our PRC legal counsel does not believe that we meet all of the conditions necessary to be considered a PRC resident enterprise.

        In addition, if we are treated as a "PRC resident enterprise" under PRC law, dividends we pay on our ADSs to non-PRC ADS holders or on our ordinary shares to non-PRC shareholders, and capital gains realized by such ADS holders or shareholders on the sale or other disposition of ADSs or ordinary shares, may be treated as PRC-source income. Accordingly, we may be required to withhold PRC income tax from dividends paid to non-PRC resident ADS holders or shareholders, and the transfer of ADSs or ordinary shares by such ADS holders or shareholders, as the case may be, may be subject to PRC income tax. Such tax on the income of non-PRC resident enterprise ADS holders or shareholders may be imposed at a rate of 10% (and may be imposed at a rate of 20% in the case of non-PRC resident individual ADS holders or shareholders), subject to the provisions of any applicable tax treaty. If we are required to withhold PRC income tax on dividends payable to our non-PRC resident ADS holders or shareholders, or if you are required to pay PRC income tax on the transfer of the ADSs, or ordinary shares, the value of your investment in our ADSs, or ordinary shares, may be materially and adversely affected.

We may not be able to adequately protect our intellectual property rights, including trademarks and know-how, which could harm our competitiveness.

        We rely on a combination of trademarks and know-how to protect our intellectual properties. As of the date of this prospectus, we have two licenses granting us the right to use 30 trademarks in 23 jurisdictions, including the brand name "Sky Solar," which we believe have been vital to our competitiveness and success and for us to attract and retain our clients and business partners. We license the brand name "Sky Solar" from our executive chairman, Mr. Su. See "—We rely on licensing arrangements with entities controlled by our executive chairman, Mr. Weili Su, to use the trademark "Sky Solar." Any improper use of these trademarks by our licensor or any other third parties could materially and adversely affect our business, financial condition and results of operations." We cannot assure you that the measures we have taken will be sufficient to prevent any misappropriation of our intellectual properties.

        We currently do not engage in business under the trademark "Sky Power." However, we do intend to apply for this trademark in certain jurisdictions. We anticipate that we will encounter difficulties when applying for this name and we may not be able to transact business under this name. For example, Sky Power is already registered in Canada.

        Intellectual property laws and means of enforcement of intellectual property laws vary by jurisdiction. Enforcement of our intellectual property rights could be time-consuming and costly. We may not be able to immediately detect and remediate unauthorized use of our intellectual property. In the event that the measures taken by us or the protection afforded by law do not adequately safeguard our intellectual property rights, we could suffer losses in revenue and profit due to competing offerings of services that exploit our intellectual properties. Furthermore, we cannot assure that any of our intellectual property rights will not be challenged by third parties. Adverse rulings in any litigation or proceedings could result in the loss of our proprietary rights and subject us to substantial liabilities, or even disrupt our business operations.

We rely on licensing arrangements with entities controlled by our executive chairman, Mr. Weili Su, to use the trademark "Sky Solar." Any improper use of these trademarks by our licensor or any other third parties could materially and adversely affect our business, financial condition and results of operations.

        Our rights to our trade names and trademarks are among the most important factor in marketing our services and operating our business. The trademark "Sky Solar," or " " in Chinese, is owned by an entity controlled by Mr. Su, our founder and the executive chairman of our board of directors and we have obtained, under a license agreement, the non-exclusive right to use this trademark so long as the trademark is valid. Under the trademark license agreement, we are required to pay 0.05% of our revenue, not exceeding HK$10 million, to this entity for the trademark license starting from 2014 at the end of each year. The trademark "Sky Solar," or " " is also used by the entity, its subsidiaries and affiliated entities, which are controlled by Mr. Su. If the entity, any of its subsidiaries or affiliated entities, or any third party uses the trade name "Sky Solar," " " or trademarks we use to develop our services and operations in ways that adversely affect such trade name or trademark, our reputation could suffer damage, which in turn could have a material adverse effect on our business, financial condition and results of operations. In addition, if for any reason, we are no longer able to use the "Sky Solar" and " " trademarks due to a dispute with the entity, or otherwise, our reputation, marketing ability, business and results of operations could be materially and adversely affected.

Fluctuations in foreign currency exchange rates may negatively affect our revenue, cost of sales and gross margins and could result in exchange losses.

        Our subsidiaries trade in their functional currencies in the course of their business operations. Our investment holding companies transact in functional currencies of their subsidiaries. Our investment holding companies have foreign financing and investing activities, which expose them to foreign currency risk. As a result, we are subject to significant risks associated with foreign currency exchange rate fluctuations. For example, in 2013 and the six months ended June 30, 2014, we recorded net foreign exchange losses of US$4.1 million and US$0.1 million, respectively, primarily due to the increase in depreciation of the Japanese Yen and Czech Crown against the U.S. dollar. Changes in the value of local currencies could increase our U.S. dollar costs or reduce our U.S. dollar revenue. Any increased costs or reduced revenue as a result of foreign exchange rate fluctuations could adversely affect our profit margins. The fluctuation of foreign exchange rates also affects the value of our monetary and other assets and liabilities denominated in local currencies, primarily the euro and JPY. Generally, an appreciation of the U.S. dollar against relevant local currencies could result in a foreign exchange loss for assets denominated in such local currencies and a foreign exchange gain for liabilities denominated in such local currencies. Conversely, a devaluation of the U.S. dollar against relevant local currencies could result in a foreign exchange gain for assets denominated in such local currencies and a foreign exchange loss for liabilities denominated in such local currencies.

        We could also expand our business into emerging markets, some of which may have an uncertain regulatory environment relating to currency policy. Conducting business in such emerging markets could cause our exposure to foreign exchange rate fluctuation risks to increase. Although we access a variety of financing solutions that are tailored to the geographic location of our projects and to local regulations, we have not entered into any hedging transactions to reduce the foreign exchange rate fluctuation risks, but may do so in the future when we deem it appropriate to do in light of the significance of such risks. However, if we decide to hedge our foreign exchange exposure in the future, we cannot assure you that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

        Our independent registered public accounting firm issued the audit report included in this prospectus and will issue audit reports filed with the SEC in the future.

        Generally, an auditor of companies that are traded publicly in the United States is registered with the Public Company Accounting Oversight Board (United States), or PCAOB, and is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. However, as our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by PCAOB.

        Inspections of other firms outside of China conducted by PCAOB have identified deficiencies in those firms' audit procedures and quality control procedures. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the "big four" accounting firms,(including our auditors) and also against Dahua (the former BDO affiliate in China). The Rule 102(e) proceedings initiated by the SEC relate to these firms' inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and their audit clients.

        In January 2014, the administrative judge reached an Initial Decision that the "big four "accounting firms should be barred from practicing before the Commission for six months. However, it is currently impossible to determine the ultimate outcome of this matter as the accounting firms have filed a Petition for Review of the Initial Decision and pending that review the effect of the Initial Decision is suspended. The SEC Commissioners will review the Initial Decision, determine whether there has been any violation and, if so, determine the appropriate remedy to be placed on these audit firms. Once such an order was made, the accounting firms would have a further right to appeal to the US Federal courts, and the effect of the order might be further stayed pending the outcome of that appeal.

        Depending upon the final outcome, listed companies in the United States with major PRC administrative functions may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. As of the date of this prospectus, we have no material business operations in China and do not have to use a PRC-based audit firm. However, any negative news about the proceedings against any PRC-based audit firms may cause investor uncertainty regarding their current or past audit clients and the market price of our ADSs may be adversely affected.

We have limited business insurance coverage internationally.

        The insurance industry in many parts of the world is still in an early stage of development. Insurance companies in many countries offer only limited business insurance options. As a result, we have not maintained, and generally do not maintain, full liability, hazard or other insurance covering our services, business, operations, errors, acts or omissions, personnel or properties. To the extent that we are unable to recover from others for any uninsured losses, such losses could result in a loss of capital and significant harm to our business. If any action, suit, or proceeding is brought against us and we are unable to pay a judgment rendered against us or defend ourselves against such action, suit, or proceeding, our business, financial condition and operations could be negatively affected.

Risks Related to This Offering and Our ADSs

There has been no public market for our ordinary shares or ADSs prior to this offering. You may not be able to sell our ADSs at or above the price you paid, or at all.

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. Our ADSs been approved for listing on the NASDAQ Capital Market, or the NASDAQ. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. An active and liquid trading market for our ADSs may not develop after this offering or be sustained in the future. If an active trading market for our ADSs does not develop or is not sustained, it may be difficult for you to sell the ADSs at an attractive price, or at all. The initial public offering price of our ADSs, determined by negotiations between us and the underwriters, may bear no relationship to the market price of our ADSs after this offering. The market price of our ADSs may decline below the initial public offering price. Furthermore, if an active trading market does not develop or is not sustained, we may not be able to meet the continued listing requirements of the NASDAQ.

The trading prices of our ADSs may be volatile, which could result in substantial losses to investors.

        The price and trading volume of our ADSs may be highly volatile and subject to wide fluctuations due to factors beyond our control. This may happen because of broad market and industry factors. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of these Chinese companies' securities after their offerings, including companies in the solar industry, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting or other practices at other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in such practices. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the third quarter of 2011 and the second quarter of 2012, which may have a material adverse effect on the market price of our ADSs.

        In addition to market factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations and the solar industry, including the following:

  •
  actual or anticipated fluctuations in our financial results and operating metrics;

  •
  changes in earnings estimates or recommendations by securities analysts;

  •
  announcements of new investments, acquisitions, strategic partnerships, or affiliates;

  •
  announcements of new services and expansions by us or our competitors;

  •
  additions or departures of key personnel;

  •
  release of lock-up or other transfer restrictions on our outstanding equity securities or sale of additional equity securities;

  •
  changes in policies and developments relating to the solar industry;

  •
  the valuation of publicly traded companies that are engaged in business activities similar to ours;

  •
  news regarding recruitment or loss of key personnel by us or our competitors; and

  •
  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities in connection with such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Because the initial public offering price of our ADSs is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$5.20 per ADS (assuming no exercise by the underwriters of the option to acquire additional ADSs), representing the difference between our pro forma net tangible book value per ADS as of June 30, 2014, after giving effect to this offering and the initial public offering price of US$8.00 per ADS. In addition, you may experience further dilution to the extent that the underwriters exercise the option to acquire additional ADSs or our ordinary shares are issued upon the exercise of outstanding or to-be-issued share options. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of substantial amount of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 383,396,670 ordinary shares outstanding, including 44,200,000 ordinary shares represented by 5,525,000 ADSs. In addition, the underwriters have an option to purchase an additional 6,630,000 ordinary shares represented by 828,750 ADSs. All ADSs sold in this offering or purchased by the underwriters pursuant to their option will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares (other than those held by certain option holders) may be released prior to expiration of the lock-up period at the discretion of the underwriters at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. In addition, we may also issue additional options in the future which may be exercised for additional ordinary shares. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. In addition, the exercise of the underwriters' option to purchase ordinary shares may also affect the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Our articles of association contain anti-takeover provisions that could have a material and adverse effect on the rights of holders of our ordinary shares and ADSs.

        We have passed special resolutions to adopt our amended and restated articles of association that will become effective immediately upon completion of this offering. Our new articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

There can be no assurance on the accuracy or completeness of certain facts, forecasts and other statistics obtained from various government publications, market data providers and other independent third party sources, including the industry expert report, contained in this prospectus.

        Certain facts, forecasts and other statistics relating to the various countries and regions and the solar industry contained in this prospectus have been derived from various government publications, market data providers and other third party sources, including NPD Solarbuzz, an industry expert. While we have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading, we cannot guarantee the accuracy and completeness of such information. While we have taken reasonable care to ensure that such facts, forecasts and other statistics have been accurately reproduced from their respective sources, these facts, forecasts and other statistics have not been independently verified by us, the underwriters, our respective directors and advisers or any other parties involved in this offering and none of us make any representation as to the accuracy or completeness of such information. Due to possibly flawed or ineffective collection methods or discrepancies between published information and market practice and other problems, the facts, forecasts and statistics contained herein may be inaccurate or may not be comparable to information produced by other parties. Therefore investors should give consideration as to how much weight or importance they should attach to or place on such facts, forecasts or statistics and in all cases, such information should not be unduly relied upon.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our amended and restated articles of association, the minimum notice period required to convene a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary underlying your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the underlying ordinary shares of your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

Our executive officers, directors, principal shareholders and affiliated entities have substantial control and influence over our corporate actions and business, and their interests may not be aligned with our other shareholders.

        After this offering, our executive officers, directors, principal shareholders and their affiliated entities will beneficially own approximately 62.3% of our outstanding shares. Our executive officers and certain shareholders have granted our executive chairman, Mr. Weili Su, an irrevocable proxy, with full power of substitution and resubstitution, to vote on their behalf in our elections. After giving effect to the Conversion and the Share Distribution and after this offering, Mr. Su will have the ability to vote or the proxy to vote an aggregate of 49.5% of our outstanding shares. Mr. Su, through a company wholly-owned by his trust, has granted an affiliate of both one of our Japanese silent partners and an international private equity firm, the right to purchase $30 million of shares, based on the price as of the date of this prospectus, during a two-year period commencing on the date which is 180 days after the pricing date of this initial public offering, which if exercised, would result in Mr. Su having the ability to vote or the proxy to vote an aggregate of 41.7% of our outstanding shares. For more information on the Conversion, the Share Distribution and Mr. Su's beneficial ownership in our company after giving effect to the Conversion and the Share Distribution, see "Capitalization" and "Principal Shareholders." As a result, Mr. Su exerts substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions and he may not act in the best interests of other shareholders. Mr. Su also controls the "Sky Solar" and " " trademarks licensed to us, and holds solar parks in Greece and China under the "Sky Solar" and " " brand that are not part of our company. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including you. Without their consents, we could be prevented from entering into transactions that could be beneficial to us. Although Mr. Su has fiduciary obligations to our company as a director, his interests may not always be aligned with the interests of our other shareholders. Mr. Su may also take actions to prevent us from continuing to use the trademarks.

We have entered into a deed of non-competition and right of first refusal with Mr. Su with respect to his businesses in China, which may result in a transaction that is not on an arm's length basis.

        We have entered into a deed of non-competition and right of first refusal with Mr. Su whereby he promises that he and any company he controls will not engage in any business that competes with us and grants us the right of first refusal to purchase shares in his businesses in China in which he owns more than 50% of the voting shares in the event that Mr. Su receives from or otherwise negotiate with a third party a bona fide offer to purchase Mr. Su's shares in any of the business and the sale of such shares will result in Mr. Su ceasing control of that business. We cannot assure you that we will be able to enforce the agreement or exercise the right of first refusal when Mr. Su wishes to sell his business interests in China. Moreover, the non-competition clause will terminate at the earlier of (i) the delisting of our ADSs and ordinary shares from the NASDAQ, (ii) the time when Mr. Su ceases to be our largest shareholder and (iii) upon the mutual agreement of Mr. Su and our company to terminate the non-competition clause. We will have the right of first refusal to purchase Mr. Su's shares in his business in China when the sale of the shares will result in Mr. Su ceasing control of that business and the right will terminate at the earlier of (i) the delisting of our ADSs and ordinary shares from the NASDAQ and (ii) upon the mutual agreement to terminate by Mr. Su and our company. The right of first refusal does not extend to the sale of individual solar assets. "Control" is defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. Additionally, under the laws and practice of the Cayman Islands, shareholders may not be afforded the same level of protection from an affiliate transaction that would typically be the case for a Delaware corporation, such as fairness opinions and an independent due diligence process. We cannot assure you that the deed of non-competition and the right of first refusal, or the subsequent sale of Mr. Su's businesses to us, if any, will be negotiated or administered on an arm's length basis. In addition, we cannot assure you that Mr. Su will ever wish to sell his business in China, or that our right of first refusal will ever be exercised or that any purchase by us of any of Mr. Su's businesses in China would be on terms equivalent to an arm's length transaction.

The depositary for our ADSs may give us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests.

        Under the deposit agreement for our ADSs, if we asked for your voting instructions but the depositary does not receive your instructions by the cut-off date specified in the related notice, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs as to all matters at the shareholders' meeting unless:

  •
  we have failed to timely provide the depositary with notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        The effect of this discretionary proxy is that if you do not vote at shareholders' meetings, you cannot prevent the ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may be subject to limitations on transfers of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited.

        We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Most of our business operations are located outside the United States. A substantial majority of our directors and a substantial majority of our senior management team are residing outside of the United States, and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a U.S. court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China and many other jurisdictions where we have operations may render you unable to enforce a judgment against our assets or the assets of our directors and officers located in those jurisdictions. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. In addition, China does not have any treaties or other agreements that provide for reciprocal recognition and enforcement of foreign judgments with the United States. For more information regarding the relevant laws of the Cayman Islands, China and other jurisdictions where we have operations, see "Enforceability of Civil Liabilities."

        Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2013 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

        Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We have considerable discretion in the application of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds to be received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

We will rely on the foreign private issuer exemption from most of the corporate governance requirements under the NASDAQ Stock Market Rules.

        We are exempt from certain corporate governance requirements of the NASDAQ by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by U.S. domestic companies under the NASDAQ listing rules. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. The significantly different standards applicable to us do not require us to:

  •
  have a majority of the board be independent;

  •
  have independent directors involved in the selection of director nominees, by having a nominating and corporate governance committee that is composed entirely of independent directors or by having director nominees selected or recommended by a majority of independent directors meeting in executive session;

  •
  have independent directors involved in the determination of executive compensation, by having a compensation committee that is composed entirely of independent directors or by submitting such matters for approval or recommendation by a majority of independent directors meeting in executive session;

  •
  have a minimum of two members on our compensation committee that is composed entirely of independent directors; and

  •
  have a minimum of three members on our audit committee that is composed entirely of independent directors.

        We are not required to and will not voluntarily meet these requirements. As a result of our use of the "foreign private issuer" exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of NASDAQ's corporate governance requirements. For a description of the material corporate governance differences between NASDAQ requirements and Cayman Islands law, see "Description of Share Capital—Differences in Corporate Law."

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company".

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ impose various requirements on the corporate governance practices of public companies.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are a "foreign private issuer," and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. Although we are not required to issue quarterly reports, we intend to furnish our interim financial information on Form 6-K and publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ.

        As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2012 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We may be or become a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ADSs or ordinary shares.

        A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year in which (1) at least 75% of its gross income is passive income or (2) at least 50% of the value (based on an average of quarterly values) of its assets is attributable to assets that produce or are held for the production of passive income. If we are classified as a PFIC, our ADSs or ordinary shares will continue to be treated as shares in a PFIC for all succeeding years during which a U.S. Holder holds our ADSs or ordinary shares, unless we cease to be a PFIC and the U.S. Holder makes certain elections with respect to the ADSs or ordinary shares.

        Based on the current and projected composition of our income and value of our assets, we do not currently expect to be a PFIC for our current taxable year ending December 31, 2014 or the foreseeable future. However, a separate determination must be made at the close of each taxable year as to whether we are a PFIC for such year. In addition, our PFIC status will depend upon the composition of our income and assets from time to time, including the value of our ADSs at any such time. Our PFIC status will also depend, in part, on how, and how quickly, we spend the cash we raise in this offering. Accordingly, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Taxation") holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences and additional reporting requirements could apply to that U.S. Holder. You are urged to consult your tax advisor regarding our possible status as a PFIC. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements that relate to our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business." These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements.

        In some cases, these forward looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "likely to" or other similar expressions. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, including our disclosed estimates regarding our future pipeline under construction and in pipeline. These forward looking statements involve risks, uncertainties and assumptions related to, among other things:

  •
  permitting, development and construction of our project pipeline according to schedule;

  •
  average solar radiation hours globally and in the regions in which we operate;

  •
  developments in, or changes to, laws, regulations, governmental policies and incentives, taxation affecting our operations;

  •
  adverse changes or developments in the industry we operate;

  •
  our ability to maintain and enhance our market position;

  •
  our ability to successfully implement any of our business strategies;

  •
  our ability to establish and operate new solar parks;

  •
  our intention to operate in new markets and jurisdictions;

  •
  general political and economic conditions and macro-economic measures taken by the governments to manage economic growth in the geographical markets where we conduct our business;

  •
  material changes in the costs of the PV modules and other equipment required for our operations;

  •
  fluctuations in inflation, interest rates and exchange rates;

  •
  our dividend policy;

  •
  our success in accurately identifying future risks to our business and managing the risks of the aforementioned factors; and

  •
  other factors discussed in sections headed "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Industry Overview," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The forward looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$34.1 million, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

        We intend to use the net proceeds we receive from this offering for the following purposes:

  •
  US$20.0 million for the construction of our shovel-ready projects in Japan; and

  •
  US$10.0 million for the construction of our shovel-ready projects in Latin America such as Chile and Uruguay.

        We intend for the balance to be used for the development of our project pipeline in Japan, Latin America and other regions and for general corporate purposes, including working capital needs, potential strategic investments and other business opportunities.

        We do not currently have any agreements or memorandum of understandings to make any material acquisitions of, or investments in, other businesses, products or technologies.

        The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The net proceeds from this offering will not be sufficient to fund the equity portion of the financing for all of our shovel-ready projects. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.

        Pending the use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing debt instruments or demand deposits.

 DIVIDEND POLICY

        We have not and do not intend to declare or pay any dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

        Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        Sky Power Group Ltd. is currently our parent company, to which we previously issued one ordinary share in total and issued an additional 339,196,669 ordinary shares on September 16, 2014. Immediately prior to the completion of this initial public offering, all of the outstanding preferred shares of Sky Power Group Ltd. will be converted into 69,569,106 ordinary shares of Sky Power Group Ltd. ("conversion of the preferred shares"); all of the convertible notes issued by Sky Power Group Ltd. will be converted into 35,228,453 ordinary shares of Sky Power Group Ltd. ("conversion of the convertible notes," together with the conversion of the preferred shares, the "Conversion"). Upon completion of the Conversion, Sky Power Group Ltd. will have a total of 339,196,673 ordinary shares outstanding.

        Upon completion of the Conversion, Sky Power Group Ltd. will transfer all the ordinary shares of our company that it owns to its shareholders in proportion to their shareholdings in Sky Power Group Ltd. as consideration for its repurchase of all of its outstanding ordinary shares from its shareholders except for three shares owned by Flash Bright Power Ltd., an entity controlled by our founder and executive chairman, Mr. Weili Su (the "Share Distribution"). Upon completion of the Share Distribution, shareholders of Sky Power Group Ltd. will become our direct shareholders, holding direct interests in our ordinary shares proportionate to their previous indirect interests.

        The following table sets forth our capitalization as of June 30, 2014:

  •
  on an actual basis and reflecting the September 16, 2014 issuance of 339,196,669 ordinary shares of the Company to Sky Power Group Ltd., the sole shareholder of the Company at the time, which functioned as a retroactive share split for the ultimate holders of Sky Power Group Ltd.;

  •
  on a pro forma basis to reflect the issuance and sale of 44,200,000 ordinary shares in the form of ADSs offered hereby at an initial public offering price of US$8.00, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2014
	Actual	Pro Forma(1)
	(US$ in thousands)
Long-Term Borrowings	20,893	20,893
Capital and reserves:
Share capital	—	4
Reserves	101,512	135,636
Non-controlling interests	(31)	(31)
Total equity	101,481	135,609

Total capitalization	122,374	156,502

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our outstanding ordinary shares prior to the offering after giving effect to the Conversion and the Share Distribution. For more information on the Conversion and the Share Distribution, see "Capitalization". Unless otherwise specifically indicated, discussion on the per share information prior to the offering and the existing shareholders information has given effect to the Conversion and the Share Distribution immediately prior to the completion of the offering.

        Our net tangible book value as of June 30, 2014 was approximately US$101.1 million, or US$0.30 per ordinary share and US$2.38 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities. Without taking into account any other changes in such net tangible book value after June 30, 2014, other than to give effect to our sale of the ADSs offered in this offering at the initial public offering price of US$8.00 per ADS, and after deducting underwriting discounts and commissions and estimated offering expenses of this offering payable by us, our adjusted net tangible book value as of June 30, 2014 would have increased to US$135.2 million or US$0.35 per ordinary share and US$2.80 per ADS. This represents an immediate increase in net tangible book value of US$0.05 per ordinary share and US$0.40 per ADS, to existing shareholders for their shares acquired prior to this offering and an immediate dilution in net tangible book value of US$0.65 per ordinary share and US$5.20 per ADS to investors purchasing ADSs in this offering. The following table illustrates such per share dilution:

Initial public offering price per ordinary share	US$	1.00
Net tangible book value per ordinary share as of June 30, 2014	US$	0.30
As adjusted net tangible book value per ordinary share after giving effect to this offering	US$	0.35
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	US$	0.65
Amount of dilution in net tangible book value per ADS to new investors in this offering	US$	5.20

        The following table summarizes the differences between existing shareholders for their shares acquired prior to this offering and the investors purchasing ADSs in this offering with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS. In the case of ADSs purchased by new investors, the consideration and price amounts are paid before deducting underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares in the following table does not include ordinary shares underlying the ADSs issuable upon exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased
			Total Consideration
						Average Price Per Ordinary Share		Average Price Per ADSs
	Number	Percent	Amount		Percent
Existing shareholders for their shares acquired prior to this offering	339,196,670	88.5%	US$	—	—	US$	—	US$	—
New investors and existing shareholders who subscribe in the IPO(1)	44,200,000	11.5%		44,200,000	100.0%		1.00		8.00

Total	383,396,670	100.0%	US$	44,200,000	100.0%	US$	0.12	US$	0.92

(1)
Includes 2,500,000 ADSs, representing 20,000,000 ordinary shares, allocated by the underwriters to IDG-ACCEL China Capital Entities in this offering.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors.

        We have appointed Puglisi & Associates, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman (Cayman) Limited, our counsel as to Cayman Islands law, Dacheng Law Offices, our counsel as to PRC law, Ioannis K. Violaris, our counsel as to Greek law, Hayabusa Asuka Law Offices, our counsel as to Japanese law, Ivelina Stoyanova, our counsel as to Bulgarian law, Fogler, Rubinoff LLP, our counsel as to Canadian law, Cubillos Evans Abogados, our counsel as to Chilean law, and Wilson & Partners, s.r.o., our counsel as to the law of the Czech Republic, have advised us that there is uncertainty as to whether the courts of the Cayman Islands, the PRC, Greece, Japan, Bulgaria, Canada, Chile and the Czech Republic, respectively, would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state or territory in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state or territory in the United States.

        Conyers Dill & Pearman (Cayman) Limited have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Dacheng Law Offices, our counsel as to PRC Law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. A foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court under the PRC Civil Procedure Law, based either on treaties contracted by China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States or the Cayman Islands providing for the reciprocal recognition and enforcement of foreign judgments, including those predicated upon the civil liability provisions of the U.S. federal securities laws, it would be uncertain as to whether and on what basis a PRC court would enforce judgments rendered by U.S. courts or courts in the Cayman Islands.

        Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue of only holding our ADSs or ordinary shares.

        Ioannis K. Violaris, our counsel as to Greek law, has advised us that Greece does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. Our counsel as to Greek law has advised us that the enforcement of foreign judgments are provided for under the Greek Civil Procedure Code. According to the Greek Civil Procedure Code, a Greek court may enforce a judgment of U.S. courts against us or our directors or officers if the Greek court determines that (i) the U.S. court judgment is enforceable under U.S. Law, (ii) the U.S. court had jurisdiction over the parties under Greek law, (iii) the losing party had its right to appear before the respective U.S. court and the right of being represented by counsel in the trial unless such rights were deprived by a legal provision that also applied to U.S. citizens, (iv) the judgment is not contrary to the judgment by a Greek court issued on the same case and between the same parties and (v) the judgment is not contrary to good morals and public policy, as determined by the Greek court.

        Hayabusa Asuka Law Offices, our counsel as to Japanese law, has advised us that Japan does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments and the recognition and enforcement of foreign judgments are provided for under the Japanese Civil Procedure Law. Hayabusa Asuka Law Offices has further advised us that, according to the Japanese Civil Procedure Law, a final and binding judgment rendered by a foreign court shall be recognized and enforced by a Japanese court only when (i) the jurisdiction of the foreign court is recognized under laws or regulations or conventions or treaties of Japan; (ii) the losing party received service (excluding a service by publication or any other service similar thereto) of a summons or order necessary for the commencement of the suit, or appeared before a court without receiving such service; (iii) the judgment and the court proceedings are not contrary to public policy in Japan; and (iv) a Japanese court judgment on the same ground would be recognized in the foreign court that rendered the foreign judgment.

        Ivelina Stoyanova, our counsel as to Bulgarian law, has advised us that there is no treaty on the reciprocal recognition and enforcement of judgments on civil and commercial matters between Bulgaria and the United States or the Cayman Islands, or between the European Union and the United States or the Cayman Islands, and the courts in Bulgaria will not automatically recognize and enforce a judgment rendered by a U.S. court or a court in the Cayman Islands.

        According to our Bulgarian counsel, a Bulgarian court may recognize and enforce judgments of foreign courts when (i) the foreign court had jurisdiction under the relevant provisions of Bulgarian law, but not if the only basis for jurisdiction over a foreign property dispute was the nationality of the claimant or his registration in the country of the foreign court, (ii) the defendant was served with process, (iii) there is no judgment by a Bulgarian court on the same grounds, for the same claim and between the same parties, (iv) there is no pending litigation before a Bulgarian court which started before the commencement of the foreign proceeding, between the same parties, on the same grounds and for the same claim and (v) the recognition or enforcement of the foreign judgment is not contrary to a Bulgarian public order.

        Judgments of foreign courts shall not be recognized or enforced when (i) the judgments concern real property located in Bulgaria, for the execution of a lien on such property, or for the transfer or certification of property rights, or (ii) the judgments concern movables located in Bulgaria. The decision of a competent Bulgarian court in relation to the recognition of a foreign court judgment is subject to appeal to the Sofia regional court.

        Canada has no treaties with either the United States or the Cayman Islands that govern the reciprocal treatment of civil judgments. In Canada, enforcement of civil judgments issued in the United States or the Cayman Islands is subject to the general principle at common law that foreign judgments would, prima facie, be recognized and enforced in Canada if the foreign court that issued the judgment has jurisdiction over the matter, and the foreign judgment is a final order for payment of money. There are a number of exceptions to this general principle, including but not limited to cases where (1) the foreign judgment was obtained by fraud; (2) there was a denial of natural justice in the foreign proceeding leading to the judgment and (3) the enforcement would be contrary to public policy concerns in Canada. If any of the exceptions is found by the Canadian court to exist, it is likely that the foreign judgment would not be enforced in Canada.

        Cubillos Evans Abogados, our Chilean counsel, has advised us that no treaty exists between the United States and Chile for the reciprocal recognition and enforcement of foreign judgments. Chilean courts, however, have enforced valid and conclusive judgments for the payment of money rendered by competent U.S. courts by virtue of the legal principles of reciprocity and comity, subject to review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without retrial or review of the merits of the subject matter. If a U.S. court grants a final judgment, enforceability of this judgment in Chile will be subject to obtaining the relevant exequatur (i.e., recognition and enforcement of the foreign judgment), according to Chilean civil procedure law in effect at that time, and depending on certain factors (the satisfaction or non-satisfaction of which would be determined by the Supreme Court of Chile). Currently, the most important of such factors are: the existence of reciprocity (if it can be proved that there is no reciprocity in the recognition and enforcement of the foreign judgment between the United States and Chile, that judgment would not be enforced in Chile); the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and Chilean public policy; the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances; the Chilean court's determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and the judgment being final under the laws of the country in which it was rendered. Nonetheless, we have been advised by our Chilean counsel that there is doubt as to the enforceability in original actions in Chilean courts of liabilities predicated solely upon U.S. federal or state securities laws.

        Wilson & Partners, s.r.o., our counsel as to the laws of the Czech Republic, has advised us that as there is no treaty on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the Czech Republic and the United States or the Cayman Islands, courts in the Czech Republic will not automatically recognize or enforce a final judgment against a Czech national or a Czech entity by a U.S. court or a Cayman Islands court. In order to obtain a judgment enforceable in the Czech Republic, claimants must litigate the relevant claim again before a Czech court of competent jurisdiction under the relevant laws of the Czech Republic.

 CORPORATE HISTORY AND STRUCTURE

        We are a Cayman Islands holding company and conduct all of our business through and derive all of our income from our investment holding subsidiaries and operating subsidiaries in various countries around the world. In 2007, our founder and executive chairman, Mr. Weili Su, already a successful businessman and founder of a few solar companies in China, made investments in Europe and began to develop renewable energy power parks in Germany, the Czech Republic and Spain. Beginning in 2009, he expanded his investments to Japan, Canada and the United States, focusing on the construction and operation of solar parks. A number of these ventures became part of our current operations.

        In 2009, Mr. Su incorporated Sky Solar Holdings Co., Ltd., in the Cayman Islands as a vehicle to consolidate his interests in various ventures involving solar parks and to facilitate capital-raising activities. Sky Solar Holdings Co., Ltd. was the immediate holding company of Sky Solar Power Ltd., a limited liability company incorporated in the British Virgin Islands before our establishment. In 2010, we connected our first projects in the Czech Republic and Greece. In 2011, we expanded into Latin America. In 2012, we shifted our focus to IPP and opened our strategic operations in South Africa. On August 19, 2013, in order to facilitate the listing of his business, Mr. Su incorporated our company under our former name Sky Power Holdings, Ltd., as the listing vehicle and concurrently we became the holding company of Sky Solar Power Ltd. The immediate holding company of our company is Sky Power Group Ltd., which was incorporated on June 24, 2013 as an exempted company with limited liability in the Cayman Islands. On June 26, 2014, we changed the name of Sky Power Holdings Ltd. to Sky Solar Holdings, Ltd.

        In September 2013, Sky Solar Holdings Co., Ltd. and Sky Power Group, Ltd. completed a one-for-one share swap, or the 2013 Share Swap. Upon completion of the 2013 Share Swap, shareholders holding approximately 94.8% of the equity interest in Sky Solar Holdings Co., Ltd., on an as-converted basis, as well as convertible promissory noteholders of Sky Solar Holdings Co., Ltd. exchanged their interest in Sky Solar Holdings Co., Ltd. for an equivalent equity interest in the corresponding classes of shares or in the form of convertible promissory notes in Sky Power Group, Ltd., on an as-converted and one-share-to-one-share basis.

        Immediately prior to the 2013 Share Swap, Sky Solar Holdings Co., Ltd. was the sole direct shareholder of Sky Power Group, Ltd., and upon completion of the 2013 Share Swap, Sky Solar Holdings Co., Ltd. became a minority shareholder of Sky Power Group, Ltd., beneficially owning approximately 5.2% of the issued share capital of Sky Power Group, Ltd. Immediately prior to and after the 2013 Share Swap, Sky Power Group, Ltd. was the sole direct shareholder of our company. As such, the attributable interests of the shareholders and convertible promissory noteholders of Sky Solar Holdings Co., Ltd. in our company remained the same before and after the 2013 Share Swap.

        This legal reorganization, whereby the company and Sky Power Group Ltd. were established as intermediate entities between Sky Solar Holdings Co., Ltd. and Sky Solar Power Ltd., through one-to-one share swap, has been accounted for as a reorganization of entities under common control. Through this reorganization, our company now owns substantially all of the business operations previously held by Sky Solar Holdings Co., Ltd. Sky Solar Holdings Co., Ltd. continues to hold and operate the solar park assets that it held and operated prior to the 2013 Share Swap, other than the interests it formerly held in the assets of Sky Power Group, Ltd. In October 2014, Sky Solar Holdings Co., Ltd. sold its remaining shares in our company to a third party and ceased to be our shareholder.

        Our special counsel as to Cayman Islands law, Conyers Dill & Pearman (Cayman) Limited, has confirmed to the board of directors of the Company (subject to the customary assumptions, limitations and reservations in such advice), among other relevant matters, that in their opinion (i) Sky Solar Holdings Co., Ltd. has taken all corporate action required to authorize its execution of the share exchange agreement and termination agreement entered into in September 2013 by it in respect of the reorganization of the holding of shares in our Company, and (ii) the share exchange agreement and termination agreement have been duly executed and delivered by or on behalf of Sky Solar Holdings Co., Ltd., and constitute the valid and binding obligations of Sky Solar Holdings Co., Ltd.

        The following chart illustrates the principal entities in our current corporate structure:

        We currently conduct our business through the following principal subsidiaries:

Entity	Place of Incorporation	Function
Sky Solar Power Ltd.	British Virgin Islands	Holding entity
Sky International Enterprise Group Ltd.	Hong Kong	Holding entity
Sky Solar Energy S.à.r.l.	Luxembourg	Holding entity
Sky Capital Europe S.à.r.l.	Luxembourg	Holding entity
Sky Capital Advisory GmbH	Germany	Holding entity
Moktap Holdings Ltd.	Cyprus	Holding entity
Sky Capital Investment 11 SL	Spain	Holding entity
Sky Solar Japan K.K.	Japan	Holding entity
Sky Solar Iberica S.L.	Spain	Operating entity engaged in the construction of pipeline and provision of EPC services
Sky Development Renewable Energy Resources S.A.	Greece	Operating entity engaged in the construction, installation and management of renewable energy solar parks
Sky Solar Bulgaria Co. EOOD	Bulgaria	Operating entity, together with its 16 subsidiaries, engaged in the construction of solar parks and production and trading of solar equipment as well as management of solar parks.
Sky Solar (Canada) Ltd.	Canada	Operating entity, together with its seven subsidiaries, engaged in the development, construction and sale of solar parks
Neurlus Ltd.	Cyprus	Holding entity

 SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated statements of profit or loss and other comprehensive income (expense) data for the years ended December 31, 2011, 2012 and 2013 and the selected consolidated statements of financial position data as of December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, issued by International Accounting Standards Board. The following selected condensed consolidated statements of profit or loss and other comprehensive income (expense) data for the six months ended June 30, 2013 and 2014, and the selected condensed consolidated statements of financial position data as of June 30, 2014 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

        Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and related notes and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus. As an "emerging growth company" as defined in the JOBS Act and in reliance on the exemptions thereunder, we have included full-year financial information only as of and for the years ended December 31, 2011, 2012 and 2013.

Selected Consolidated Statements of Profit or Loss and other Comprehensive Income (Expense)

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands, except for per share data)
Revenue	83,127	203,757	36,457	23,758	14,422
Related parties	55,893	133,471	5,565	2,884	130
Non-related parties	27,235	70,286	30,893	20,874	14,292
Cost of sales and services	(59,148)	(142,433)	(29,270)	(20,299)	(8,288)

Gross profit	23,979	61,324	7,187	3,459	6,135
Impairment loss on IPP solar parks	—	—	(21,645)	(2,148)	(1,280)
Impairment loss on receivables	(182)	(629)	(3,521)	—	—
Impairment loss on amounts due from other related parties	—	—	—	—	(2,200)
Selling expenses	(488)	(635)	(848)	(467)	(492)
Administrative expenses	(15,293)	(24,007)	(25,030)	(14,686)	(9,103)
Other operating income	1,574	789	484	135	1,443

Profit (loss) from operations	9,590	36,842	(43,373)	(13,706)	(5,498)
Investment income	514	955	960	259	229
Other gains and losses	(770)	(1,570)	(3,488)	(3,280)	(534)
Finance costs	(138)	(1,132)	(2,352)	(1,173)	(1,342)
Other expenses	—	(1,600)	(2,266)	(734)	(665)
Share of losses of associates	(114)	—	—	—	—

Profit (loss) before taxation	9,082	33,495	(50,519)	(18,635)	(7,810)
Income tax expense	(1,991)	(6,630)	(3,372)	(1,214)	(416)

Profit (loss) for the period	7,091	26,865	(53,891)	(19,849)	(8,226)

Other comprehensive income (expense) that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations	(2,878)	1,031	(352)	(1,004)	392

Total comprehensive income (expense) for the period	4,213	27,896	(54,243)	(20,853)	(7,834)

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands, except for per share data)
Earnings (loss) per share
Basic	0.02	0.08	(0.16)	(0.06)	(0.02)

Diluted	0.02	0.08	(0.16)	(0.06)	(0.02)

Earnings (loss) per ADS(1)
Basic	0.16	0.64	(1.28)	(0.48)	(0.16)

Diluted	0.16	0.64	(1.28)	(0.48)	(0.16)

Other Financial Data:
Adjusted EBITDA(2)	17,896	47,024	(12,038)	(11,821)	784

(1)
Each ADS represents eight ordinary shares.

(2)
See "—Adjusted EBITDA" below.

Revenue Breakdown

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)
Electricity sales income(1)	—	—	4,515	2.2	8,020	22.0	2,429	10.2	11,838	82.1
Solar energy system sales	64,055	77.1	180,231	88.5	21,462	58.9	18,842	79.3	1,201	8.3
Other(2)	19,072	21.9	19,010	9.3	6,975	19.1	2,487	10.5	1,383	9.6

Total revenue	83,127	100.0	203,757	100.0	36,457	100.0	23,758	100.0	14,422	100.0

(1)
Represents revenue from selling electricity from IPP solar parks.

(2)
Our other business consists of (i) O&M services and (ii) sales of solar modules.

Selected Consolidated Statements of Financial Position

	As of December 31,			As of June 30,
	2011	2012	2013	2014
	(US$ in thousands)
Current assets	237,881	238,691	122,861	76,580
Non-current assets	6,604	52,171	128,406	158,667
IPP solar parks	—	43,395	119,506	146,828
Total assets	244,485	290,862	251,267	235,247
Current liabilities	262,214	251,102	130,653	105,959
Non-current liabilities	2,516	23,382	22,509	27,807
Total (deficit) equity	(20,244)	16,378	98,104	101,481

Operating Data

	2011	2012	2013	Six Months Ended June 30, 2014
Solar parks connected during the period(1)(2) (MW)	0.1	56.3	80.8	8.6
Total IPP solar parks in operation at the end of the period(3) (MW)	—	23.9	43.2	51.8

(1)
We consider a solar park connected to the grid when it has achieved connection and has all approvals needed to begin selling electricity through the grid.

(2)
This represents total solar parks connected for both solar energy system sales and selling electricity as an IPP.

(3)
Total solar parks in operation include solar parks operated by us and our historical project affiliates under our IPP business model.

Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we have disclosed in this prospectus Adjusted EBITDA, a non-IFRS financial measure. We present this non-IFRS financial measure because it is used by our management to evaluate our operating performance. We also believe that this non-IFRS financial measure provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

        Adjusted EBITDA, as we present it, represents profit or loss for the period before taxes, depreciation and amortization, adjusted to eliminate the impact of share-based compensation expense, interest expenses, impairment loss and IPO expenses.

        The use of the Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under IFRS. Some of these limitations are: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (b) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (c) Adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; (d) Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and (e) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as a comparative measure. Because of these and other limitations, you should consider Adjusted EBITDA alongside our other IFRS-based financial performance measures, such as profit (loss) for the period and our other IFRS financial results. The following table presents a reconciliation of Adjusted EBITDA to profit (loss) for the period, the most directly comparable IFRS measure, for each of the periods indicated:

	As of and for the Year Ended December 31,			As of and for the Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands)
Profit (loss) for the period	7,091	26,865	(53,891)	(19,849)	(8,225)

Adjustments:
Income tax expense	1,991	6,630	3,372	1,214	416
Depreciation of property, plant and equipment	331	305	283	209	346
Depreciation of solar parks	—	2,474	4,395	1,110	2,403
Amortization	35	100	101	60	86
Share-based payment charged into profit or loss	8,128	7,352	4,576	1,422	275
Interest expenses	138	1,132	2,352	1,173	1,342
Impairment loss on IPP solar parks	—	—	21,645	2,148	1,280
Impairment loss on receivables	182	629	3,521	—	—
Impairment loss on amounts due from other related parties	—	—	—	—	2,200
IPO expenses	—	1,537	1,608	692	661

Adjusted EBITDA	17,896	47,024	(12,038)	(11,821)	784

        We do not consider historical Adjusted EBITDA to be representative of future Adjusted EBITDA, as our revenue model changed from primarily generating revenue from selling solar energy systems to primarily generating revenue from selling electricity in the fourth quarter of 2013. We believe that Adjusted EBITDA is an important measure for evaluating the results of our IPP business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We have successfully developed and operated solar parks on a global basis. Since we began our business in 2009, we have focused on downstream services for the development, construction and operation of solar parks. As of the date of this prospectus, we have completed 200 solar parks with an aggregate capacity of 181.7 MW in seven countries including Greece, Japan, Bulgaria, the Czech Republic, Spain, Canada, the United States and Germany. Under our IPP revenue model, we currently own and operate 54.5 MW of solar parks in Japan, Greece, Bulgaria, the Czech Republic, Canada, the United States and Spain.

        We primarily derive revenue from selling solar energy systems to off-takers and electricity to the transmission grid. In the past, we have generated additional revenue by selling PV modules we purchased from third-party manufacturers. We have been strategically reducing the sale of our solar energy systems in favor of our IPP business. Purchasers of our solar energy systems included investor-owned utilities, independent power developers and producers and commercial and industrial companies. Our IPP solar parks generate recurring revenue by selling electricity to the power grid over the operational lifetime of the solar parks. We began to derive a majority of revenue from selling electricity in the fourth quarter of 2013.

        Our operations have historically been focused on Greece, Bulgaria, Canada, Japan and the Czech Republic. We also derived revenue from Germany, Spain and Italy. As a result of the reductions of government incentives for the PV industry in Europe, we do not expect these to be amongst our primary target markets in the near future. We plan to expand our business operations in Chile, Uruguay, Japan, Canada and South Africa. We expect such expansion to further diversify our revenue base internationally.

        Our revenue was US$83.1 million, US$203.8 million, US$36.5 million and US$14.4 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. Our gross profit was US$24.0 million, US$61.3 million, US$7.2 million and US$6.1 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. We generated profit of US$7.1 million and US$26.9 million and incurred losses of US$53.9 million in 2011, 2012 and 2013, respectively. We incurred losses of US$8.2 million in the six months ended June 30, 2014. The decrease in revenue in 2013 and the six months ended June 30, 2014 was primarily due to shifting our focus from selling solar energy systems to selling electricity as an IPP. Our IPP solar parks provide attractive long-term recurring revenue from selling electricity. From 2012 to 2013, our revenue from selling electricity from IPP solar parks grew from US$4.5 million to US$8.0 million, representing 2.2% and 22.0% of our revenue, respectively. Our revenue from selling electricity grew from US$2.4 million in the six months ended June 30, 2013 to US$11.8 million in the same period of 2014, representing 10.2% and 82.1% of our revenue, respectively. The total capacity of our IPP solar parks was 23.9 MW, 43.2 MW and 51.8 MW, and the total carrying value of our IPP solar parks was US$43.4 million, US$119.5 million and US$146.8 million as of December 31, 2012, December 31, 2013 and June 30, 2014, respectively.

Factors Affecting Our Results of Operations

        We believe the most significant factors that directly or indirectly affect our overall growth, financial performance and results of operations include:

  •
  market demand for and price of PV power;

  •
  access to adequate financing with competitive interest rates and terms;

  •
  the business and geographic mix of our project portfolio;

  •
  EPC costs for PV systems;

  •
  FIT price support schemes for solar parks and spot market electricity tariffs; and

  •
  our project development and operations capabilities.

Market demand for and price of PV power

        Our revenue and profitability depend substantially on the demand for solar parks, which is driven by the economics of these systems, including the availability and size of government subsidies and economic incentives, as well as environmental concerns, energy demand, government support and cost improvements in solar power. According to NPD Solarbuzz, the world PV market in terms of new annual installations grew at a CAGR of 65% from 2007 to 2012. Under NPD Solarbuzz's "Most Likely" scenario, the world PV market in terms of annual installations is expected to grow from 29.0 GW in 2012 to 66.0 GW in 2017, representing a five-year CAGR of 18%, providing PV project developers like us with significant opportunities to continue to grow our business.

        A number of markets in the PV industry continue to be affected by government subsidies and economic incentives. A number of countries have introduced highly favorable FIT price support regimes. For example, Japan, which has a high demand for power and low domestic fossil fuel reserves, faces relatively high energy costs. As a result, the Japanese government has introduced an attractive FIT price support regime to encourage the development of solar parks. Other countries, such as Greece, Bulgaria, the Czech Republic and Germany, have reduced their support for the PV industry in light of the global economic crisis. While governments generally aim to ratchet down PV subsidies over time to reflect the generally decreasing system costs of solar parks, this decrease is often offset by the decreasing costs of PV systems. To foster our growth, we have shifted our focus away from countries with less favorable subsidy regimes to countries with more favorable subsidy regimes.

        In the long term, as PV technology advances and average systems costs of solar parks decrease, we expect the spot market price of electricity in a growing number of countries to become sufficiently high that solar parks can be economically developed without the need for government subsidies, a condition known as "grid parity". As the PV industry becomes more competitive against other forms of energy and increasing grid parity drives increased demand for solar parks, we expect our costs of sales to decrease and our revenue and profitability to increase. In light of these favorable conditions and our increased access to financing, we will continue to increase the proportion of solar parks that we own and operate as IPP solar parks. In the fourth quarter of 2013 and the six months ended June 30, 2014, selling electricity from IPP solar parks has been our largest revenue stream, growing from 22.0% of our revenue in 2013 to 82.1% in the six months ended June 30, 2014.

Access to adequate financing with competitive interest rates and terms

        We require large capital investments to expand our project pipeline. Historically, apart from bank borrowing, shareholder contributions and our own operating cash flows, we have relied on financing for the construction of large solar parks, including project funding, pre-financing agreements with off-takers and supply-chain financing. Construction costs are funded by our working capital and bank loans. We generally negotiate favorable credit terms with our equipment suppliers or EPC contractors, such that payment is not due until several months following the completion of construction and connection. Following connection, we typically pledge solar park assets and raise debt financing in order to optimize the project's capital structure, pay our contractors and replenish our working capital. Such debt financing usually have a term of over 15 years.

        As an international PV project developer with a strong track record, we have received financing from a number of global financial institutions. See "Business—PV Project Funding". Project funding for our solar parks is typically obtained from local banks in countries with well-developed appetite for renewable energy investments, such as the Czech Republic, the United States, Canada, Japan, Spain and South Africa. For solar parks in countries with more constrained access to local debt financing, such as Eastern Europe, Latin America and other emerging markets, we seek to arrange debt financing by leveraging our strong relationships with international financing sources. We have also established affiliates with other entities who provide financing or guarantees to the affiliate to assist with long-term debt financing.

        As our business continues to grow and as we develop solar parks as an IPP, our success depends on securing sufficient amounts of financing on suitable terms within the time periods required. We expect to incur significantly more borrowings from banks or other institutions. Fluctuations in interest rates and currencies, for which we currently do not hedge our exposure, may impact our cost of financing and affect our financial condition and results of operations.

Our revenue model and the geographic mix of our project portfolio

        We have historically developed solar parks and derived revenue from two revenue models. Under our solar energy system sales business, we sell permits, provide EPC services, and build and sell commercially operational solar parks. Under our IPP business, we own and operate solar parks and generate revenue from selling electricity. The revenue model we utilize affects our revenue, profitability and capital requirements.

        In 2011, 2012, 2013 and the six months ended June 30, 2014, we derived 77.1%, 88.5%, 58.9% and 8.3% of our total revenue for the respective periods from selling solar energy systems. We derived our solar energy system sale revenue primarily from our historical project affiliates before 2014, which, in aggregate, represented 58.7%, 65.5% and 3.3% of our revenue in 2011, 2012, 2013, respectively. In the six months ended June 30, 2014, we did not derive any solar energy system sales revenue from our affiliates.

        In early 2013, we began to shift our strategy from selling solar energy systems to selling electricity from IPP solar parks in order to internalize more value from project development and generate recurring revenue and cash flow. As of June 30, 2014, we had a total of 51.8 MW of IPP solar parks in operation with a carrying value of US$109.1 million, including a total of 18.3 MW of IPP solar parks with a carrying value of US$35.8 million we initially constructed and sold to ChaoriSky Solar but subsequently repurchased to settle outstanding receivables. Most of the PPAs for our IPP solar parks fix the FIT for our IPP solar parks for 20 years. We expect to generate attractive long-term returns and stable cash flows from selling electricity from IPP solar parks. Building and operating IPP solar parks also require large amounts of initial capital investment and strong financing capabilities.

        In the fourth quarter of 2013, we began to derive a majority of our revenue from selling electricity to the power grid as an IPP. In 2012, 2013 and the six months ended June 30, 2014, we derived 2.2%, 22.0% and 82.1% of our revenue from electricity sales from IPP solar parks, respectively. As we grow our IPP business, we will also increase the number of our IPP solar parks. The carrying value of our IPP solar parks was US$43.4 million, US$119.5 million and US$146.8 million as of December 31, 2012 and 2013 and June 30, 2014, respectively.

        Although we intend to focus on developing IPP solar parks, we will continue to sell solar energy systems from time to time to take advantage of attractive market opportunities. As a result, we may generate more of our revenues from the one-time sale of solar parks for certain periods.

        Our results of operations and profitability may also be affected by our project mix in terms of the geographic locations of our solar parks, as different countries tend to have different regulatory regimes and investment return profiles. We generally expect higher gross margins in countries with high FIT, such as Japan and Canada. In addition, our cost of financing depends on the rates of return on other assets in the respective markets. Investors from countries with high liquidity and low interest rates, such as Japan, are generally willing to accept single-digit rates of return on our solar parks, which should allow us to sell our solar parks for higher prices and higher margins.

        See "Risk Factors—Risks Relating to our Business and Industry—Our limited operating history, especially with large-scale IPP solar parks, may not serve as an adequate basis to judge our future prospects and results of operations."

EPC costs for PV systems

        EPC costs include the costs of construction, connection costs and procurement costs. The three most significant component contributors to EPC costs are the costs of modules, inverters and mounting systems. Our supplier- and technology-agnosticism, our strong supply chain management and our strong relationships with the equipment suppliers have enabled us to historically purchase equipment at relatively competitive technical performance, prices, terms and conditions.

        In recent years, the prices of modules, inverters and mounting systems have decreased as a result of oversupply and improving technology. As the costs of our components have decreased, our solar parks became more cost competitive and our profitability increased. As a result, our solar parks have begun to offer electricity at increasingly competitive rates, which increases the attractiveness of our investment return and our revenue. We expect the cost of components will continue to gradually decrease, however, newly commercialized PV technologies are expected to further drive down EPC costs and increase the energy output of PV systems, which will further increase the competitiveness of our solar parks and allow solar energy to achieve grid-parity in more and more markets.

        We expect that EPC costs will continue to impact our costs and financial results.

Subsidies for solar parks and spot market electricity tariff

        We expect electricity sales from IPP solar parks to represent an increasingly significant proportion of our revenue going forward. In 2012, 2013 and the six months ended June 30, 2014, we derived 2.2%, 22.0% and 82.1% of our total revenue from electricity sales from our IPP solar parks, respectively. Revenue generated from selling electricity from our IPP solar parks represented a majority of our revenue in the fourth quarter of 2013 in the six months ended June 30, 2014. As of the date of this prospectus, the total capacities of our IPP solar parks in operation in Greece, Japan, the Czech Republic, Bulgaria, Canada, Spain and the United States were 23.0 MW, 18.7 MW, 5.6 MW, 3.7 MW, 2.5 MW, 0.9 MW and 0.1 MW, respectively. Electricity sales will reflect the price of electricity, the capacity of our PV plants and solar radiation in the local area. The price of electricity in different countries is either (i) fixed through PPAs or (ii) variable and determined by the spot market. As of June 30, 2014, the percentage of our owned capacity for which the price of electricity was fixed through PPAs was 98.2% while the percentage of owned capacity for which the price of electricity was variable and determined by the spot market was 1.8%

        Historically, we have derived our electricity income from markets where electricity is sold through PPAs backed by FIT price support schemes. The price of electricity is specified by laws or contractual terms under our PPAs and is fixed for the life of the PPAs, most of which have a term of 20 years. Changes in the FIT price support schemes or PPAs in such countries are generally only applied prospectively, and consequently do not affect our solar parks in operation for the remaining life of the PPA. Nevertheless, a few jurisdictions, including Bulgaria, Greece and Spain, have proposed or enacted laws that have imposed fees on or effected changes to finalized PPAs or FIT price support schemes during the contractual term. We have been deriving IPP revenue directly through solar parks that we hold in Japan, the Czech Republic and Greece and investment income indirectly through IPP solar parks held by our historical project affiliates in which we have minority equity positions in Bulgaria.

Notwithstanding the changes in electricity prices, solar parks in such markets are still expected to generate relatively stable revenue. We primarily plan to expand our IPP portfolio in Japan, Canada, Latin America and South Africa, where electricity prices are fixed by PPAs for periods varying from 20 years to 30 years.

        In countries where the price of electricity is sufficiently high that solar parks can be profitably developed without the need for government subsidies, a condition known as "grid-parity", solar parks lacking fixed-price PPAs are subject to the spot market price of electricity. We intend to expand our IPP portfolio significantly in markets that have reached grid parity, such as Chile which reached grid parity in 2011. We expect that a certain portion of our solar parks in Chile will not have signed PPAs, while others will enter into commercial PPAs with large industrial end-consumers. IPP revenue from such solar parks will fluctuate with Chile's spot electricity prices.

        Revenue for solar parks will also fluctuate with the electricity spot market after the expiration of any PPA or FIT price support schemes, unless renewed.

        The market price of electricity can be subject to significant fluctuations and can be affected by drivers such as the cost of traditional fossil fuels used for electricity generation, the discovery of new fossil fuel sources, additional electricity generation capacity, additional electric transmission and distribution lines, technological or regulatory changes, increased energy conservation or for a number of other reasons.

        See "Risk Factors—Risks Relating to our Business and Industry—The reduction, modification or elimination of government subsidies and economic incentives may reduce the economic benefits of our existing solar parks and our opportunities to develop or acquire suitable new solar parks" and "—Decreases in the spot market price of electricity could harm our IPP revenue and reduce the competitiveness of solar parks in grid-parity markets."

Our project development and operations capabilities

        Our financial condition and results of operations depend on our ability to successfully continue to develop new solar parks and operate our existing solar parks. As we continue to grow, we expect to build and manage a greater number of large-scale solar parks and to enter new geographies, which we expect to present additional challenges to our internal processes, external construction management, working capital management and financing capabilities. Our financial condition, results of operations and future success depend, to a significant extent, on our ability to continue to identify suitable sites, expand our pipeline of solar parks with attractive returns, obtain required regulatory approvals, arrange necessary financing, manage the construction of our solar parks on time and within budget and successfully operate solar parks.

Major Components of Our Results of Operations

Revenue

        We have historically derived our revenue primarily from selling solar energy systems, electricity and PV modules. Under our solar energy system sales business, we sell permits, provide EPC services and build and sell commercially operational solar parks. We began to generate electricity income from IPP solar parks in 2012 and have been generating an increasing proportion of our revenue from our IPP solar parks. In early 2013, we began to strategically reduce the sales of our solar energy systems in favor of selling electricity from IPP solar parks in order to internalize more value from project development and generate recurring revenue and cash flow. As of June 30, 2014, we had a total of 51.8 MW of IPP solar parks in operation with a carrying value of US$109.1 million, including a total of 18.3 MW of IPP solar parks with a carrying value of US$35.8 million that we initially constructed and sold to ChaoriSky Solar, but subsequently repurchased to settle outstanding receivables. We also began to generate revenue from the provision of operations and maintenance service in 2013. We derived a majority of revenue from selling electricty from IPP solar parks in the fourth quarter of 2013 and the six months ended June 30, 2014. However, as a result of this shift in business strategy, our revenue decreased substantially from US$203.8 million in 2012 to US$36.5 million in 2013, and from US$23.8 million in the six months ended June 30, 2013 to US$14.4 million in the same period of 2014. We may continue to sell our solar parks from time to time to increase liquidity, reduce liabilities, optimize our project portfolio and take advantage of attractive market opportunities.

        Our solar energy system sales business consists of (i) sale of permits, (ii) sourcing and sales of solar modules as part of the EPC services, (iii) construction services and (iv) building and sale of solar parks.

        The following table summarizes the solar energy systems we sold during the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2014
	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks
Europe
Greece	—	—	8.5	7	64.6	99	—	—
Bulgaria	—	—	42.9	13	—	—	—	—
Czech Republic	—	—	—	—	—	—	—	—
Spain	—	—	—	—	—	—	—	—
Germany	—	—	—	—	—	—	—	—
North America
Canada	0.1	1	2.9	12	2.6	7	0.2	1
Asia
Japan	—	—	—	—	1.0	1	—	—

Total	0.1	1	54.3	32	68.2	107	0.2	1

        The following table sets forth a breakdown of our revenue streams for the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)
Electricity sales income(1)	—	—	4,515	2.2	8,020	22.0	2,429	10.2	11,838	82.1
Solar energy system sales	64,055	77.1	180,231	88.5	21,462	58.9	18,842	79.3	1,201	8.3
Other(2)	19,072	21.9	19,010	9.3	6,975	19.1	2,487	10.5	1,383	9.6

Total revenue	83,127	100.0	203,757	100.0	36,457	100.0	23,758	100.0	14,422	100.0

(1)
Represents revenue from selling electricity from IPP solar parks.

(2)
Our other business consists of (i) O&M services and (ii) sales of solar modules.

        In 2011, 2012, 2013 and the six months ended June 30, 2014, a significant portion of our revenue from external customers was derived from selling solar energy systems located in Greece and Bulgaria, which accounted for an aggregate of 67.2%, 84.1%, 55.2% and nil of our revenue for the respective periods.

        The following table sets forth a breakdown of our revenue by geographical region during the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)
Europe
Greece	21,223	25.5	129,714	63.7	18,449	50.6	8,162	34.4	6,432	44.6
Bulgaria	34,669	41.7	41,667	20.4	1,664	4.6	7,411	31.2	455	3.2
Germany	10,701	12.9	18,244	9.0	767	2.1	370	1.6	129	0.9
Czech	—	—	3,958	1.9	3,571	9.8	1,655	7.0	2,280	15.8
Spain	1,576	1.9	591	0.3	670	1.8	227	1.0	178	1.2
Italy	—	—	111	0.1	267	0.7	263	1.1	—	—
North America
Canada	9,949	12.0	8,812	4.3	4,572	12.5	1,143	4.8	1,164	8.0
Asia
Japan	5,009	6.0	660	0.3	6,497	17.9	4,527	19.1	3,785	26.3

Total revenue	83,127	100.0	203,757	100.0	36,457	100.0	23,758	100.0	14,422	100.0

        We have historically derived a substantial portion of our revenue in a given reporting period from a limited number of solar parks from a limited number of key purchasers of our solar energy system. Our key clients changed from period to period, as we changed our geographic focus.

        The following table sets forth revenue from our clients contributing over 10% of our total revenue during the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)
Client A(1)	29,256	35.2	87,291	42.8	*	*	2,776	11.7	*	*
Client B(2)	26,637	32.0	*	*	*	*	*	*	*	*
Client C	*	*	37,910	18.6	11,555	31.7	11,609	48.9	*	*
Client D(3)	—	—	40,676	20.0	*	*	*	*	*	*
Client E	*	*	*	*	*	*	*	*	5,368	37.2
Client F	*	*	*	*	*	*	*	*	2,131	14.8
Client G	*	*	*	*	*	*	*	*	1,990	13.8
Client H	*	*	*	*	*	*	3,966	16.7	*	*

Total(4)	55,893	67.2	165,877	81.4	11,555	31.7	18,350	77.2	9,488	65.8

*
Revenue from such client represented less than 10% of total revenue during the period.

(1)
ChaoriSky Solar, a related party affiliate which we formed for PV project co-investment with a module manufacturer and in which we held a 30% equity interest until November 2013. We do not anticipate engaging ChaoriSky Solar or its parent company in any business going forward.

(2)
RisenSky Solar, a related party affiliate which we formed for PV project co-investment with a module manufacturer and in which we hold a 30% equity interest.

(3)
China New Era International Limited, a related party affiliate which Sky Solar Holdings Co., Ltd., a former shareholder of Sky Power Group Ltd., formed for PV project co-investment with a China state-owned-enterprise and in which Sky Solar Holdings Co., Ltd. holds a 49% equity interest.

(4)
Total is total amount from clients who individually represented more than 10% of total revenue.

        A number of our largest clients were historical project affiliate entities, formed with partners who were interested in our permits and EPC services and looking to enter into joint ownership of a solar park to increase our long-term interest in the solar parks. As we increase the proportion of revenue we derive from our IPP business, as compared to our solar energy system sales, we have derived more revenue from third parties and we expect to continue to derive our revenue from a diverse project portfolio, which will decrease our reliance on our related party affiliates or any other given client.

        See "Risk Factors—Risks Related to Our Business and Industry—We have relied on our historical project affiliates to generate a significant portion of our revenue" and "Related Party Transactions."

Cost of sales and services

        Our cost of sales in developing solar energy systems for sale primarily consists of (i) equipment costs, consisting primarily of costs for PV modules and balance-of-system components, such as inverters and mounting systems; (ii) development costs, such as fees paid for permits, site control, grid connection and transmission upgrade, and development staff and due diligence costs; (iii) engineering and construction related costs, including fees paid to third-party contractors, and project management costs; and (iv) overhead costs.

        Under our IPP business, we capitalize the equipment costs, development costs, engineering and construction related costs and interests incurred. Our cost of sales with regards to our IPP solar parks will primarily be a result of the depreciation of these capitalized costs, as well as tax, insurance and operating and management costs. Certain economic incentive programs, such as FIT regimes, generally include mechanisms that ratchet down incentives over time. As a result, we seek to connect our IPP solar parks to the local power grids and commence operations in a timely manner to benefit from more favorable existing incentives. Therefore, we generally seek to make capital investments during times when incentives are most favorable.

        We generally incur substantial expenditures for a solar park in a given period only to recognize revenue for the solar parks in a later period, especially for our IPP business and business of building and transferring solar parks. If regulatory approvals are delayed or denied or if construction, module delivery, financing, warranty or operational issues arise, the reporting of revenue may be further delayed and or impairment charges may be incurred. Furthermore, we may pursue larger solar parks in the future, which may also exacerbate such timing effects.

        The development costs for our solar parks vary depending on, among other things, whether we pursue solar parks as a primary developer or a secondary developer, the locations of solar parks, and the regulatory environment and competitive landscape in the local markets. As a secondary developer, we acquire permits on the secondary market and therefore incur acquisition costs instead of permit development costs.

        Our largest supplier during 2011, 2012, 2013 and the six months ended June 30, 2014 accounted for 12.4%, 17.8%, 14.0% and 20.2% of our total cost of sales, respectively. Cost of sales attributable to our top five suppliers in 2011, 2012, 2013 accounted for 24.8%, 40.6%, 42.5% and 67.4% of our total cost of sales, respectively.

Gross profit

        Gross profit is equal to revenue less cost of sales. Gross profit margin is equal to gross profit divided by revenue. Our gross profit margin depends on a combination of factors, including primarily the geographic distribution of the solar parks sold, the mix of projects and services sold during the reporting period, the prices at which the solar parks and services are sold, costs of PV modules and balance-of-system components, costs of services outsourced to third-party contractors and management costs (including share-based compensation costs) attributable to project development. Our gross profit margin was 28.8%, 30.1%, 19.7% and 42.5% for 2011, 2012, 2013 and the six months ended June 30, 2014, respectively.

        Our gross profit can also vary from one region to another. We would generally expect higher gross margins in countries with high FIT, such as Japan and Canada. In addition, off-takers for our solar parks will compare the returns for holding our solar parks with returns on other assets in their respective markets. Investors from countries with high liquidity and low interest rates, such as Japan, are generally willing to accept single-digit rates of return on our solar parks, which should allow us to sell our solar parks for higher prices and higher margins.

Impairment loss on IPP solar parks

        We recorded an impairment loss of US$21.7 million and US$1.3 million on IPP solar parks in 2013 and in the six months ended June 30, 2014, respectively, which were triggered when the Greek government passed a law in April 2014 to reduce the FIT in effect on existing PPAs by roughly 30%, placing a discount on electricity sold in 2013.

Impairment loss on receivables

        We recorded an impairment loss on receivables due from counterparties with financial difficulties or that had defaulted in repayments.

Impairment loss on amounts due from other related parties

        We recorded an impairment loss of US$2.2 million on the US$8.0 million due from other related parties in the six months ended June 30, 2014 as a result of the decrease in collectability of certain amounts due from China New Era International Limited, or China New Era, one of our related parties. For a further discussion of our impairment loss for amounts due from China New Era, see "Related Party Transactions—Transactions with Certain Affiliates and Shareholders—Transactions with China New Era International Limited." We made the determination on the amount of the impairment loss based on our on-going communication with China New Era on the collectability of the receivables. We believe the remaining amount due is recoverable due to the following reasons: (i) Mr. Su, our founder and executive chairman, who controls 49% of the shares of the China New Era, has access to the financial and operating information of China New Era, based on which, we believe that China New Era has the ability and intention to repay the debt, and (ii) we intend to offer a discount on the amounts due from China New Era as requested by China New Era, which we believe would expedite the repayment by China New Era. The impairment is the amount of discount we intend to offer.
Selling expenses

        Selling expenses primarily consist of expenses and costs related to labor and exhibition fees.

Administrative expenses

        Administrative expenses consist primarily of expenses related to employee salaries and benefits, professional fees and expenses, share-based compensation expense, office, rental and travel expenses and other expenses.

Investment and other income

        Investment and other income consists primarily of interest income and other income.

Other gains and losses

        Other gains and losses primarily consist of gains and losses from foreign exchange conversion and gains from disposal of subsidiaries.

Finance costs

        Finance costs primarily consist of interest on bank loans and the balance between us and our former shareholder, Sky Solar Holdings Co., Ltd.

Other expenses

        Other expenses consist primarily of legal and professional fees in connection with the preparation for our initial public offering and other miscellaneous expenses.

Income tax expense

        Our income tax expense represents the sum of current income tax and deferred tax.

        We are a limited liability company incorporated in the Cayman Islands. Under the laws of the Cayman Islands, we are not subject to income or capital gains tax in the Cayman Islands. Additionally, dividend payments made by us are not subject to withholding tax in the Cayman Islands.

        Under the laws of the British Virgin Islands (BVI), our BVI subsidiary is not subject to income or capital gains tax in the British Virgin Islands. Additionally, dividend payments made by our BVI subsidiary to us are not subject to withholding tax in the British Virgin Islands.

        Income tax of Bulgaria, Germany and Hong Kong is calculated at 10%, 30% and 16.5%, respectively, of the estimated assessable profit of the respective subsidiaries for the periods presented. Income tax of Greece is calculated at 20%, 20%, 26% and 26% of the estimated assessable profit of the respective subsidiaries for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2014, respectively. Income tax of Canada for the year ended December 31, 2011 is calculated at 28.0% and the two years ended December 31, 2013 and the six months ended June 30, 2014 is calculated at 26.5% of the estimated assessable profit of the respective subsidiaries. Income tax of Japan is calculated at 40.1%, 38.0%, 38.0% and 38.0% of the estimated assessable profit of the respective subsidiaries for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2014, respectively. Taxation arising in other jurisdictions is calculated at the rates prevailing in those jurisdictions.

        Our effective income tax rates were 21.9%, 19.8%, negative 6.7% and negative 5.3% in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. The negative effective income tax rate in 2013 and the six months ended June 30, 2014 was primarily due to the losses we incurred in certain European countries and expenses that were not deductible for tax purposes.

Critical Accounting Policies

        We have identified below the accounting policies that we believe are the most critical to the presentation of our consolidated financial information. These accounting policies require subjective or complex judgments by our management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The estimates and assumptions are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis of making judgments about matters that are not readily apparent from other sources. We review our estimates and underlying assumptions on an on-going basis.

Revenue recognition

        Our revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods sold and services provided in the normal course of business, net of discounts and sales related taxes, if any.

        We have historically derived revenue primarily from selling solar energy systems and selling electricity generated from our IPP solar parks. We sell solar energy systems as "Pipeline + EPC" projects, where we obtain permits required for pipeline projects and provide engineering, construction and procurement services, or as "BT projects", where we develop permits, build and sell commercially operational solar parks. We have also generated revenue by trading modules to third parties and providing maintenance services for solar parks.

  Provision of Pipeline + EPC services

        The provision of Pipeline + EPC services involves application of permits, sourcing of solar modules and provision of construction services.

        We either apply for the permits required to construct and operate solar parks ourselves or acquire the permits through the acquisition of equity interests in project companies, which are typically formed for the specific purpose of holding such permits. In the course of providing Pipeline + EPC services, we sell the permits to customers through the disposal of project companies holding the relevant permits. Revenue from disposing project companies holding permits is recognized when we transfer equity interests in the relevant project companies to customers, at which time control is transferred.

        We, on the other hand, enter into separate contracts with suppliers for sourcing of modules for project companies if it is requested by the customers. We recognize revenues from modules sourced when the modules have been delivered and accepted by customers and installation is completed. We recognize revenues from provision of construction service in accordance with our accounting policies for construction contract.

Revenue based on the percentage of completion and assessment of the outcome of construction contracts

        Where the outcome of a construction contract can be estimated reliably, except where this would not be representative of the stage of completion, revenue and costs are recognized by reference to the stage of completion of the contract activity at the end of the reporting period, measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs. Variations in contract work, claims and incentive payments are included to the extent that the amount can be measured reliably and its receipt is considered probable.

        Where the outcome of a construction contract cannot be estimated reliably, contract revenue is recognized to the extent of contract costs incurred that it is probable will be recoverable. Contract costs are recognized as expenses in the period in which they are incurred.

        Based on the percentage of completion method, we recognized construction revenue of US$25.6 million, US$121.1 million and US$17.5 million in the years ended December 31, 2011, 2012 and 2013, respectively, and US$1.2 million in the six months ended June 30, 2014. This construction revenue could be estimated reliably, and was representative of the stage of completion.

        When it is probable that total contract costs will exceed total contract revenue, we recognize the expected loss as an expense.

        When a contract covers a number of assets, the construction of each asset is treated as a separate contract when separate proposals have been submitted for each asset, each asset has been separately negotiated and the costs and revenue of each asset can be separately identified. A group of contracts, performed concurrently or in a continuous sequence, is treated as a single construction contract when the contracts were negotiated as a single package and they are so closely inter-related that they constitute a single project with an overall profit margin.

        Where contract costs incurred to date plus recognized profits less recognized losses exceed progress billings, we record the surplus as amounts due from customers for contract work. For contracts where progress billings exceed contract costs incurred to date plus recognized profits less recognized losses, we record the surplus as amounts due to customers for contract work. Amounts received before the related work is performed are included in the consolidated statement of financial position, as a liability, as advances received. Amounts billed for work performed but not yet paid by the client are included in the consolidated statement of financial position under trade and other receivables.

IPP solar parks

        IPP solar parks include completed solar parks held for generation of electricity income and solar parks under development with an intention to be held for generation of electricity income. Solar parks under development will be transferred to completed solar parks upon completion and when they are ready for intended use. IPP solar parks are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation of completed solar parks and subsequent accumulated impairment losses, if any.

        Costs include expenditures capitalized during the course of obtaining permits required for solar parks (for example legal expenses, consultancy fees, staff costs and other costs), cost of land on which solar parks are developed or to be developed and costs of construction, such as costs for procurement of solar module, invertors and other equipment, costs for designing, engineering and installation and other direct costs capitalized in the course of construction. Such costs are capitalized starting from the point in time it is determined that development of the IPP solar park is probable.

        Depreciation of completed solar parks commences once the solar parks are successfully connected to grids and begin generating electricity. Depreciation is recognized, so as to write off the cost of assets (other than solar parks under development), over their estimated useful lives of the solar parks (less residual value if any), using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

        IPP solar parks are derecognized upon disposal or when there are no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of solar parks is determined as the difference between the sales proceeds and the carrying amount of the solar parks and is recognized in profit or loss. The IPP solar parks are reclassified as non-current assets held for sale when certain criteria are met with our intention to sale.

        At the end of each reporting period, we review the carrying amounts of its IPP solar parks to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, we determine the extent of the impairment loss (if any) and record the recoverable amount of the asset.

        We define each operational solar park generating electricity income as a cash generating unit, or CGU, for impairment purposes. We test a CGU for impairment whenever events or changes in circumstance indicate that the carrying amount of the CGU may not be recoverable. These events or changes in circumstances include:

  •
  Significant adverse changes in an FIT policy effecting the PPA for completed solar parks;

  •
  Significant restrictions on power generation by local authorities;

  •
  Material adverse changes in local tax structures applied in the renewable energy sector;

  •
  Sustaining or forecasted significant operational losses or net operating cash outflows;

  •
  Physical damage or obsolescence of solar parks; or

  •
  Decrease in system efficiency, mainly due to decreased performance of solar panels, PV modules and balance-of-system, or decreased quality of maintenance services performed.

        We have nil, 15, 39 and 46 CGUs as at December 31, 2011, 2012 and 2013 and June 30, 2014, respectively. In 2012, no indicators of impairment were identified for any CGU. In 2013, 17 of the 39 CGUs located in Greece showed indicators of impairment and were tested for impairment. The other 22 CGUs with no indicators of impairment were located in Japan, Spain and Czech. After performing the impairment test, we determined that 13 of the CGUs were impaired and recorded an impairment loss of US$21.6 million. The total remaining carrying value after impairment for the 13 CGUs was EUR28.6 million (equivalent to approximately US$39.5 million based on the historical exchange rate on the date of settlement of relevant transactions) as of December 31, 2013. The total carrying amount of the 4 CGUs that passed the impairment testing was US$4.6 million, and the carrying amount of each CGU was less than the respective estimated recoverable amount by approximately 5%.

        The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculation consisted of discount rate, estimated net electricity income and direct costs and growth rate. The discount rate and growth rate used in the impairment testing was 13.6% and 0%, respectively for each of the solar parks, as all of these solar parks subject to impairment testing have similar economic characteristics. The solar parks in Greece are built with the same brand of solar panels and equipment. They are also affected by the same FIT policies, cost structures, tax schemes, capital structures and risk profiles.

        We performed the following sensitivity analysis to test the exposure of the 17 IPP solar parks with indicators of impairment to fluctuations in the discount rate, estimated net change in electricity income and direct costs and growth rate during the useful lives of IPP solar parks. We assume, for purposes of this analysys, that the other assumptions during the forecasted period are constant.

Assumptions	Change in assumption	Total Increase/Decrease in the amount of impairment charges
Discount rate	Increase/decrease by 1%	Increase/decrease US$2.3 million
Estimated net change in electricity income and direct costs	Increase/decrease by 5%	Decrease/increase US$1.7 million
Growth rate	Increase/decrease by 1%	Decrease/increase US$2.8 million

        During the six months ended June 30, 2014, we have acquired three CGUs located in Greece which showed indicators of impairment at the period end, while other CGUs located in Greece, Japan, Spain and the Czech Republic do not show any indicators of impairment. After we performed the impairment tests on these three CGUs, we recorded an impairment loss of US$1.3 million. The total remaining carrying value after impairment for the three CGUs was EUR2.0 million (equivalent to approximately US$2.6 million based on the historical exchange rate on the date of settlement of relevant transactions) as of June 30, 2014.

        For IPP solar parks where customers purchase electricity from us under PPAs in certain countries, facts and circumstances of the FIT policies were changed mandatorily which triggered re-assessment on accounting for these arrangements. As a result, the newly issued FIT policies may indicate that it is remote that one or more parties other than the purchaser will take more than an insignificant amount of the output or other utility that will be produced or generated by the asset during the term of the arrangement, and the price that the purchaser will pay for the output is neither contractually fixed per unit of output nor equal to the current market price per unit of output as of the time of delivery of the output. These agreements will be accounted for as operating leases under such circumstance pursuant to IFRIC 4, Determine whether an Arrangement Contains a Lease, and IAS 17, Leases. Revenue is recognized based upon the amount of electricity delivered as determined by remote monitoring equipment at rates specified under the contracts, assuming all other revenue recognition criteria are met. We present the rental income from operating leases of these IPP solar parks as electricity generation income in revenue. There is no minimum lease payment since all lease payments are contingent on actual volume of electricity produced.

Inventories

        Our inventories mainly comprise solar modules and solar parks under development or completed that are held for sale by us within a normal operating cycle.

        Inventories are stated at the lower of cost and net realizable value. Costs of solar modules are calculated using the weighted average method. Costs include expenditures capitalized during the course of obtaining permits required for solar parks (for example legal expenses, consultancy fees, staff costs and other costs), cost of land on which solar parks are developed or to be developed, and costs of construction, such as costs for procurement of solar module, invertors and other equipment, costs for designing, engineering and installation, and other direct costs capitalized in the course of construction.

        The proceeds from the sale of solar parks held for sale is recognized as revenue and the carrying amount of the solar parks is recognized as costs of sales.

        Net realizable value represents the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale. Provisions are made for inventory whose carrying value is in excess of net realizable value. Certain factors could impact the realizable value, so we continually evaluate the recoverability based on assumptions about market conditions. We regularly review the cost of inventory against its estimated net realizable value and record the lower of cost and net realizable value to cost of sales, if inventories have costs in excess of estimated net realizable values.

        We do not depreciate our inventories. If circumstances change, and we begin to operate our solar parks for the purpose of generating electricity income, we will reclassify those solar parks as IPP solar parks.

        During the year ended December 31, 2012, we changed intention with respect to three solar parks located in the Czech Republic with a total carrying value of US$23.4 million from holding them for sale to holding them as IPP assets, and reclassified these three solar parks from inventories to IPP solar parks. Of these three parks, we constructed one in 2010 without a binding purchase agreement, and acquired the other two in March 2011 for the purposes of resale. In October 2011, we identified a customer with whom we entered into a non-binding agreement for the purchase of the three solar parks. By the end of 2011, we were not able to reach a final agreement on payment terms with that customer. In January 2012, the market price of electricity in the Czech Republic began to stabilize which made re-financing the solar parks more feasible and, as a result, holding these assets as IPP solar parks became more attractive to us. Therefore, we decided not to sell the solar parks and instead to hold and operate them as IPP solar parks. Accordingly, we reclassified them as long-term assets. We also performed an impairment analysis at the time the solar parks were reclassified as IPP solar parks using the discounted cash flow method, and, based on that analysis, concluded that the solar parks were not impaired. In December 2012, we successfully refinanced approximately 70% of the total investment in our solar parks.

Impairment of tangible and intangible assets other than goodwill

        We review the carrying amounts of our tangible and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, we estimate the recoverable amount of the asset in order to determine the extent of the impairment loss (if any). When it is not possible for us to estimate the recoverable amount of an individual asset, we estimate the recoverable amount of the cash-generating unit to which the asset relates. When we can identify a reasonable and consistent basis of allocation, we allocate corporate assets to individual cash-generating units, or otherwise to the smallest group of cash-generating units for which we can identify a reasonable and consistent allocation basis.

        Recoverable amount is the higher of fair value less costs of disposal and value in use.

        In assessing value in use, we discount the estimated future cash flows to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If we estimate the recoverable amount of an asset (or a cash-generating unit) to be less than its carrying amount, we reduce the carrying amount of the asset (or the cash-generating unit) to its recoverable amount. We recognize an impairment loss immediately in profit or loss.

        When we subsequently reverse an impairment loss, we increase the carrying amount of the asset (or cash-generating unit) to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had we not recognized an impairment loss for the asset (or cash-generating unit) in prior years. We recognize a reversal of an impairment loss immediately in profit or loss.

Share-based payment arrangements

  Shares granted to the directors and eligible employees

        For our shares granted by us or transferred by controlling shareholders in exchange for services we receive that are conditional within a vesting period, we determine the fair value of services received by reference to the fair values of relevant shares granted or transferred. We expense the fair value of shares granted or transferred at the date of grant or the date of transfer on a straight-line basis over the vesting period, with a corresponding increase in equity, recorded as share-based compensation reserve. The forfeitures will be estimated to adjust over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such original estimates. We will recognize the changes in estimated forfeitures through a cumulative catch-up adjustment in the period of change.

        At the time when the shares granted are cancelled during the vesting period, we account for the cancellation as an acceleration of vesting, and recognizes immediately the amount that otherwise would have been recognized for services received over the remainder of the vesting period. The amount previously recognized in share-based compensation reserve will remain in the share-based compensation reserve.

        We estimate the fair value of the share options on the grant date of each issuance using the binomial model, which is an option pricing model. We estimate the expected term based on the option term related to the vesting schedule and the expected option expiration date. We develop the volatility rate estimation based on the volatility of comparable companies within the expected term commensurate with the expected time period, and modified to reflect how currently available information informs our reasonable expectations about the future of the company. We determine the risk-free interest rate based on the yield of the U.S. Treasury Bond, denominated in U.S. dollars, with duration closest to the expected term.

        As a private company, we determine the fair value of our ordinary shares as of the grant date of the share-based awards by making complex and highly subjective judgments and assumptions about our projected financial and operating results. We are also required to make other assumptions such as our weighted average cost of capital, general market and macroeconomic conditions, nature and prospects of the industry, nature and stage of development of our company, comparable companies, and our business risks. These assumptions are inherently uncertain. Changes in these assumptions could significantly affect the valuation results and the amount of share-based compensation expenses we recognize in our consolidated financial statements.

  Share options granted to eligible employees

        Share options that we issue in exchange for services we receive are measured by reference to the fair value of the share options granted. We expence the fair value of services received on a straight-line basis over the vesting period with a corresponding increase in equity (share-based compensation reserve).

        At the end of each reporting period, we revise our estimates of the number of options that are expected to ultimately vest. We recognize impact of the revision of the original estimates during the vesting period, if any, in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

        When share options are exercised, the amount previously recognized in our share options reserve will be recognized in share capital and additional paid-in capital. When the share options are forfeited after the vesting date or are still not exercised at the expiry date, the amount previously recognized share options reserve will be transferred to our accumulated losses.

  Shares granted to non-employees

        We measure shares issued in exchange of services at the fair values of the services received, unless that fair value cannot be reliably measured, in which case we measure the services received by reference to the fair value of the shares issued. We recognize the fair values of the services received as expenses, with a corresponding increase in equity, when the counterparties render services, unless the services qualify for recognition of assets.

Internal Control over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation and external audit of our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness and other control deficiencies, each as defined in AU325, in our internal control over financial reporting as of December 31, 2013. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified related to our insufficient accounting resources and process and procedures necessary to comply with IFRS and the SEC reporting and compliance requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies including a significant deficiency that was identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        To address the material weakness and control deficiencies identified, including the significant deficiency, we have taken and are planning to take a number of measures, including (i) hiring additional accounting personnel with experience in IFRS and SEC reporting requirements, especially at the regional level; (ii) providing regular training on an ongoing basis to our accounting personnel that covers a broad range of accounting and financial reporting topics; (iii) developing and applying a comprehensive manual with detailed guidance on accounting policies and procedures as well as procedures for maintenance and retention of accounting and financial records, (iv) forming an internal audit department, which will directly report to the audit committee; and (v) forming an audit committee which consists of independent directors to oversee the operation of our finance department, and to approve all related party transactions and other significant transactions. However, the implementation of these measures may not fully address the material weakness and other control deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. See "Risk Factors—Risks Related to Our Business and Industry—In the course of preparing our consolidated financial statements, we have identified a material weakness and other control deficiencies in our internal control over financial reporting, which, as of the date of this prospectus, have not been remediated. If we fail to achieve an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud and investor confidence in our company and the market price of the ADSs may be adversely affected."

JOBS Act and Adoption of Accounting Standards

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. For as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." Under the JOBS Act, "emerging growth companies" are not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to the end of the fifth full fiscal year following the date of their initial public offerings.

Results of Operations

        The following table sets forth our results of operations for the periods indicated, both in absolute amounts and as percentages of our total revenue for the respective periods. Our historical results presented below are not necessarily indicative of the results that may be expected for future periods.

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)	(US$ in thousands)	(% of total revenue)
Revenue	83,127	100.0	203,757	100.0	36,457	100.0	23,758	100.0	14,422	100.0
Electricity generation income(1)	—	—	4,515	2.2	8,020	22.0	2,429	10.2	11,838	82.1
Solar energy system sales	64,055	77.1	180,231	88.5	21,462	58.9	18,842	79.3	1,201	8.3
Other	19,073	22.9	19,010	9.3	6,975	19.1	2,487	10.5	1,383	9.0
Cost of sales and services	(59,148)	(71.2)	(142,433)	(69.9)	(29,270)	(80.3)	(20,299)	(85.4)	(8,288)	(57.5)

Gross profit	23,979	28.8	61,324	30.1	7,187	19.7	3,459	14.6	6,135	42.5
Impairment loss on IPP solar parks	—	—	—	—	(21,645)	(59.4)	(2,148)	(9.0)	(1,280)	(8.9)
Impairment loss on receivables	(182)	(0.2)	(629)	(0.3)	(3,521)	(9.7)	—	—	—	—
Impairment loss on amounts due from other related parties	—	—	—	—	—	—	—	—	(2,200)	(15.3)
Selling expenses	(488)	(0.6)	(635)	(0.3)	(848)	(2.3)	(467)	(2.0)	(492)	(3.4)
Administrative expenses	(15,293)	(18.4)	(24,007)	(11.8)	(25,030)	(68.7)	(14,686)	(61.8)	(9,103)	(63.1)
Other operating income	1,574	1.9	789	0.4	484	1.3	135	0.6	1,443	10.0

Profit (loss) from operations	9,590	11.5	36,842	18.1	(43,373)	(119.1)	(13,706)	(57.7)	(5,498)	(38.1)
Investment and other income	514	0.6	955	0.5	960	2.6	259	1.1	229	1.6
Other gains and losses	(770)	(0.9)	(1,570)	(0.8)	(3,488)	(9.6)	(3,280)	(13.8)	(534)	(3.7)
Finance costs	(138)	(0.2)	(1,132)	(0.6)	(2,352)	(6.5)	(1,173)	(4.9)	(1,342)	(9.3)
Other expenses	—	—	(1,600)	(0.8)	(2,266)	(6.2)	(734)	(3.1)	(665)	(4.6)
Share of losses of associates	(114)	(0.1)	—	—	—	—	—	—	—	—

Profit (loss) before taxation	9,082	10.9	33,495	16.4	(50,519)	(138.8)	(18,635)	(78.4)	(7,810)	(54.2)
Income tax expense	(1,991)	(2.4)	(6,630)	(3.3)	(3,372)	(9.2)	(1,214)	(5.1)	(416)	(2.9)

Profit (loss) for the period	7,091	8.5	26,865	13.1	(53,891)	(148.0)	(19,849)	(83.5)	(8,226)	(57.0)

Other comprehensive income (expense) that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations	(2,878)	(3.5)	1,031	0.5	(352)	(1.0)	(1,004)	(4.2)	392	2.7

Total comprehensive income (expense) for the period	4,213	5.0	27,896	13.6	(54,243)	(149.0)	(20,853)	(87.8)	(7,834)	(54.3)

(1)
Represents revenue from selling electricity from IPP solar parks.

Six Months Ended June, 2014 Compared to Six Months Ended June 30, 2013

        Revenue.    Our total revenue decreased by 37.5% from US$23.8 million in the six months ended June 30, 2013 to US$14.4 million in the same period of 2014, primarily as a result of continuing to shift our business strategy from primarily generating revenue from selling solar energy systems to primarily generating revenue from selling electricity.

  •
  Revenue from selling electricity from IPP solar parks.  Our revenue from selling electricity from IPP solar parks increased by 387.4% from US$2.4 million in the six months ended June 30, 2013 to US$11.8 million in the same period of 2014, as we increased the capacity of our IPP portfolio from 30.2 MW as of June 30, 2013 to 51.8 MW as of June 30, 2014. The amount of electricity we produced and sold increased from 3.7 million kWh in the six months ended June 30, 2013 to 30.6 million kWh in the same period of 2014 and the average selling price per kWh decreased from US$0.56 in the six months ended June 30, 2013 to US$0.39 in the same period of 2014. The increase in the amount of electricity we sold was primarily due to the increase in total capacity of our IPP solar parks in Greece and Japan in the six months ended June 30, 2014 and the decrease in average selling price was primarily because the FIT in Greece and Japan was lower than that in the Czech Republic and Spain, where we already had IPP solar parks in operation in the six months ended June 30, 2013. Under our existing PPAs, we commit the full capacity of our IPP solar parks and all the electricity we generate from our IPP solar parks.

  •
  Revenue from solar energy system sales.  Our revenue from solar energy system sales decreased by 93.6% from US$18.8 million in the six months ended June 30, 2013 to US$1.2 million in the same period of 2014, primarily due to (i) a decrease in revenue from construction services we provided from US$14.9 million in the six months ended June 30, 2013 to US$1.2 million in the same period of 2014 and (ii) a decrease in revenue from the sales of solar parks from US$4.0 million in the six months ended June 30, 2013 to nil in the same period of 2014, as we held more solar parks we constructed as IPP assets. We did not derive any revenue from the sales of permits and sourcing and sales of solar modules as part of the EPC services in 2013 and the six months ended June 30, 2014.

  •
  Other revenue.  Our other revenue decreased by 44.4% from US$2.5 million in the six months ended June 30, 2013 to US$1.4 million in the same period of 2014, primarily due to the decrease in O&M services provided to related parties from US$1.9 million to US$0.1 million and the decrease in sales of solar modules from US$0.6 million to US$0.1 million, as we relied less on related parties for revenue contribution and shifted our focus away from non-core business.

        Cost of sales and services.    Our cost of sales and services decreased by 59.2% from US$20.3 million in the six months ended June 30, 2013 to US$8.3 million in the same period of 2014, primarily due to the decrease in cost of rendering construction services and the cost in developing permits, purchasing modules and other equipment as a result of the decrease in our BT business, partially offset by the increase in other tax expenses and the increase in the depreciation of our IPP solar parks and our land lease costs as we hold more solar parks as IPP assets generate more electricity. Cost of sales and services as a percentage of revenue decreased from 85.4% in the six months ended June 30, 2013 to 57.5% in the same period of 2014 primarily as a result of higher FIT in Japan as compared to Greece and Bulgaria where we had IPP solar parks in the six months ended June 30, 2013.

        Gross profit.    Our gross profit increased by 77.3% from US$3.5 million in the six months ended June 30, 2013 to US$6.1 million in the same period of 2014, and our gross profit margin increased from 14.6% in the six months ended June 30, 2013 to 42.5% in the same period of 2014, primarily due to the higher gross profit margin in Japan as a result of higher FIT in Japan as compared to Greece and Bulgaria where we had IPP solar parks in the six months ended June 30, 2013.

        Selling expenses.    Our selling expenses were US$0.5 million in the six months ended June 30, 2013 and remained approximately the same in the same period of 2014. Selling expenses as a percentage of revenue increased from 2.0% in the six months ended June 30, 2013 to 3.4% in the same period of 2014.

        Administrative expenses.    Our administrative expenses decreased by 38.0% from US$14.7 million in the six months ended June 30, 2013 to US$9.1 million in the same period of 2014, primarily due to the decrease in legal and professional fees and share-based compensation. Administrative expenses as a percentage of revenue increased slightly from 61.8% in the six months ended June 30, 2013 to 63.1% in the same period of 2014.

        We do not expect our administrative expenses to fluctuate significantly due to our shift in focus from solar energy system sales to IPP business. Our legal and professional expenses are mainly related to pipeline development, which we conduct for both our solar energy system sales business and IPP business, as well as corporate financing activities. Employee salaries and benefits, office, rental and travel expenses and share-based compensation are mainly related to the total number of employees. We do not expect our total number of employees to change significantly as a result of our shift in focus from solar energy system sales to IPP business.

        Impairment loss on IPP solar parks.    We recorded an impairment loss of US$1.3 million on IPP solar parks in the six months ended June 30, 2014, compared to US$2.1 million in the same period of 2013. We recorded an impairment loss of US$2.1 million on one IPP solar park in Greece in the six months ended June 30, 2013 as a result of a delay in connection to the grid and FIT was therefore lower than expected. We recorded an impairment loss of US$1.3 million on three IPP solar parks we purchased in Greece in January 2014 before the Greek government passed a law in April 2014 to reduce the FIT in effect on existing PPAs by roughly 30%.

        Impairment loss on amounts due from other related parties.    We recorded an impairment loss of US$2.2 million on the US$8.0 million due from other related parties in the six months ended June 30, 2014 as a result of the decrease in collectability of certain amounts due from China New Era International Limited, or China New Era, one of our related parties. For a further discussion of our impairment loss for amounts due from China New Era, see "Related Party Transactions—Transactions with Certain Affiliates and Shareholders—Transactions with China New Era International Limited." We made the determination on the amount of the impairment loss based on our on-going communication with China New Era on the collectability of the receivables. We believe the remaining amount due is recoverable due to the following reasons: (i) Mr. Su, our founder and executive chairman, who controls 49% of the shares of the China New Era, has access to the financial and operating information of China New Era, based on which, we believe that China New Era has the ability and intention to repay the debt, and (ii) we intend to offer a discount on the amounts due from China New Era as requested by China New Era, which we believe would expedite the repayment by China New Era. The impairment is the amount of discount we intend to offer.

        Other operating income.    Our other operating income increased from US$0.1 million in the six months ended June 30, 2013 to US$1.4 million in the same period of 2014, primarily due to a gain of US$1.3 million from the disposal of IPP solar parks in Japan.

        Investment income.    Our investment income decreased from US$0.3 million in the six months ended June 30, 2013 to US$0.2 million in the same period of 2014.

        Other losses.    Our other losses decreased from US$3.3 million in the six months ended June 30, 2013 to US$0.5 million in the same period of 2014, primarily due to a decrease in our net foreign exchange loss from US$3.2 million in the six months ended June 30, 2013 to US$0.1 million in the same period of 2014 as a result of the appreciation of Japanese Yen against US dollar.

        Finance costs.    Our finance costs increased slightly from US$1.2 million in the six months ended June 30, 2013 to US$1.3 million in the same period of 2014.

        Other expenses.    Our other expenses decreased by 9.4% from US$0.7 million in the six months ended June 30, 2013 to slightly below US$0.7 million in the same period of 2014. Other expenses as a percentage of revenue increased from 3.1% in the six months ended June 30, 2013 to 4.6% in the same period of 2014.

        Income tax expense.    Our income tax expense decreased by 65.7% from US$1.2 million in the six months ended June 30, 2013 to US$0.4 million in the same period of 2014, primarily due to the increase in deferred tax in the six months ended June 30, 2014. Income tax expense as a percentage of revenue decreased from 5.1% in the six months ended June 30, 2013 to 2.9% in the same period of 2014.

        Profit (loss) for the year.    As a result of the foregoing, we recorded a loss of US$19.8 million for the six months ended June 30, 2013, compared to a loss of US$8.2 million for the same period of 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

        Revenue.    Our total revenue decreased by 82.1% from US$203.8 million in 2012 to US$36.5 million in 2013, primarily as a result of shifting our business strategy from primarily generating revenue from selling solar energy systems to primarily generating revenue from selling electricity in 2013.

  •
  Revenue from selling electricity from IPP solar parks.  Our revenue from selling electricity from IPP solar parks increased by 77.6% from US$4.5 million in 2012 to US$8.0 million in 2013, as we increased the capacity of our IPP portfolio from 23.9 MW as of December 31, 2012 to 43.2 MW as of December 31, 2013 following our construction of solar parks in Japan and our acquisition of solar parks in Greece in 2013 which we had previously constructed and sold. The amount of electricity we produced and sold increased from 7.2 million kWh in 2012 to 17.0 million kWh in 2013 and the average selling price per kWh decreased from US$0.63 in 2012 to US$0.46 in 2013. The increase in the amount of electricity we sold was primarily due to the increase in total capacity of our IPP solar parks in Japan and Greece in 2013. The decrease in average selling price from 2012 to 2013 was primarily because the FIT in Greece and Japan was lower than that in the Czech Republic and Spain where we already had IPP solar parks in operation in 2012.

  •
  Revenue from solar energy system sales.  Our revenue from solar energy system sales decreased by 88.1% from US$180.2 million in the 2012 to US$21.5 million in 2013, primarily due to the decrease in construction services we provided as we held more solar parks we constructed as IPP assets. We did not derive any revenue from the sales of permits and sourcing and sales of solar modules as part of the EPC services in 2013 while we derived a total of US$59.1 million from such services in 2012.

  •
  Other revenue.  Our other revenue decreased by 63.3% from US$19.0 million in 2012 to US$7.0 million in 2013, primarily due to the decrease in sales of solar modules from US$19.0 million in 2012 to US$2.3 million in 2013, as we shifted our focus away from this non-core business, partially offset by the US$4.7 million O&M revenue recorded in 2013 while we did not have O&M revenue previously.

        Cost of sales and services.    Our cost of sales and services decreased by 79.4% from US$142.4 million in 2012 to US$29.3 million in 2013, primarily due to the decrease in the costs of rendering construction services, developing permits, purchasing modules and other equipment, partially offset by the increase in depreciation of IPP solar parks and the occurrence of O&M subcontracting cost. Cost of sales and services as a percentage of revenue increased from 69.9% in 2012 to 80.3% in 2013 primarily as a result of a one-off charge of cost overrun of construction services in Greece in 2013.

        Gross profit.    Our gross profit decreased by 88.3% from US$61.3 million in 2012 to US$7.2 million in 2013, primarily as a result of our shift in focus from solar energy system sales to IPP business. The gross profit of our solar energy system sales business can be larger than that of our IPP business but on a one-off basis while the gross profit of our IPP business is normally smaller but sustainable within a longer period. Our gross profit margin decreased from 30.1% to 19.7%, primarily as a result of a one-off charge of cost overrun of construction services in Greece in 2013.

        Selling expenses.    Our selling expenses slightly increased by US$0.2 million from 2012 to 2013. Selling expenses as a percentage of revenue increased from 0.3% in 2012 to 2.3% in 2013.

        Administrative expenses.    Our administrative expenses increased by 4.3% from US$24.0 million in 2012 to US$25.0 million in 2013, primarily due to the increase in legal and professional expenses, employee salaries and benefits and office, rental and travel expenses, partially offset by the decrease in share-based compensation and other expenses. Administrative expenses as a percentage of revenue increased from 11.8% in 2012 to 68.7% in 2013, primarily due to the fixed nature of the expenses despite the decrease in revenue.

        Impairment loss on IPP solar parks.    We recorded an impairment loss of US$21.7 million on IPP solar parks in 2013, which was triggered by the deterioration in the financial condition of one of our customers that ultimately culminated in a change of law to reduce the FIT policy in effect by roughly 30% in Greece.

        Impairment loss on receivables.    Impairment loss on receivables increased significantly from US$0.6 million in 2012 to US$3.5 million in 2013, primarily as a result of allowance provided for receivables due from grid companies in Greece with financial difficulties that imposed a discount on our IPP revenue in 2013.

        Investment income.    Our investment income mainly represented interest income and remained steady at US$0.9 million from 2012 to 2013.

        Other losses.    Our other losses increased significantly from US$1.6 million in 2012 to US$3.5 million in 2013, primarily due to an increase of net foreign exchange losses from US$1.6 million in 2012 to US$4.1 million in 2013, reflecting the depreciation of the Japanese Yen and Czech Crown against the U.S. dollar in 2013.

        Finance costs.    Our finance costs increased significantly from US$1.1 million in 2012 to US$2.4 million in 2013, primarily due to the increase in our bank borrowings and other loan balance.

        Other expenses.    Our other expenses increased by 41.6% from US$1.6 million in 2012 to US$2.3 million in 2013, primarily due to our legal and professional expenses incurred in 2013 for the preparation of our initial public offering. Other expenses as a percentage of revenue increased from 0.8% in 2012 to 6.2% in 2013.

        Income tax expense.    Our income tax expense decreased by 49.1% from US$6.6 million in 2012 to US$3.4 million in 2013, primarily due to a significant decrease in the profit before tax. Income tax expense as a percentage of revenue increased from 3.3% in 2012 to 9.2% in 2013.

        Profit (loss) for the year.    As a result of the foregoing, we recorded a profit of US$26.9 million for 2012, compared to a loss of US$53.9 million for 2013.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

        Revenue.    Our revenue increased significantly from US$83.1 million in 2011 to US$203.8 million in 2012. This increase was mainly attributable to the significant increase in construction services we provided in Greece in 2012.

  •
  Revenue from selling electricity from IPP solar parks.  In 2012, we began to generate revenue from selling electricity from IPP solar parks. Our revenue from electricity generation was US$4.5 million in 2012 while we had no such revenue in 2011. We acquired solar parks in the Czech Republic and Spain in 2011 and 2012, respectively, which we had previously constructed and sold. We also reclassified certain solar parks held for sale in the Czech Republic to IPP solar parks in 2012. As of December 31, 2012, the total capacity of our IPP solar parks amounted to 23.9 MW. We produced and sold a total of 7.2 million kWh of electricity in 2012 at an average selling price of US$0.63.

  •
  Revenue from solar energy system sales.  Our solar energy system sales business in 2011 and 2012 consists of (i) sale of permits, (ii) sourcing and sales of solar modules as part of the EPC services and (iii) construction services. We did not sell solar parks in 2011 or 2012. Our revenue from solar energy system sales increased by 181.4% from US$64.1 million in 2011 to US$180.2 million in 2012, primarily due to the increase of US$95.5 million in revenue from construction services. The increase in construction services was mainly attributable to the construction project in Greece, from which we derived revenue of US$70.6 million. While we did not derive any revenue from the sourcing and sales of solar modules as part of the EPC services in 2011, we derived revenue of US$32.8 million from such sales in connection with the construction project in Greece in 2012. Our increase in revenue from construction services and sourcing and sales of solar modules was partially offset by a decrease of US$12.1 million in revenue from the sales of permits in 2012.

  •
  Other revenue.  Our other business in 2011 and 2012 primarily consists of sales of solar modules. Our revenue from solar module sales slightly decreased from US$19.1 million in 2011 to US$19.0 million in 2012.

        Cost of sales and services.    Our cost of sales and services increased significantly from US$59.1 million in 2011 to US$142.4 million in 2012, primarily due to the significant increase in the cost of rendering construction services, commensurate with the increase in our provision of construction services in 2012. Cost of sales and services as a percentage of revenue decreased slightly from 71.2% in 2011 to 69.9% in 2012.

        Gross profit.    Our gross profit increased significantly from US$24.0 million in 2011 to US$61.3 million in 2012. Our gross profit margin increased from 28.8% in 2011 to 30.1% in 2012. The increase in gross profit was mainly due to the increase in EPC services we performed in Greece in 2013.

        Selling expenses.    Our selling expenses increased 30.2% from US$0.5 million in 2011 to US$0.6 million in 2012, reflecting more marketing activities in 2012. Selling expenses as a percentage of revenue decreased from 0.6% in 2011 to 0.3% in 2012.

        Administrative expenses.    Our administrative expenses increased by 57.0% from US$15.3 million in 2011 to US$24.0 million in 2012, primarily due to the increase in office, rental and travel expenses, share-based compensation and other expenses. Administrative expenses as a percentage of revenue decreased from 18.4% in 2011 to 11.8% in 2012, primarily due to the relatively fixed nature of the expenses despite the increase in revenue.

        Impairment loss on receivables.    Our impairment loss increased significantly from US$0.2 million on receivables in 2011 to US$0.6 million on receivables in 2012.

        Investment income.    Our investment income increased 85.7% from US$0.5 million in 2011 to US$1.0 million in 2012, primarily due to increase of interest income from increasing cash and amount due from related parties balances.

        Other losses.    Our other losses increased significantly from US$0.8 million in 2011 to US$1.6 million in 2012, primarily due to an increase in net foreign exchange losses, as a result of depreciation of the Japanese Yen against the U.S. dollar in 2012.

        Finance costs.    Our finance costs increased significantly from US$0.1 million in 2011 to US$1.1 million in 2012, primarily due to the increase in our bank borrowings and loan balances.

        Other expenses.    We had other expenses of US$1.6 million in 2012, primarily due to legal and professional fees incurred for the preparation for our initial public offering, compared to no other expenses in 2011. Other expenses as a percentage of revenue in 2012 was 0.8%.

        Share of losses of associates.    We had no share of losses of associates in 2012, compared to our share of losses of associates in 2011 of US$0.1 million.

        Income tax expense.    Our income tax expense increased significantly from US$2.0 million in 2011 to US$6.6 million in 2012, primarily due to the increase in profit before tax. Our effective income tax rates were 21.9% and 19.8% in 2011 and 2012. Income tax expense as a percentage of revenue increased from 2.4% in 2011 to 3.3% in 2012.

        Profit for the year.    As a result of the foregoing, our profit increased significantly from US$7.1 million in 2011 to US$26.9 million in 2012.

Liquidity and Capital Resources

        Our principal sources of liquidity to date have been cash from our operations and borrowings from banks and our shareholders. We leverage bank facilities in certain countries in order to meet working capital requirements for construction activities. Our principal uses of cash have been for pipeline development, working capital and general corporate purposes.

        As of June 30, 2014, we had cash of US$17.1 million. As of June 30, 2014, we had restricted cash of US$1.7 million which represented deposits placed in banks for the purpose of bidding for potential project permits. As of June 30, 2014, we had US$46.1 million in outstanding short-term borrowings (including the current portion of long-term bank borrowings) and US$20.9 million in long-term bank borrowings (excluding the current portion). As of June 30, 2014, we were in compliance with all material terms and covenants of our loan credit agreements.

        In October 2012, we entered into a "developmental financial cooperation agreement" with the Shanghai Branch of China Development Bank, pursuant to which the bank has stipulated its intention to finance our business operations and project development activities in a total amount of up to RMB10.0 billion or equivalent from 2012 through 2016.

        In November 2012, we secured three senior credit facilities totaling CZK363.0 million (US$19.1 million) from PPF banka a.s. at an interest rate of 3.3% plus the one-month Prague InterBank Offered Rate, or PIBOR. We pledged over our equity interest in our Czech subsidiaries, their account and trade receivables arising out of business activities, such as income generated from the sale of electricity, and other solar park assets they own a security for the repayment of these borrowings.

        Partly due to the oversupply of PV modules and intense market competition, we have been able to negotiate flexible credit terms with our suppliers. For PV modules, we typically do not need to make any payment until six months after delivery. Our EPC services and balance-of-system suppliers in Japan typically require us to pay an average 30% of the contract price at the time of signing the contract, and 30% or more at the time of delivery of the services, and the remaining payment will not be due until completion of the solar parks. In Greece, Bulgaria and Canada, we typically do not need to make majority of the payments for EPC services until the solar parks are connected to the grid, or later.

        We received shareholder loans from our former shareholder, Sky Solar Holdings Co., Ltd. amounting to US$20.7 million, US$35.5 million and US$34.5 million in 2011, 2012 and 2013, respectively. In the six months ended June 30, 2014, we received an aggregate of US$5.1 million shareholder loan from our parent company Sky Power Group Ltd., which Sky Power Group Ltd. intends to convert into equity interests in our company immediately prior to our initial public offering. In addition, in the six months ended June 30, 2014, certain of our affiliates have undertaken to continue to provide financial supports to us by (1) committing not to withdraw pledged bank deposits of US$44.3 million related to our outstanding short-term bank borrowings of US$42.1 million until December 31, 2015; and (2) committing to a loan of US$42.1 million to us, should the banks call the aforementioned short-term loans while there are no other new bank facilities available to us. See "Description of Share Capital—History of Securities Issuance" and "Related Party Transactions—Transactions with Certain Affiliates and Shareholders" for additional details. Moreover, in the first quarter of 2014, we received a loan of US$5.9 million from an independent third party to finance the construction of certain solar parks and the loan has since been converted into equity.

        As of the date of this prospectus, we have received an aggregate of JPY5.0 billion (US$49.4 million) in cash in connection with silence partnership agreements entered into with two groups of independent third-party investors. For more details, see "Business—Global Reach—Featured Countries—Japan—Japanese Silent Partnership".

        We will require significant financial resources to expand and develop our existing project pipeline. The development of IPP solar parks can take months or years. We may need to make significant upfront investments, such as payments for site control and transmission and PPA deposits, in advance of the receipt of any revenue. Historically, apart from bank borrowing, shareholder contributions and our own operating cash flows, we have relied on financing for the construction of large IPP solar parks, including project funding, pre-financing agreements with off-takers and supply-chain financing. As of December 31, 2011, 2012 and 2013 and June 30, 2014, our current liabilities exceeded our current assets by US$24.3 million, US$12.4 million, US$7.8 million and US$29.4 million, respectively. Following connection, we typically pledge solar park assets or account or trade receivables to raise debt financing in order to optimize the project's capital structure, pay our contractors and replenish our working capital. Such debt financing usually has a term of over 15 years and we are restricted from creating additional security over our assets. Such account or trade receivables will include all income generated from the sale of electricity in the solar parks. We believe that our current operating IPP solar parks and projects under construction are highly liquid assets that can be pledged to raise new capital or sold to raise additional capital to finance new development when necessary.

        We historically have generated revenue through the sales of permits, EPC services and constructed solar parks. Going forward, we expect to derive a greater proportion of our revenue from selling electricity generated by IPP solar parks. Electricity sales are only generated after significant initial capital investments. The delayed completion of solar parks and inability to generate electricity income from IPP solar parks after making such upfront investments could adversely affect our business and results of operations and as a result we may become constrained in our ability to simultaneously undertake multiple projects. Our liquidity may be adversely affected to the extent the solar market weakens and we are unable to sell our solar parks or services on pricing, terms and timing favorable or acceptable to us.

        We may need additional cash resources in the future if we experience changed business conditions or other developments or if we decide to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue equity or equity-linked securities or obtain a credit facility. Any issuance of equity or equity-linked securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and finance covenants. It is possible that, when we need additional cash resources, financing will not be available to us in amounts or on terms that would be acceptable to us.

        We target to maintain the sufficiency of cash flows with availability of unutilized banking facilities, internally generated funds and funds obtained from financing activities, if required. We review our forecasted cash flows on an on-going basis to ensure that we will have sufficient capital from a combination of internally generated cash flows and proceeds from financing activities, if required, in order to fund our working capital and capital expenditures requirements and to meet our short term debt obligations and other liabilities and commitments as they become due. We believe that our current cash and cash equivalents, anticipated cash flows from operations, additional equity investments that have been committed by our existing shareholders, and financing available to us pursuant to project funding and financial lease arrangements that have been signed will be sufficient to meet our cash requirements for at least the next 12 months. We plan to utilize a portion of the proceeds from this offering to expand our IPP business.

        The following table sets forth a summary of our net cash flows for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(US$ in thousands)
Net cash from (used in) operating activities	1,526	(34,425)	(28,588)	1,306	17,698
Net cash used in investing activities	(13,762)	(36,450)	(33,229)	(28,188)	(15,756)
Net cash generated from (used in) financing activities	17,784	84,157	51,355	17,055	5,018

Net increase (decrease) in cash and cash equivalents	5,548	13,282	(10,462)	(9,827)	6,960
Cash and cash equivalents at beginning of the year	5,615	9,004	22,237	22,237	9,742
Effects of exchange rate changes on the balance of cash held in foreign currencies	(2,159)	(49)	(2,033)	(768)	392

Cash and cash equivalents at end of the year, represented by cash and cash equivalents	9,004	22,237	9,742	11,642	17,094

Operating Activities

        Our net cash generated from operating activities in the six months ended June 30, 2014 was US$17.7 million. This cash inflow was primarily attributable to (i) a decrease in trade and other receivables of US$32.9 million, primarily due to the settlement of solar energy system sales receivables in connection with Greece solar parks, (ii) a decrease in inventories of US$4.5 million, (iii) a decrease in amounts due from other related parties of US$3.8 million, primarily due to the collection of amounts due from related parties and (iv) an impairment loss on amounts due from related parties of US$2.2 million. This cash inflow was primarily offset by (i) a decrease in trade and other payables of US$19.7 million, primarily due to the settlement of subcontractor costs in connection with Greece solar parks, (ii) a loss before taxation of US$7.8 million and (iii) a gain on disposal of IPP solar parks of US$1.3 million.

        Our net cash used in operating activities in 2013 was US$28.6 million. This cash outflow was primarily attributable to (i) a US$50.5 million loss before taxation, (ii) a decrease in trade and other payables of US$18.4 million, primarily due to the settlement of subcontractor costs in connection with Greece solar parks and (iii) an increase in trade and other receivables of US$12.8 million from EPC services. This cash outflow was primarily offset by (i) an impairment loss on IPP solar parks of US$21.7 million due to the deterioration in the financial condition of one of our customers that culminated in a newly passed law in Greece that retroactively reduces the existing FIT, (ii) a decrease in amount due from customers for contract work of US$17.0 million, primarily due to the completion of Greece solar parks and (iii) a decrease in inventories of US$6.2 million, as we sold solar parks in Japan.

        As of December 31, 2013, our trade receivables due from third party customers amounted to US$47.8 million and the amounts due from related parties amounted to US$14.9 million. We allow credit periods of up to one year to certain customers on a case-by-case basis. We assess impairment of trade receivables individually with reference to the nature of trading balances, length of credit period offered and historical recoverability of the balances. The following table sets forth the aging of our trade receivables and amounts due from unrelated and related parties, the provisions we made as of December 31, 2013 and June 30, 2014, and the subsequent settlement amounts and the amounts subsequently collected in cash as of November 4, 2014:

	As of December 31, 2013				As of June 30, 2014				As of November 4, 2014
Aging period	Gross account receivable	% of Total	Impairment reserve	Total balance	Gross account receivable	% of Total	Impairment reserve	Total balance	Subsequent settlement(1)	Subsequent collection in cash	Remaining balance
	(US$ in thousands except percentages)
Trade receivables due from third parties(2):
<1 year	22,849	47.8	—	22,849	11,955	43.8	—	11,955	—	6,628	5,326
1-2 years	24,926	52.2	(2,951)	21,975	15,325	56.2	(811)	14,514	—	14,397	117
Total	47,775	100.0	(2,951)	44,824	27,279	100.0	(811)	26,468	—	21,025	5,443
Amounts due from related parties:
-Trade
<1 year	3,449	23.1	—	3,449	1,227	13.3	—	1,227	—	34	1,193
1-2 years	11,474	77.9	—	11,474	8,002	86.7	(1,970)	6,032	—	—	6,032
Total	14,923	100.0	—	14,923	9,229	100	(1,970)	7,259	—	34	7,226

(1)
"Subsequent settlement" represents settlement through off-setting against payables with the same vendor or associate of the vendor.

(2)
The majority of the outstanding balances as of December 31, 2013 were receivables due from a Chinese state-owned enterprise (US$19.4 million). The outstanding balances have been collected in full as of the date of this prospectus.

        As of December 31, 2013, we had deposits amounting to US$9.7 million on project assets initially paid to a third party to secure a solar park investment opportunity. The amount was originally due in March 2013. However, no repayment was made by the counterparty on the due date and as a result, we made a provision of US$1.4 million as of December 31, 2013 for the receivables. On June 1, 2014, we assigned the entire interest in the balance of the receivables to Sky Solar (HK) International Company Ltd., a company wholly owned and controlled by Mr. Weili Su, our founder and executive chairman. As consideration for the assignment, Sky Solar (HK) International Company Ltd. cancelled certain outstanding shareholder loans and payables of equal value it had provided to us.

        Our net cash used in operating activities in 2012 was US$34.4 million. This cash outflow was primarily attributable to (i) a decrease in trade and other payables of US$91.8 million, primarily due to the settlement of payables of our completed solar parks in Bulgaria, (ii) an increase in trade and other receivables of US$49.7 million, primarily due to the completion of the construction of a significant number of solar parks in Greece and (iii) an increase in amounts due from related parties of US$51.2 million, primarily as a result of construction services in Greece in 2012 for ChaoriSky Solar and China New Era International Limited. This cash outflow was primarily offset by (i) a decrease in inventories of US$88.4 million, primarily due to the utilization of PV modules in the construction of solar energy systems for sale in Greece, (ii) profit before taxation of US$33.5 million and (iii) a decrease in amount due from customers for contract work of US$16.8 million, primarily due to the completion of a significant number of our solar parks in Bulgaria and the collection of payments in connection with those solar parks.

        Our cash generated from operating activities in 2011 was US$1.5 million. This cash inflow was primarily due to (i) an increase in trade and other payables of US$138.9 million, primarily as a result of purchasing components and subcontracting work in connection with our significant construction activities in Bulgaria, (ii) unrealized gain from sales to associates of US$11.9 million, resulting from deferred revenue from our solar parks in Bulgaria and (iii) profit before taxation of US$9.1 million. This cash inflow was partially offset by (i) an increase in inventories of US$93.6 million, primarily as a result of purchase of PV modules in preparation for our solar parks in Greece, (ii) an increase in amount due from customers for contract work of US$35.1 million, primarily due to significant construction activities in Bulgaria in 2011, (iii) an increase in amounts due from related parties of US$21.7 million, primarily as a result of construction services in Bulgaria in 2011 for ChaoriSky Solar and (iv) an increase in trade and other receivables of US$17.6 million, primarily as a result of the completion of construction projects in Bulgaria for which we had not yet been paid.

Investment Activities

        Our net cash used in investing activities in the six months ended June 30, 2014 was US$15.8 million. This cash outflow was primarily attributable to (i) payments for IPP solar parks of US$33.2 million, as a result of our construction of IPP solar parks in Japan, (ii) placement of restricted cash of US$1.7 million and (iii) purchases of property, plant and equipment of US$1.1 million. This cash outflow was primarily offset by (i) collection of advance to Sky Solar Holdings Co., Ltd. of US$13.3 million, as we received the repayment in full on June 13, 2014 of an advance we extended to Sky Solar Holdings Co., Ltd. in 2013, (ii) proceeds from disposal of solar parks of US$3.9 million, primarily due to the disposal of solar parks in Japan and (iii) withdrawal of restricted cash of US$2.3 million.

        Our net cash used in investing activities in 2013 was US$33.2 million. This cash outflow was primarily attributable to (i) payments for IPP solar parks US$35.3 million, primarily due to investments in solar parks in Greece, Japan and Chile, (ii) an increase of US$13.3 million in amounts due from Sky Solar Holdings Co., Ltd., representing a loan to Sky Solar Holdings Co., Ltd. in 2013 in order for Sky Solar Holdings Co., Ltd. to make an additional capital injection into China New Era due to the cash shortage of Sky Solar Holdings Co., Ltd. at the time and (iii) an advance to related parties of US$6.0 million, primarily due to loans to solar parks in Greece before their operation. This cash outflow was primarily offset by (i) the collection of advance to related parties of US$17.1 million, primarily due to collecting previous loans to solar parks in Bulgaria and (ii) the withdrawal of restricted cash of US$5.8 million, primarily due to the completion of construction and connection activities in Greece. On June 13, 2014, we received the repayment in full of the US$13.3 million we advanced to Sky Solar Holdings Co., Ltd. in 2013.

        Our net cash used in investing activities in 2012 was US$36.4 million. This cash outflow was primarily attributable to (i) payments for IPP solar parks of US$20.6 million, primarily due to our construction and acquisition of solar parks in Greece and Spain, (ii) advance to related parties of US$17.4 million, primarily due to loans to solar parks in Greece before their operation and (iii) placement of restricted cash of US$5.8 million for the acquisition of banking facilities. This cash outflow was primarily offset by (i) the collection of advance to related parties of US$6.5 million, primarily due to collecting previous loans to solar parks in Bulgaria and (ii) the withdrawal of restricted cash of US$2.3 million, primarily due to the withdrawal of an amount placed in 2011 for project bidding.

        Our net cash used in investing activities in 2011 was US$13.8 million. This cash outflow was primarily attributable to (i) an addition of investment in associates of US$13.6 million, as a result of the acquisition of interests in a number of solar parks in Bulgaria, (ii) the advance to related parties of US$7.4 million, primarily due to loans to solar parks in Bulgaria before their operation, (iii) the disposal of a subsidiary of US$3.2 million, our wholly owned German subsidiary, Sky Solar Deutschland GmbH and (iv) the placement of restricted cash of US$2.3 million, primarily due to the issuance of guarantee for project bidding. This cash outflow was primarily offset by (i) the collection of advance to related parties of US10.9 million, primarily due to the repayment of borrowings from our shareholders and (ii) the withdrawal of restricted cash of US$3.2 million, primarily due to the withdrawal of an amount placed for project bidding.

Financing Activities

        Our net cash generated from financing activities in the six months ended June 30, 2014 was US$5.0 million. This cash inflow was primarily (i) proceeds from bank borrowings of US$42.1 million, (ii) proceeds from sales and leaseback arrangement of US$5.9 million, (iii) an advance from other related parties of US$5.8 million and (iv) an advance from Sky Power Group Ltd. of US$5.1 million, which will be converted into equity immediately prior to the initial public offering of our company. This cash inflow was primarily offset by (i) repayment of bank borrowings of US$38.2 million, (ii) the repayment of an advance from other related parties of US$14.6 million, primarily due to the settlement of amounts due from related parties and (iii) the repayment of other borrowings of US$1.6 million, primarily due to the repayment of third-party loans in relation to construction work in Japan.

        Our net cash generated from financing activities in 2013 was US$51.4 million. This cash inflow was primarily due to (i) an advance from Sky Solar Holdings Co., Ltd. of US$34.5 million, (ii) an advance from related parties of US$17.4 million, primarily due to borrowings from shareholders and (iii) funds provided by third parties of US$5.3 million, primarily for construction work in Japan. This cash inflow was partially offset by (i) the repayment of advance from related parties of US$3.0 million, (ii) interest paid of US$2.4 million and (iii) the repayment of bank borrowings of US$2.1 million.

        Our net cash generated from financing activities in 2012 was US$84.2 million. This cash inflow was primarily due to (i) proceeds from bank borrowings of US$56.9 million, primarily from China Minsheng Bank, (ii) an advance from Sky Solar Holdings Co., Ltd. of US$35.5 million and (iii) an advance from related parties of US$21.8 million, primarily due to borrowings from our shareholders. This cash inflow was primarily offset by (i) the repayment of advance from related parties of US$25.9 million, primarily due to the settlement of borrowings from our shareholders, (ii) the repayment of other borrowings of US$3.0 million and (iii) interest paid of US$1.1 million.

        Our net cash generated from financing activities in 2011 was US$17.8 million. This cash inflow was primarily due to (i) an advance from Sky Solar Holdings Co., Ltd. of US$20.7 million and (ii) proceeds of other borrowings of US$3.0 million for project funding for our IPP solar parks. This cash inflow was primarily offset by the repayment of advance from related parties of US$5.5 million, primarily from the settlement of borrowings with our shareholders.

Capital Expenditures

        Our capital expenditures amounted to US$1.4 million, US$21.4 million, US$36.2 million and US$34.2 million for 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. In 2011, our capital expenditure related primarily to the purchases of furniture, fixtures and motor vehicles. Our capital expenditure in 2012, 2013 and the six months ended June 30, 2014 related primarily to our investment in solar parks under the IPP model.

Contractual Obligations

        The following table sets forth our contractual obligations as of June 30, 2014:

	Less Than 1 Year	1-2 Years	3-5 Years	More Than 5 Years	Total
	(US$ in thousands)
Commitment to settle EPC subcontracting cost	11,743	—	—	—	11,743
Lease commitment	3,537	4,748	9,495	37,207	54,987
EPC subcontracting cost	16,364	—	—	—	16,364
Borrowings	48,164	2,268	6,853	16,867	74,152

Total	79,808	7,016	16,348	54,074	157,246

Off-Balance Sheet Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Currency risk

        Certain of our investment holding companies transact in their respective foreign currencies, for example, the euro. In addition, the intracompany loans are denominated in U.S. dollar, which is the operating currency of our operating subsidiaries. The monetary assets and monetary liabilities of our subsidiaries are denominated in U.S. dollar and euro, which is the operating currency of the respective subsidiaries, at the end of each reporting date. We have not entered into any hedging transactions to reduce the foreign exchange rate fluctuation risks, but may do so in the future when we deem it appropriate to do in light of the significance of such risks. However, if we decide to hedge our foreign exchange exposure in the future, we cannot assure you that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all. See "Risk Factors—Fluctuations in foreign currency exchange rates may negatively affect our revenue, cost of sales and gross margins and could result in exchange losses."

  Sensitivity Analysis

        We are mainly exposed to foreign currency risk from the U.S. dollar and the euro since a majority of our current operations are located in Europe and transacted in either the U.S. dollar or the euro. Apart from the operations whose functional currency is either the euro or the U.S. dollar, our operations in Japan, Bulgaria, South Africa and Canada are transacted in their respective local currency. The following table details our sensitivity and the sensitivity of our subsidiaries to a 5% increase and decrease in the respective functional currency against the U.S. dollar and the euro. The sensitivity rate of 5% represents management's assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the end of each reporting period for a 5% change in their respective functional currency. A negative number below indicates an increase in pre-tax loss or a decrease in pre-tax profit where their respective functional currency strengthen 5% against the U.S. dollar. For a 5% weakening of their respective functional currency against the U.S. dollar, there would be an equal and opposite impact on the profit or loss and the balances below would be positive.

	Year Ended December 31,
	2011	2012	2013
	(US$ in thousands)
Euro	1,917	4,054	799
U.S. dollar	22	562	687

        We currently do not have a foreign currency hedging policy, but we monitor our foreign risks and will consider hedging significant foreign currency exposure, should we determine that it is appropriate.

Interest rate risk

        Our interest rate risk relates primarily to variable-rate restricted cash, bank balances and borrowings. It is our policy to keep our restricted cash, bank balances and borrowings at floating rates of interest so as to minimize the interest rate risk. Our fair value interest rate risk relates mainly to fixed-rate borrowings. Our management reasonably believes that that a change in interest rate to the relevant financial instruments will not result in material changes to our financial position or results of operations.

Credit risk

        Our maximum exposure to credit risk arises from the carrying amounts of the respective recognized financial assets as stated in our consolidated statements of financial position.

        In order to minimize the credit risk, we have delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, we review the recoverable amount of each individual debtor at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. We will negotiate with the counterparties of the debts for settlement plans or changes in credit terms, should the need arise. In this regard, we consider that our credit risk is significantly reduced.

        Our credit risk primarily relates to our trade and other receivables, restricted cash, bank balances and amounts due from related parties. We generally grant credit only to clients and related parties with good credit ratings and also closely monitors overdue debts. In this regard, we consider that the credit risk arising from our balances with counterparties is significantly reduced.

Liquidity risk

        We have built an appropriate liquidity risk management framework for the management of short-term and long-term funding and liquidity. We manage liquidity risk by closely and continuously monitoring its financial positions. We aim to maintain sufficient cash flows with internally generated funds and banking facilities. We also review forecasted cash flows on an on-going basis to ensure that we will be able to meet our financial obligations as they fall due and have sufficient capital for operations and expansion. Maturity of financial obligations will be re-negotiated with creditors and changes to the capital expansion plan will be made should the need arise.

Recent Accounting Pronouncements

        We have not early applied the following new and revised IFRSs that have been issued but are not yet effective:

IFRS 9	Financial Instruments(1)
IFRS 14	Regulatory Deferral Accounts(2)
IFRS 15	Revenue from Contracts with Customers(3)
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations(5)
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation(5)
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions(4)
Amendments to IFRSs	Annual Improvements to IFRSs 2010-2012 Cycle(6)
Amendments to IFRSs	Annual Improvements to IFRSs 2011-2013 Cycle(4)
Amendments to IFRSs	Annual Improvements to IFRSs 2012-2014 Cycle(5)
Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants(5)
Amendments to IAS 27	Equity Method in Separate Financial Statements(5)
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture(5)

(1)
Effective for annual periods beginning on or after 1 January 2018

(2)
Effective for first annual IFRS financial statements beginning on or after 1 January 2016

(3)
Effective for annual periods beginning on or after 1 January 2017

(4)
Effective for annual periods beginning on or after 1 July 2014

(5)
Effective for annual periods beginning on or after 1 January 2016

(6)
Effective for annual periods beginning on or after 1 July 2014, with limited exceptions

        See note 2 to our audited consolidated financial statements for additional information regarding the above recent accounting pronouncements.

INDUSTRY

The Renewable Power Industry

        Renewable power comes from energy sources that do not deplete over time, including solar (thermal and PV), biofuels, biomass, geothermal, hydropower and wind. Renewable energy represented one of the fastest growing segments in the global power generation industry over the last seven years, with an annual growth rate of 5.5% from 2006 to 2013, according to International Energy Agency, or IEA. Based on Renewable Energy Policy Network, or REPN, estimates, total renewable power capacity worldwide was 1,560.4 GW in 2013, an increase of 16.8% from 2012. Additional capacity from renewable energy technologies accounted for over half of the new generation capacity installed globally in 2013.

        The IEA expects global renewable electricity generation to exceed natural gas electricity generation by 2020, becoming the second largest source of electricity after coal. The IEA expects renewable generation to represent over 35% of global gross installed capacity by 2025, up from 19% in 2012. At the end of 2013, installed capacity of renewables, excluding hydro power, was 560.4 GW, with PV representing 139 GW, or 24.8% of total installed renewable energy capacity.

        The principal factors driving the growth in renewable power generation include:

  •
  growing energy demand from both developed and emerging economies, coupled with declining fossil fuels;

  •
  increasing concerns around pollution, climate change and environmental sustainability;

  •
  improving economics of renewable energy technologies; and

  •
  reducing exposure to volatile fossil fuel prices.

        Governments of major countries in Europe, Asia, North America, Latin America and the Middle East have developed policies to support environmentally friendly renewable power generation through a number of initiatives, including FIT, quota systems, net metering and tax incentives. Collectively, these policies help address major energy policy objectives such as energy independence and diverse generation resource mix, all while reducing carbon emissions. As a result of these policies, significant investments in renewable power technology have been made and renewable power generation has become increasingly economically competitive.

Global Renewable Electricity Production by Region

Source: IEA, Medium-Term Market Report 2013; Renewable Energy Policy Network 2014 Global Status Report

PV Industry

Overview

        Solar power systems directly transform sunlight into electricity. PV systems enjoy substantial advantages over other forms of conventional and renewable electricity generation. Grid operators view solar power favorably, as solar generation tends to peak in the mid-afternoon in line with energy demands. Furthermore, PV systems do not emit air, water, noise, vibration or waste pollution, or impact the environment beyond the site itself. They are not susceptible to fuel price volatility and require substantially less maintenance than any other form of electricity generation. In addition, their general proximity to end consumers reduces the energy lost in transmission and distribution compared to other systems.

        PV systems are generally classified as either on-grid systems or off-grid systems. On-grid systems are connected to the electricity transmission and distribution grid. These systems are commonly mounted on the rooftops of buildings, integrated into building facades, or installed on the ground using support structures. On-grid systems range in size from two to three kW to multiple MW. Off-grid systems are typically much smaller and are frequently used in remote areas where access to utility networks is not economical or physically feasible. According to NPD Solarbuzz, on-grid systems accounted for ~99% of total solar power system installations, compared to ~1% for off-grid systems, in 2013.

        The solar industry has expanded rapidly over the last ten years, with a CAGR of 43.7% over that time period, according to the REPN. In that time, installed solar capacity has increased significantly from 3.7 GW to 139 GW. The industry has evolved significantly during this expansion, with meaningful reductions in solar energy costs, making solar energy competitive with traditional power sources in multiple geographies without any form of subsidy. To date, European markets have been the key drivers or solar power development, but countries in Asia, North America and South American have recently accounted for an increasing share of growth.

PV Cumulative Installed Capacity Globally

Source: European Photovoltaic Industry Association Global Market Outlook 2014

        According to the European Photovoltaic Industry Association, PV installed capacity is expected to grow to 375 GW by 2018, with significant growth coming from major Asian economies, South America, the Middle East and Africa. In addition, during this forecast period, solar energy system prices are expected to continue their recent declines, further enhancing the value proposition of PV as a generation resource.

        The following table shows the expected global installed capacity according to the EPIA for the periods indicated:

Global Installed Capacity Forecast

Source: EPIA 2014-2018 report

        The following table shows the most likely key regional demand outcomes according to Solarbuzz:

Key Regional Demand Outcomes—Most Likely Scenario

	Historical		Forecast
	2012	2013	2017	CAGR
		(GW)		(%)
Region
North America	3.48	3.52	5.20	8.4
Europe	16.46	7.04	7.89	(13.7)
Major Asia Pacific	8.01	8.98	17.34	16.7
Other APAC & Central Asia	0.72	0.95	3.21	34.8
Middle East & Africa	0.14	0.99	3.74	92.9
Latin America & Caribbean	0.19	0.43	1.83	57.3

Total	29.00	21.91	39.21	17.9

        The PV industry has been driven by government programs encouraging the adoption of solar power and other renewable energy sources. Although the industry grew rapidly as a result, panel supply growth outstripped demand. With meaningful panel oversupply starting in 2009 and reduced access to credit, the solar industry has recently experienced significant consolidation, and a meaningful slowdown in capacity addition. By 2013, the production cost of polysilicon declined to approximately $20/kg and, correspondingly, system prices declined to $2.02/watt. While these dynamics had a substantial negative impact on manufacturing companies, these same trends significantly reduced the cost of solar energy, with decreasing average selling prices for PV modules, inverters and mounting systems. Collectively, these dynamics have resulted in a LCOE of solar that is now economically competitive compared to other forms of energy. We expect the LCOE of solar to continue to be reduced, the economics of solar to continue to improve and for solar to become a more mainstream power generation source. As the

PV industry is on the tipping point of economic parity, there are significant growth opportunities for downstream solar businesses.

Value Chain

        The solar industry is divided into upstream solar modules manufacturing, balance of system components manufacturing and downstream solar park development.

  Solar Modules

        The key raw material for manufacturing solar modules is polysilicon. Polysilicon production is one of the most capital intensive processes in solar manufacturing, but technological advances have reduced the price of polysilicon in the last ten years. As of June 30, 2014, polysilicon was approximately $22/kg. Polysilicon is processed into ingots, which are then processed into solar wafers. Solar wafers are processed into solar cells, primarily by adding electrical connectivity. Once solar cells have been through quality assurance, solar cells are arranged and encapsulated into solar modules.

  Balance of System

        The balance of system typically consists of structures for mounting the PV modules and power-conditioning equipment that adjusts and converts the DC electricity to the proper form and magnitude required by an alternating-current (AC) load. This includes wiring, switches, support racks, an inverter and batteries in the case of off-grid systems.

        Similar to the upstream segment, balance of system components have also experienced price reductions, driven by both ongoing technological advances and increasing industry scale. These dynamics have resulted in decreasing solar energy system prices.

  Downstream

        The vale chain of the downstream PV market typically includes:

  •
  Project Development.    Developers will assess market opportunities, identify potential sites, acquire land, secure land use rights and obtain permits.

  •
  Engineering, procurement and construction.    Developers will procure modules, balance-of-system components (with the largest component being solar inverters) and other equipment; design and engineer the plant based on the site's specific properties, including location, solar radiation level, topography, local regulations, grid connectivity requirements and other factors; and construct the solar park and transfer the completed solar park to the operator.

  •
  Project funding.    Developers will usually seek tailor-made project funding due to the high capital requirements for solar power generation.

  •
  Operation and maintenance.    Operators will monitor the solar park, clean solar glass, manage breakdowns, make repairs and manage the warranty.

Market Opportunities

        Traditionally, the industry has been dominated by manufacturers, with high fragmentation among the downstream segment. Many downstream companies have historically acted as value-added resellers, rather than long-term owners and operators of power plants. In addition, many industry players narrowly focused on one or two specific markets, changing their focus from time to time in response to more favorable subsidies or public policies.

        Growth in the solar PV industry accelerated with the Germany's introduction of a FIT program, the first of its kind in Europe, in 2004. As other European countries, including Spain and Italy,

introduced FIT regimes, the industry began to face significant supply constraints, particularly for polysilicon as well as solar panels. As a result, the industry focused on expanding manufacturing capacity. As the upstream segment expanded to meet demand supported by public policy, it became the dominant segment of the value chain. The market price of polysilicon reached a high of approximately $475/kg in 2008.

        With the onset of the financial crisis in 2008, solar industry dynamics began to shift. As upstream supply continued to grow despite the global slowdown, the price of polysilicon and solar panels began to decline. Despite a modest price recovery in 2009, these industry dynamics continued through 2011, at which point excess module capacity resulted in a shift benefitting the downstream segment. In some markets, the price of polysilicon fell to $18/kg in 2012, below the price of production. The downstream segment had been highly fragmented, with independent solar power developers largely focused on domestic markets. Some manufacturing companies had made strategic acquisitions of downstream companies or formed vertically integrated joint ventures in order to take advantage of the more attractive downstream market and secure distribution channels for their panels.

        The industry has evolved to the benefit of downstream players—from early supply constraints after the introduction of FIT regimes through dramatic capacity expansion and to upstream rationalization in response to the financial crisis. There has been a meaningful reduction in the cost of solar energy systems, making PV technology economical in an increasing number of regions without subsidies. Despite this industry shift, very few global downstream players that are independent from upstream manufacturers have emerged. Downstream developers that have a global focus and technology independence have the opportunity to pursue projects in the most attractive solar regions, while selecting solar technology that is ideally suited for each specific region. These downstream market participants have the potential to benefit from these favorable market trends, capturing higher margins and long-term income from power generation.

Growth Drivers

Grid Parity

        PV energy is becoming more affordable relative to other sources of energy production (including from fossil fuels) as a result of technological improvements, price reductions in PV modules and balance-of-system components and decreasing fossil fuel supplies. When the total cost of generating PV energy over the lifetime of a solar park, or the levelized cost of a solar park, is less than or equal to the price of purchasing the same amount of power from the grid, a level known as grid parity, PV energy will become a contender for widespread development without subsidies or government support. Grid parity for decentralized solar energy has already been achieved in a number of regions, and the favorable industry dynamics of improving efficiency and declining costs will result in PV grid parity in a larger number of regions in the future.

PV Incentive Programs

        Incentive programs for PV generation vary, depending upon jurisdiction. They can include FIT programs (including quota systems and tendering systems), net metering programs and financial incentives, such as tax incentives, grants, loans, rebates and production incentives.

  FIT Programs

        Under a basic FIT program, producers of renewable energy are paid a set rate for the electricity that they generate, usually based on the technology used and size of the installation. For PV, FIT rates have historically been set above market rates and are fixed for a certain period.

        In most countries with a FIT regime, grid operators are obliged to provide priority and guaranteed access to the power grid for renewable energy installations. The additional costs of these schemes are generally passed through to the electricity consumers by way of a premium on the end-user price.

  Quota Systems

        Under a quota system, governments mandate a minimum share of capacity or (grid-connected) generation of electricity to come from renewable energy sources. This share often increases over time, with a specific final target and end date. The mandate can be placed on producers, distributors, or consumers. There are two main types of quota systems used: obligation/certificate and tendering systems. The Renewable Portfolio Standard, or RPS, used in the United States falls into the former category.

        Under an RPS, regulated utilities are required to provide a specified percentage of their total electricity sales to end-user customers using eligible renewable resources by a specified date. Some programs further require that a specified portion of the total percentage of renewable energy must come from solar generating facilities.

        Tendering systems focus on specific targets for new capacity. For example, a government may solicit bids to build a certain amount of new renewable energy capacity under a competitive tender. Project proponents bid until all the capacity has been allocated. The tender solicitation approach allows governments or utilities to prescribe project construction time frames to achieve specific generation targets for the electricity system.

  Net Metering

        Net energy metering programs provide electric consumers with incentives to generate their own renewable energy. Electric energy generated by consumers from an eligible on-site generating facility and delivered to the local distribution facilities may be used to offset electric energy provided by the electric utility to the electric consumer during the applicable billing period. Some utilities pay the end-user in advance, while others credit the end-user's bill.

  Tax Incentives

        Tax incentive programs can take the form of investment and production tax credits, accelerated depreciation and sales and property tax exemptions.

PV Market Overviews

Established Mature Markets

  Canada

Market Snapshot

        According to NPD Solarbuzz, the PV market in Canada reached 268 MW in 2012 and is forecasted to reach 640 MW by 2017, representing a five-year CAGR of 19%. According to Toronto research firm ClearSky Advisors, Canada's solar market is expected to grow to 3.48 GW by the end of 2018.

Domestic Policies

        Ontario is at present the largest domestic market for Canadian solar power providers, due to the province's FIT. Ontario intends to procure additional renewable power generation of approximately 200 MW a year over the next few years. As the only Canadian province to have utility-scale on-grid solar farms, Ontario also has signaled its intention to establish a competitive bidding system for utility-scale PV energy generation, which is expected to continue to foster a competitive marketplace. As of

September 30, 2013, the Ontario Power Authority was managing 2,050 MW of combined capacity from solar parks, 925 MW in commercial operation and 1,125 MW under development.

        The following table illustrates the current and proposed Ontario FIT rates for the system types and system sizes indicated as of January 1, 2014:

	Solar Park Size Tranche	Price (¢/kWh)
Solar (PV) (Rooftop)	:s10kW	39.6
	>10kW:s100kW	34.5
	>100kW:s500kW	32.9
Solar (PV) (Non-Rooftop)	:s10kW	29.1
	>10kW:s500kW	28.8
Aboriginal Price Adder		1.5 (max)
Community Price Adder		1.0 (max)
Municipal Price Adder		1.0 (max)

Source: Ontario Power Authority

  Greece

Market Snapshot

        According to NPD Solarbuzz, the PV market in Greece grew from 265 MW in 2011 to 960 MW in 2012, despite turmoil in the domestic economy. 11% of the market is comprised of ground-mounted installations, down from 77% in 2011, and commercial and industrial systems represent 58% of the market, up from 1% a year earlier. As a result of the financial crisis, financing for solar parks has constrained the market. Nevertheless, Greece continued to grow as a result of administrative simplifications adopted at the end of 2010, which included:

  •
  Large PV systems applications, frozen since 2008, can be filed again

  •
  Elimination of the production license requirement for systems below 1 MW

  •
  Simpler environmental permitting both for residential and ground-mounted systems

  •
  Expanded authorization of systems

        In addition, Greece is encouraging the development of solar thermal energy and a number of small-and mid-size companies have invested in this sector. As a result, Greece's installed PV capacity has reached 960 MW and is expected to reach 2.2 GW by 2020.

Domestic Policies

        Solar parks are being pursued to take advantage of Greece's abundant sunshine and to spur its economy. The FIT was adjusted at the beginning of 2012 remains favorable, largely compensating for the very high cost of financing. Greece has set a cumulative objective of 2.2 GW of PV installed capacity by 2020. At the current pace of PV development, this could be reached between 2014 and 2016. See "Regulation—Greek Regulation—Regulation of PV and the Renewable Energy Power Industry—Feed-in Tariff (FIT)" for a discussion on current FIT prices applicable to all the operating solar parks in Greece.

Near-Term Growth Markets

  Chile

Market Snapshot

        Chile is the world's largest copper exporter, and the energy-intensive nature of copper production creates substantial challenges in meeting power demand. In 2010, copper operations consumed 19 TWh, which represented 32% of the total electricity generated in that year in Chile. In 2010, Chile generated a total of 57 TWh of electricity, 6% of which was produced from renewable sources. The country's current capacity cannot keep pace with rising energy demand. As a result, Chile relies heavily on imported electricity generated from fossil sources.

        The PV market in Chile reached 350 MW in July 2013, according to its Center for Renewable Energies. The pipeline of approved solar parks has grown to 3.1 GW, with an additional 1 GW awaiting approval. The Chilean market is expected to reach over 2.0 GW by 2018.

        The following table shows the actual and forecasted annual installations in Chile for the periods indicated:

	2013	2014	2015	2016	2017	2018
	Actual	Forecasted
Annual Installations (GW)	0.10	0.31	0.43	0.42	0.42	0.48

Domestic Policies

        While Chile offers a limited set of policy incentives aimed at promoting renewable energy deployment, it was one of the first nations in Latin America to set long-range targets for adding clean generating capacity. This includes a clean energy mandate, requiring a current minimum target of 5% of all power consumed in the two main electric systems to come from renewables.

        New regulation includes for those PPAs signed between August 31, 2007 and July 1, 2013 a 5% minimum requirement applicable today as the percentage of renewables accounting for the energy sold, rising by 0.5% per year each year, reaching 10% in 2024. Regarding those PPAs signed subsequent to July 1, 2013, the annual increase will be 1% between 2014 and 2020, 1.5% from 2021 to 2024 and 2% in 2025, to reach the goal of 20%.

  Japan

Market Snapshot

        According to NPD Solarbuzz, the Japanese market grew to 477 MW in 2009, 967 MW in 2010, 1.2 GW in 2011 and further to 1.8 GW in 2012. Japan continued to have the highest installed system prices among the major PV countries while also displaying a lower level decline. The downward pricing path accelerated early in 2012 as more Chinese and South Korean modules gained a foothold in the Japanese market and were available at prices about 10 to 20% less than domestic modules. The Japanese market is expected to reach 48.4 GW by 2018.

        The following table shows the actual and forecasted annual installations in Japan for the periods indicated:

	2012	2013	2014	2015	2016	2017	2018
	Actual		Forecasted
Annual Installations (GW)	2.3	6.4	7.9	8.8	9.3	10.6	11.7

Domestic Policies

        In November 2009, the federal government introduced a net FIT policy requiring electric power utilities to buy excess electricity generated by PV systems at a premium rate. However, the net FIT policy did not accept non-residential systems larger than 500 kW and systems for power generating businesses. In July 2012, the federal government's full FIT program launched, focusing on the development of large-scale renewable technologies, including utility-scale solar parks. For solar power facilities supplying renewable electricity with output capacity exceeding 10 kW with electric supply agreements entered into between July 1, 2012 and March 31, 2013, the Ministry of Economy, Trade and Industry, or METI, set the procurement price at 42 yen per kWh over the next 20 years. For supply agreements of such facilities entered into after April 1, 2013, the METI set a price of 37.8 yen per kWh over the next 20 years.

Medium-Term Growth Markets

  China

Market Snapshot

        By the end of 2013, the National Energy Administration estimates that China's on-grid solar power capacity amounted to 10 GW, a 200% jump from the level seen one year prior. China aims to increase its installed generating capacity of solar power to 35 GW by 2015 by adding at least 10 GW each year from 2013 to 2015. While the Chinese market is currently dominated by large-scale ground-mounted systems, national policies aim to encourage distributed, building-mounted projects as well.

        The following table shows the target market forecast in China for the periods indicated:

	2014	2015	2016	2017	2018
Target Market Forecast in China (GW)	13.5	15.2	16.2	17.9	18.9

Domestic Policies

        Over the course of 2013, the National Development and Reform Commission (NDRC) of China clarified its FIT policy for PV generation. The benchmark FIT for PV power stations was set at CNY 0.9/kWh, 0.95/kWh and 1/kWh based on local solar energy resources and generating plant construction costs. The effective period of the FITs is 20 years.

        The new levels of FITs are as follows:

  •
  Tier one regions (high degree of sunshine) include: Ningxia, Qinghai (Haixi), Gansu (Jiayuguan, Wuwei, Zhangye, Jiuquan, Dunhuang, Jinchang), Xinjiang (Hami, Tacheng, Kelamayi, Altay), Inner Mongolia (excluding Chifeng, Tongliao, Xin'anmeng, Hulunbeier)—FIT will be set at CNY 0.9/kWh

  •
  Tier two regions (medium degree of sunshine) include: Beijing, Tianjin, Heilongjiang, Jilin, Liaoning, Sichuan, Yunnan, Inner Mongolia (Chifeng, Tongliao, Xin'anmeng, Hulunbeier), Hebei (Chengde, Zhangjiakou, Tangshan, Qinhuangdao), Shanxi (Datong, Shuozhou, Xinzhou), Shaanxi (Yulin, Yan'an), Qinghai (excluding Haixi), Gansu (excluding tier one region), Xinjiang (excluding tier one regions)—FIT will be set at CNY 0.95/kWh

  •
  Tier three regions (low degree of sunshine) include other regions not included in tier one and tier two regions—FIT will be set at CNY 1/kWh

  •
  The difference between the benchmark PV rate and the local rate paid for electricity generated from desulfurized coal plants will be funded by the Renewable Energy Development Fund

Incentives for Distributed PV Power Generation will be divided into two types: self-use and sales-to-grid. The FIT for Distributed PV Power Generation for self-use and sales-to-grid is set at CNY 0.42/kWh

        The national grid companies will be required to prioritize purchases of PV power and purchase all available electricity generation. Critically, transmission lines and power plants must be put into operation at the same time avoiding previous problems with delayed grid connections.

BUSINESS

Overview

        We are a global IPP. We develop, own and operate solar parks and generate revenue primarily by selling electricity. We have focused on the downstream solar market since our inception and have developed projects in Asia, South America, Europe, North America and Africa. We believe our broad geographic reach and established presence across key solar markets are significant differentiators that provide global opportunities and mitigate country-specific risks. We aim to establish operations in Japan, Chile, Uruguay and other select geographies with highly attractive solar radiation, regulatory environments, power pricing, land availability, financial access and overall power market trends. By design, we focus on the downstream PV segment, and as a result, we are technology agnostic and we can customize our solar parks based on local environmental and regulatory requirements.

        Prior to becoming an IPP, we sold our solar parks. We initiated our global IPP model in 2012. In 2013, we began to strategically reduce our system sale business in favor of the IPP model in order to internalize more value from project development and generate stable and recurring long-term cash flow. By the fourth quarter of 2013, we began to generate a majority of our revenue from selling electricity from IPP solar parks. We intend to leverage our established pipeline projects and increased financing capabilities to expand our IPP business. We may also optimize our portfolio from time to time by selling solar energy systems or establishing joint ventures, depending on project economics, local power markets and the regulatory conditions.

        We have access to a variety of financing sources and a demonstrated ability to design cost-effective project funding solutions. We are well positioned to create efficient financing solutions that are responsive to local regulatory conditions and financial markets. We believe we can leverage our global presence to reduce our financing costs with alternatives from different geographies.

        As of the date of this prospectus, we have developed and completed 200 solar parks with an aggregate capacity of 181.7 MW in Greece, Japan, Bulgaria, the Czech Republic, Spain, Canada, the United States and Germany. Under our IPP revenue model, we currently own and operate 54.5 MW of solar parks, including 23.0 MW in Greece, 18.7 MW in Japan, 5.6 MW in the Czech Republic, 3.7 MW in Bulgaria, 2.5 MW in Canada, 0.9 MW in Spain and 0.1 MW in the United States. Most of our PPAs fix the price of electricity sold by our IPP solar parks for 20 years or more. In addition to our existing operational project portfolio, we have over 1.3 GW of solar projects in various stages of development in countries such as Chile, Uruguay, Japan, Canada and South Africa, consisting of 22.6 MW under construction, 257.1 MW of shovel-ready projects and 1,053.3 MW of solar parks under development. We classify 543.4 MW of these solar projects under development as advanced or qualified and expect them to become shovel-ready projects within 12 to 18 months.

        We believe that our proven track record of identifying and developing revenue-producing solar parks, operating under local conditions, developing local relationships and managing a global platform provide us with substantial advantages over both local and international PV project developers. We intend to continue selectively expanding our operations with a near-term focus on key solar markets, such as Japan, Chile, Uruguay and Canada and a medium-term focus on the developing China market.

        Our revenue was US$83.1 million, US$203.8 million, US$36.5 million and US$14.4 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. Our gross profit was US$24.0 million, US$61.3 million, US$7.2 million and US$6.1 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. We generated profit of US$7.1 million and US$26.9 million and incurred losses of US$53.9 million in 2011, 2012 and 2013, respectively. We incurred losses of US$8.2 million in the six months ended June 30, 2014. The decrease in revenue in 2013 and the six months ended June 30, 2014 was primarily due to shifting our focus from selling solar energy systems to selling electricity as an IPP. Our IPP solar parks provide attractive long-term recurring revenue from selling electricity. From 2012 to 2013, our revenue from selling electricity from IPP solar parks grew from US$4.5 million to US$8.0 million, representing 2.2% and 22.0% of our revenue, respectively. Our revenue from selling electricity grew from US$2.4 million in the six months ended June 30, 2013 to

US$11.8 million in the same period of 2014, representing 10.2% and 82.1% of our revenue, respectively. The total capacity of our IPP solar parks was 23.9 MW, 43.2 MW and 51.8 MW, and the total carrying value of our IPP solar parks was US$43.4 million, US$119.5 million and US$146.8 million as of December 31, 2012, December 31, 2013 and June 30, 2014, respectively.

Our Strengths

        We believe the following competitive strengths have contributed and will continue to contribute to our success:

Our proven track record, on-the-ground capabilities and global platform give us key competitive advantages in developing and operating solar parks globally.

        We have cultivated a diversified global portfolio with large scale to increase our ability to take advantage of the evolving solar energy industry and reduce our reliance on any given market. We have a proven track record of independently identifying, analyzing and entering emerging geographic markets with favorable near-term and long-term market dynamics ahead of our competitors. Our foresight is enabled by the experience and vision of our executive management team, our global relationships and extensive due diligence. We believe our approach mitigates the political, regulatory and financial uncertainties of the solar industry. We have adopted an integrated portfolio management approach to our global asset base in order to effectively capitalize on government incentive programs and financing alternatives. We retain the flexibility to work with local governments, financial institutions, contractors and suppliers, which increases our contribution to the local industry and allows us to readily comply with local content requirements. Over the course of five years, we have grown our global reach extensively and accumulated knowledge and experience.

        Through our localized teams and extensive due diligence to identify high growth markets, we were an early developer of solar parks in Japan, Chile, Canada, the Czech Republic, Greece, Bulgaria, Spain, Germany and the United States. We typically enter countries and establish significant institutional relationships with local industry players and regulators. We source permits directly from regulators, before permit-resale markets develop. For example, we entered the Japanese market in 2009, when there were no FIT price support schemes, and as a result, we were well-positioned to take advantage of the lucrative FIT 1.0 program that was announced in April 2012.

        Each of our global regions is driven by our on-the-ground teams. We employ managing directors with an average of seven years of relevant industry experience to oversee our operations in Europe, Latin America, East Asia and North America, and to lead localized business development teams in Japan, Chile, Canada, the Czech Republic, Greece, Bulgaria, Spain, Germany and the United States. We leverage our significant local regulatory, industry and legal relationships to improve site selection and due diligence for our solar parks. We cost-effectively guide solar parks through the permitting process with a high success rate. Our local engineering and project management teams have deep and extensive experience in PV engineering, as well as civil and electrical engineering. They effectively design solar parks tailored to local regulatory, infrastructure and environmental conditions.

        Our global platform coordinates our strong project development resources among multiple jurisdictions. We leverage our teams in existing markets to access new markets with minimal additional fixed overhead. For example, our team in Spain was able to lead our early efforts in Latin America. We have specialized engineering, design and procurement teams that benefit from our established global relationships with major module and balance-of-system components manufacturers. In addition, we minimize our overhead by maintaining a network of local managers who oversee local contractors, rather than relying on in-house construction capabilities. We design our solar parks from a supplier and technology-agnostic perspective to optimize the site for long-term energy production. We independently monitor as well as engage third parties to monitor the manufacturing of our components to ensure we are supplied high quality equipment. Our centralized O&M platforms in Europe and Asia allow us to cost-effectively increase the utilization rate, power generation rate and system life of our solar parks.

With our global reach and local expertise, we are well positioned to take advantage of opportunities in Japan, Chile, Uruguay and other attractive markets from initiation and permit development to selling electricity to the power grid.

Our extensive portfolio of shovel-ready projects and pipeline solar parks provides us with clear and actionable opportunities to grow power generation and earnings.

        We currently have 257.1 MW of shovel-ready projects, which we believe provides us with clear near-term growth potential. In addition, we have 1,053.3 MW of solar projects under development, including 543.4 MW of advanced and qualified pipeline projects which we expect to be ready for funding within 12 to 18 months. We select solar parks with the highest expected return on investment for development, based on our technological feasibility studies and permitting efforts.

        Of the 257.1 MW of our shovel-ready projects as of the date of this prospectus, 155.7 MW are located in Japan, 44.0 MW in Chile, 63.2 MW in Uruguay and 3.9 MW in Canada. We believe that the majority of these solar parks will be connected to the grid by the end of 2015. We believe Japan is a particularly attractive market given the high electricity demands and limited domestic fossil fuel resources for electricity production. In Japan, we developed several solar parks with an FIT rate of US$0.42 and PPAs of 20 years. We also expect Chile to be a strong market given the local mining industry dynamics. Chile is the world's largest copper exporter and the energy-intensive nature of the copper mining industry creates substantial challenges in meeting power demand. As a result, PV energy in Chile is already at grid parity. We believe Uruguay will deliver reliable long-term revenue through 32-year PPA terms with tariffs of US$0.08 to US$0.13 per kWh and Canada will generate strong internal rate of returns given tariffs of US$0.39 to US$0.64 per kWh and 20-year PPAs.

        Of the 219.1 MW of advanced pipeline projects as of the date of this prospectus, 54.3 MW were in Japan and 154.0 MW in Chile. Over the last few years, we have been securing site control and key permits and negotiating with land owners and local governmental authorities. In order to obtain all necessary permits and agreements for project funding for these advanced pipeline projects, we must complete additional administrative and regulatory steps. We have started preliminary discussions with potential equipment suppliers and EPC contractors. Except for a few remaining permits, upon receipt of funding, we can commence construction of these solar parks, which will further enhance our IPP project portfolio.

Our comprehensive project development capabilities allow us to consistently deliver high quality solar parks at competitive costs.

        We have developed 200 solar parks in Greece, Japan, Bulgaria, the Czech Republic, Spain, Canada and Germany since our inception. We developed an understanding for every stage of project development. We sourced permits directly from regulators in some jurisdictions and purchased permits on secondary markets in others. We have sold solar energy systems to off-takers and sold electricity to the grid as an IPP. We have developed small projects, including 70 kW of roof-top projects in Canada, and large solar parks, including a 10 MW solar park in Greece. Our diverse portfolio enables us to pursue a wide range of circumstances and demonstrates our ability to develop a range of solar parks from initiation to completion.

        We have experience with both primary and secondary development. Under our primary development model, we obtain site control rights directly from the prior rights holders, obtain permits directly from the regulators and negotiate grid connection agreements and PPAs. As a secondary developer, we buy solar parks in various stages of permit development and continue developing those solar parks. We have engaged in primary development in Japan, Chile, Canada, the United States, the Czech Republic, South Africa and other emerging markets. Through primary development, we establish our understanding of a solar park from an early stage, thereby reducing the risks associated with project development. Since we leverage our established government relationships and familiarity with local markets to source our own permits, we are able to enjoy significant cost advantages over secondary developers. We also use primary development to establish an early mover advantage in new markets as we did in Japan. Our primary development capabilities have improved, as we have deepened our project development expertise and improved our local relationships.

        We believe we are able to enjoy low project development costs as a result of our project development expertise and centralized processes. After developing 181.7 MW of solar parks in multiple jurisdictions, as of the date of this prospectus, we have increased our economies of scale and improved our efficiency for all stages of project development. We have both in-house and outsourced quality control teams to ensure that our equipment and components have minimal defects and failure for the life of the solar park. We have a track record of connecting solar parks to the power grid with minimal delays and cost overruns. We optimized our EPC costs by utilizing a network of local managers to manage third-party contractors on a project-specific basis, thereby minimizing upfront capital investments in new markets, increasing labor cost flexibility and increasing our access to experienced professionals with critical local expertise. For example, during the second half of 2012 and first half of 2013, our Greek project management team successfully connected 76.4 MW of solar parks on schedule for more than 100 different sites, allowing us to enjoy high FIT rates before they were adjusted downwards. We also believe we enjoy low components costs and favorable delivery and payment terms as a result of our established relationships with a number of suppliers.

We are supplier- and technology-agnostic and we have the flexibility to choose from a broad range of manufacturers, suppliers and EPC vendors globally.

        Our business model has always been oriented around the downstream PV segment and we design our solar energy systems based on the needs of the end user. Due to our focus on developing solar parks with the most attractive long-term returns and our proven execution track record, we were an early mover in a number of markets and continue to be one of the few downstream companies with a global presence. We believe this historical focus on the downstream PV market provides us with the patience to build up secure market positions in new emerging markets, without the pressure that some vertically-integrated module manufacturers experience to provide a channel for their under-utilized upstream manufacturing capacity.

        Since we are not a module manufacturer, we develop solar parks by leveraging PV and balance-of-system components manufacturers that offer the best quality, pricing and payment terms, free from the biases that many project developers face as a result of being owned by or connected to upstream manufacturers. To take advantage of the increasing competition and current oversupply in upstream markets, we work with a number of PV module manufacturers, such as Sharp Corporation, Canadian Solar Inc., Hanwha SolarOne Co., Ltd., Trina Solar Co., Ltd. and Risen Energy Co., Ltd., and balance-of-system components manufacturers, such as Siemens AG, SMA Solar Technology AG and Sungrow Power Supply Co., Ltd. We also work with a variety of EPC partners worldwide including Panasonic Eco Solutions and Sumitomo Corporation.

        We believe that our ability to focus our attention on project development, without limiting our use of PV products from any one supplier or technology, allows us to leverage the highest quality, lowest cost and most technologically advanced and innovative products available in the market. As PV and balance-of-system components constitute the significant majority of the total costs of PV systems, we believe our ability to independently choose the most cost-effective components and the most advanced technology offers us a significant competitive cost advantage against other PV developers. We also maintain sourcing relationships with local manufacturers in markets where there are local content requirements preferences, such as Japan or Canada.

We have access to a variety of financing sources and a demonstrated ability to design cost-effective project funding solutions.

        Our global reach and extensive relationships provide access to a variety of financing solutions from various geographies. We are well positioned to create efficient financing solutions that are responsive to local regulatory conditions and financial markets. We believe we can leverage our global presence to reduce our financing costs with alternatives from different geographies. We have extensive experience in financing large-scale solar parks, minimizing investment risks, optimizing capital structure and maximizing returns for each solar park. Our in-house investment and financing team has worked with a variety of lenders and investors, including banks, insurance companies, private equity funds, utility companies and conglomerates in various markets. We utilize a broad range of financing structures, tailored to the risks and opportunities of solar parks in each market, including project funding, equity financing through affiliates and pre-financing agreements with off-takers. We typically arrange for project funding from our international financing sources in countries where local financing is less attractive, such as Bulgaria and Greece, and arrange for local financing in countries with lower financing costs, such as Canada, the Czech Republic and Chile.

        We have secured project funding from a number of major international institutions. In October 2012, we entered into a financial cooperation agreement with China Development Bank, pursuant to which the bank has stipulated its intention to finance our business operations and project development activities in a total amount of up to RMB10.0 billion or equivalent available from 2012 to 2016. In November 2012, we entered into senior loan facility agreements for CZK363 million (US$19.1 million) with PPF banka a.s., a specialized corporate and investment bank in the Czech Republic. In Uruguay, we have secured mandates for US$137.5 million in project funding, including US$97.5 million from the Inter-America Development Bank, or IADB. IADB has also entered into a mandate with us worth US$72 million to construct our first project in Chile.

We are led by a highly experienced management team supported by strong, localized execution capabilities across all key functions and locations.

        Our management team has a broad range of experience, an in-depth understanding of the ever-changing global PV industry, proven market insights and a track record of successful execution. Our senior management has extensive experience in both upstream and downstream PV markets. Our founder and executive chairman, Mr. Weili Su, has over 13 years of business experience in the PV industry. He is a pioneer in the downstream PV market and spearheaded the PV project development business in 2005. From 2005 to 2009, Mr. Su oversaw the development and construction of solar parks in Europe with a total capacity of approximately 100.0 MW. He also supervised the largest solar park in Spain in terms of capacity in 2008 and the only privately-funded independent national testing center for PV products in the PRC as of today. From 2001 to 2004, Mr. Su served as vice president, director and secretary for Yingli Green Energy Holding Co., Ltd., an NYSE-listed company. Our chief executive officer, Ms. Amy (Yi) Zhang, has over 22 years of experience in corporate finance, financial accounting and risk management with leading industrial companies and an accounting firm, and served for over five years as the chief financial officer of a leading NYSE-listed PV manufacturer headquartered in China.

        Our management team is supported by a team of employees with strong credentials, knowledge, experience and regulatory relationships in our target markets and general know-how in the PV industry. While our global team focuses on financing, procurement and risk management, our local teams focus on permit development, engineering, construction and O&M. We employ managing directors, with an average of seven years of relevant industry experience who oversee Europe, Latin America, East Asia and North America, who lead localized business development teams in Japan, Chile, Canada, the Czech Republic, Greece, Bulgaria, Spain, Germany and the United States.

Our Strategies

        We aim to strengthen our position as a leading developer, owner and operator of solar energy assets and expand our IPP business to include other forms of renewable energy. To achieve this goal, we intend to pursue the following strategies:

Expand our global IPP portfolio in regions with attractive returns on investment and increase our stable recurring revenue and cash flow.

        We have a long track record of identifying market opportunities and strategically developing projects in geographic regions with favorable environmental, regulatory and energy market conditions. Furthermore, our global reach in the downstream PV market and access to diverse financing alternatives provides us with a strong cost advantage. We plan to increase recurring revenue and the long-term stability of our earnings and cash flow, by focusing on developing and operating IPP assets in countries with high-quality solar resources, attractive on-grid tariffs, sound power grid connection and transmission infrastructure and substantial PV energy generation growth potential. We believe that we can leverage our extensive pipeline and project development and management experience to grow our IPP business.

        We intend to primarily focus on markets, such as Japan, that have high demand for power, low domestic fossil fuel reserves, high energy costs, a highly favorable FIT policy and attractive local financing sources. Chile is another key market where demand for electricity has grown 5 to 7% per annum in the last 15 years, in light of solar development costs approaching grid parity, low development costs, abundant land resources for development and a clean energy mandate requiring that 5% of all electricity be produced by a generator be produced by non-conventional renewable energies by 2014 and 20% by 2025 with respect to PPAs signed subsequent to July 1, 2013. We intend to own and operate these assets as an IPP in both countries. We are prepared to begin construction once we secure funding on solar parks with aggregate estimated capacities of 155.7 MW in Japan, 44.0 MW in Chile, 63.2 MW in Uruguay and 3.9 MW in Canada. We believe that most of these solar parks will be constructed and connected to the grid within six to eighteen months after the completion of the offering.

        The management team has extensive experience in the PV industry in China and we believe we are uniquely positioned to take advantage of opportunities in this market. We believe that China's demand for solar power will increase significantly in the future, as governmental and market conditions mature. Mr. Weili Su, our founder and executive chairman, is a founder and 90.1% owner of a few solar development companies with operations in five provinces in China (collectively, "Mr. Su's China Business"). Mr. Su's China Business, focused exclusively on solar energy system sales, has developed, constructed and sold 23 MW of systems since 2011. We have entered into a deed of non-competition and right of first refusal with Mr. Su, whereby Mr. Su promises that he and any company he controls will not engage in any business that competes with our company and we are granted a right of first refusal to purchase shares in his businesses in China in which he holds more than 50% of the voting shares in the event that Mr. Su receives from or otherwise negotiates with a third party a bona fide offer to purchase Mr. Su's shares in any of the business and the sale of such shares will result in Mr. Su ceasing control of that business. "Control" is defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. We believe that Mr. Su's China Business has performed extensive due diligence and identified key provinces in China with favorable regulatory, environmental, pricing and energy market conditions and it has already established relationships with key players in those regions. When the regulatory and commercial environment matures, we will be prepared to rapidly enter that market.

        In addition to the Chinese market, our longer term plans include entering other attractive geographies for solar development, including Brazil, Mexico, and South Africa. We believe that these countries offer the favorable energy market dynamics, solar radiation, and grid infrastructure necessary for us to successfully develop utility-scale solar projects while achieving our internal return objectives.

        Our long-term plans also include a distributed generation model, in which we install PV panels on are more limited scale on rooftops or other distributed surfaces, rather than on large solar farms. We believe that we will have the opportunity to utilize the distributed generation model in markets with large, distributed residential areas, such as Australia, Germany, Japan, the United Kingdom, and the United States. Countries in Southern Europe, which enjoy long radiation hours, may also be attractive markets for the distributed generation model.

Optimize our financing sources to support long term growth and profitability in a cost-efficient manner.

        We plan to leverage our operational expertise and existing relationships with key financial institutions, who value our international project development and operations capabilities, to secure cost-competitive funding. We aim to improve our liquidity, diversify our funding sources, secure attractive financing options and maintain an appropriate amount of leverage for stable, long-term growth. Additionally, we believe our operations in diverse geographies provide the flexibility to engineer and customize financial vehicles for a variety of investors. We will continue to:

  •
  secure bank loans and project funding on attractive terms from domestic and international financing sources;

  •
  negotiate favorable payment terms with PV module and balance-of-system component suppliers and EPC companies;

  •
  when desirable, cooperate with strategic partners who seek exposure to PV assets worldwide; and

  •
  target off-takers who can fund project construction.

        To reduce our cost of capital and maximize returns to our shareholders, we may also evaluate alternative financing vehicles as we develop our global project pipeline and build scale. These alternative financing structures may include:

  Yield Cos

        Yield cos are publicly traded companies that hold operational renewable energy assets. Typically, a development company will form and retain a significant ownership interest in the yield co. A yield co can often raise equity at a lower cost than a development company because operational assets are de-risked and generate predictable cash flow. Investors pay a premium not only for the predictable earnings, but also for the ability to trade their ownership positions in a liquid market. Yield cos distribute most of their earnings to shareholders through quarterly dividend payments. Depending on the mix of assets contained in a yield co, the structure may also be tax-advantaged, benefitting from renewable energy tax credits or other policy incentives.

  Japanese Infrastructure Funds/JREITs

        Japanese Infrastructure Funds, or JREITs, are listed real estate investment trusts in Japan that own and operate income-producing real estate. JREITs are strictly regulated under the Law Concerning Investment Trusts and Investment Companies (LITIC) and are established as investment companies under the LITIC. We believe that the relevant legal framework will be expanded to permit JREITs to hold renewable energy assets, and this financing alternative could be considered following such approval. JREITs may contain only Japanese domestic assets and are traded on the Tokyo Stock Exchange.

Improve our in-house capabilities for project development, operations, financial and risk management.

        We strive to enhance our in-house project development capabilities and industry relationships to serve our rapidly growing global operations. We will continue to evaluate our internal management procedures to improve our resource and risk management systems. We will also aim to improve our site selection, primary permit development and financing capabilities. As we continue to leverage our global scale to optimize our available financing sources, we will continue to develop our in-house financing expertise to construct financial packages that we believe will help drive improved investment return and cash flow.

        As we expand our operations in existing markets and enter into new markets, we will continue to leverage our existing talent pool, and actively identify, recruit and train additional personnel in local and global PV markets to increase our localized project development and operations capabilities. We will also focus on managing risks, including foreign exchange risk, legal risks and political risks, associated with operating in a growing number of geographic areas. We will continue to improve our technical, legal and financial due diligence capabilities and streamline our internal control system to reduce the risks and costs of our operations. We will continue to improve and standardize our O&M processes to enhance the utilization rate, rate of power generation and system life of solar parks.

        We will continue to maintain and enhance our strategic relationships. We will leverage our long-term preferred supplier relationships to maintain a stable supply of high-quality and cost-effective module and components solutions. We also expect to continue reducing costs for all stages of project development, as we increase our volumes and overall economies of scale. We seek to lower the risks of entering new markets by working closely with industry players with strong networks and local knowledge who value our project development and operations expertise. We also intend to strengthen our relationships with regulatory bodies to improve our success rates for permit development.

Our IPP Solar Parks

        IPP solar parks are solar power plants that we own and operate as an independent power producer. These parks sell electricity to the grid throughout their operational lives. In countries such as Japan, Greece, Bulgaria, the Czech Republic and Spain, our IPP solar parks sell power under PPAs. In countries like Chile where the market for electricity has reached grid-parity, which occurs when the market price of energy from renewable sources is competitive with the price of conventional sources, our IPP assets will sell power in the electricity market. Between our current operational IPP assets and pipeline projects in development, our IPP solar park portfolio spans more than a dozen countries on three continents.

        The process for developing a solar park varies according to local regulations in each jurisdiction, although there are certain key milestones common to many jurisdictions. Generally, a developer first secures site control, typically by acquisition of the land or a long-term lease arrangement, obtains key energy permits, such as operational licenses, and enters into key agreements, such as grid connection agreements, PPAs and other off-take agreements. Prior to construction, the developer secures the appropriate zoning and environmental permissions, applicable construction permits, and project funding. When construction is complete, the solar park may be connected and begin selling electricity to the transmission grid. We classify our IPP solar parks based on these key milestones.

  •
  Solar Parks in Operation.  These solar parks have completed construction and are selling electricity.

  •
  Solar Parks Under Construction.  These solar parks have secured site control, energy permits, all key agreements, zoning and environmental permissions and construction permits.

  •
  Shovel-ready projects.  These projects have all permits required for construction and grid connection, even if those projects may lack certain non-discretionary permits for which we have begun the application process and which will be granted and maintained based on our compliance with certain administrative procedures. We must also still submit certain administrative notifications at least one month prior to construction to begin building certain shovel-ready projects in Japan. For detailed permitting requirements in each country where we have shovel-ready projects, see "—Our IPP Solar Parks—Featured Countries."

  •
  Solar Projects in Pipeline.  These solar parks are being studied for feasibility or have achieved certain milestones, but are not yet ready for construction. Our solar projects in pipeline are classified as either "advanced pipeline", "qualified pipeline" or "development pipeline." We generally expect advanced pipeline solar projects to be shovel-ready within 12 months. We expect finalization of at least one key permit or agreement for our qualified pipeline solar projects within six months. Development pipeline solar projects are under evaluation. For more information about our solar projects in pipeline, see "—Our IPP Solar Parks—Solar Projects in Pipeline."

Solar Parks in Operation

        The following table sets forth our IPP solar parks grouped by commercial operation dates that we owned and operated or in which we held a minority equity interest as of the date of this prospectus:

Location	Connected in	Number of Parks	Sky Solar Equity Holding	Sky Solar's Attributable Capacity	Instalation (ground-mounted or rooftop-mounted)	FIT Terms*	Price of Electricity (per kWh)	Contract Life	Counterparties
				(MW)
Greece	2012Q3	5	100%	0.5	Ground	Fixed with option to amend†	EUR0.18-0.36	20 years	LAGIE S.A.
	2012Q4	1	100%	2.0	Ground
	2013Q1	7	100%	15.9	Ground
	2013Q2	7	100%	4.6	Ground
Japan	2013Q1	1	100%	0.6	Ground	Fixed	JPY40	20 years	Tokyo Electric
	2013Q2	1	100%	2.4	Ground				North East Electric
	2013Q3	2	100%	3.9	Ground				Hokkaido Electric
	2013Q4	3	100%	4.4	Ground				Kyushu Electric
	2014Q1	1	100%	2.0	Ground
	2014Q2	4	100%	5.4	Ground
Czech Republic	2009Q4	1	100%	2.3	Ground	Fixed with 2% annual inflation rate**	EUR0.45-0.47	20 years	CEZ Distribuce a.s., E.ON Distribuce
	2010Q2	1	100%	1.0	Ground				CEZ Prodej sro
	2010Q3	1	100%	2.3	Ground
Bulgaria	2012Q3	3	30% RisenSky 70%	3.2	Ground	Fixed with 0.67% annual inflation rate	EUR0.12-0.25	20 years	CEZ Electro Bulgaria AD E.ON Bulgaria Grid AD
	2012Q4	1	30% RisenSky 70%	0.5	Ground				CEZ Distribution Bulgaria AD
Canada	2014Q3	8	100%	2.0	Rooftop	Fixed	CAD0.635-0.713	20 years	Toronto Hydro-Electric
	2014Q4	1	100%	0.5	Rooftop				Systems, Ltd Counterparties: Hydro One Brampton Networks, Inc EnerSource Hydro Mississauga, Inc
Spain	2010Q2	10	100%	0.7	Rooftop	No PPAs	EUR0.25
	2010Q4	2	100%	0.2	Rooftop
The United States	2014Q4	1	100%	0.1	Rooftop	Fixed	USD0.21	20 years	Private Business
(Puerto Rico)

Total				54.5

*
Pricing terms are stipulated in the relevant laws and regulations in each country as referred to by the relevant PPAs.

†
(i) Before April 1, 2014, the FIT term was base FIT with annual inflation adjustment based on the pricing matrix established by the Ministry of Environment, Energy and Climate Change. (ii) On or after April 1, 2014, the FIT term has been fixed FIT based on a pricing matrix for the 20-year term of the PPA with an option at the time of extension for a seven-year term to (1) have a fixed FIT based on a pricing matrix published by the authority at the time of extension or (2) a fixed price of EUR0.09 per kWh calculated according to a formula.

**
The FIT term is fixed FIT based on a pricing matrix established by the Energy Regulatory Office with a 2% annual inflation adjustment to market rate reset by the Energy Regulatory Office.

Solar Parks Under Construction

        The following table sets forth our solar parks grouped by commercial operation dates under construction as of the date of this prospectus:

Location	Sky Solar Equity Holding	Number of Solar Parks	Attributable Capacity	Ground/ Rooftop	Scheduled Commercial Operation Date	PPA Terms
			(MW)
Japan	Sky Solar 100%	10	18.5	Ground	2015Q1	20 years fixed FIT
Canada	Sky Solar 100%	10	4.1	Rooftop	2014Q4	20 years fixed FIT

Total		20	22.6

Shovel-Ready Projects

        The following table sets forth our shovel-ready projects grouped by commercial operation dates as of the date of this prospectus:

Location	Equity Holding	Number of Solar Parks	Attributable Capacity	Ground/ Rooftop	PPA Terms
			(MW)
Japan(1)	Sky Solar 100%	53	147.4	Ground	20 years fixed FIT
	Sky Solar 30%	1	0.6	Ground	20 years fixed FIT
Chile(2)	Sky Solar 100%	1	44.0	Ground	N/A(3)
Uruguay(4)	Sky Solar 85%	6	63.2	Ground	32 years fixed FIT
Canada(5)	Sky Solar 100%	9	1.9	Rooftop	20 years fixed FIT

Total		70	257.1

(1)
In Japan, after securing a site and applying for zoning and environmental permits, we seek a Facility Certification from the energy authority. We may then pursue a connection agreement with the local utility, which contains the material terms for the final PPA, which is formally entered into after construction has begun. In addition, we normally submit certain administrative notifications at the time we receive funding. For 16 projects in Japan with an aggregate 73.5 MW of capacity, construction can begin upon receipt of forestry and land use permits which we normally expect to receive within nine months after commencing the process of obtaining the permits and submission of certain administrative notices.

(2)
In Chile, there is no requirement for a license to produce electricity, and a PPA is not necessary if electricity is to be sold in the spot market. Once a project has site control for the plant and transmission lines, it may seek an interconnection agreement. Prior to commencing construction, it must have an approved environmental plan. Construction permits are obtained through the local municipality. Our shovel-ready projects in Chile have secured all permits for construction and construction can begin upon receipt of funding.

(3)
Sales in Chile are made on the open market.

(4)
In Uruguay, once awarded a PPA through a bidding process with the energy authority, the project secures a project site. It then seeks environmental permits. After submitting plant plans to the appropriate ministry the project is granted a Generator Permit and may begin construction. Our shovel-ready projects in Uruguay have secured all permits for construction. Accordingly, we can begin construction upon receipt of funding.

(5)
All of our solar parks in Canada are located in Ontario. In Ontario, a solar park may obtain a FIT contract from the energy authority once a site is chosen. Arrangements for a grid connection agreement proceed concurrently. The energy authority issues a notice to proceed with construction after satisfactory submission of a connection impact assessment, a domestic content plan, and a financing plan. Our shovel-ready projects in Canada have secured all permits for construction and construction can begin upon receipt of funding.

Solar Projects in Pipeline

        Solar parks in the pipeline are divided into three categories:

  •
  Advanced pipeline solar projects.  These solar parks have secured both site control and at least one other milestone permit or agreement. In order for them to obtain the necessary permits and agreements for project funding, we must complete additional administrative and regulatory steps in adherence with applicable regulations. We generally expect such steps to be shovel-ready within 12 months.

  •
  Qualified pipeline solar projects.  These solar parks have been approved for investment by the investment committee and have secured site control, but have only begun applying or negotiating for key permits or agreements. The time required to obtain these permits and agreements varies according to the local regulations in each jurisdiction, but we expect finalization of at least one key permit or agreement within six months.

  •
  Development pipeline solar projects.  These are solar parks are in markets that are under evaluation by our regional development teams and investment committee for development feasibility, but for which we have not otherwise taken any steps in the project development process.

        The following table sets forth our current pipeline solar parks according to the classifications described above. Due to our ongoing business, the numbers in this chart are subject to change as solar parks continue through the development process:

	Stage of Development
Location	Advanced Pipeline	Qualified Pipeline	Development Pipeline
	(MW)
North America	10.8	19.6	5.6
Latin America	154.0	304.7	132.0
Africa	—	—	41.1
Asia	54.3	—	331.2

Total	219.1	324.3	509.9

Our System Sale Businesses

        The following table outlines the capacities of the solar energy systems we sold during the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2014
Location	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks	Capacity (MW)	Number of Solar Parks
Europe
Greece	—	—	8.5	7	64.6	99	—	—
Bulgaria	—	—	42.9	13	—	—	—	—
Czech Republic	—	—	—	—	—	—	—	—
Spain	—	—	—	—	—	—	—	—
Germany	—	—	—	—	—	—	—	—
North America
Canada	0.1	1	2.9	12	2.6	7	0.2	1
Asia
Japan	—	—	—	—	1.0	1	—	—

Total	0.1	1	54.3	32	68.2	107	0.2	1

Global Reach

The following world map indicates our principal operational and developmental solar parks around the world:

Czech Republic
5.6 MW Operational
Canada
2.5 MW Operational
4.1 MW Under Construction
1.9 MW Shovel-Ready
7.8 MW Advanced Pipeline
Bulgaria
3.7 MW Operational
Spain
0.9 MW Operational
Greece
23.0 MW Operational
Japan
18.7 MW Operational
18.5 MW Under Construction
148.0 MW Shovel-Ready
54.3 MW Advanced Pipeline
288.3 MW Development Pipeline
Chile
44.0 MW Shovel-Ready
154.0 MW Advanced Pipeline
319.0 MW Qualified and
Development Pipeline
Uruguay
63.2 MW Shovel-Ready

Illustrative Project Models

        Based on our experience with our solar parks in operation as well as publicly available market data, we have developed illustrative project models for Japan, Chile and Uruguay. These illustrative models do not represent our historical or anticipated future performance.

        In Japan and Uruguay, pricing and term are set by FIT program and government PPA, respectively. In Chile, where the electricity our solar parks generate will be sold to the regional grids at market price, Bloomberg New Energy Finance estimates that the average spot price for the six months ended June 30, 2014 was approximately $0.12 per kWh. In addition, we believe that our Chilean solar parks will have a useful life of 30 years or longer.

        Annual sun / radiation hours are estimated to be 1,200 to 1,300 in Japan, 2,200 to 2,650 in Chile, and 1,600 to 1,800 in Uruguay. These estimates are derived from data collected and published by NASA's Atmospheric Science Data Center and are consistent with our management's experience in these markets.

        Assuming Solarbuzz's estimated average system cost per watt of $2.02, the following models can be developed to illustrate the project economics of solar parks with capacities of 10 MW in Japan (FIT 1 and FIT 2), Chile and Uruguay.

Japan FIT 1		Japan FIT 2		Chile		Uruguay
FIT(1)	$0.40/kWh	FIT(1)	$0.36/kWh	Spot Price(2)	$0.12/kWh	PPA Average(5)	$0.10/kWh
FIT Term	20 Years	FIT Term	20 Years	Operating Life	30 Years	PPA Term	32 Years
Size	10 MW	Size	10 MW	Size	10 MW	Size	10 MW
Sun Hours	1,200-1,300	Sun Hours	1,200-1,300	Sun Hours	2,200-2,650	Sun Hours	1,600-1,800
Revenue(3)	$4.4-$5.2MM	Revenue(3)	$4.0-$4.7MM	Revenue(3)	$2.9-$3.4MM	Revenue(3)	$1.9-$2.2MM
Project Level EBITDA(4)	$4.0-$4.7MM	Project Level EBITDA(4)	$3.6-$4.3MM	Project Level EBITDA(4)	$2.4-$2.9MM	Project Level EBITDA(4)	$1.7-$2.1MM

(1)
Converted at JPY100 per 1USD exchange rate

(2)
Reflects average of the average spot market prices on the SIC and SING grids in Chile for the first half of 2014, according to BNEF

(3)
Project level revenue is calculated as price × Sun Hours × Size (MW)

(4)
Project Level EBITDA is defined as revenue minus O&M expenses, presented for illustrative purposes only

(5)
Presented as weighted average price over the PPA Term; PPA Years 1-10: $0.13/kWh, Years 11-32: $0.09/kWh

Featured Countries

  •
  Japan.  We entered the Japanese market in 2009. As of the date of this prospectus, we have completed and sold 3.0 MW of solar systems. In addition, we own and operate 12 IPP solar parks totaling 18.7 MW, which are located in Tokyo, Kyushu, Hokkaido and Tohoku. In 2013, these IPP solar parks received approximately 1,200 to 1,300 radiation hours. We also have 18.5 MW of solar parks under construction and 148.0 MW of shovel-ready projects ready to be developed upon receipt of funding, including one shovel-ready project where we have equity holding of 30% for attributable capacity of 0.6 MW. Additionally, we have 54.3 MW of advanced pipeline and 288.3 MW of other solar parks in our pipeline. In Japan, our projects eligible for FIT 1 include 18.7 MW in operation, 18.5 MW under construction and 90.0 MW shovel-ready, and our projects eligible for FIT 2 include 58.0 MW shovel-ready and 54.3 in advanced pipeline.

    Our shovel-ready projects in Japan have secured site control, energy permits and all key agreements that are required for construction of solar parks in Japan. For 16 projects representing a total of 73.5 MW, we are still waiting for certain non-discretionary permits that will be granted, so long as we comply with the relevant criteria, under the Forest Land Act

    (shinrin hou) Law No. 249 of 1951, as amended) and the Agricultural Land Act (nou chi hou) (Law No. 229 of 1952, as amended) and the submission or notifications under the Soil Contamination Act (dojo osen taisaku hou) (Law No. 53 of 2002, as amended). We have already commenced the process of obtaining these permits and we expect to receive these permits within nine months from the date that we commenced the process. We intend to apply for any outstanding permits upon the receipt of funding, and in our experience have been able to obtain such permits within several months of application. We expect 54.3 MW of solar projects to become shovel-ready within 12 to 18 months. For more information about our shovel-ready projects, see "Risk Factors—The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations."

    We consider Japan to be a core growth area going forward. We expect to continue to expand the capacity of our solar parks in Japan beyond our existing pipeline, as the Japanese government has established a highly favorable FIT price support scheme and has set a generous target for the percentage of national power generated from renewable sources. Recent government investigations and rulings should accelerate the development of solar parks within the pipeline.

      Japanese Silent Partnership

    Sky Solar Japan Co. K.K., or SSJ, our wholly owned subsidiary in Japan, entered into silent partnership agreements that were amended and finalized on October 10, 2014 with two groups of third party investors, or the Silent Partners, pursuant to which the Silent Partners provided financing and SSJ will develop and operate 21 solar parks with an aggregate capacity of 34.6 MW in Japan, or the SSJ Silent Partnership Assets.

    In accordance with the agreements, SSJ contributed JPY750 million (US$7.4 million) in cash and solar power projects with a carrying amount of JPY2.3 billion (US$22.3 million) and an agreed valuation of approximately JPY4.6 billion (US$45.5 million). The Silent Partners contributed JPY5 billion (US$49.4 million) in cash. The contributed solar parks had an aggregate capacity of 34.6 MW, consisting of approximately 11.5 MW which were completed and in operation and approximately 23.1 MW shovel-ready as of October 10, 2014. Since the beginning of their operation, the 11.5 MW of completed solar parks generated total revenue of approximately US$1.5 million, US$34.0 thousand and US$2.6 million; and profit of US$1.0 million, US$7.0 thousand and US$2.0 million for the year ended December 31, 2013, and the six months periods ended June 30, 2013 and 2014, respectively.

    No separate legal entity was established in connection with the silent partnership agreement. The SSJ Silent Partnership Assets are held and managed through the SSJ legal entity, subject to the provisions of the silent partnership agreement. The Silent Partners are not involved in the investment decisions associated with management of the SSJ Silent Partnership Assets or other assets and businesses which continue to be held and operated by SSJ, outside the auspices of the silent partnership agreement. Over an expected maximum period from the date of the agreement through June 2017, distributable profits from the SSJ Silent Partnership Assets shall be first distributed to the Silent Partners in proportion to their respective capital contributions, until a cumulative annual internal rate of return, or IRR, of 15% on their capital contributions is achieved. Any remaining profits shall be distributed to SSJ until a cumulative annual IRR of 15% of SSJ's contributed amount, based on the agreed valuation, is achieved. The remaining profits, if any, shall be distributed to SSJ and the Silent Partner at the ratio of approximately 51% and 49%, respectively. Silent Partners shall only bear losses up to the amount of money they financed.

    The IRR of 15% is the discount rate required to make the present value of the total distributable profits expected to be generated by SSJ Silent Partnership Assets payable to certain members of Silent Partnership equal to the present value of the cumulative total of investments of certain Silent Partners. Distributable profits represent the cash that may be distributed to investors, including cash received from generating electricity or other sources, less the debts which fall due. Investments include the cash proceeds received from Silent Partners of US$49.4 million, cash contribution made from SSJ of US$7.4 million and contribution of solar power projects with an agreed valuation of approximately US$45.5 million. Subject to the availability of distributable profits, the annual amount to be distributed to the Silent Partners is estimated to be approximately US$7.4 million (without considering the cumulative effect of IRR), before any amounts are distributable to us.

    Upon the completion of the solar power projects, SSJ may transfer the ownership of one or more of the completed projects to a special purpose company, or a SSJ Special Purpose Company, for JPY300 million (US$3.0 million) per MW, provided that non-recourse bank financing with terms to be agreed by both SSJ and the Silent Partners can be obtained by the SSJ Special Purpose Company, the proceeds of which become distributable profits. Upon such transfer, it is contemplated that the Silent Partners and SSJ will receive the distributable profits, and will be entitled to 30% and 70% of the profits in the SSJ Special Purpose Company, respectively. Upon the completion of the solar parks, if the Silent Partners have not achieved an IRR of 15%, then SSJ shall consider changing the silent partnership scheme into a loan or bond structure to provide the Silent Partners with an IRR of 15%. In the event that SSJ fails to transfer all SSJ Silent Partnership Assets to SSJ Special Purpose Company by May 9, 2017, SSJ should either (1) purchase the remaining SSJ Silent Partnership Assets for a sum of (i) a price determined based on JPY350 million (US$3.5 million) per MW for projects that have completed construction, (ii) a price reasonably determined and approved by an agent for the Silent Partners for projects where construction has commenced, but not yet been completed, and (iii) a price determined based on JPY50 million (US$0.5 million) per MW for projects where construction has not yet commenced; or (2) secure a third party offer to purchase the remaining SSJ Silent Partnership Assets, and should notify the Silent Partners by June 8, 2017 of its intent to settle in either case. If the Silent Partners are able to secure a third party offer that is more attractive within 90 days of being so notified, the third party may purchase the projects from SSJ. The proceeds generated in each of these three scenarios are considered distributable profits, and distribution in this manner is first subject to the 15% cumulative IRR settlement provisions of the silent partnership agreement, whereby the Silent Partners have priority over SSJ.

    These agreements are terminable on September 8, 2017. The obligations of SSJ and the silent partners survive the termination and continue until the bankruptcy of SSJ or until the distribution of all assets and cash to silent partners.

    In connection with the above transaction, Flash Bright Power Ltd., or Flash Bright, the entity wholly owned by Mr. Su, granted to an affiliate of one of the Silent Partners an option to purchase from Flash Bright up to US$30 million worth of existing ordinary shares of Sky Solar Holdings, Ltd. to induce the Silent Partners to provide the financing. We also signed a registration rights agreement with the affiliate of the Silent Partner. See "Description of Share Capital—Flash Bright Call Option Agreement" and "Description of Share Capital—Registration Rights".

  •
  Chile.  We entered the Chilean market in 2011. As of the date of this prospectus, we had 44.0 MW of shovel-ready projects ready to be developed upon receipt of funding. Additionally, we have 154.0 MW of advanced pipeline and 319.0 MW of other solar parks in our pipeline. We expect the solar parks to receive approximately 2,200 to 2,650 radiation hours per year. We believe our solar parks in Chile will have operating lives of 30 years.

    Our shovel-ready projects in Chile have secured site control, energy permits and have received any zoning, environmental or other permits required for construction of solar parks in Chile. We believe we will be able to finalize key agreements and begin construction upon the receipt of funding. It typically takes one to two years to develop a shovel-ready project in Chile. We classify 341.0 MW of these solar projects as advanced and qualified which we expect to become shovel-ready within 12 to 18 months.

    We consider Chile to be a core growth area due to the low supply and high demand for electricity from the heavy mining activities in Chile. The Chilean market has reached grid parity, so solar electricity can be sold on the spot market without relying on FIT or similar schemes to be competitive with other types of electricity. The average spot prices on the SIC and SING grids in Chile during the first half of 2014 were US$0.18 and US$0.10 per kWh, respectively, according to BNEF. We expect a very strong and sustained spot market price for electricity in the regions where our projects will be constructed. For more information about our shovel-ready projects, see "Risk Factors—The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations."

  •
  Uruguay.  We entered the Uruguayan market in 2012. As of the date of this prospectus, we had 63.2 MW of shovel-ready projects ready to be developed upon receipt of funding. We expect the solar parks to receive approximately 1,600 to 1,800 radiation hours per year.

    Our shovel-ready projects in Uruguay have secured site control, energy permits and all key agreements and have received any zoning, environmental or other permits required for construction of solar parks in Uruguay and construction can begin upon receipt of funding. It typically takes one to two years to develop a shovel-ready project in Uruguay.

    We consider Uruguay to be a medium-term growth area due to the low supply with insufficient capacity of conventional power generators and relatively high demand for electricity. The government in Uruguay announced incentives worth US$400 million to install 200 MW of projects. Our projects in Uruguay have PPAs with the state-owned utility UTE that provides FIT between US$0.09 and 0.13 per kWh. For more information about our shovel-ready projects, see "Risk Factors—The delay between making significant upfront investments in our solar parks and receiving revenue could materially and adversely affect our liquidity, business and results of operations."

  •
  Canada.  We entered the Canadian market in 2009. As of the date of this prospectus, we own and operate 9 solar parks totaling 2.5 MW. We also had 4.1 MW of solar parks under construction and 1.9 MW of shovel-ready projects ready to be developed upon receipt of funding. Additionally, we have 7.8 MW of rooftop solar parks in advanced pipeline. Our projects in Canada sell electricity to utility companies via the Ontario Power Authority. We expect radiation of approximately 1,150 hours per year.

    Our shovel-ready projects in Canada have secured site control, energy permits and all key agreements and have received any zoning, environmental or other permits required for construction of solar parks in Canada and construction can begin upon receipt of funding. It typically takes eighteen months to develop a shovel-ready project in Canada. We expect 7.8 MW of solar projects to become shovel-ready within 6 to 12 months.

    We consider Canada to be a core growth area due to favorable FIT policies in Ontario, which aims to have newly installed capacity of 200.0 MW every year over the next four years. Our Canadian projects enjoy a FIT rate of between CAD 0.54 - 0.71/kWh

  •
  Greece.  We entered the Greek market in 2009. As of the date of this prospectus, we had completed and sold 76.5 MW of solar systems in Greece.

    In addition, as of the date of this prospectus, we owned and operated 20 IPP solar parks totaling 23.0 MW. In 2013, these IPP solar parks received approximately 1,400 radiation hours.

    As the Greek government has substantially reduced the subsidies available for solar parks, we do not have any shovel-ready projects ready to be developed in Greece, nor do we have any solar parks in our pipeline. We will continue to operate our existing assets in Greece and currently have no plans to divest such assets. However, we do not expect that Greece will be a significant contributor to our capacity growth going forward.

  •
  Bulgaria.  As of the date of this prospectus, we had completed and sold 42.9 MW of solar systems in Bulgaria.

    In addition, we owned four solar parks totaling 3.7 MW through our minority equity positions in RisenSky Solar Energy S.a.r.l., which we operated and maintained. In 2013, these IPP solar parks received approximately 1,100 to 1,200 radiation hours.

    As the Bulgarian government has significantly reduced the subsidies available for solar parks, we do not foresee having a significant number of development solar parks in our pipeline. We will continue to operate our existing assets in Bulgaria and currently have no plans to divest such assets. However, we do not expect that Bulgaria will be a significant contributor to our capacity growth going forward.

  •
  Czech Republic.  We entered the Czech market in 2009. As of the date of this prospectus, we had completed and sold 20.3 MW of solar systems. In addition, we owned and operated three IPP solar parks totaling 5.6 MW. In 2013, these IPP solar parks received approximately 1,100 radiation hours.

    As the Czech government has significantly reduced the subsidies available for solar parks, we do not foresee having a significant number of development projects in our pipeline. We will continue to operate our existing assets in the Czech Republic and currently have no plans to divest such assets. However, we do not expect that the Czech Republic will be a significant contributor to our capacity growth going forward.

  •
  Spain.  We entered the Spanish market in 2009. In Spain, we owned and operated 12 solar parks totaling 0.9 MW as of the date of this prospectus. In 2013, these solar parks received approximately 1,400 radiation hours.

    As the Spanish government has substantially reduced the subsidies available for solar parks, we do not foresee obtaining a significant number of development solar parks in our pipeline. We will continue to operate our existing assets in Spain and currently have no plans to divest such assets. However, we do not expect that Spain will be a significant contributor to our capacity growth going forward.

Customers and Marketing

        We have historically sold solar energy systems to off-takers and sold electricity to the transmission grid. Purchasers of our solar energy systems included utility companies, independent power developers and producers, commercial and industrial companies, and other solar energy system owners. We have historically derived a substantial portion of our revenue from a limited number of key purchasers for our solar energy systems, including related parties. For detailed information about our customers who contribute over 10% of our total revenue during the relevant periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." As our IPP business grows in relation to our sale of solar energy systems, we expect to derive revenue from an increasingly diverse customer portfolio and decrease our reliance on related party customers.

        Members of our senior and local management team routinely meet with industry players and interested investors. Our business development teams around the world have significant experience building business in local markets and actively pursue growth opportunities in all major markets. We promote our industry reputation by participating in local trade conferences and other industry events and forums, which provide access to key local industry players and government authorities that can help us identify leads and other growth opportunities. We intend to continue to increase our marketing efforts after the completion of the offering.

Market Due Diligence

        Before we enter into a new market or make any major investments, our regional development teams prepare market analysis reports and financial models, including key financial assumptions, to guide us in sourcing, evaluating and executing solar parks.

        The report includes information on overall market conditions, renewable resources regulations, an analysis of our local strengths and weaknesses, average cost estimates, project development procedures, a detailed list and analysis of tasks and requisite authorizations, a list of key project milestones, the major risks of projects in the market and an action plan outlining requirements for pursuing projects in the market.

        We update the market analysis report quarterly, and as needed, based on changes in the market or more accurate information.

        We also generally engage reputable law firms and consulting firms to investigate the validity of regulatory permits, property laws, solar regulations, environmental laws, and tax and incentive policies, with particular focus on any PV or other renewable energy regulatory environment and policies.

Permit Development

        We generally act as a primary developer, especially in markets with abundant solar resources, attractive financing sources or long-term green energy subsidies, such as Japan. Under our primary development model, we obtain site control rights for a solar park, obtain permits required for construction and negotiate grid connection agreements and PPAs.

        We may also act as a secondary developer. Under our secondary development model, we buy projects in various stages of permit development and continue developing those solar parks. We pursue secondary permit development in markets with relatively liquid markets for permits.

        As of the date of this prospectus, among our completed solar parks and shovel-ready projects, a majority of our solar parks in terms of capacity had been undertaken by us as a primary developer. We expect the proportion of solar parks which we pursue under primary development to increase going forward.

Primary Permit Development

        The following diagram illustrates our primary permit development:

  Site Selection

        We typically receive details of potential project sites from our business partners, previous solar park owners, national or local governments, public sources of local information, overseas engineering exhibitions or overseas business liaison organizations. We systematically source solar parks in each of the different markets in which we operate based on land cost, solar radiation, grid connection capacity, protected land status and other project information. If the project site is suitable for development, the regional development team submits a site assessment report on the land and other related information to the regional managing director, who submits a project budget to our corporate headquarters for approval.

  Feasibility Study

        After selecting a site, we strive to reduce risks by conducting a thorough feasibility study and identifying potential issues. We target projects we believe to have an appropriate balance of financial returns, costs and risks.

        Our in-house technical team, along with external experts we engage as-needed, investigate items such as engineering specifications and solar radiation analysis. We pay specific attention to potential delays and cost overruns, grid capacity and additional costs which may not be captured in the technical design.

        Our investment and financial teams perform financial forecasts based on information about the financial prospects of the solar park and the local energy market to make a profitability estimate and adjust our capital plan accordingly.

  Securing Permits

        After the project development budget is approved, the regional development team begins project development. Permit and licensing requirements vary, depending on the jurisdiction of the solar park, but the key permits, licenses and agreements typically required for solar parks include land acquisition or lease contracts, environmental impact assessments, building permits, planning consents, grid connection contracts and PPAs. The government authorities and other stakeholders that are consulted vary from country to country but usually include the local or regional planning authority, electricity utilities, local communities, environmental agencies, as well as health and safety agencies.

        The regional development team provides an update on project development to the relevant regional and corporate departments on a regular basis, including, among other things, information on the status of the requisite permits and, for more significant solar parks, detailed action and status updates.

Secondary Permit Development

        The following diagram illustrates our secondary permit development:

        For our secondary development solar parks, we acquire shovel-ready projects or close to shovel-ready projects from third parties. When we identify a suitable solar park for acquisition, we perform thorough due diligence based on documentation, financial projections and the legal status of each permit. Our regional and corporate EPC teams analyze engineering, design and technical risks. We also retain external EPC consultants for particular regions or solar parks as needed.

        Prior to signing a definitive acquisition agreement, the regional development team provides an application to our investment committee which includes the major terms of the solar park acquisition agreements, an economic analysis, an internal technical due diligence report and other project materials.

Engineering, Procurement and Construction

        EPC services include engineering design, construction contracting and management, procurement of PV modules, balance-of-system components and other components. We generally outsource construction to third parties and use our in-house capabilities for engineering and procurement.

Engineering

        Through engineering design, we aim to reduce the risks, reduce the costs and improve the performance of our solar parks. The engineering design process includes the site layout and the electrical design as well as assessing a variety of factors to choose an appropriate technology and the modules and inverters in particular.

Procurement and Construction

        We procure PV modules and other key equipment for the construction of our solar parks from third-party suppliers and contract work to third-party contractors in areas such as logistics, installation, construction and supervision. We believe this allows us to focus our resources on higher value-added tasks. We maintain an updated list of qualified and reliable suppliers and third-party contractors with a proven track record with which we have established relationships.

        We choose our suppliers and third-party contractors through a bidding process or through our affiliates or other cooperative arrangements with various manufacturers and contractors. The relevant departments of our headquarters organize and collect bids, communicate with bidders and coordinate with our regional development teams to meet local technical and legal requirements.

  PV Module Procurement

        PV modules are the primary equipment of our solar parks and the costs of PV modules generally constitute a substantial portion of the average total system costs. We procure our PV modules from a broad range of suppliers including Sharp Corporation and Canadian Solar Zone.

        Our purchasing decisions take into consideration technical specifications (including size, type and power output) bid price, warranty and insurance programs, spectral response, performance in low light, nominal power tolerance levels, degradation rate, technical support and the reputation of the supplier. We generally require warranties for defects in materials or workmanship for a typical duration of 5 to 10 years and a warranty for module capacity under normal testing conditions for a duration ranging from 10 to 25 years (97.5% of capacity for the first year with a 0.7% linear degradation in capacity every year thereafter).

        We are generally required to pay 100% of the purchase price within a period ranging from three months to six months after receipt, inspection and acceptance of the PV modules.

  Third-party Contractors

        We engage third-party contractors for construction. We employ a number of measures to manage and monitor the performance of such contractors in terms of both quality and delivery time and to ensure compliance with the applicable safety and other requirements. For example, we generally have on-site supervisors and hold regular on-site meetings with the third-party contractors to monitor their work to ensure that projects progress according to schedule and adhere to quality standards. We also conduct periodic inspections to examine project implementation and quality standards compared to our project planning and prepare periodic reports for review and approval by the relevant departments in our corporate headquarters. If we identify any quality or progress issues which are attributable to the work of the third-party contractors, we will have further follow-up discussions with the third party contractors and monitor their rectification work.

        We also require our third-party contractors for construction and installation to comply with applicable laws and regulations regarding work safety as well as our own production safety rules and policies. We examine and keep records of the production-related safety documentation and insurance policies of our third-party contractors. All production-related tools and equipment used by our third party contractors must be compliant with and certified by applicable regulatory standards. Our third-party contractors should also regularly provide their internal records relating to production safety (for example safety production training and safety inspections) to us, and we also conduct regular safety supervision and inspection on the third-party contractors.

        Under our third-party contracting agreements, we are generally entitled to compensation if the third-party contractors fail to meet the prescribed requirements and deadlines under their contracting agreements. We generally negotiate to pay our contractors approximately 10% of the contract price after the expiration of the quality warranty period, which generally lasts two years, or, if we pay all of the contract price upon completion of the solar park, require the contractor to provide a bond in respect of the warranty obligations.

  Commissioning and Warranties

        When the EPC contractor notifies the regional solar park team of on-grid operation, the regional solar park team thoroughly tests each aspect of the solar park, usually for a period of one month. Commissioning tests generally include a detailed visual inspection of all significant aspects of the plant, an open circuit voltage test and short circuit current test prior to grid connection, and a direct-current test after connecting to the power grid. These tests are conducted in order to ensure that the plant is structurally and electrically safe, and is sufficiently robust to operate as designed for the specified project lifetime. We have not experienced any material delays in construction or unsatisfactory workmanship with respect to our solar parks. Following the commissioning, the solar park is handed over to the new owner.

        In addition to the warranties provided by the manufacturers of modules and balance-of-system components, EPC contractors also typically provide a limited warranty against defects in workmanship, engineering design, and installation services under normal use and service conditions for a period of one to two years following the energizing of a section of a solar power plant or upon substantial completion of the entire solar power plant. In resolving claims under the workmanship, design and installation warranties, the new owner has the option of remedying the defect to the warranted level through repair, refurbishment, or replacement.

Operations and Maintenance

        We operate and maintain our own IPP portfolio and substantially all of the solar parks built by us, including solar parks held by other parties pursuant to separate contractual agreements. We utilize customized software to monitor the performance and security of our solar parks in a real-time basis. Our O&M platform in Bulgaria monitors solar parks in Europe, while our platform in Tokyo monitors solar parks in Japan.

        We regularly maintain our solar farms with an intention to maximize the utilization rate, rate of power generation and system life of our solar parks. We engage on-the-ground contractors who are on-call to promptly remedy any issues that may arise.

        Solar parks have no moving parts and consequently low operations and maintenance costs. The warranty period of inverters and transformers is 5 to 10 years, while the warranty period for PV modules is 25 years and the FIT regime is generally 20 years. The effective life of inverters and transformers is 10 years, while the effective life of PV modules is 25 years. The owners of the solar parks will bear the costs of replacing equipment after the expiration of the warranty periods.

PV Project Funding

        The financing of a solar park is typically arranged by the project sponsor who sets up a project company, a special purpose vehicle, to own a particular solar park or portfolio. Contracts and other agreements are typically entered into under the name of the project company, which in certain cases is an affiliate of which we hold the minority interest.

        Construction costs are funded by our working capital. Where possible, we seek to negotiate favorable credit terms with our equipment suppliers or EPC contractor, such that payment is not due until several months following the completion of construction and connection. Following connection in order to optimize the solar park's capital structure, pay our contractors and replenish our working capital, we typically pledge the solar park assets to raise debt financing. Such debt financing usually has a term of over 15 years.

        Debt financing for our solar parks is typically obtained from local banks in countries with well-developed appetites for renewable energy investments, such as the Czech Republic, the United States, Canada and Japan. For solar parks in countries with more constrained access to local debt financing, such as Eastern Europe, Latin America and other emerging markets, we seek to arrange the debt financing by leveraging our strong relationships with international financing sources such as seeking loans with reputable Chinese financial institutions like the China Development Bank.

        In October 2012, we entered into a "developmental financial cooperation agreement" with China Development Bank Shanghai Branch, pursuant to which the bank has stipulated its intention to finance our business operations and project development activities in a total amount of up to RMB10.0 billion (US$1.6 billion) from 2012 through 2016. Draw-downs of the facility are dependent on the successful approval of specific project economics. As of the date of this prospectus, we do not have any loans under this facility.

        In November 2012, we entered into senior loan facility agreements for CZK363 million (US$19.1 million) with PPF banka a.s to refinance our solar parks in the Czech Republic.

Acquisition of Assets

        We may from time to time acquire businesses, solar parks or other assets from related parties or independent third parties which we believe will complement our current operations and expansion strategies. A majority of our directors, including all of our independent directors, must approve such acquisitions.

        With respect to the acquisition of solar parks, our board of directors shall formulate a uniformed standard accessing target assets, and such standard may be adjusted from time to time based on our company's business, financial condition and results of operations. Our board of directors may consider the following criteria, among others:

  •
  the internal rate of return of the project before leverage;

  •
  our debt-service coverage ratio;

  •
  the effective sun irradiation hours of the project, after discounting for performance;

  •
  the use of reliable, financeable brands for and technical specifications of the key components, including modules, invertors, mounting systems, racks/tracking system, EPC integration services;

  •
  any guarantees on performance, as well as any compensation for failing to perform;

  •
  clear and reliable opinions from third party professionals after thorough technical, financial, tax and legal due diligence; and

  •
  adequate payment terms matching relevant milestones.

        In connection with the acquisition of any business from a related party, if any part of the consideration in such acquisition is our securities, the value of such acquisition is equivalent to 20% or more of our market capitalization (as measured as an average over the 30 days prior to the date of determination) and our market capitalization as so measured is less than US$1.0 billion, we will engage an independent consulting or valuation firm to assess the transaction. Such acquisition will be subject to the approval of two-thirds of all shareholders who participate (in person or by proxy) in a shareholders' meeting approving such transaction after sufficient notice is given to ADR holders to participate in any such meetings.

        If we have purchased assets from a related party during any twelve month period (the "Related Party Purchases"), and the aggregate dollar value of the consideration for the Related Party Purchases during the twelve month period preceding the most recent Related Party Purchase, together with the most recent Related Party Purchase, is at least equivalent to 20% or more of our market capitalization (as measured as an average over the 30 days prior to the most recent Related Party Purchase) and our market capitalization as so measured is less than US$1.0 billion, the most recent Related Party Purchase will be subject to the approval of two-thirds of all shareholders who participate (in person or by proxy) in a shareholders' meeting approving such transaction after sufficient notice is given to ADR holders to participate in any such meetings.

Our Historical Project Affiliates

        We have historically formed project affiliates for PV project co-investment with partners who seek to build PV assets overseas. We adopted minority positions in each of the affiliates, with rights that give us significant influence over the entity. The majority owner of our affiliate maintains control and management over the affiliate. Participating in these entities allows us to provide our project development services to the affiliate, while increasing the confidence of our partners in our interest in the long-term potential of the IPP solar parks. As of the date of this prospectus, we or Sky Solar Holdings Co., Ltd., a former shareholder of our parent company, have held equity interests or are currently holding equity interests in three affiliates, China New Era International Limited, ChaoriSky Solar Energy S.a.r.l. and RisenSky Solar Energy S.a.r.l. See "Related Party Transactions."

        Partners that are module manufacturers are able to contribute their modules to the affiliates and we are able to sell permits and provide EPC services. In addition, the majority owner of our affiliates generally provides EPC bridge financing or corporate guarantees for long-term loans. When the solar park is complete, the majority owner may purchase our minority equity position in the affiliate or continue with the existing equity arrangement. In addition, the affiliate may sell the solar park to an independent third-party or to the affiliate's other owner itself or hold it and sell electricity to the power grid, as an IPP. We have also developed permits and solar parks, which were sold directly to our affiliates.

        Historically, a significant portion of the revenue that we derived from our affiliates was through selling permits and providing EPC services to the affiliates. Going forward, we expect to derive revenue from providing O&M services under long-term contracts to the solar parks constructed by these entities. As we strengthen our own financing capabilities, we expect the revenue contribution of our affiliates to decrease significantly going forward.

        The following table sets forth the contribution of each of our historical project affiliates for the periods indicated:

	Year Ended December 31,						Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)	(US$ in thousands)	(%)
China New Era International Limited	—		40,676	20.0	1,670	4.6	—	—	—
ChaoriSky Solar Energy S.a.r.l.	29,256	35.2	87,291	42.8	3,343	9.2	2,776	11.7	—	—
RisenSky Solar Energy S.a.r.l.	26,637	32.0	5,504	2.7	542	1.5	109	0.5	125	0.9
Sky Global S.A.	—	—	—	—	10	—	—	—	5	0.0

Total revenue from historical project affiliates	55,893	67.2	133,471	65.5	5,565	15.3	2,884	12.1	130	0.9

        In July 2011, we jointly formed an affiliate with Shanghai Chaori Solar Energy Science & Technology Co., Ltd., a Shenzhen-listed company, or Chaori. Chaori, through its affiliate, Hong Kong Chaori Solar Energy Science & Technology Co., Ltd, or Chaori HK, held 70% of the share capital of the entity, ChaoriSky Solar Energy S.a.r.l., or ChaoriSky Solar, and we held 30%. ChaoriSky Solar is organized as a limited liability company under the laws of Luxembourg, and our cooperation under the venture is governed by the articles of association of that company. Our founder and executive chairman is currently a minority shareholder of Chaori, the affiliate's other owner, but is not a member of the board and does not otherwise exert any significant influence over Chaori. In March 2012, China Development Bank loaned ChaoriSky Solar in an amount of EUR43.1 million for the development of six solar parks in Bulgaria with an aggregate capacity of 30.7 MW, which was guaranteed by Chaori. From 2011 to 2013, ChaoriSky Solar constructed and held solar parks in Bulgaria and Greece. We sold permits and rendered EPC services to ChaoriSky Solar during the period and recorded a total of US$119.9 million in revenue from 2011 to 2013. Due to the deterioration of Chaori's business, it failed to secure another anticipated loan from China Development Bank in the first quarter of 2013. As of November 18, 2013, we had collected US$68.7 million in cash from ChaoriSky Solar and had amounts due to us from ChaoriSky Solar totaling US$64.6 million, of which US$51.2 million was overdue. In November 2013, we entered into a series of related agreements to transfer our 30% equity interest in ChaoriSky Solar to Chaori HK and acquired the equity interests in certain entities holding 18.3 MW of IPP solar parks in Greece and related assets and liabilities and recorded cost of US$65.2 million, in exchange for the settlement of trade and other receivables due from ChaoriSky Solar of US$64.6 million. Upon completion of these transactions, we incurred a payable of US$0.6 million due to ChaoriSky Solar. We currently do not hold any equity interest in ChaoriSky Solar and do not intend to further engage in any joint ownership of future solar parks with Chaori.

        In September 2011, we jointly formed an affiliate with Risen Energy Co., Ltd. (300118:Shenzhen), or Risen. Risen through its affiliate Risen Energy (Hong Kong) Co., Ltd. held 70% of the share capital of the entity, RisenSky Solar Energy S.a.r.l., or RisenSky, and we held 30%. RisenSky is organized as a limited liability company under the laws of Luxembourg, and our cooperation under the venture is governed by the articles of association of that company. In March 2012, China Development Bank extended loans to RisenSky in an amount of EUR26.2 million for the development of four solar parks in Bulgaria with an aggregate capacity of 12.1 MW, which was guaranteed by Risen. As of June 30, 2014, RisenSky has completed 42.9 MW of solar parks in Bulgaria.

        In December 2012, Sky Solar Holdings Co., Ltd., a former shareholder of our parent company, jointly formed an affiliate, China New Era International Limited, or China New Era, with China New Era Holding (Group) Co., Ltd., or China New Era Holding. Our former shareholder, Sky Solar Holdings Co., Ltd., holds 49% of the share capital of China New Era, while China New Era Holding holds 51% of the share capital. China New Era is organized as a limited liability company under the laws of Hong Kong, and Sky Solar Holdings Co., Ltd.'s cooperation under the venture is governed by the articles of association of that company as well as by the provisions of a shareholders agreement between Sky Solar Holdings Co., Ltd. and China New Era Holding. As of June 30, 2014, China New Era has completed 30.5 MW of solar parks in Greece.

Employees

        As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had a total of 141 employees, 145 employees, 150 employees and 147 employees, respectively. As of December 31, 2013, we had 61 employees in Europe, 38 employees in Japan, 30 employees in China and 21 employees in the Americas. The following table sets forth the number of our employees for each of the major functions as of the June 30, 2014:

Number of employees
Permit Development	17
Engineering, Procurement and Construction Management	43
Operations and Maintenance	9
Management and administrative	78

Total	147

Competition

        We believe that our primary competitors are local and international developers of solar parks, many of whom are integrated with upstream manufacturers.

        We believe that we can compete favorably given that the key competitive factors for solar park development and operation include, without limitation:

  •
  site selection and sourcing of solar parks;

  •
  permit and project development experience and expertise;

  •
  reputation and track record;

  •
  relationship with government authorities and knowledge of local policies;

  •
  ability to secure high-quality PV modules and balance-of-system components at favorable prices and terms;

  •
  access to debt financing;

  •
  control over the quality, efficiency and reliability of PV project development; and

  •
  expertise in providing operation and maintenance services.

        However, we cannot guarantee that some of our competitors do not or will not have advantages over us in terms of greater operational, financial, technical, management or other resources in particular markets or in general. See "Risk Factors—Risks Related to our Business and Industry—We face significant competition in certain markets in which we operate."

Facilities

        Our principal executive offices are located at Suite 1604, 9 Queen's Road, Central, Hong Kong Special Administrative Region, People's Republic of China, which occupies approximately 1,320 square feet of space. We also have 11 leased offices in the United States, Japan, Luxembourg, Greece, Canada, Germany, Chile, Spain, Uruguay and Bulgaria.

        We believe that our facilities are in good condition and generally suitable and adequate for our needs in the foreseeable future. However, we will continue to seek additional space as needed to satisfy our growth.

Legal Proceedings

        From time to time, we are subject to certain legal and administrative proceedings that arise in the ordinary course of our business, including claims regarding intellectual property rights, business contracts, employment and other matters. We are not currently involved in any legal proceedings by third parties that our management believes could have a material adverse effect on our business, financial position or results of operations. However, it is possible that an unfavorable resolution of one or more of such proceedings could materially and adversely affect our future operating results or financial position in a particular period.

REGULATIONS

        We develop, sell and operate our solar parks around the world, and as such we are subject to laws in multiple jurisdictions that affect companies developing and operating solar parks, many of which are still evolving and could be interpreted in ways that could harm our business. For example, we are subject to laws relating to: permit development for solar parks; engineering and constructing PV projects; PV plant operations and power generation; connecting and selling electricity to the power grid; and PV and other applicable renewable energy tariffs and incentives.

        Although we develop and operate solar parks all over the world, our current solar park development business is primarily based in Japan, Chile, Greece, Bulgaria and Canada, and as such, we are primarily governed by and especially sensitive to the laws and regulations of such jurisdictions, including the following:

Japan Regulations

Electricity Business Act (Denki Jigyo Ho)

        The Electricity Business Act provides a regulatory framework of the electricity business. It regulates the construction, maintenance and operation of electric facilities for the purpose of assuring public safety and promoting environmental preservation.

  Business License/Notification

        In cases where a person intends to conduct an energy power generation project which falls under one of the four categories of an "electricity business" as defined in the Electricity Business Act, a license from the METI must be obtained, or notification must to be submitted to METI before the business commences. Under the Electricity Business Act, licenses/notification are required for:

  •
  General Electricity Businesses:  A general electricity business license is needed before a power generation facility can supply electricity to meet general demand of the electricity for the General Electricity from general public;

  •
  Wholesale Electricity Businesses:  A wholesale electricity business license is needed before a power generation facility can supply the electricity facility of a general electricity utility with electricity to be used for its general electricity business, if such electric facilities satisfy any of the following conditions:

  (a)
  The aggregate output capacity of the electric facilities exceeds 2,000,000 kWh; or

  (b)
  The electric facilities are used for transformation of electrical energy, power transmission and distribution of electric power and prepared only for the purpose of conducting businesses where the Wholesale Electricity Utility supplies electricity on behalf of General Electricity Utilities and the output of such supply of electricity exceeds 1,000 kWh (in the case that the contract term of the substitution supply exceeds 10 years) or 100,000 kWh (in the case that the contract term of the substitution supply exceeds 5 years)

        When solar park owners intend to conduct a solar power plant business, the output capacity of which is under 2,000,000 kWh outlined in condition (a) the business is less likely to require a wholesale electricity business.

  •
  Specified Electricity Businesses:  A specified electricity business license is needed before a power generation facility can supply electricity to meet demand at a specified service point which is separated from a general demand. Such specified service point is to be designated by a party who wishes to run Specified Electricity Business; and

  •
  Specified-Scale Electricity Businesses:  A specified-scale electricity business notification is needed before a power generation facility can supply electricity (excluding, however, businesses supplying electricity prescribed in Article 17, paragraph 1, item 1 of the Electricity Business Act, and businesses conducted under a license set forth in the said paragraph) via electric lines maintained and operated by another electricity utility who is licensed for General Electricity Businesses, or General Electricity Utility, or conducted by General Electricity Utility to meet the demands of under-served electricity users outside of its service area under the regime set forth by an Ordinance of the METI.

  Supply Conditions for Wholesale Supply

        Article 2 (1)(xi)(xii) of the Electricity Business Act indicates those specified by an Ordinance of METI and who provides electricity to a general electricity utility to be used for its general electricity business, excluding supply through a cross-area wheeling service, except for general electricity utilities and wholesale electricity utilities, is a "wholesale supplier." The METI has specified that entering into a contract with a general electric utilities to supply (i) 1,000 kW or more for at least 10 years, or (ii) 100,000 kW or more for at least five years will be considered "wholesale supply", and, as a result, any person providing such wholesale supply is a wholesale supplier to the extent that the business meets the other conditions above.

        Pursuant to Article 22 (1) of Electricity Business Act, a party or a person who conducts wholesale supply must notify the METI before starting to supply electricity, and such a party or a person shall not provide electricity at rates or other supply conditions other than those for which the notification was given to the METI.

        In this regard, parties or persons running an IPP business may notify the METI before starting to supply electricity, even though its business is not judged as General Electricity Business or Wholesale Electricity Business.

Regulations on Electric Facilities

        The Electricity Business Act requires an electricity utility to take several measures when operating "electric facilities," which are defined as machines, dams, waterways, reservoirs, electric lines and other facilities installed for the purpose of generating, transforming, transmitting, distributing or using electricity. The details of the measures to be taken vary depending on the size of the output capacity and purpose of each electric facility.

        Based on the timeline for implementing the project, there are two key measures that need to be taken:

  •
  A construction plan notification must be submitted to the METI by no later than 30 days prior to the commencement date of construction project, except for projects with capacities less than 2,000 kW;

  •
  As a matter of practice, an outline of the established safety regulations and the appointment of a chief engineer for the electricity facilities must be provided to the METI along with the construction plan notification; and

  •
  A system of self-inspection of the electric facilities must be submitted to the METI prior to commencing use thereof.

Feed-in Tariff

        The FIT scheme is established by The Act on Special Measures concerning the Procurement of Renewable Electric Energy by Operators of Electric Utilities, or the Renewable Electric Energy Act.

        Under the Renewable Electric Energy Act, electric utility operators are obliged to enter into PPAs and interconnect their electric transmission and other electricity facilities with the power generation facilities with suppliers of renewable electricity only when the suppliers of renewable electricity obtain the license from, and comply with other requirements of, the METI. On an annual basis, the METI is to set the electricity price for the contracts during such term and to report the same to the Diet.

  Certification

        In order to participate in the FIT scheme, a power plant owner must be certified by the Minister of Economy, Trade and Industry under Article 6 of the Renewable Electric Energy Act. Pursuant to the provisions of Ordinance of the METI, the power plant owner must meet the following requirements:

  •
  the facility for supplying renewable electricity must conform to the standards prescribed by the Ordinance of the METI; and

  •
  the method of generating electricity must conform to the standards prescribed by the Ordinance of METI.

        METI may reject the certification in cases where METI finds that the facility and the method of generating electricity do not meet the standards required.

  Determination of price

        The price and term for PPAs varies depending on the type, installation mode, scale and other factors of the relevant renewable electricity source, and is to be determined by the METI after their consideration of the opinions of other relevant governmental ministries as well as the opinion of a procurement price calculation committee, consisting of five members appointed by the METI with the approval of the Diet.

        The Minister of the METI has set the procurement price for solar power electricity when the total size of the output capacity of the facility for supplying renewable electricity exceeds 10 kW:

  •
  as 40 yen (tax excluded) per kWh over the next 20 years, for those facilities receiving either a METI facility certification or a connection offer from the grid utility between July 1, 2012 and March 31, 2013;

  •
  as 36 yen (tax excluded) per kWh over the next 20 years, for those facilities receiving either a METI facility certification or a connection offer from the grid utility between April 1, 2013 and March 31, 2014; and

  •
  as 32 yen (tax excluded) per kWh over the next 20 years, for those facilities receiving either a METI facility certification or a connection offer from the grid utility after April 1, 2014.

        In order to execute an electricity supply agreement with an operator of electric utilities under the Renewable Electric Energy Act, a written application detailing the outline of solar power electricity, the format of which is usually prepared by the operator of electric utilities must be submitted to the operator of electric utilities, after which such operator will approve the application unless there is "a likelihood of unjust harm to the benefit of operators of electric utilities" or "a just reason as set forth in the Renewable Electric Energy Act."

Regulations Specifically Relating to Construction

        The following is a list of the major Acts that stipulate regulations depending on the nature of the land where a power plant is to be constructed:

Name of the Act	Applicable Case (subject to possible exceptions)
National Land Use Planning Act (Kokudo Riyou Keikaku Hou)	When the targeted land has more than a certain area as stipulated in the National Land Use Planning Act.
City Planning Act (Toshi Keikaku Hou)	When the targeted land is designated as a city planning area or a quasi-city planning area under the City Planning Act.
Agricultural Land Act (Nochi Hou)	When the targeted land is classified as agricultural land.
Forest Act (Shinrin Hou)	When the targeted land is located in an area where a local forest plan (Chiiki Shinrin Keikaku) is to be implemented.
River Act (Kasen Hou)	When the targeted land is located in the area of a river or is designated as a river conservation area (Kasen Hozen Kuiki).
Civil Aeronautics Act (Koku Hou)	When the targeted land is located close to an airport.
Soil Contamination Countermeasures Act (Dojo Osen Taisaku Ho)
When a person extracts soil or takes any other action that changes the character of the targeted land and such targeted land has more than a certain area as stipulated in the Soil Contamination Countermeasures Act.

Chilean Regulations

Electric Energy Specific Applicable Permits

  Electric Concession and Other Production Licenses

        Chilean regulations, in particular the Electric Law (Decree Law No. 4/ 2007 and its amendments) do not require an electric concession or a production or operation license to build and operate PV power plants or to commercialize its production.

  Interconnection to the Electric System

        Usually a power plant will be interconnected to the grid. To be interconnected to the grid, it will need to pass interconnection and synchronization tests before the relevant Centro de Despacho Económico de Carga (CDEC-Sistema Interconectado Central o SIC or CDEC-Sistema Intercoentado del Norte Grande o SING, the two major electric systems in Chile) a private entity that operates the grid and aims to promote the stability of the system, among others functions. New generators must also not affect the stability and quality of the electric system and must comply with certain technical requirements to interconnection and supply energy into the electric system.

        The CDEC's board of directors is formed by representatives of the generators, transmitters and industrial or other big consumers. They decide and coordinate the operation of the electric system, including the dispatch of generation units, regardless of their ownership and of the characteristics of the respective contracts. They aim to minimize the global costs of the operation, while maintaining the quality and safety of the service.

  Use of Third Parties Transmission Lines

        Generators have guaranteed access to use all electric installations that occupy public property if capacity is available, power lines, power substations and other components of the transmission system. Any complaint regarding a restriction to this right to free access can be brought before a specialized committee regulated under the Electric Law (regulated on art.208 and followings). Generators must pay the full cost of increasing the transmission capacity to meet the generator?s needs.

        Generators will pay a fee for the use of transmission installations. The fee must comply with the legal requirements of non-discrimination or overcharge. The right to free access is also constrained by the actual availability of capacity on the transmission grid.

  Environmental Approval

        Environmental approval is needed for any electric energy power plant over 3 MW of gross capacity before it can begin construction. The environmental approval process will be more or less complex depending on the particular characteristics of the project. It may require only a statement that the project will not have a major environmental impact. However, a complete environmental assessment study may be required for those projects that may produce any of the negative effects referred to in Article 11 of the Environmental Law (Ley No. 19.300).

  Right of Way for Electrical Transmission Line

        A right of way for electrical transmission line is not required if the developer obtains private agreements with the owners of all affected properties. Otherwise, a right of way must be obtained through legal servitudes and electric concessions, regulated both in the Electric Law.

  Direct Authorization of Use of Public Properties

        The direct authorization of use of public properties is required for projects that occupy public goods. In order to obtain the direct authorization, a project owner must apply to the authority, giving information in regard with the expected use of the public goods. Since there is a public interest for the development of clean energy sources, getting such authorization does not represent quite a complex process.

  Land-use Change

        Projects can only occupy lands designated for industrial use, and if the land has a current different defined use—as agricultural—it shall be change to a industrial one through an administrative proceeding. Such proceeding could become more demanding and complex if the land has some preferred uses, as environmental conservation or tourism. A project that has been granted with an environmental approval shall not meet an complex issue obtaining this authorization.

  Construction Permit

        A construction permit must be granted by the local city plan department, which analyzes whether such construction meets the relevant safety and engineering construction requirements—basically will be focus on inhabitated buildings, for the safety considerations before referred—it will also be necessary to obtain a verification of construction work upon completion, certifying that as-built construction is consistent with the granted construction permit.

Dispatch and Commercialization of the Chilean Electricity Market

        Generators can freely choose between selling their production in the spot market at a spot price, or commercializing their production through PPAs, without price fixing, either directly, with medium and large consumers, or in public biddings to provide distribution companies with PPA. Generators can even sell, if taking the second option, more capacity than that they could produce with their own power plants, but in this case, will have to obtain energy to supply the negative balance from other generators.

Green Energy Credits—Quota System

        Generators are required to generate a certain portion of the energy that they sell to grid from non-conventional renewable sources. Non-compliance fines have issued to generators that have not sourced a sufficient amount of energy from non-conventional renewable sources. For those PPAs signed between August 31, 2007 and July 1, 2013, 5% of total energy sold must be from non-conventional renewable sources, and this minimum requirement percentage rises by 0.5% per year each year, reaching 10% in 2024. For those PPAs signed subsequent to July 1, 2013, the percentage of energy required to be sourced from non-conventional renewable sources increases each year by 1% between 2014 and 2020, 1.5% from 2021 to 2024 and 2% in 2025, until reaching 20% by 2025. The annual percentage increase will vary for different PPAs, depending on the date that they commenced operations.

        In order to comply with the quota, generators may buy renewable energy credits from third parties. Generators that generate a surplus of renewable energy may sell their surplus energy on open markets, such as the SING and the SIC-.

Taxation

        There is no special tax regime for electricity generation. For this reason, generators are usually taxed at the ordinary corporate income tax rate. Chile is currently changing its tax law structure. The present corporate income tax rate is declared annually with a rate of 21% for 2014 through 2017, which will increase to 27% in 2018.

        An "Additional Tax" is imposed on non-resident investors on any income derived from Chilean sources by non-resident investors. The general rate of this "Additional Tax" is 35%, but usually the amount of tax paid by the Chilean corporation receiving the investment can be credited against this "Additional Tax."

        For the projects to be developed in the northernmost Administrative Region XV of Chile, pursuant to D.FL. No. 1/2001 issued by the Ministry of Economy, which consolidated Law 19.420 and its amendments, industrial investments, including energy investments, will enjoy certain benefits with respect to taxes and customs duties. These benefits can be accumulated up to 2015 and applied through 2045 on the eligible companies' annual income tax return. These benefits will allow developers to enjoy a 30% tax credit for investments in the acquisition of fixed assets related to construction, machinery and equipment, under certain specified conditions.

Greek Regulations

Regulation of PV and the Renewable Energy Power Industry

  Production License

        Pursuant to Law 3468/2006, a production license must be obtained from the Regulatory Authority for Energy, or RAE, for power plants with installed capacities over 1 MW. Production licenses are valid for up to 25 years upon issuance and can be renewed for another 25 years. Production licenses will be void if an installation license is not obtained within 30 months after the issuance of the production license. The PV stations with installed capacity less than or equal to 1 MW are exempted from the prerequisite to obtain a production license, as well as from the prerequisite to obtain an installation and operation license.

        Law 3468/2006, provides for the following agreements:

        Offer for Connection:    An offer for connection is required in order for solar parks to be connected to the network (for solar parks that must be connected to low or medium voltage lines) or to the system (for projects that must be connected to high voltage lines). Pursuant to the provisions of Law 4152/2013, an offer for connection is issued by the HEDNO S.A. The offer for connection will outline the necessary grid development work that the operator is obligated to conclude before the PV station can be connected to the power grid, the deadline for the construction of such work and the fees that must be paid to the HEDNO S.A. The offer becomes final and binding for both parties after the submission of the environmental terms approval to the relevant operator of the electricity market, the written acceptance of such operator and the payment of the relevant fee by the owner of the PV station.

  •
  Connection Works Agreement:  A connection works agreement for the construction of the power grid connection works shall be entered by and between the owner of the PV station and the operator. Pursuant to Law 4001/2011, a connection works agreement is a condition precedent for the signing of the PPA. The connection works agreement outlines the necessary grid development work for the connection of the PV station to the power grid, the deadline for the construction of the work and the cost as referred to the offer for connection.

  •
  Power Purchase Agreement:  A PPA must be signed by and between the owner of the PV station and the operator of the electricity market. Until January 31, 2012, the PPA was entered into by the owner of the PV station and the Hellenic Transmission System Operator (in Greek abbreviation DESMIE S.A.). After Law 4001/2011 came into force, and pursuant to the decisions No 56 and 57/ January 31, 2012 of RAE, from February 1, 2012, the PPA shall be entered into by the owner of the PV station and LAGIE S.A. as the operator of the electricity market was renamed. By virtue of the PPA, the operator of the electricity market is obliged to buy the energy produced by the PV station. The terms of the PPA are standard and have been defined by Ministerial Decision AY/F1/oik 17149 (BoGG B 1497/6.9.2010). The PPA will define the duration of the PPA, the power purchase price, the method of payment and the settlement of disputes. The PPA is binding for both parties on the date of the signing or on the date of the issuance of the installation license, in case it is required. It starts from the date of the issuance of the operation license or from the successful completion of the testing period of operation, in case the PV park is exempted from the obligation of granting such a license, and will last for 20 years.

  Installation License

        Pursuant to article 8 of Law 3468/2006 as amended by article 3 par. 2 of Law 3851/2010 the PV parks with installed capacity over 1 MW are obliged to be granted an installation license. The local technical control council is responsible for issuing the installation license. The term of validity is two years. The construction must be completed within the term of validity. It may be prolonged for another two years if: (i) within the period of two years, the solar park has been constructed at a percentage corresponding to more than the 50% of the total investment; (ii) the PV park is not operating, but the relevant purchase agreements for the modules, inverters and other equipment have been signed, or (iii) any of the required licenses for the installation of the solar park are suspended via a judicial decision.

        Due to a new modification of article 8 of Law 3468/2006 by article 1 of the very recent Law 4203/2013 (BoGG A 235/1.11.2013) the installation can be prolonged: (a) for 2 years if: (i) the fundamental works corresponding to the 50% of the total budget have been completed; (ii) the relevant purchase agreements for the equipment have been signed or the owner of the PV station has already paid the cost corresponding to the 50% of the total budget; or (iii) any of the required licenses for the installation of the solar park are suspended via a judicial decision; and (b) for 18 months additionally if: (i) the completed works correspond to the 40% of the total budget; or (ii) any of the required licenses for the installation of the solar park are suspended via a judicial decision.

  Construction Approval for Small Scale Solar Parks

        Pursuant to the Ministerial Decisions YA 36720 (BoGG B 376/6.9.2010) and YA 40158 (BoGG B 1556/22.9.2010), the local city plan department must issue a construction approval for small-scale works. Such licenses are valid for six months, and may be extended. If any structural parts of the solar parks require the use of concrete, the owner of the PV station will also have to obtain a building permit before beginning construction. Such a permit requires the submission of a civil engineer's study to the local city plan department. The issuance of such permits usually can be concluded within a few months from the submission.

  Operation License

        Pursuant to Law 3468/2006, solar parks with installed capacity above 1 MW must acquire an operation license from the local technical control council. Such licenses are granted after the successful commencement of the testing operation period. According to the Ministerial Decision YA 13310/2007 (BoGG B 1153/10.7.2007), the operator considers the commencement of the testing operation period successful when the PV station functions for 15 days in a row and without any problem from its connection to the power grid. Such licenses are valid for 20 years, and may be extended.

  Feed-in Tariff (FIT)

        According to article 27A par. 5 of Law 3734/2009, as amended by article 186 par. 1 of Law 4001/2011, the FIT shall be determined based on the signing date of the PPA, provided that: (a) the completion of the documentation required for application, including the production license, in case it is applicable, the offer for the connection, the signed connection works agreement, the approval for environmental terms or the exemption, the documentation attesting the corporate status of the owner of the PV station, the documentation attesting the ownership or the lease agreement of the installation plot ; and (b) solar parks with installed capacity less than 10 MW are connected within 18 months and solar parks with installed capacity equal or above to 10 MW are connected within 36 months respectively from the date of the filing.

        Following an amendment of the relevant legislation by Law 4254/2014, the FIT applied to all the operating PV stations was adjusted as follows (prices are quoted in euro/MWh) starting from April 1, 2014:

	Connection System
Connection Period	≤100 kW		100 kW<P(1) ≤500 kW		500 kW<P ≤1 MW		1 MW<P ≤5 MW		P>5 MW
	WOS(2)	WS(3)	No	Yes	No	Yes	No	Yes	No	Yes
Before 2009	—	445	—	390	—	385	—	385	—	385
1st quarter 2009	—	440	—	375	—	365	—	365	—	355
2nd quarter 2009	—	435	—	370	—	345	—	345	—	325
3rd quarter 2009	—	430	—	365	—	325	—	325	—	315
4th quarter 2009	—	425	—	350	—	315	—	300	400	300
1st quarter 2010	—	400	—	335	—	315	—	290	390	280
2nd quarter 2010	—	380	—	315	—	315	400	285	390	270
3rd quarter 2010	—	365	—	295	400	295	380	260	375	255
4th quarter 2010	—	345	395	280	395	280	355	245	360	240
1st quarter 2011	—	335	390	270	375	260	340	235	335	225
2nd quarter 2011	—	320	375	260	365	250	330	225	320	220
3rd quarter 2011	430	305	360	250	360	245	310	215	300	205
4th quarter 2011	405	285	330	230	325	225	290	200	280	190
1st quarter 2012	375	265	305	215	295	205	260	180	260	180
2nd quarter 2012	360	240	280	195	265	185	235	165	230	155
3rd quarter 2012	360	225	265	185	250	175	215	150	210	145
4th quarter 2012	340	215	255	180	240	165	205	145	195	135
1st quarter 2013	285	205	240	170	240	145	195	140	190	130
2nd quarter 2013	270	195	185	160	185	145	185	140	180	130

(1)
"P" stands for power capacity.

(2)
"WOS" refers to solar parks that have not received any Subsidy (as defined below).

(3)
"WS" refers to solar parks that have received Subsidy.

        Under Law 4254/2014, "subsidy" refers to any subsidy, which equals to at least 20% of the cost of the investment for the solar park, provided by Greek law favoring investment in and development of solar parks, or provided through admission to programs financed by Greek's national or/and European Union's resources. The FIT prices indicated by the foregoing chart may be adjusted by a decision of the Ministry of Environment, Energy and Climate Change, and such adjustment decision will only apply to PV stations that connect to grid two years since December 31 of the year in which such decision is issued.

        The prices indicated by the foregoing chart do not apply when higher than the prices under the PPA for January 2014. For PV stations with capacities equal to or over 20 kW, the prices indicated above will be increased by 10%, as long as the increased prices do not exceed the prices under the PPA for January 2014.

        For the application of the foregoing FIT, all PV stations are considered as having received Subsidy. Within four months of April 1, 2014, LAGIE S.A. will create an electronic database where each PV station will need to file, no later than two months after the database starts operating, a declaration in electronic form specifying the amount of investment for such PV station and whether it has received any Subsidy. If this declaration is not timely filed than the PV stations that qualify as WOS, will be classified as such from the first day of the month that follows the month the declaration is filed.

        Moreover, Law 4254/2014 provides that within two months of April 7, 2014, PV stations are obliged to provide a discount, ranging from 34% to 37.5% for PV stations with capacities more than 100 kW and at 20% for PV stations with capacities less than or equal to 100 kW, retroactively to the electricity sold to LAGIE S.A. in 2013.

        Unless the above discount is provided, LAGIE S.A. will suspend its obligation to pay for the electricity that has been delivered by the PV stations but the bill of which has not been settled.

        For the PV stations that agree to the foregoing discounts, the levy as described in the Taxation belowwill be recalculated based on the reduced revenue due to the discounts.

        For PV stations with less than 12 years of operating history and for which FIT are adjusted according to the chart above, the duration of PPA for such PV stations will be extended for another 7 years. For the extension period, a qualifying PV station can choose, between the following two options concerning the price for the electricity it generates not later than six months before commencement of the extension period:

(1)
that the price will be calculated based on a method defined by a decision of the Ministry of Environment, Energy and Climate Change, taking into account of characteristics of the technology employed by the PV station and the technology's contribution to the stability of the electric system as well as the market prices of electricity; or

(2)
a price of 90 euro/MWh for a maximum amount of generated energy per annum to be calculated according to the following formulation: Energy (in kWh) = Installed Power (kW) multiplied by an efficiency factor, which for a qualifying PV station equals 1,500.

        If a qualifying PV station fails to submit its choice of the foregoing options within six months prior to the extension period, the applicable electricity price will be calculated based on the lower of the outcome of (1) or (2).

        The Ministerial Decision UAPE/F1/1288/oik 9011 (BoGG 1103/2.5.2013) valid from June 1, 2013 has changed the prices as follows:

		Connection System
Year	Month	>100 kW	≤100 kW
		euro/MWh	euro/MWh
2013	February	95.0	120.0
	August	95.0	120.0
2014	February	90.0	115.0
	August	90.0	115.0

  Environmental Protection

        Pursuant to Laws 3468/2006 and 3851/2010, an approval of the environmental terms conditions must be obtained from the regional Department of Environment and Land Planning prior to the construction of any solar parks with installed capacity from 500 kW to 1 MW. An approval of the environmental terms is also required for the construction of solar parks with installed capacity less than 500 kW, when the respective PV stations are to be installed in NATURA areas, coastal areas, or in a distance of less than 150 m from another RES project. For solar parks that are exempted from the requirement to obtain an approval of the environmental terms conditions, an exemption is issued by the competent authority prior to construction. Owners of solar parks with installed capacity above 1 MW must apply for an approval of environmental terms in order to be granted an installation license. The application shall be submitted with an environmental impact study and opinions from competent environmental protection departments and other authorities, such as the chief of staff of the Ministry of Defense, the Administration for Tourism, the Administration for Forest, the Agriculture Development Council, the city plan council, the local land plan and environment commission), depending on the solar park, concerning whether the solar park can be installed to the exact spot and under which conditions. The competent authority examines the environmental impact of the solar park and the proposed mitigation measures and opines on whether to issue an approval of environmental terms within four months from the completion of the folder. This approval is valid for 10 years and can be extended twice for the same period of time, if a relevant application is submitted up to six months before the expiration of the said decision.

  Forest Impact Assessment

        If a solar park is located in a forest area, a forest impact assessment is mandatory and the competent forestry office is responsible for the approval.

Taxation

        Law 4093/2012 (Par. I, Subpar. I.2.), as amended by law 4152/2013 (Par. I., Subpar. I.4.8.), provided for an imposition of a levy, ranging from 25% to 42%, on the sale price (without VAT) of electric energy produced by renewable energy sources stations for every sale that takes place for the time period between July 1, 2012 to June 30, 2014. This levy is repealed by Law 4254/2014, effective from April 1, 2014.

        According to Law 4152/2013 (Par. I, Subpar. I.2.3.), as amended by Law 4254/2014, an annual levy of 1,000 euro/MWh will be imposed for PV stations starting from January 1, 2015 and onwards, payable during the first quarter of each year.

Bulgarian Regulations

        Renewable energy in Bulgaria is subject to extensive regulations governing a wide range of areas including, among others, project approvals, power generation, transmission and distribution, construction, on-grid tariffs and environmental protection:

  •
  The State Energy and Water Regulatory Commission, or SEWRC, is responsible for: examining and issuing permits for the production and sale of electricity to the power grid; examining and issuing permits required for the development of solar parks; setting incentives; and setting installed capacities and voltage classes in designated areas, determination of the prices in the energy sector.

  •
  The Environment and Water Conservancy Area Inspection Group and the Bureau of Environment and Water Conservancy are responsible for the examination and approval for the environmental assessment including ecological assessment, environmental impact assessment and compatibility assessment.

  •
  The State Construction Supervisory Commission is responsible for the issuance of operation permits.

  •
  The Agency of Sustainable Energy Development, or the ASED, is responsible for issuing certificates of origin to plant operators to certify that electricity was generated from renewable sources.

Regulation of PV and the Renewable Energy Power Industry

        The regulatory framework of Bulgaria power industry is set out in the Energy Law of Bulgaria, effective as of December 9, 2003, and the new Energy from Renewable Sources Act, or the ERSA, also known as the New Renewable Energy Law, effective as of May 3, 2011.

        One of the purposes of Energy Law is to ascertain the safety and reliability of the Bulgarian energy sector. The Energy Law sets forth the main regulatory requirements for the power industry in Bulgaria, including, among others, the issuance of permits for the production and sale of electricity to the power grid and permits required for the development of solar parks.

        The New Renewable Energy Law specifies the criteria for connecting a power plant to grid and the incentives provided for development of renewable energy projects.

  Special Electric Power Generation Permit

        Pursuant to the Energy Law, a permit is needed for the production and sale of electricity to the power grid for power plants with capacities equal to or exceeding 5 MW. The permit will only be granted if the applicant: (i) is a company incorporated under the Bulgaria Commercial Law, the laws of a member of European Union or the laws of a member of European Economic Zone; and (ii) has technological, financial and operational as specified by a number of regulatory requirements. The maximum initial term of the permit is 35 years and, if the SEWRC finds that the applicant's energy resources and financial situation are stable, can be extended for up to another 35 years.

  Grid Interconnection

        Pursuant to New Renewable Energy Law and No. 6 Regulations from February 24, 2014 on Connection of Electricity Producers and Customers to Transmission or to the Distribution Electricity Networks promulgated on and in force from April 4, 2014, electric power generated in Bulgaria shall be connected to power grids. The capacities that a power generation company can connect to the power grid shall be determined by regional and national authorities authorized to control electric power distribution. The SEWRC sets the maximum capacity, designated interconnection zone and voltage class based on the discussion between the national electricity transmit company and Ministry of Economic Energy and Tourism.

        Plant operators of plants with installed capacity greater than 30 kW shall apply to the power grid operator for connection (art. 23 par. 1 ERSA). Such plants must be situated on the premises of the plant operator and comply with the technical and safety requirements and the conditions specified in the connection agreement (art. 116 par. 1 Energy Act). The plant operator shall provide a guarantee of BGN5,000 per MW of the planned capacity to the power grid operator as an advance payment for the connection costs (art. 23 par. 8 ERSA).

        If the plant operator meets all connection requirements, the power generation company and the power grid operation company shall enter into a preliminary agreement specifying the technical requirements for the project design (art. 29 par. 1 ERSA). When entering into a preliminary agreement, if the capacity of the plant does not exceed 5 MW, the plant operator shall make another advance payment of BGN25,000 per MW to the power grid operation company or, if the capacity exceeds 5 MW, BGN50,000 per MW (art. 29 par. 1 ERSA).

        Upon construction of the solar park, which usually lasts between 6 and 24 months, a final interconnection agreement entered into between the power generation company and grid operation company. Then, the interconnection to grid is constructed and the power plant is interconnected to the power grid.

  Capacity limits (quantitative criteria)

        As of July 1, 2012, grid operators will only be obliged to grant access to power generation companies if the annual grid capacity limits as set by the regulatory authorities have not yet been reached. The capacity limits will not apply to rooftop and facade-integrated plants with a capacity of up to 30 kW, to plants on the roofs and facades of factories and storage buildings of up to 200 kW and to plants that have not applied for a FIT (art. 24 ERSA).

  Balancing Groups

        The new Electricity Trading Rules approved by the State Commission on Energy and Water Regulation promulgated in State Gazette on July 26, 2013, establish new rules related to balance the supply and demand in the electricity market. The SEWRC issues licenses to group coordinators to balance the supply and demand of electricity generated by a group of electricity power producers. Each electricity power producer is required to join a balancing group and coordinate its production schedule with the groups' demands. In case of breaching the given schedule and in case there is excess supply or demand, the coordinator of the group must pay fee approbated by the SEWRC.

  On-grid Tariff and Incentives

        Public utilities companies purchasing electricity from a PV power provider are obligated to pay the preferential price set by the SCEWR (art. 35 par. 5 ERSA). The obligation to purchase electricity is based on long-term purchase agreements, which have a duration of 20 years (art. 31 par. 2 ERSA). However, the power grid operator may deny access to the power grid if the connection of a plant might have a negative impact on the technical parameters of the power grid, grid stability or the supply of electricity to other customers and consumers (art. 118 par. 2 Energy Act).

        Under the Land Structure Law, the on-grid tariff and incentives for a given power plant will remain unchanged at the price in force when the power plant is completed during the term of the long-term electricity purchase agreement.

        The on-grid tariffs announced for the PV energy for the period from June 2011 to July 2013 are as follows:

	Announced on
	June 2011	June 2012	September 2012	July 2013
	(BGN)
Mounted on roofs and facades
<5 kWp (new category)	N/A	400.70	381.18	353.97
>5 <30 kWp	605.23	400.70	289.96	284.18
>30 <200 kWp	596.50	369.08	226.87	211.40
<1,000 kWp	583.77	316.11	206.34	196.58
Land
<30 kWp	576.5	268.68	193.42	196.58
<200 kWp	567.41	260.77	188.10	191.13
<10,000 kWp	485.60	237.05	171.37	176.29
>10,000 kWp	N/A	236.26	169.85	160.20

        The last change of the on-grid tariffs (preferential prices) for renewable energy was adopted by decision of SEWRC in accordance with art. 32 par. 1 subpar. 1 ERSA issued on June 26, 2013, which came in force on July 1, 2013.

Construction of Solar Parks

        Pursuant to the Land Structure Law, the following permits must be obtained:

  •
  Design Certificate:  A design certificate contains the relevant information of a land and adjacent land and specific parameter for the construction. If the same information is be included in certain circumstances if a detailed zone plan and the land has been specifically designated for power plants.

  •
  Road Special Purpose Permit:  If construction occurs near a road or crosses a road or when a company intends to build, repair or develop facilities under ground or in the air, a road special purpose permit is required prior to construction.

  •
  Construction Permit:  A construction permit must be obtained prior to the construction of the PV plant. The relevant municipality authority will only issue a construction plant after it approves of the investment design plan, which contains the full design of the future power plant and all other objects related that shall be constructed, it will issue a construction permit.

  •
  Operation Permit:  An operation permit must be obtained from the State Construction Supervisory Commission prior to the operation of the plant. The solar park owner must prove that the construction process has complied with laws and regulations.

Environmental Protection

        The Environment and Water Conservancy Area Inspection Group and the Bureau of Environment and Water Conservancy will examine and approve our solar parks for compliance with environmental protection standards based on an ecological assessment, environmental impact assessment and compatibility assessment. In some cases such agencies may also set special requirements for environmental protection to be followed during the construction and operation of the plant.

  Ecological Assessment

        Plans that may have a comparatively large adverse impact on the ecology must pass an ecological assessment. The Environment and Water Conservancy Area Inspection Group and the Bureau of Environment and Water Conservancy may, at their sole discretion, require an ecological assessment, if it believes that the plan may threaten endangered species or protected areas, especially as considered by international treaties. Normally, the ecological assessment is independent from the environmental impact assessment. However, if one solar park requires both assessments under the regulations, an officer of the Environment and Water Conservancy Area Inspection Group or an officer of the Bureau of Environment and Water Conservancy may decide to run only one assessment at their sole discretion.

  Environmental Impact Assessment

        Investment projects that may have a significant adverse impact on protected environmental areas must pass an environmental impact assessment. The Environment and Water Conservancy Area Inspection Group and the Bureau of Environment and Water Conservancy may, at their sole discretion, require an ecological assessment, if it believes that the investment project may threaten endangered species or protected areas, especially as considered by international treaties. Under Article 39 Appendix 2 of the Environmental Protection Law, such authorities may mandate an environmental impact assessment for solar energy power plants.

  Compatibility Assessment

        A compatibility assessment tests for the likelihood and severity of adverse environmental conditions. The Environmental Protection Law mandates that certain energy power plants located in the Natura 2000, a natural protection reserve across the European Union, obtain a compatibility assessment prior to the construction of the PV plant. In addition, pursuant to the Species Diversity Law of Bulgaria, the competent authorities can also request a compatibility assessment at their discretion if they think the project will materially impact the environment.

Canadian Regulations

Regulation of PV and the Renewable Energy Power Industry

        In 2009, the government of Ontario passed the Green Energy and Green Economy Act (2009), or the GEGEA. The FIT Program is administered by the Ontario Power Authority, or the OPA. The OPA is an independent, non-profit corporation established through the Electricity Restructuring Act, 2004. Licensed by the Ontario Energy Board, or the OEB, the OPA reports to the Ontario legislature through Ontario's Ministry of Energy. The OPA is responsible for: assessing the long-term adequacy of electricity resources in Ontario; forecasting future demand and the potential for conservation and renewable energy; preparing an integrated system plan for conservation, generation and transmission; procuring new supply, transmission and demand management either by competition or by contract; and achieving the targets set by government for conservation and renewable energy.

        A variety of fuel types are eligible under the FIT Program, including wind, PV (rooftop- and ground-mounted), hydropower and biomass. The OPA has established program rules which set out the criteria project developers must meet in order to apply into the FIT Program. The criteria include access to the underlying real property assets used to support the project as well as pre- and post-application security deposits. Once a project developer has met the application criteria, the OPA, along with the power grid operator, determine the availability of connection resources, and if suitable connection resources are available, the project developer is offered an Ontario PPA.

        Ontario PPAs have the following material terms and conditions:

  •
  20-year terms with the OPA as the electricity buyer;

  •
  a requirement that the project developer reach commercial operations within one to three years of the signing date of the Ontario PPA. The exact timeline is set by fuel type. Generally, solar parks are required to reach commercial operations within 3 years from the Ontario PPA signing date;

  •
  a requirement that the project developer comply throughout the term with all relevant Ontario electricity system distribution and transmission market rules; and

  •
  restrictions on the assignment of the Ontario PPA or the change of control of the project developer.

        The FIT Program was introduced to the market in several iterations. FIT 1.0 was the original GEGEA program introduced in 2009. Under FIT 1.0, the OPA has entered into PPAs representing approximately 4,500 MW of new generation. FIT 2.1 was introduced in August 2012. The OPA accepted applications under FIT 2.1 starting in December 2012 through to January 2013. In July 2013, the OPA offered to enter into PPAs representing 146.5 MWs. FIT 3.0 was introduced in July 2013. The OPA accepted applications under FIT 3.0 starting November 4, 2013 and ending December 13, 2013. The OPA is expected to offer PPAs under FIT 3.0 in the spring of 2014.

        Under FIT 1.0 and FIT 2.1, PV developers were required to source 60% of the project inputs from Ontario-based sources. The OPA announced in August 2013 that the Ontario content requirements for solar parks developed under the FIT 3.0 program will be reduced as indicated below:

Renewable Energy Technology	Minimum Required Domestic Content Level
PV facilities utilizing crystalline silicon PV technology	22%
PV facilities utilizing thin-film PV technology	28%
PV facilities utilizing concentrated PV technology	19%

  Development

        Subject to certain exemptions, renewable power project developers in the Province of Ontario must obtain a renewable energy approval, or a REA, from Ontario's Ministry of the Environment in order to reach commercial operations under the terms and conditions of Ontario PPAs. The REA is a comprehensive approval encompassing environmental, First Nations and municipal matters. Solar parks which are located on walls or rooftops are exempt from the requirement to obtain a REA.

  Distribution

        In most circumstances, project developers must apply to the OEB for an electricity generation license in order to generate electricity that is sold onto the Ontario electricity grid. The OEB also administers the Distribution System Code which sets out the minimum conditions that participants of the distribution system must meet. Participants include retailers, generators, distributors, transmitters and consumers of electricity who use the distribution system.

  Construction

        In order to connect a renewable power project exceeding 0.500 MW to the Ontario electricity grid, a project developer must complete a connection assessment which determines the suitability of connecting the particular project to the local distribution company's distribution grid. For larger projects, a connection assessment may also be required for connection to the transmission grid. Generally, PV rooftop projects would not require a transmission grid connection assessment. Project developers with successful connection assessments then enter into contractual connection arrangements with the particular local distribution company.

        Project developers must comply with the Electrical Safety Code as administered by the Electrical Safety Authority during both the construction and operational phases of a renewable power generation project. Project developers must also comply with local municipal regulations which include obtaining building permits.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

Directors and Executive Officers**	Age	Position/Title
Weili Su	46	Executive chairman of the board of directors
Amy (Yi) Zhang	47	Chief executive officer and director
Xiaoguang Duan	59	Director
Dr. Hao Wu	48	Director
Dongliang Lin	52	Director
Arthur (Lap Tat) Wong	54	Independent director appointee*
Andrew Y. Yan	56	Independent director appointee*
Andrew (Jianmin) Wang	43	Chief Financial Officer and Secretary of the Board
Zhi Hao	37	Chief Investment Officer
Ronghui Zhang	39	Managing Director for Europe (excluding Spain), Middle East and Africa
Hong Chen	31	Managing Director for Latin America and Spain
Rui Chen	37	Managing Director for Sky Solar Japan and Asia Pacific
Peter (Ping) Liu	48	Managing Director for the North American Region

*
Mr. Wong and Mr. Yan have accepted appointments as our independent directors, immediately effective upon successful completion of this initial public offering.

**
The business address of our directors and executive officers is Suite 1604, 9 Queen's Road Central, Hong Kong Special Administrative Region, People's Republic of China.

        Weili Su.    Mr. Weili Su was the founder of our company and has been our director and executive chairman since October 2009. Mr. Su is primarily responsible for our strategic planning, business operation and overall management. Mr. Su has over 12 years of working experience in the solar power industry. From 2005 and 2010, Mr. Su founded a number of solar companies, which completed the development and construction of solar parks in Europe with a total capacity of approximately 100.0 MW. He also supervised the largest solar park in Spain in terms of capacity in 2008. He established the only privately-funded independent national testing center for PV products in the PRC as of the date of this prospectus, which is a laboratory designated by the PRC Finance Ministry for qualifying solar parks for national subsidies. He was a cofounder, director and secretary of Yingli Green Energy Holding Co., Ltd., an NYSE-listed company from November 2001 to September 2004. He was also a judge at the Court of the Baoding City Xinshiqu from September 1992 to July 2000. Mr. Su was awarded a Bachelor of Law by Hebei University in July 1992. He also received an Executive Master of Business Administration from the University of International Business and Economics in December 2005.

        Amy (Yi) Zhang.    Ms. Zhang has been our chief executive officer and director since May 2011. Ms. Zhang is primarily responsible for our business development and day-to-day operations. Ms. Zhang has over 25 years of experience in multinational companies. Immediately prior to joining us, she was the corporate chief financial officer of Suntech Power Holdings Co., Ltd., an NYSE-listed company, from September 2005 to May 2011. Ms. Zhang also has extensive senior managerial experience including serving as chief financial officer and chief operating officer of Deloitte Consulting China from April 1, 2004 to September 13 2005. During this time she was responsible for the management of various departments, including finance, accounting, human resources and IT, as well as back office management and general office administration. From 1999 to 2004, Ms. Zhang was the chief financial officer of Atos Origin China. From 1997 to 1999, she worked as the financial controller of Atos Origin China. Ms. Zhang received her bachelor's degree in Nanjing University in China in 1989 and her master's degree in business administration from the joint MBA program of Webster University and Shanghai University of Finance & Economics in 1998.

        Xiaoguang Duan.    Mr. Duan has been our director since May 2011. Mr. Duan primarily has taken part in the reconstruction and stock issuance of companies such as Ningbo Huanlian and Shanghai Shenergy. From May 1994 to November 2007, Mr. Duan was director and vice president of Shenzhen Huayuan Limited Company, a Shenzhen-listed company. He was engaged in the establishment of Shengzhen Hengfeng Shidai Investment Limited Company and served as managing director from November 1997 to December 2003. He has been involved in the equity-linked investment of pre-IPO companies, and successfully took part in the reformation and floatation of Qinghai Gelatin Co. Ltd., Tongcheng Group, Leaguer Stock Co., Ltd. and Kweichow Moutai Co., Ltd., each of which is listed on the Shenzhen Stock Exchange. Mr. Duan founded Jolmo Capital Management Ltd., which initiated and managed RMB3,000,000,000, primarily invested in businesses in Jiangsu and Guangdong Province, including seven PV companies. From September 1986 to July 1987, Mr. Duan was a lecturer at John Hopkins University and studied China-US economics and politics. Since October 1991, he has been a director of Shanghai Economic Development Institute, and serves as the "Shanghai Economy" Producer. Mr. Duan graduated from Anhui University with a bachelor's degree in 1979. He was awarded a Master of Philosophy by the University of Nanjing in July 1985.

        Dr. Hao Wu.    Dr. Wu has been our director since July 2012. Dr. Wu is a Chartered Financial Analyst registered with the CFA Institute since December 1998 and a member of the New York Society of Securities Analysts since April 2002. He has served as president of The Chinese Finance Association (TCFA). Since August 2005, Dr. Wu has been managing partner and chief executive officer of Sino Century. Prior to that, Dr. Wu advised AIG Global Investments as senior financial analyst from January 1997 to August 2000. He had broad responsibilities including advising AIG companies in Asia and Europe on investment and risk management strategies. He was also managing director and Head of Global Financial Products of Radian Group from October 2000 to August 2005. Dr. Wu was awarded a Bachelor of Science (Physics) by Fudan University in July 1988. He was also awarded a Doctorate in Electrical Engineering and a Master of Business Administration in Finance by the University of Southern California in December 1996 and May 1996, respectively. Dr. Wu completed a course on leading professional service firms at Harvard Business School in March 2005.

        Dongliang Lin.    Mr. Lin has been our director since December 2009. Mr. Lin is a general partner of IDG Capital. He became a director of the Sky Solar Group following IDG Capital's Series A private placement investment in the Sky Solar Group. Mr. Lin has been Vice President of IDGVC Partners since June, 1994. He became a general partner of IDG Capital since July 1999. He worked as a research fellow at the Development Research Center of the State Council from July 1986 to June 1994. He graduated from the Computer Science Department of Tsinghua University with a bachelor's degree in July 1984. He graduated from the School of Economics & Management, Tsinghua University in July 1986.

        Andrew (Jianmin) Wang.    Mr. Wang has been our chief financial officer and secretary of the board since May 2011. He is responsible for all financial accounting and capital management aspects. He also leads the information and technology and corporate legal compliance function, as well as acting as the secretary of the board. Mr. Wang is a professional accountant, having been a member of the China Institute of Certified Public Accountant since August 1995. Mr. Wang has extensive experience with financial services and accounting. He served as Audit Manager at Deloitte Touche Tohmatsu (Shanghai) from July 1993 to February 1999. He moved to Avery (China) Co., Ltd. to serve as finance director from March 1999 to December 2005. He was financial director at Invista Apparel Asia Pacific from January 2006 to May 2007. He then worked at Otis China Holdings Ltd. as their Financial Controller from June 2007 to April 2008. Immediately prior to joining us, he was corporate finance director of Suntech Power Holdings Ltd. from April 2008 to April 2011. Mr. Wang was awarded an Executive Master of Business Administration by Washington University in St. Louis in December 2004. Mr. Wang was awarded a Bachelor of Accounting by Shanghai University of Science and Engineering in July 1993.

        Zhi Hao.    Mr. Hao has been our chief investment officer since May 2011. He is responsible for investing in global projects of Sky Solar. Mr. Hao has over 15 years of international experience specializing in corporate finance and project funding, including working for PricewaterhouseCoopers in their Singapore office. In his role prior to Sky Solar, Mr. Hao spent five years with Suntech Power, including his most recent position as investment director. Mr. Hao was awarded an Master of Business Administration by the National University of Singapore in June 2002 and was awarded a bachelor's degree by Wuhan University in July 1998.

        Andrew Y. Yan.    Mr. Yan will serve as our independent director immediately upon successful completion of this initial public offering. He is also the managing partner of SAIF Partners III & IV, SB Asia Investment Fund II L.P., and president & executive managing director of Softbank Asia Infrastructure Fund. Before Joining SAIF in 2001, Mr. Yan was a managing director and the head of the Hong Kong office of Emerging Markets Partnership from 1994 to 2001. From 1989 to 1994, he worked in the World Bank, the Hudson Institute and US Sprint Co. as an Economist, Research Fellow and Director for Asia respectively in Washington, DC. From 1982 to 1984, he was the Chief Engineer at the Jianghuai Airplane Corp. Mr. Yan is a recipient of 2012 China's National "Thousand Talents Program" and a member of its Selection Committee. He is a founding director of China Venture and Private Equity Association, and a director of Peking University Endowment Investment Committee. He was voted by the China Venture Capital Association as "The Venture Investor of the Year" in both 2004 and 2007. He was also selected as one of the "Fifty Finest Private Equity Investors in the World" by the Private Equity International in 2007; "No. 1 Venture Capitalist of the Year" by Forbes (China) in 2008 and 2009. He was the "Venture Capital Professional of the Year" by Asia Venture Capital Journal in 2009. Currently, Mr. Yan is also an independent non-executive director of China Petroleum & Chemical Corporation, China Mengniu Dairy Company Limited, China Resources Land Limited. and Fosun International Limited; Non-executive Director of Guodian Technology & Environment Group Corporation Limited, Digital China Holdings Limited, MOBI Development Co., Ltd., eSun Holdings Limited and China Huiyuan Juice Group Limited. He is also an independent director of Giant Interactive Group Inc.; and a director of Acorn International, Inc., ATA Inc. and Eternal Asia Supply Chain Co. Ltd. (all 12 companies are listed in the Hong Kong Stock Exchange, NYSE, NASDAQ, London Stock Exchange, Shanghai Stock Exchange or Shenzhen Stock Exchange). He also holds directorships in several SAIF portfolio companies. Mr. Yan received a master of art's degree from Princeton University as well as a bachelor's degree in Engineering from the Nanjing Aeronautic Institute in China.

        Arthur (Lap Tat) Wong.    Mr. Wong will serve as our independent director immediately upon successful completion of this initial public offering. Mr. Wong is currently the chief financial officer of Beijing Radio Cultural Transmission Company Limited, a music production and music data management service company, and the independent director and chairman of the audit committee of YOU On Demand Holdings, Inc., a NASDAQ-listed company. He also serves as a board member and chairman of the audit committees for VisionChina Media Inc., a NASDAQ-listed company, China Automotive Systems, Inc., a NASDAQ-listed company, Daqo New Energy Corp., an NYSE-listed company, Petroking Oilfield Services Limited, a Hong Kong Stock Exchange-listed company. Mr. Wong was formerly the chief financial officer of GreenTree Inns Hotel Management Group, Nobao Renewable Energy, and Asia New-Energy. Prior to that, he worked at Deloitte Touche Tohmatsu from 1982 to 2008, in that firm's San Jose, Hong Kong and Beijing offices, and most recently as a partner in the Beijing office. Mr. Wong received a Bachelor of Science in Applied Economics degree from the University of San Francisco and was awarded a Higher Diploma of Accountancy from Hong Kong

Polytechnic. His professional affiliations include being a member of the American Institute of Certified Public Accountants, the Hong Kong Institute of Certified Public Accountants and the Chartered Association of Certified Accountants.

        Ronghui Zhang.    Ms. Zhang has been our managing director of Sky Solar Europe since September 2013. She is responsible for Sky Solar's operations in Europe (excluding Spain) including day-to-day operations, business and project development, IPP asset management etc. Ms. Zhang was managing director of Sky Solar's Greek and Bulgarian operations from December 2009. Ms. Zhang was responsible for the development and construction of solar parks in Greece and Bulgaria, as well as for overseeing the operation and management of Sky Development Renewable Energy Resources and Sky Solar Bulgaria. Prior to joining us, Ms. Zhang was general manager of China Tours S.A. from September 1996 to March 2007. Ms. Zhang was a Chinese teacher at the Foreign Language Teaching Unit of the National and Kapodistrian University of Athens from October 2002 to September 2006. She was then Vice President of Hella-China International Exchange Centre from May 2004 to March 2007. Ms. Zhang has also been the Vice President of The Greek-China Peaceful Unification Promotion Council in Greece since 2005 and director of Chinese Overseas Friendship Association since 2008. Ms. Zhang graduated from the National and Kapodistrian University of Athens with a bachelor's in Informatics and Telecommunications on May 2002.

        Hong Chen.    Mr. Chen was appointed our managing director for Latin America and Spain on January 21, 2009. He is responsible for project development in Latin America and Spain, which includes leading Sky Solar's business operations in the region as well as coordination with relevant parties such as governments, local authorities, institutions, banks and energy off-takers, including the negotiation of EPC contracts and PPAs. Prior to his present position, Mr. Chen was the assistant to Sky Solar's Chairman, Mr. Su, from July 2007 to January 2009. During that period he actively participated in all of Sky Solar's business development in Spain, including 26.0 MW of project development and transfer, as well around 100.0 MW of solar module trading. Mr. Chen was also involved in the entire logistics process for these solar parks. From September 2004 to June 2006, Mr. Chen studied at the Technical University of Madrid.

        Rui Chen.    Mr. Chen has been the managing director of Sky Solar Japan since October 2009. He is responsible for overseeing its corporate management and operations. From July 2006 until joining our company, Mr. Chen was general manager of Solar Technology & Investment Co., Ltd. From October 2000 to May 2003, Mr. Chen studied international management at the Reitaku University.

        Peter (Ping) Liu.    Mr. Liu joined Sky Solar in October 2009 as managing director of Sky Solar Canada, and was appointed our managing director for the North American region in August 2011. Mr. Liu is responsible for general business operations, project development and project transfer. Prior to joining us, Mr. Liu held various positions within the global 3M Company from May 1994 to August 2004. Mr. Liu then joined SPX Corporation between September 2004 to May 2006 before joining ENSTA Solar (Canada) Ltd. from June 2006 to September 2009. Mr. Liu graduated from Shanghai Tongji University with a Bachelor of Electrical Engineering in July 1986, and completed a Masters of Business Administration from the Shanghai University of Finance and Economics/Webster University in February 2001.

Board of Directors

        Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and re stated from time to time. A shareholder has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares of our company, including registering such shares in our share register.

        Our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee upon completion of this offering.

Audit Committee

        Our audit committee will initially consist of Mr. Arthur (Lap Tat) Wong and Mr. Andrew Y. Yan. Mr. Arthur (Lap Tat) Wong will be the chairman of our audit committee and meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC and NASDAQ Stock Market. Each member of the audit committee will be an "independent director" within the meaning of NASDAQ Stock Market Rules and will meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

  •
  selecting our independent registered public accounting firm and pre approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

  •
  reviewing with our independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, defined as those transactions required to be discussed pursuant to Form 20-F, Item 7.8 and NASDAQ Listing Rule 5630(a);

  •
  discussing the annual audited financial statements with management and our independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

  •
  meeting separately and periodically with management and our internal auditor and independent registered public accounting firm.

Compensation Committee

        Our compensation committee will initially consist of Mr. Weili Su, Mr. Andrew Y. Yan and Ms. Amy (Yi) Zhang. Mr. Weili Su will be the chairman of our compensation committee. Mr. Andrew Y. Yan satisfies the "independence" requirement of the NASDAQ Stock Market Rules. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

  •
  approving and overseeing the compensation package for our executive officers;

  •
  reviewing and making recommendations to the board with respect to the compensation of our directors; and

  •
  reviewing periodically and making recommendations to the board regarding any long term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee will initially consist of Mr. Weili Su, Mr. Arthur (Lap Tat) Wong and Mr. Andrew Y. Yan. Mr. Weili Su will be the chairman of our nominating and corporate governance committee. Mr. Arthur (Lap Tat) Wong and Mr. Andrew Y. Yan satisfy the "independence" requirement of the NASDAQ Stock Market Rules. The nominating and corporate governance committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

  •
  identifying and recommending to the board nominees for election or reelection to the board, or for appointment to fill any vacancy;

  •
  reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  •
  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Interested Transactions

        A director may vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Remuneration and Borrowing

        The directors may determine remuneration to be paid to the directors. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

        There is no shareholding qualification for directors.

Terms of Directors and Executive Officers

        Our officers are elected by and serve at the discretion of the board. Our directors may be appointed by the board or by the shareholders through ordinary resolutions. Any director appointed by the board to fill a vacancy or as a new addition to the board shall hold office only until our next annual general meeting and shall then be eligible for re-election at that meeting. After the completion of this offering, at each annual general meeting of our company, one-third of the directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to, but not greater than, one-third, shall retire from office by rotation, provided that the chairman of the board shall not. A retiring director shall retain office until the close of the meeting at which he retires, and shall be eligible for re-election at the annual general meeting. A director may be removed from office by way of an ordinary resolution of the shareholders at any time before the expiration of his period of office.

        Our directors will be divided into three classes of directors in Class I, Class II and Class III, with no more than one class eligible for re-election at any annual shareholders meeting. The three Class I directors will initially be elected for a term expiring on the date of our 2015 annual shareholders meeting and thereafter will be eligible to be elected to serve terms of three years. The two Class II directors will initially be elected for a term expiring on the date of our 2016 annual shareholders meeting and thereafter will be eligible to be elected to serve terms of three years. The two Class III directors will initially be elected for a term expiring on the date of our 2017 annual shareholders meeting and thereafter will be eligible to be elected to serve terms of three years. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

        The following table sets forth the names and classes of our directors who will take office following the completion of the offering:

Class I	Class II	Class III
Mr. Weili Su
Ms. Amy (Yi) Zhang	Mr. Dongliang Lin	Mr. Xiaoguang Duan
Dr. Hao Wu	Mr. Arthur (Lap Tat) Wong	Mr. Andrew Y. Yan

Employment Agreements

        We have entered into employment agreements with all of our executive officers. Under these agreements, we may generally terminate the employment of our executive officers without prior written notice for cause, including but not limited to refusal to perform lawful duties, a breach of the employment agreement, material misconduct, material failure to follow company rules and policies, destruction or theft of company property or breach of any non-disclosure and non-competition agreements. We may terminate the employment agreement at any time without cause upon advance written notice to the other party. We are entitled to pay the employee salary in lieu of any applicable notice period.

        Each executive officer has agreed to hold, both during and subsequent to the terms of his or her agreement, in confidence and not to use for the officer's own benefit or the benefit of any third party, any trade secrets, other information of a confidential nature or non-public information of or relating to us in respect of which we owe a duty of confidentiality to a third party. Each executive officer has also agreed to disclose to us all work product, and acknowledged that all work product shall constitute work made for hire with respect to copyright, patents, trade secrets, trademarks and other proprietary rights. Each executive officer has agreed to execute all documents and perform all lawful acts necessary or advisable for us to secure these rights.

Compensation of Directors and Executive Officers

        In 2013, the aggregate cash compensation to all of our directors and our executive officers was US$1.2 million and the aggregate total compensation to all of our directors and our executive officers was US$6.0 million.

Equity Incentive Plans

2009 Stock Incentive Plan

        Our 2009 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and other awards to our officers, employees, directors, consultants and other service providers. The maximum aggregate number of ordinary shares with respect of which options may be granted under the 2009 Stock Incentive Plan shall not exceed 12,195,122 ordinary shares. The purpose of the 2009 Stock Incentive Plan is to strengthen the commitment of such persons to us, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in our long-term growth and profitability.

        The following are principal terms under our 2009 Stock Incentive Plan:

        Administration.    Our 2009 Stock Incentive Plan is administered by the board or any committee appointed by the board of directors. The administrator shall be able to (i) to select the participants of the plan; (ii) determine whether and to what extent are to be granted; (iii) determine the number of shares to be covered by each award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the terms of the plan, of each award granted hereunder and which shall govern all written instruments evidencing options or awards of restricted stock, restricted stock units or other awards granted hereunder; (v) adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it shall from time to time deem advisable; (vi) reconcile any inconsistency in, correct any defect in and/or supply any omission in the plan and any instrument or agreement relating to, or award granted under, the plan; and (vii) interpret the terms and provisions of the plan and any award issued under the plan (and any award agreement relating thereto), and to otherwise supervise the administration of the plan.

        The administrator may, in its absolute discretion, without amendment to the 2009 Stock Incentive Plan, (i) accelerate the date on which any option granted under the plan becomes exercisable, waive or amend the operation of plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option, and (ii) accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any share of restricted stock or restricted stock unit or otherwise adjust any of the terms applicable to any such award; provided that no action taken in this paragraph adversely affects any outstanding award without the consent of the holder thereof.

        Terms of Awards.    Options and restricted shares shall have specified terms set forth in an award agreement, as determined by the administrator.

        Option Exercise.    The term of options granted under the 2009 Stock Incentive Plan may not exceed ten years from the date of grant. The method for paying for our ordinary shares upon exercise of an option or purchase of shares underlying the option may include (i) cash and cash equivalent, (ii) broker's cashless exercise procedure, (iii) following a Public Offering, in certain forms of unrestricted Shares or Restricted Stock, (iv) any other form of consideration approved by the Administrator and permitted by applicable law or (v) any combination of the foregoing.

        Amendment and Termination of Plan.    Our board of directors may amend, alter or discontinue the 2009 Stock Incentive Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent. Unless the board determines otherwise, the Board shall obtain approval of our shareholders for any amendment that would require such approval in order to satisfy any applicable regulatory requirements of laws.
        No award shall be granted pursuant to the 2009 Stock Incentive Plan on or after the tenth anniversary of the effective date, but awards theretofore granted may extend beyond that date. For more information on the share-based compensation pursuant to the 2009 Stock Incentive Plan, see note 31 to our audited consolidated financial statements and note 26 to our unaudited interim consolidated financial statements included elsewhere in this prospectus.

2014 Equity Incentive Plan

        We adopted our 2014 Equity Incentive in 2014, or our 2014 Equity Incentive Plan. Our 2014 Equity Incentive Plan provides for the grant of options, share appreciation rights and other stock-based awards such as restricted shares, referred to as "awards," to our directors, officers and employees up to 10,000,000 of our ordinary shares. The purpose of the plan is to aid us and our affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of our company and our affiliates by providing incentives through the granting of awards. Our board of directors believes that our company's long-term success is dependent upon our ability to attract and retain superior individuals who, by virtue of their ability, experience and qualifications, make important contributions to our business.

        The following are principal terms under our 2014 Equity Incentive Plan:

        Termination of Awards.    Options and restricted shares shall have specified terms set forth in an award agreement. The compensation committee will determine in the relevant award agreement whether options granted under the award agreement will be exercisable following the recipient's termination of services with us.

        Administration.    Our 2014 Equity Incentive Plan is administered by the compensation committee of our board of directors. The committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee will determine the provisions, terms and conditions of each award consistent with the provisions of our 2014 Equity Incentive Plan, including, but not limited to, the exercise price for an option, vesting schedule of options and restricted shares, forfeiture provisions, form of payment of exercise price and other applicable terms.

        Option Exercise.    The term of options granted under the 2014 Equity Incentive Plan may not exceed ten years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of shares underlying the option may include cash, or its equivalent, ordinary shares of our company, or any combination of the foregoing methods of payment, or consideration received by us in a cashless exercise.

        Change in Control.    In the case of a change in control event, which is the sale or disposal of all, or substantially all of our assets, the acquisition by a third party of more than 50% of the voting power in our company by way of a merger, consolidation, tender or exchange offer or otherwise, or during any period of two consecutive years, our directors at the beginning of such period ceasing to constitute a majority of our board of directors, the compensation committee may decide that all outstanding awards that are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control event. The compensation committee may also decide to cancel such awards for fair value (as determined in its sole discretion), provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted, or provide that affected options will be exercisable for a period of at least 15 days prior to the change in control event but not thereafter.

        Amendment and Termination of Plan.    Our board of directors may at any time amend, alter or discontinue our 2014 Equity Incentive Plan. Amendments or alterations to our 2014 Equity Incentive Plan are subject to shareholder approval if they increase the total number of shares reserved for the purposes of the plan or change the maximum number of shares for which awards may be granted to any participant, provided in each case only to the extent such shareholder approval is required by stock exchange rules. Amendment, alteration or discontinuation of our 2014 Equity Incentive Plan cannot be made without the consent of a recipient of awards if such action would diminish the rights of that recipient under the awards, provided that the compensation committee may amend the plan as it deems necessary to permit the granting of awards to meet the requirements of applicable laws and stock exchange rules.

        Unless terminated earlier, our 2014 Equity Incentive Plan shall continue in effect for a term of ten years from the date of adoption.

PRINCIPAL SHAREHOLDERS

        Sky Power Group Ltd. is currently our parent company, to which we previously issued one ordinary share in total and issued an additional 339,196,669 ordinary shares on September 16, 2014. Immediately prior to the completion of this initial public offering, all of the outstanding preferred shares of Sky Power Group Ltd. will be converted into 69,569,106 ordinary shares of Sky Power Group Ltd. ("conversion of the preferred shares"); all of the convertible notes issued by Sky Power Group Ltd. will be converted into 35,228,453 ordinary shares of Sky Power Group Ltd. ("conversion of the convertible notes," together with the conversion of the preferred shares, the "Conversion"). Upon completion of the Conversion, Sky Power Group Ltd. will have a total of 339,196,673 ordinary shares outstanding.

        Upon completion of the Conversion, Sky Power Group Ltd. will transfer all the ordinary shares of our company that it owns to its shareholders in proportion to their shareholdings in Sky Power Group Ltd. as consideration for its repurchase of all of its outstanding ordinary shares from its shareholders except for three shares owned by Flash Bright Power Ltd., an entity controlled by our founder and executive chairman, Mr. Weili Su (the "Share Distribution"). Upon completion of the Share Distribution, shareholders of Sky Power Group Ltd. will become our direct shareholders, holding direct interests in our ordinary shares proportionate to their previous indirect interests.

        The following table sets forth information as of October 21, 2014 with respect to the beneficial ownership of our ordinary shares (i) immediately prior to this offering and (ii) giving effect to this offering, in each case, giving effect to (a) the conversion of the preferred shares, (b) the conversion of the convertible notes and (c) the Share Distribution immediately prior to the completion of this offering, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares.

        One of our largest shareholders, IDG-ACCEL China Capital Entities, a group of venture capital funds, as described in the "Principal Shareholders" section, have subscribed for, and have been allocated by the underwriters, a total of 2,500,000 ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. The table below reflects the purchase of ADSs in the offering by IDG-ACCEL China Capital Entities.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right, the vesting of restricted shares or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering(1)
	Number	%	Number	%
Directors and Executive Officers:
Weili Su(2)	107,088,113	31.6	107,088,110	27.9
Amy (Yi) Zhang	5,000,000	1.5	5,000,000	1.3
Xiaoguang Duan	—	—	—	—
Dr. Hao Wu	—	—	—	—
Dongliang Lin	—	—	—	—
Arthur (Lap Tat) Wong**	—	—	—	—
Andrew Y. Yan**	—	—	—	—
Andrew (Jianmin) Wang	3,000,000	0.9	3,000,000	0.8
Zhi Hao	1,800,000	0.5	1,800,000	0.5
Ronghui Zhang	3,600,000	1.1	3,600,000	0.9
Hong Chen	*	*	*	*
Rui Chen	3,600,000	1.1	3,600,000	0.9
All directors and executive officers as a group	127,088,113	37.5	127,088,110	33.1
Principal Shareholders
Flash Bright Power Ltd.(3)	107,088,113	31.6	107,088,110	27.9
IDG-ACCEL China Capital Entities(4)	81,949,906	24.2	101,949,906	26.6

*
Less than 1% of our total outstanding shares.

**
Mr. Wong and Mr. Yan have accepted appointments as our independent directors, immediately effective upon successful completion of this initial public offering.

(1)
Percentage of beneficial ownership of each listed person after this offering is based on 383,396,670 ordinary shares outstanding after this offering (including 339,196,670 ordinary shares outstanding as of the date of this prospectus and 44,200,000 ordinary shares to be issued in this offering assuming no exercise of the underwriters' option to purchase additional ADSs).

(2)
Represents 107,088,110 ordinary shares held by Flash Bright Power Ltd. Flash Bright Power Ltd., a British Virgin Islands company that is wholly-owned by the trust of Mr. Weili Su, our executive chairman of the board. The registered address of Flash Bright Power Ltd. is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

Excludes (i) 72,760,757 shares held by twenty-five other shareholders, over which Mr. Su will have voting power pursuant to proxies entered into by Mr. Su and twenty-five other shareholders which became effective prior to this offering, and (ii) 10,000,000 shares in an Employee Incentive Pool for which Mr. Su is the director and member of the advisory committee. These 82,760,757 shares represent 24.4% of all shares prior to this offering.

As described in "Description of Share Capital—Flash Bright Call Option Agreement," an affiliate of both one of our Japanese silent partners and an international private equity firm, has a right to purchase $30 million of shares at the initial public offering price from Mr. Su, through Flash Bright Power Ltd., during a two-year period commencing on the date which is 180 days after the pricing date of this initial public offering.

(3)
Flash Bright Power Ltd., a British Virgin Islands company that is wholly-owned by the trust of Mr. Weili Su, our executive chairman of the board. The registered address of Flash Bright Power Ltd. is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(4)
Represents 27,864,718 issued and outstanding ordinary shares, 41,966,341 ordinary shares issuable upon conversion of Series A preferred shares issued by Sky Power Group Ltd., 3,725,355 ordinary shares issuable upon conversion of the convertible promissory notes issued in June 2013 and 4,779,500 ordinary shares issuable upon conversion of the convertible promissory notes issued in November 2013 held by IDG-ACCEL China Capital L.P., a Cayman Islands exempted limited partnership. Represents 1,285,526 issued and outstanding ordinary shares, 1,936,098 ordinary shares issuable upon conversion of Series A preferred shares issued by Sky Power Group Ltd., 171,868 ordinary shares issuable upon conversion of the convertible promissory notes issued in June 2013 and 220,500 ordinary shares issuable upon conversion of the convertible promissory notes issued in November 2013 held by IDG-ACCEL China Capital Investors L.P., a Cayman Islands exempted limited partnership. Includes 2,500,000 ADSs, representing 20,000,000 ordinary shares, allocated by the underwriters to IDG-ACCEL China Capital Entities in this offering. IDG-ACCEL China Capital L.P. and IDG-ACCEL China Capital Investors L.P. are under the common control of Mr. Quan Zhou and Mr. Chi Sing Ho who hold voting and investment power for both entities. The registered address of both IDG-ACCEL China Capital L.P. and IDG-ACCEL China Capital Investors L.P. is c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

        As of the date of this prospectus, none of our outstanding ordinary shares, Series A, Series B and Series C preferred shares issued by Sky Power Group Ltd. are held by record holders in the United States.

        None of our shareholders will have different voting rights from other shareholders after the completion of this offering. Other than the Share Distribution described above, we are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Transactions with Certain Affiliates and Shareholders

Transactions with ChaoriSky Solar and its subsidiaries

        We provided EPC and O&M services and sold PV modules with aggregate revenue of US$29.3 million, US$87.3 million, US$3.3 million and nil in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively, to ChaoriSky Solar Energy S.a.r.l., or ChaoriSky Solar. We held 30% of the outstanding share capital of ChaoriSky Solar until November 2013. In November 2013, we entered into a series of related agreements to transfer our 30% equity interest in ChaoriSky Solar to Chaori HK and acquired the equity interests in certain entities holding 18.3 MW of PV plants in Greece and related assets and liabilities and recorded at cost of US$65.2 million, in exchange for the settlement of trade and other receivables due from ChaoriSky Solar of US$64.6 million. Upon the completion the transactions, we incurred a payable of US$0.6 million due to ChaoriSky Solar. See page F-113 for the financial statements of the acquired businesses. We do not anticipate engaging ChaoriSky Solar or its parent company in any business going forward. See "Business—Our Historical Project Affiliates" for a discussion of our affiliate arrangements related to ChaoriSky Solar.

        As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had trade-related amounts due from ChaoriSky Solar and its subsidiaries of US$10.4 million, US$30.5 million, nil and nil, respectively, and non-trade related amounts due from ChaoriSky Solar and its subsidiaries of US$4.6 million, US$10.6 million, nil and nil, respectively. These non-trade related amounts consisted of unsecured loans payable to us carrying an interest ranging from zero to 3.0% per annum.

        We purchased PV modules from ChaoriSky Solar and its subsidiaries an aggregate amount of US$10.3 million, nil and nil in 2012, 2013 and the six months ended June 30, 2014, respectively. As of December 31, 2012 and 2013 and June 30, 2014, we had trade-related amounts due to ChaoriSky Solar of US$1.1 million, nil and nil, respectively, and non-trade related amounts due to ChaoriSky Solar of US$0.1 million, nil and nil, respectively. These non-trade related amounts consisted of unsecured and interest-free loans payable to ChaoriSky Solar.

        In 2013, we booked US$1.4 million in connection with logistics arrangement in relation to solar energy system sales. Such income resulted from the reimbursement of expenses from ChaoriSky Solar. These non-trade related amounts consisted of the payment of expenses incurred in the course of our solar energy system sales to ChaoriSky Solar in prior years. In the six months ended June 30, 2014, we did not book any income in connection with logistics arrangement in relation to solar energy system sales.

Transactions with China New Era International Limited

        We provided EPC services as well as sold PV modules with an aggregate revenue of US$40.7 million, US$1.7 million and nil in 2012, 2013 and the six months ended June 30, 2014, respectively, to China New Era International Limited, or China New Era, a company 49% owned by Sky Solar Holdings Co., Ltd., formerly a shareholder of our company. See "Business—Our Historical Project Affiliates" for a discussion of our affiliate arrangements related to China New Era. As of December 31, 2012 and 2013 and June 30, 2014, we had trade-related amounts due from China New Era and its subsidiaries of US$33.8 million, US$13.5 million and US$6.0 million, respectively and non-trade related amounts due from China New Era and its subsidiaries of US$6.9 million, US$2.2 million and US$0.2 million, respectively. These non-trade related amounts consisted of unsecured loans payable to us carrying an interest ranging from zero to 5.0% per annum.

        We purchased PV modules from China New Era with an aggregate price of US$2.1 million, nil and nil in 2012, 2013 and the six months ended June 30, 2014, respectively. As of December 31, 2012 and 2013 and June 30, 2014, we had trade-related amounts due to China New Era of US$2.1 million, US$0.2 million and US$0.2 million, respectively. We did not have any non-trade related amounts due to China New Era as of December 31, 2011, 2012 or 2013 or June 30, 2014.

        In January 2014, we acquired one wholly-owned subsidiary of China New Era on January 23, 2014 and assumed liability of US$3.7 million upon acquisition. The liability assumed was offset against the our amounts due from the acquired entity after the acquisition.

        During the six months ended June 30, 2014, we recorded an impairment loss on amounts due from related parties of US$2.2 million, due to the decrease in collectability of certain amounts due from China New Era.

Transactions with RisenSky Solar and its subsidiaries

        We provided EPC and O&M services as well as sold PV modules with an aggregate revenue of US$26.6 million, US$5.5 million, US$0.5 million and US$0.1 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively, to RisenSky Solar S.a.r.l., or RisenSky Solar, a company in which we hold 30% of its outstanding share capital, and its subsidiaries. See "Business—Our Historical Project Affiliates" for a discussion of our affiliate arrangements related to RisenSky Solar. As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had trade-related amounts due from RisenSky Solar and its subsidiaries of US$11.3 million, US$8.6 million, US$1.4 million and US$1.2 million, respectively, and non-trade related amounts due from RisenSky Solar and its subsidiaries of US$2.5 million, US$3.2 million, US$4.9 million and US$4.9 million, respectively, consisting of unsecured and interest-free loans payable to us.

        As of December 31, 2012 and 2013 and June 30, 2014, we had non-trade related amounts due to RisenSky Solar of nil, US$0.01 million and US$0.01 million, respectively. These non-trade related amounts consisted of unsecured and interest free loans payable to RisenSky.

        In 2013, we recognized investment and other income of US$0.4 million in connection with compensation for logistics arrangement in relation to our solar energy system sales. Such income resulted from the reimbursement of expenses from RisenSky Solar. These non-trade related amounts consisted of the payment of expenses incurred in the course of our provision of solar energy system sales to RisenSky Solar in prior years. In the six months ended June 30, 2014, we did not recognize investment and other income in connection with compensation for logistics arrangement in relation to our solar energy system sales.

Transactions with Panquick Ltd.

        We purchased project permits with an aggregate price of US$0.3 million in 2011 from Panquick Ltd., or Panquick, a company 50% owned by Mr. Su. Payment was made in 2012. As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had trade-related amounts due to Panquick of US$0.3 million, nil, nil and nil, respectively, and non-trade related amounts due to Panquick of nil, nil, US$0.2 million and US$0.2 million, respectively. These non-trade related amounts consisted of unsecured and interest-free loans payable to Panquick.

        We did not have any amounts due from Panquick as of December 31, 2011, 2012 and 2013 or June 30, 2014.

Transactions with Sky Solar (Hong Kong) International Co., Ltd.

        We purchased PV modules with an aggregate price of US$1.6 million, nil and nil, in 2012, 2013 and the six months ended June 30, 2014, respectively, from Sky Solar (Hong Kong) International Co., Ltd., or Sky Solar (Hong Kong), a company wholly owned by Mr. Su.

        During the six months ended June 30, 2014, we assigned creditor's rights of EUR7.0 million (approximately US$9.6 million) due from an independent third party to Sky Solar (Hong Kong) in exchange for a consideration of EUR7.0 million (US$9.6 million), of which US$8.2 million was cancellation of amounts due to Sky Solar (Hong Kong) and US$1.4 million was equity contribution to us by Mr. Su. In addition, our amounts due from Sky Solar (Hong Kong) of approximately US$7.7 million were settled against our amounts due to it of US$3.9 million, along with our amounts due to Mr. Su of US$0.8 million and our amounts due to Beijing Sky Solar Investment Management Co., Ltd., a company controlled by Mr. Su, of US$3.0 million, according to several assignment and settlement agreement signed among these entities.

        As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had non-trade related amounts due to Sky Solar (Hong Kong) of US$10.7 million, US$5.2 million, US$13.9 million and US$0.3 million, respectively. These non-trade related amounts consisted of unsecured and interest-free loans payable to Sky Solar (Hong Kong).

        As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had non-trade related amounts due from Sky Solar (Hong Kong) of US$2.3 million, nil, US$0.4 million and US$2.2 million. These non-trade related amounts consisted of unsecured and interest-free loans payable to us.

Transactions with Sky Solar Holdings Co., Ltd.

        We received the funds from Sky Solar Holdings Co., Ltd. our former shareholder, as shareholder loan amounting to US$20.7 million, US$36.0 million, US$34.5 million and US$0.2 million in 2011, 2012, 2013 and the six months ended June 30, 2014, respectively. All of such current and non-current balances were unsecured. Included in the current balances as of December 31, 2012 were amounts of US$10.0 million, which carried interest at 0.3% per annum. Included in the non-current balances as of December 31, 2011 and 2012 were amounts of US$2.5 million and US$5.2 million, respectively, which carried interest at 6.0% and 6.0% per annum, respectively. We did not have any amounts due to Sky Solar Holdings Co., Ltd. as of December 31, 2013, as Sky Solar Holdings Co., Ltd. waived repayment of all the balances due from us on December 31, 2013. During the six months ended June 30, 2014, we received payments from Sky Solar Holdings Co., Ltd. of approximately US$14.2 million, and then repaid US$14.0 million to Sky Solar (Hong Kong) to settle Sky Solar Holdings Co., Ltd. amounts due to Sky Solar (Hong Kong). We had amounts due to Sky Solor Holdings of US$0.2 million as of June 30, 2014 consisting of unsecured and interest-free loans payable to Sky Solar Holdings Co., Ltd. by us.

        We had amount due from Sky Solar Holdings Co., Ltd. amounting to US$13.3 million as of December 31, 2013, which carried interest at 3.0% per annum and is due on July 24, 2014. This balance was a loan from us to Sky Solar Holdings Co., Ltd. used as an additional capital injection by Sky Solar Holdings Co., Ltd. to China New Era, as Sky Solar Holdings Co., Ltd. did not have sufficient cash at the moment of capital injection. The loan has a one-year term and would be automatically extended for another year if no disagreement arises between relevant parties. On June 13, 2014, we received the repayment of this advance in full from Sky Solar Holdings Co., Ltd.

Transactions with Sky Solar New Energy Investment Limited

        We purchased PV modules with an aggregate price of nil, US$0.5 million and nil in 2012, 2013 and the six months ended June 30, 2014, respectively, from Sky Solar New Energy Investment Limited, or Sky Solar New Energy, a company wholly owned by Mr. Su. As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had non-trade related amounts due to Sky Solar New Energy of nil, US$1.4 million, US$3.6 million and nil, respectively. These non-trade related amounts consisted of unsecured and interest-free loans payable to Sky Solar New Energy.

        We also received consulting services from Sky Solar New Energy with an aggregate price of nil, US$1.4 million, US$1.7 million and nil in 2011, 2012, 2013 and the six months ended June 30, 2014 respectively. As of December 31, 2011, 2012 and 2013 and June 30, 2014, we had non-trade related amounts due from Sky Solar New Energy of nil, nil, US$1.2 million and US$1.6 million, respectively. These non-trade related amounts consisted of unsecured and interest-free loans extended to Sky Solar New Energy and payable to us.

Transactions with Sky Power Group Ltd.

        During the six months ended June 30, 2014, we received payment from our immediate holding company, Sky Power Group Ltd., or Sky Power, of US$5.1 million, which increased our amounts due to

Sky Power to US$9.6 million. On June 30, 2014, Sky Power and we entered into an agreement, pursuant to which Sky Power waived repayment of all of our US$9.6 million balances due to it. Such waiver of repayment was recorded as an equity contribution by Sky Power to us.

Short-term Unsecured Loans from and to Affiliate Companies

        The following table includes material short-term, unsecured loans from certain of our affiliate companies from time to time primarily for general corporate and working capital purposes for the dates indicated:

	As of December 31,
				As of June 30, 2014
	2011	2012	2013
	(US$ in thousands)
SWL Flash Bright Limited(1)	921	940	—	—
Sky Solar (Hong Kong)(2)	10,715	5,195	13,932	305
Sky Global Solar S.A.(3)	106	—	163	238
ChaoriSky Solar(4)	—	111	—	—
Sky Solar New Energy Investment Limited(5)	39	1,447	3,620	—
Tany International (Baoding) Solar Electric Co., Ltd.(6)	—	—	10	10
Panquick Ltd.	—	—	230	235
Beijing Sky Solar Investment Management Co., Ltd.(7)	—	—	3,803	409
RisenSky Solar and its subsidiaries(8)	—	—	9	9

*
These unsecured loans generally have a term of up to one-year and bear interest at prevailing market interest rates ranging from nil to 5.0 per annum.

(1)
A company indirectly wholly owned by Mr. Su.

(2)
A company 100% owned by Mr. Su.

(3)
A company 40% owned by Mr. Su.

(4)
A company 30% owned by us until November 2013.

(5)
A company controlled by Mr. Su.

(6)
A company controlled by Mr. Su.

(7)
A company controlled by Mr. Su.

(8)
A company 30% owned by us.

        The following table includes short-term, unsecured loans to certain of our affiliate companies from time to time primarily for their general corporate and working capital purposes:

	As of December 31,
				As of June 30, 2014
	2011	2012	2013
	(US$ in thousands)
Sky Solar (Hong Kong)(1)	2,340	—	363	2,224
Sky Solar (Shanghai) Co., Ltd.(2)	241	—	—	—
ChaoriSky Solar(3)	2,841	7,400	—	—
RisenSky Solar(4)	1,750	2,324	4,031	4,873
China New Era(5)	—	6,893	381	462
Sky Solar New Energy Investment Limited(6)	—	—	1,234	1,613
SWL Flash Bright Power Limited	—	6	6	6
Tany International (Hong Kong) Co., Ltd.(7)	—	—	916	909

*
These unsecured loans generally have a term of up to one-year and bear interest at prevailing market interest rates ranging from nil to 5.0 per annum.

(1)
A company 100% owned by Mr. Su.

(2)
A company on which Mr. Su had significant influence as of December 31, 2011 but ceased to be under significant influence of Mr. Su in 2012.

(3)
A company 30% owned by us until November 2013.

(4)
A company 30% owned by us.

(5)
A company 49% owned by Sky Solar Holdings Co., Ltd.

(6)
A company controlled by Mr. Su.

(7)
A company controlled by Mr. Su.

Deed of Non-competition and Right of First Refusal

        Pursuant to a deed of non-competition we entered into with Mr. Su, our founder and executive chairman, on September 15, 2014, Mr. Su has unconditionally and irrevocably agreed, undertaken and covenanted with us that he would not, and would procure that his associates (other than any members of our company) would not, directly or indirectly engage in any business which competes or is likely to compete, directly or indirectly, with the business from time to time conducted, carried on or contemplated to be carried on by any member of our company or in which any member of our company is engaged or has invested or which any member of our company has otherwise publicly announced its intention to enter into, engage in or invest in (the "Non-competition Clause").

        Mr. Su has also unconditionally and irrevocably granted to us a right of first refusal in respect of his businesses in China which he owns more than 50% of the equity interests ("Mr. Su's China Business") when (i) Mr. Su receives during the right of the first refusal period (as defined below) from or otherwise negotiate with a third party a bona fide offer to purchase any equity interests in any of Mr. Su's China Business (for the avoidance of doubt, the bona fide offer excludes any offer which results in any transaction that does not involve any change of beneficial ownership of Mr. Su in relation to his China Business) and which will result in Mr. Su ceasing to retain control of any of his China Business, and (ii) Mr. Su intends to sell his equity interests in that China Business to that third party. In those circumstances, Mr. Su has agreed to promptly deliver written notice to us. Upon receiving such notice, we must notify Mr. Su within 30 days that we will purchase the relevant China Business at the price and on the terms of the third party if we decide to do so.

        A majority of our directors and a majority of our independent directors must approve any amendment of the agreement.

        The right of first refusal period begins upon the effectiveness of the deed of non-competition and terminates at the earlier of (i) the delisting of our ADSs and ordinary shares from the NASDAQ, and (ii) upon the mutual agreement by Mr. Su and our company to terminate the deed of non-competition. The Non-competition Clause begins upon the effectiveness of the deed of non-competition and terminates at the earlier of (i) the delisting of our ADSs and ordinary shares from the NASDAQ, (ii) when Mr. Su ceases to be the largest shareholder of his China Business, and (iii) upon the mutual agreement by Mr. Su and our company to terminate the deed of non-competition. The termination of the agreement or any amendment of the provisions would also require the approval of two-thirds of shareholders who attend a shareholders meeting (in person or by proxy) approving such amendment or termination after sufficient notice is given to ADR holders to participate in any such meetings.

        Any amendment or termination of the deed of non-competition or the rights of first refusal agreement, any acquisition of assets from Mr. Su's China Business and the exercise of the right of first refusal would be "related party transactions" under Item 7.B of Form 20-F, requiring the affirmative vote of the independent directors and subject to our internal corporate governance procedures regarding acquisitions of assets. See "Business—Acquisition of Assets."

Trademark License Agreements

        The rights to the Sky Solar trademark are held by certain of our affiliates.

        Pursuant to a license agreement we entered into in September 2013 with Beijing Sky Solar Investment Management Company, or Beijing Sky Solar, an entity controlled by Mr. Su, we are required to pay 0.05% of our revenue, not exceeding HK$10 million (US$1.3 million), to Beijing Sky Solar for the licensing of the trademark "Sky Solar," or " " registered in certain jurisdictions such as the U.S., Chile and Saudi Arabia, one month after our audited annual financial statements are issued each year starting from 2014. As of June 30, 2014, we have not made any licensing fee payment for the use of the trademark "Sky Solar," or " " under the license agreement.

        We also entered into a trademark license agreement with Sky Solar Holdings Co., Ltd. in September 2013, pursuant to which we will pay nominal consideration to Sky Solar Holdings Co., Ltd. for the licensing of the trademark "Sky Solar," or " " registered in certain jurisdictions such as Japan, South Africa, Greece, Bulgaria and Hong Kong, starting from October 2013.

        We do not have the rights to use the trademark "Sky Solar," or " " in the PRC pursuant to these trademark license agreements.

Employment Agreements

        See "Management—Employment Agreements."

Equity Incentive Plan

        See "Management—Equity Incentive Plans."

Registration Rights

        See "Description of Share Capital—Registration Rights."

Securities Issuances

        For a discussion of our recent securities issuances involving certain of our related parties, see "Corporate History and Structure" and "Description of Share Capital—History of Securities Issuances."

2013 Share Swap

        In September 2013, Sky Solar Holdings Co., Ltd. and Sky Power Group, Ltd. completed a one-for-one share swap, or the 2013 Share Swap. For a discussion of the 2013 Share Swap, see "Corporate History and Structure." Mr. Su's beneficial ownership and voting power immediately prior to the 2013 Share Swap and immediately after the 2013 Share Swap did not materially change.

DESCRIPTION OF SHARE CAPITAL

        We were incorporated as an exempted company on August 19, 2013. Our affairs are currently governed by our first amended and restated memorandum and articles of association and the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which we refer to as the Companies Law below.

        We are an exempted company with limited liability incorporated under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  (i)
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  (ii)
  an exempted company's register of members is not required to be open to inspection;

  (iii)
  an exempted company does not have to hold an annual general meeting;

  (iv)
  an exempted company may issue no par value, negotiable or bearer shares; an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  (v)
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  (vi)
  an exempted company may register as a limited duration company; and

  (vii)
  an exempted company may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the rules in lieu of following home country practice after the closing of this offering.

        As of the date hereof, our authorized share capital is US$50,000, divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there is one ordinary share issued and outstanding.

        We have passed special resolutions to adopt our first amended and restated memorandum and articles of association, which will become effective upon completion of this offering.

        The following are summaries of material provisions of our first amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. You should read our first amended and restated memorandum and articles of association, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Ordinary Shares

        The following discussion primarily concerns our ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Shares—Voting Rights."

        All of our outstanding ordinary shares are fully paid and non-assessable and issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Meetings

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders entitled to vote present in person or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to the Companies Law, it will be deemed to have been duly called, if it is so agreed (a) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (b) in the case of any other meeting, by a majority in number of the shareholders holding not less than 95% in nominal value of the issued shares giving that right.

        No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders' meetings.

        A corporation being a shareholder shall be deemed for the purpose of our first amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

        Our first amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders' meetings by way of written resolutions without a meeting.

Voting Rights

        Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or installments due by such shareholder to us have been paid.

        If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as an ordinary practice in the Cayman Islands, and our company has made no provisions in our first amended and restated articles of association to allow cumulative voting for such elections.

Calls on Shares and Forfeiture of Shares

        Our directors may from time to time make such calls upon the members in respect of any amounts unpaid on the shares held by them in accordance with the procedures set out in our first amended and restated memorandum and articles of association which will become effective upon completion of this offering and to the terms of allotment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Protection of Minority Shareholders

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and regarding which the wrongdoers are themselves in control of the company and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

        In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

        Any of our shareholders may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of our affairs in the future, (b) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do, (c) an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (d) an order providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

        Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our first amended and restated articles of association.

Pre-Emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our first amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any future shares which are issued with specific rights, (a) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (b) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Variation of Rights

        Alterations to our first amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders' meeting.

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The provisions of our first amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at the adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Alteration of Capital

        We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our first amended and restated memorandum of association to:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

  •
  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

  •
  sub-divide our shares or any of them into shares of smaller amount than is fixed by our first amended and restated memorandum of association, subject nevertheless to the Companies Law, so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to unissued or new shares; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

        We may, by special resolution, provided we obtain any Court or other confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Provided such transfer is made in accordance with, or is not subject to, any applicable restrictions set forth in our first amended and restated articles of association, including, for example, the board of directors' discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ or in another form that our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is properly stamped (in circumstances where stamping is required); and

  •
  fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice requirement of the NASDAQ, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Register of Members

        In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at the office of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        The depositary will be included in our register of members as the only holder of the ordinary shares underlying the ADSs in this offering. The shares underlying the ADSs are not shares in bearer form, but are in registered form and are "non-negotiable" or "registered" shares. As such, the shares underlying the ADSs can only be transferred on the books of the company in accordance with Section 166 of the Companies Law.

        In the event that we fail to update our register of members, the recourse of investors is directly to the depositary under the terms of the deposit agreement, which is governed by New York law. The depositary will have recourse against us under the terms of the deposit agreement, and also will hold a share certificate evidencing the depositary as the registered holder of shares underlying the ADSs. Further, Section 46 of the Companies Law provides for recourse to be available to our investors in case we fail to update our register of members. In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Share Repurchases

        We are empowered by the Companies Law and our first amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our first amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ, the SEC or by any other recognized stock exchange on which our securities are listed.

Dividends

        Our company in a general meeting or our directors may declare dividends in any currency to be paid to our shareholders provided it complies with the applicable provisions of the Companies Law and the common law. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (a) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (b) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

        Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (a) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (b) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our shareholders may, upon the recommendation of our directors, by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

        All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

        Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

        We are entitled to sell any shares of a shareholder who is untraceable, provided that:

  •
  all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

  •
  we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

  •
  we, if so required by the rules of the NASDAQ, have caused an advertisement to be published in newspapers in accordance with such applicable rules giving notice of our intention to sell these shares, and a period of three months (or such shorter period as permitted under the applicable rules) has elapsed since such advertisement.

        The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

History of Securities Issuance

        The following is a summary of the securities issuance by one of our former indirect shareholder, Sky Solar Holdings Co., Ltd., and our parent company Sky Power Group in the past three years.

        We received funds from Sky Solar Holdings Co., Ltd. as shareholder loans in the amount of US$20.7 million, US$35.5 million and US$34.5 million in 2011, 2012 and 2013. The money was raised by Sky Solar Holdings Co., Ltd. as follows:

  •
  In January 2012, Sky Solar Holdings Co., Ltd. issued convertible promissory notes, or collectively the 2012 notes, with an aggregate principal amount of US$4.8 million and US$0.2 million, respectively, to our Series A preferred shareholders, IDG-ACCEL China Capital L.P. and IDG-ACCEL China Capital Investors L.P., respectively.

  •
  In March 2013, Sky Solar Holdings Co., Ltd. issued 14,333,334 Series C preferred shares to Sino-Century HX Investments Limited at a subscription price of US$21.5 million, and issued 3,333,333 Series C preferred shares to Permal Select Opportunities Ltd. at a subscription price of US$5.0 million.

  •
  In May and June 2013, Sky Solar Holdings Co., Ltd. issued convertible promissory notes, or the 2013 notes, in the aggregate amount of US$21 million to a number of existing shareholders and new investors. In addition, the Series A preferred shareholders, IDG-ACCEL China Capital L.P. and IDG-ACCEL China Capital Investors, L.P., received convertible promissory notes with an aggregate principal amount of US$5.6 million and US$0.3 million, respectively, in the issuance of the 2013 notes in consideration for the cancellation of the 2012 notes. The maturity date of the 2013 notes is June 2015. If our initial public offering is completed prior to the maturity date, the 2013 notes will be converted into our ordinary shares at the conversion price of US$1.50 per share.

  •
  Pursuant to a series of share exhange agreements entered into in September 2013, the preferred shareholders of Sky Solar Holdings Co., Ltd. became preferred shareholders of Sky Power Group Ltd., our parent company.

        The preferred shareholders of Sky Power Group Ltd. enjoy a number of special rights customary to private investors, including right of first refusal, tag-along right, anti-dilution right, redemption right, put option right, drag-along right, etc. All of these special rights terminate upon our initial public offering.

        We received funds from Sky Power Group as shareholder loans in the amount of US$17.9 million and US$9.6 million in 2013 and the six months ended June 30, 2014, respectively. The money was raised as follows:

  •
  From November 2013 to December 2013, Sky Power Group issued convertible promissory notes, or the second 2013 notes, and received aggregate amounts of US$17.9 million to a number of existing shareholders and new investors. The maturity date of the second 2013 notes is 2 years from their respective date of issuance. If our initial public offering is completed prior to the maturity date, the second 2013 notes will be converted into the ordinary shares of Sky Power Group at the conversion price of US$1.50 per share.

        In September 2014, Sky Power Group issued convertible promissory notes, or the second 2014 notes, in the aggregate amount of US$5.0 million to an existing investor. The maturity date of the second 2014 notes is two years from their date of issuance. If our initial public offering is completed prior to the maturity date, the second 2014 notes will be converted into the ordinary shares of Sky Power Group at the conversion price of US$2.0 per share.

Registration Rights

        We have granted certain registration rights to some of our existing investors and an investor who has been granted an option to purchase our ordinary shares.

  •
  We have granted certain registration rights to IDG-ACCEL China Capital L.P., IDG-ACCEL China, Capital Investors L.P., CES Holding Ltd., Sino-Century HX Investments Limited and Permal Select Opportunities Ltd. pursuant to a registration rights agreement, or the Existing Investors Registration Rights Agreement, entered into on October 13, 2014.

  •
  In connection with the call option agreement entered into by Flash Bright Power Ltd. and an affiliate of both a Japanese silent partner and an international private equity firm, on October 10, 2014, we entered into a registration rights agreement, or the October 10 Registration Rights Agreement, pursuant to which we have granted certain registration rights covering all of the securities under the call option to the investor. See "Business—Global Reach—Featured Countries—Japan—Japanese Silent Partnership" and "—Flash Bright Call Option Agreement."

        Set forth below is a description of the registration rights granted under the Existing Investors Registration Rights Agreement and the October 10 Registration Rights Agreement.

Demand Registration Rights

        At any time commencing on or after the earlier or (a) the second anniversary of the date of the registration rights agreement and (b) the first anniversary of the date we complete our initial public offering, holders holding in the aggregate of not less than 25% of our outstanding registrable securities, which include our ordinary shares issued or issuable pursuant to conversion of our preferred shares, have the right to demand in writing that we file a registration statement covering the registration of any registrable securities specified in such demand request. We are required to use our best efforts to register the number of registrable securities specified in the initiating holders' demand request. We, however, are not obligated to effect more than two demand registrations. Furthermore, we are not obligated to effect a demand registration if the initiating holders propose to sell their registrable securities in an amount less than 20% of the registrable securities held by such initiating holders, unless the anticipated aggregate offering price of the registrable securities is greater than US$5,000,000

(calculated based upon the market price of the registrable securities on the date on which we receive a demand request from such initiating holders).

Piggyback Registration Rights

        If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration all or any part of their registrable securities. If the managing underwriters of any underwritten offering determine that the registration of all or part of the registrable securities which the holders have requested to be included would materially adversely affect the success of such offering, then we are required to include the number of securities that the managing underwriters believe may be sold without causing such adverse effect and to allocate such number of securities first to us and second to each of holders requesting for the inclusion of their registrable securities on a pro rata basis based on the total number of registrable securities held by each such holder and third, to holders of other securities of our company.

Form F-3 Registration Rights

        Any holder of our outstanding registrable securities have the right to request that we effect a registration on Form F-3. We, however, are not obligated to effect such registration if, (i) any other registration statement of us become effective within the 90 days period preceding the date of such request for Form F-3 registration, (ii) we have effected two Form F-3 registrations within the 12-month period preceding the date of such request for Form F-3 registration, (iii) Form F-3 is not available for such offering by the holders of registrable securities, or (iv) the holders requesting inclusion of registrable securities propose to sell such registrable securities at an aggregate price to the public of less than US$5,000,000 (calculated based upon the market price of the registrable securities on the date on which we receive a demand request from such holders).

Expenses of Registration

        Under the Existing Investors Registration Rights Agreement, we will bear all registration expenses incurred in connection with any demand, piggyback or F-3 registration, except each holder that exercised its demand, piggyback or F-3 registration rights will bear the broker's commission or underwriters' discount relating to the registration and sale of their securities and fees, disbursements and other charges of their own counsel. Each holder participating in a registration shall bear such holder's proportionate share (based on the total number of shares sold in such registration other than for our account) of (a) all discounts, commissions or other amounts payable to underwriters, brokers or special counsel in connection with the relevant offering and (b) expenses exceeding the maximum amounts of special audit fees and legal fees and disbursements in relation to the F-3 Registration stated in the registration rights agreement.

        The expenses of registration under the October 10 Registration Rights Agreement are allocated in the same manner as under the Existing Investors Registration Rights Agreement, except in the case where the demanded or requested registration only covers outstanding registrable securities held by the investor under the October 10 Registration Rights Agreement, the investor will pay all expenses related to registration, and we are not obligated to pay any of such expenses.

Flash Bright Call Option Agreement

        Flash Bright Power Ltd., or Flash Bright, a company wholly-owned by the trust of Mr. Weili Su, our executive chairman, and an affiliate of both one of our Japanese silent partners and an international private equity firm, entered into a call option deed dated October 10, 2014. Pursuant to such deed, Mr. Su granted the investor an option to purchase from Flash Bright up to US$30 million worth of existing ordinary shares of Sky Solar Holdings, Ltd. at a per share price equal to the per ordinary share initial public offering price. This option is exercisable during a two-year period with an option to a one-year extension at the request of the investor which Flash Bright can, at its sole discretion, approve or deny, commencing 180 days after the pricing date of this initial public offering. If, on any date during the exercise period, the market price of an ordinary share of the Company equals or exceeds 200% of the per ordinary share initial public offering price, the investor shall be automatically deemed to have exercised the then remaining portion of the call option. Upon any exercise of the call option, the investor may elect to pay the purchase price to Flash Bright in cash or through cashless settlement procedures.

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and (a) authorization by a special resolution of the members of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that it may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Proposals

        Cayman Islands laws do not provide shareholders with an express right to put any proposal before the annual meeting of shareholders. By contrast, in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings. With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Law does not provide shareholders with an express right to put forth any proposal before the annual meeting of the shareholders. However, depending on what is stipulated in a company's articles of association, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant notice provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders' meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders' meeting or to put forth shareholder proposals through the depositary.

Shareholders' Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting or proposing to act illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the company's authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority".

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors but a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and a director is required to exercise a duty of care, a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. Under our first amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Under our first amended and restated memorandum and articles of association, we may indemnify our directors, officers or any trustee acting in relation to the affairs of our company against all actions, proceedings, costs, charges, losses, damages and expenses which they may incur or sustain by reason of their acting as our directors, officers or trustee, except for any matters in respect of any fraud or dishonesty which may attach to any of the said persons.

        We entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our first amended and restated articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Citibank, N.A., as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent eight shares (or a right to receive eight shares) deposited with the Citibank, N.A.—Hong Kong branch, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the ADSs. The depositary's office is located at 388 Greenwich Street, New York, New York 10013.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The DRS is a system pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other holders and beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary, the custodian and us. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For Directions on how to obtain copies of those documents, see "Where You Can Find Additional Information".

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities held in respect of the ADSs, after deducting its fees and expenses and any taxes it may be required to withhold, subject to the limitations set out below. You will receive these distributions in proportion to the number of Shares your ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a practicable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to make such conversion and distribution in U.S. dollars to such holders for whom it is lawful and practicable, distribute the foreign currency only to those ADS holders to whom it is lawful and practicable to do so or hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs or sell the distributed shares, the depositary will take the necessary actions such that outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses and taxes in connection with a distribution of shares.

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and practicable.

        The depositary will make the election available to you only if it is practicable, we indicate to the depositary that we wish such election be made available to ADS holders, and we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the depositary determines that it is not lawful or practicable to make the elective distribution available to ADS holders, or if we do not indicate that we wish such election be made available to ADS holders, then the depositary shall, on the basis of the same determination as is made in respect of the shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

        Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, and elect to make such rights available to holders of ADSs, the depositary may make these rights available to ADS holders. If the depositary decides it is not lawful and practicable to make the rights available but that it is lawful and practicable to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to ADS holders, it will (i) distribute such rights (by means of warrants or otherwise), (ii) establish procedures to enable holders of ADSs to exercise such rights upon payment of the subscription price, the applicable fees and charges of, and expenses incurred by, the depositary and taxes and (iii) deliver ADSs upon valid exercise of such rights. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs representing shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

        Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities if it determines such distribution is lawful and practicable, and we request that such distribution be made available to holders of ADSs. If the depositary determines that it is not lawful and practicable to make such distribution, it may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you or if we decide not to make such distributions available to holders of ADSs.

        Redemption.    If we intend to exercise any right of redemption in respect of any securities held by the depositary, and the depositary determines that such proposed redemption is practicable, the depositary shall provide you a notice setting forth the intended redemption and the custodian will present the shares being redeemed to us against payment of the applicable redemption price. The depositary shall convert, transfer, and distribute the proceeds (net of applicable fees and charges of, and the expenses incurred by, the depositary, and taxes), retire ADSs and cancel ADRs, if applicable. If we redeem less than all outstanding shares held by the depositary, the ADSs to be retired will be selected by lot or on a pro rata basis.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and delivery of such instruments, voting proxies, confirmations and agreements as may be requested by the depositary or custodian and/or as set out in the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        Subject to the limitations set out in the deposit agreement, you may surrender your ADSs at the depositary's principal office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities to such other place you request, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        Subject to the limitations set out in the deposit agreement, you may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        If you are an ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADS holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADSs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will instruct the custodian to vote all deposited securities in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or third parties, will not have the opportunity to exercise a right to vote.

Fees and Expenses

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs upon deposit of ordinary shares (excluding issuances as a result of distributions of ordinary shares)	Up to US$0.05 per ADS issued
Cancellation of ADSs	Up to US$0.05 per ADS canceled
Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to US$0.05 per ADS held
ADS services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

        You will also be responsible for paying certain charges including:

  •
  taxes (including applicable interest and penalties) and other governmental charges;

  •
  certain registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

  •
  certain cable, telex and facsimile transmission and delivery expenses;

  •
  the expenses and charges incurred by the depositary in the conversion of foreign currency;

  •
  such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, deposited securities, ADSs and ADRs; and

  •
  the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary into The Depository Trust Company, or DTC, or presented to the depositary via DTC, the ADS issuance and cancellation fees and charges are charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such fees may be deducted from distributions made to applicable holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made to holders of ADSs through DTC or charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

        If we change the nominal or par value of our shares, reclassify, split up or consolidate any of the deposited securities, distribute securities on the shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action then the cash, shares or other securities received by the depositary will become new deposited property and the depositary may take steps such that each ADS will automatically represent its equal share of the new deposited property, distribute some or all of the cash, shares or other securities it received, deliver new ADSs, amend the deposit agreement and applicable ADRs, amend the registration statement on Form F-6, or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited property, and take such other actions as are appropriate to reflect the transaction.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement upon 30 days' notice of termination to us and the ADS holders if 90 days have passed since the depositary told us it wants to resign, or since we delivered a notice of removal to the depositary, and in each case a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property received as distributions or held in respect of ADSs, and deliver shares and other deposited property upon cancellation of ADSs. At any time after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises or fails to exercise discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person unless indemnified to our and the depositary's satisfaction;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for any action or innaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder or beneficial owner of ADSs or their representatives or any other person believed to be competent to give such advice or information.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

        The depositary and its agents shall not be liable for:

  •
  any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote;

  •
  any failure to determine that any distribution or action may be lawful or practicable;

  •
  for the content of any information submitted to it by the Company for distribution to the holders of ADSs or for any inaccuracy of any translation thereof;

  •
  for any investment risk associated with acquiring an interest in the deposited property, for the validity or worth of the deposited property or for any tax consequences that may result from the ownership of ADSs, shares or other deposited property;

  •
  for the credit-worthiness of any third party;

  •
  for allowing any rights to lapse upon the terms of the deposit agreement;

  •
  for the failure or timeliness of any notice from the Company;

  •
  for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant, or

  •
  any acts or omissions made by a successor depositary.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

  •
  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement generally permits the depositary to deliver ADSs before deposit of the underlying ordinary shares or deliver ordinary shares before cancellation of the ADSs. This is called a pre-release of the ADSs or ordinary shares. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs or ordinary shares only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made (a) represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited, (b) holds all beneficial rights, title and interest in such ordinary shares or ADSs in trust for the benefit of the depositary, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        DRS is the system pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. A DTC participant may direct the depositary to register a transfer of ADSs to DTC or its nominee and deliver ADSs to the DTC account of a DTC participant.

        In connection with and in accordance with the arrangements and procedures relating to DRS, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary may rely on instructions received by the depositary through DRS and in accordance with the deposit agreement.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, there has not been a public market for our ordinary shares or our ADSs, and while our ADSs have been approved for listing on the NASDAQ Capital Market, we cannot assure you that a significant public market for the ADSs will develop or be sustained after this offering. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs. Future sales of substantial amounts of our ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ADSs, including ADSs representing ordinary shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ADSs and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have 383,396,670 outstanding ordinary shares, including ordinary shares represented by ADSs, assuming no exercise of the underwriters' option to purchase additional ADSs. Of that amount, 44,200,000 ordinary shares, including ordinary shares represented by ADSs, may have been acquired by our existing shareholders or new shareholders in this offering, and 339,196,670 ordinary shares will have been acquired by our existing shareholders prior to this offering. Certain of our existing shareholders may be our "affiliates" as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

        All of the ADSs sold in the offering to persons other than "affiliates" and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" in the United States without restriction or further registration under the Securities Act. Ordinary shares or ADSs purchased by one of our "affiliates" may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 of the Securities Act described below.

        The 339,196,670 ordinary shares acquired prior to this offering held by existing shareholders are, and those ordinary shares issuable upon exercise of options outstanding following the completion of this offering will be, "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-up Agreements

        We have agreed that, without the prior written consent of Roth Capital Partners, LLC, we will not, during the period ending 180 days after the date of the underwriting agreement between us and the underwriters:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sell, sell short, lend, or otherwise transfer or dispose of, directly or indirectly, or announce the intention to otherwise dispose of any equity securities of the company, or any securities convertible into or exercisable or exchangeable for equity securities of the company;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company; or

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs, other beneficially owned securities, or any securities convertible into or exercisable or exchangeable for ordinary shares, ADSs, or other beneficially owned securities.

whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise.

        These restrictions do not apply to:

  •
  the sale of ordinary shares in the form of ADSs to the underwriters; and

  •
  the issuance by us of ordinary shares issuable upon the exercise of options pursuant to our share option scheme.

        Each of our directors, executive officers, existing shareholders (before and after giving effect to the Conversion and the Share Distribution) and holders of our stock options have agreed that, without the prior written consent of Roth Capital Partners, LLC, on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

        These restrictions do not apply to:

  •
  transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the closing of this offering; and

  •
  certain other transfers of ordinary shares, including to immediate family members, trusts, partners, members or controlled affiliates.

        After the expiration of the lock up agreements, the ordinary shares subject to the lock up agreements, and ADSs representing such shares, will be freely eligible for sale in the public market as described below.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned "restricted securities" within the meaning of Rule 144 for at least six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned "restricted securities" for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

        A person who is deemed to be an affiliate of ours and who has beneficially owned "restricted securities" for at least six months would be entitled to sell, within any three month period, a number of shares that is not more than the greater of:

  •
  1.0% of the number of our ordinary shares then outstanding, which will equal approximately 3.8 million ordinary shares immediately after this offering; or

  •
  the average weekly reported trading volume of our ADSs on the NASDAQ during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC by such person.

        Sales under Rule 144 by persons who are deemed to be our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

        In addition, in each case, these shares would remain subject to lock up arrangements and would only become eligible for sale when the lock up period expires.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non affiliates may sell these shares in reliance on Rule 144 subject only to its manner of sale requirements. However, the Rule 701 shares would remain subject to lock up arrangements and would only become eligible for sale when the lock up period expires.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 TAXATION

        The following discussion of the material Cayman Island, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state, local and other tax laws.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

        Under the EIT Law and its Implementing Rules, an enterprise established outside of the PRC with its "de facto management body" within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The Implementing Rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        Based upon a review of surrounding facts and circumstances, none of us or our subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. We are not controlled by a PRC enterprise or PRC enterprise group and we do not believe we meet all of the conditions above. We are a company incorporated outside the PRC. As a holding company, our key assets are our ownership interests in our subsidiaries, and our key assets are located, and our records (including the resolutions of our board of directors and the resolutions of our shareholders) are maintained, outside the PRC. For the same reasons, our other subsidiaries outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

        Provided that we are not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. However, under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or Indirect Transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise, being the transferor, must report this Indirect Transfer to the relevant tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%.

        Although it appears that SAT Circular 698 was not intended to apply to share transfers of publicly traded companies by non-controlling shareholders, there is uncertainty as to the application of SAT Circular 698 to us and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698.

United States Federal Income Taxation

        In the opinion of Shearman & Sterling LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences of an investment in our ADSs or ordinary shares. This discussion is applicable to U.S. Holders (as defined below) who hold our ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. For purposes of this discussion you are a "U.S. Holder" if you are a beneficial owner of an ADS or ordinary share that is:

  •
  an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This discussion does not address all U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ADSs or ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a U.S. expatriate or former U.S. citizen or long-term resident;

  •
  a person who actually or constructively owns 10% or more of our voting stock; or

  •
  a person whose "functional currency" is not the U.S. dollar.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds ADSs or ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or ordinary shares, you should consult your tax advisors.

        The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities are subject to change, which could apply retroactively, and could affect the U.S. federal income tax consequences discussed below. In addition, this discussion assumes that the deposit agreement, and any other related agreements, will be performed in accordance with their terms.

        This discussion does not address all of the U.S. federal income tax consequences that may apply to you in light of your particular circumstances. Moreover, this discussion does not address any state, local or non-U.S. tax consequences, the alternative minimum tax or any aspects of U.S. federal tax law other than income taxation. If you are considering the purchase, ownership or disposition of our ADSs or ordinary shares, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

        If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

        The U.S. Department of the Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with beneficial ownership of the underlying security for the purposes of the U.S. federal income tax (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). If you are a U.S. Holder, the creditability of any foreign taxes and the availability (in the case of certain non-corporate U.S. Holders) of the reduced tax rate for any dividends you receive could be affected by actions taken by intermediaries in the chain of ownership between you and our company if, as a result of such actions, you are not properly treated as the beneficial owner of underlying ordinary shares.

Distributions

        Subject to the discussion under "Passive Foreign Investment Company" below, the gross amount of distributions will be includible in your income as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect that a distribution will generally be reported as a dividend even if that distribution (or a portion thereof) would otherwise be treated as a tax-free return of capital or as capital gain. Such dividends will be taxable on the date of receipt by the depositary in the case of ADSs, or on the date of receipt by you in the case of ordinary shares. Such dividends will not be eligible for the dividends received deduction allowed to U.S. corporations under the Code for dividends received from other U.S. corporations.

        Dividends received from a qualified foreign corporation are generally treated as qualified dividends provided that an investor holds the stock for at least 61 days within a specified 121-day period beginning on the date which is 60 days before the ex-dividend date. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Department of the Treasury guidance indicates that ordinary shares (or ADSs backed by such shares) are considered to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, as our ADSs (but not our ordinary shares) are expected to be. In addition, in order to be treated as a qualified foreign corporation, we must neither be a PFIC nor be treated as such with respect to you for the taxable year in which the dividend was paid and the preceding taxable year. Qualified dividends received by non-corporate U.S. investors are taxed at the rates applicable to long-term capital gains, which are currently lower than the rates applicable to ordinary income. You should consult your own tax advisors regarding the application of these rules given your particular circumstances. There can be no assurance that we will be a qualified foreign corporation at the time any future dividend is paid.

        Dividends will constitute non-U.S. source income for U.S. foreign tax credit purposes and generally will be "passive category" income or, in the case of U.S. Holders such as members of a financial services group predominantly engaged in the active conduct of a banking, insurance, financing or similar business, may be "general category" income. In the event we are required to withhold PRC income tax on dividends paid to you with respect to our ADSs or ordinary shares under the EIT Law and its Implementing Rules (as described under "PRC Taxation" above), you may, subject to certain limitations, be eligible to claim a U.S. foreign tax credit or a deduction for the PRC tax withheld. The rules governing the U.S. foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the U.S. foreign tax credit under your particular circumstances.

Sale, Exchange or Other Disposition

        Subject to the discussion under "Passive Foreign Investment Company" below, you will recognize capital gain or loss on any sale, exchange or other taxable disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Your tax basis in the ADS or ordinary shares will generally be the cost of such ADSs or ordinary shares. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are long-term capital gains, which are currently taxed at rates lower than the rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. In particular, if you are a non-corporate U.S. Holder, the excess of your capital losses over your capital gains in any year may generally only be used to offset the first US$3,000 of your ordinary income, with any balance being carried forward indefinitely for use in subsequent years, subject to the same limitations. If you are a corporate U.S. Holder, you may use capital losses only to offset your capital gains, with unused capital losses carried back three years and carried forward five years. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, as described under "PRC Taxation" above, gains recognized on the sale, exchange or other disposition of our ADSs or ordinary shares may be subject to PRC withholding tax under the EIT Law and its Implementing Rules. If PRC tax were to be imposed on any gain recognized on the disposition of ADSs or ordinary shares by a U.S. Holder, such a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for U.S. foreign tax credit purposes. You are urged to consult your tax advisors regarding the tax consequences if PRC withholding tax is imposed on the disposition of our ADSs or ordinary shares, including the availability of the U.S. foreign tax credit under your particular circumstances.

Passive Foreign Investment Company

        Based on the current and projected composition of our income and assets and the valuation of our assets, including goodwill, we do not currently expect to be a PFIC for our current taxable year ending December 31, 2014 or the foreseeable future. However, because our PFIC status for a taxable year will not be determinable until the close of the taxable year, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (based on an average of quarterly values) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents that are received from unrelated parties in connection with the active conduct of a trade or business) and gains from the disposition of passive assets. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        The determination of whether we are a PFIC will be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the projected market value of our equity, a decrease in the price of our ADSs may also result in our becoming a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are classified as a PFIC, our ADSs or ordinary shares will continue to be treated as shares in a PFIC for all succeeding years during which a U.S. Holder holds our ADSs or ordinary shares, unless we cease to be a PFIC and the U.S. Holder makes certain elections with respect to the ADSs or ordinary shares.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets. If you hold ADSs or ordinary shares in any year in which we are a PFIC, you are required to file Internal Revenue Service, or IRS, Form 8621 (or any other form specified by the U.S. Department of the Treasury) on an annual basis as described in the Instructions for Form 8621, subject to certain exceptions based on the value of PFIC stock held. If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

        If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries is also a PFIC, or a lower-tier PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs, but not ordinary shares, provided the ADSs are listed on the NASDAQ, which constitutes a qualified exchange. There can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. In addition, because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        If you make an effective mark-to-market election for the first taxable year in which you hold our ADSs, you will include as ordinary income in each year that we are a PFIC the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. Any gain you recognize upon the sale or other disposition of your ADSs in a year that we are a PFIC will be treated as ordinary income, and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Any distribution that we make would generally be subject to the rules discussed above under "—Distributions," except that the lower rate applicable to qualified dividend income would not apply. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        Alternatively, a U.S. investor in a PFIC can mitigate the tax consequences described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. This option is not available to you because we do not intend to provide the information necessary to permit you to make this election.

        You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding ADSs or ordinary shares if we are a PFIC in any taxable year.

Information Reporting and Backup Withholding

        Information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (or through U.S.-related financial intermediaries), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income. U.S. Holders who are required to provide their taxpayer identification number or establish their exempt status can provide such information and certification on IRS Form W-9.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

        Pursuant to the Hiring Incentives to Restore Employment Act of 2010 and U.S. Treasury regulations promulgated thereunder, non-corporate U.S. Holders that hold "specified foreign financial assets," as defined in the U.S. Treasury regulations, (which may include our ADSs or ordinary shares) other than in an account at a U.S. financial institution or the U.S. branch of a non-U.S. bank or insurance company are required to report information relating to such assets, subject to applicable exceptions. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of this reporting requirement on their ownership and disposition of our ADSs or ordinary shares.

UNDERWRITING

        Roth Capital Partners, LLC is acting as the representative of the underwriters named below. Subject to the terms and conditions described in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us, the number of ADSs listed opposite their respective names below.

Underwriters	Number of ADSs
Roth Capital Partners, LLC	4,972,500
Northland Securities, Inc.	552,500

Total	5,525,000

        Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs is purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments the underwriters may be required to make in respect of these liabilities.

        The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents.

        Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act.

        One of our largest shareholders, IDG-ACCEL China Capital Entities, a group of venture capital funds, as described in the "Principal Shareholders" section, have subscribed for, and have been allocated by the underwriters, a total of 2,500,000 ADSs in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering.

Commissions and Discounts

        The representative has advised us that the underwriters propose initially to offer the ADSs to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of US$0.28 per ADS. After the initial public offering, the public offering price, concession and discount or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per ADS	No Exercise of Option	Full Exercise of Option
Public offering price	$8.000	$44,200,000	$50,830,000
Underwriting discount	$0.560	$3,094,000	$3,558,100

Proceeds, before expenses, to us	$7.440	$41,106,000	$47,271,900

        The expenses of the offering, not including the underwriting discount, are estimated at approximately US$7.0 million and are payable by us. We have agreed to reimburse the underwriters for legal fees, in an amount up to US$900,000.

Over-allotment Option

        We have granted an option to the underwriters to purchase up to an additional 828,750 ADSs at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise the option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative for a period of 180 days after the date of this prospectus.

        Our directors, executive officers and existing shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, whether any of these transactions are to be settled by delivery of our ADSs, ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

NASDAQ Capital Market Listing

        Our ADSs have been approved for listing on the NASDAQ Capital Market under the symbol "SKYS." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of ADSs to a minimum number of beneficial owners as required by that exchange.

        Before this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

  •
  the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenue;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representative may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the web sites of, or any other web sites maintained by, any underwriter or a selling group member, if any, participating in this offering, is not part of the prospectus or the registration statement of which the prospectus forms a part. The representative may allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our shareholders. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net revenue of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by us or the representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of ADSs within the European Economic Area should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of ADSs contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Relevant Member State, by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ADSs under, the offer of ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (a)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (b)
  in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

        In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        This document, as well as any other material relating to the ADSs which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The ADSs will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the ADSs, including but not limited to this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The ADSs are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the ADSs, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in the PRC

        This prospectus has not been and will not be circulated or distributed in the PRC, and our ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The ADSs have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in the Cayman Islands

        This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. We will not offer to sell any ordinary shares or ADSs to any member of the public in the Cayman Islands.

Notice to Prospective Investors in Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia ("Commission") pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than Ringgit 250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds Ringgit 3.0 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding Ringgit 300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of Ringgit 400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding Ringgit 10.0 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10.0 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities.

        This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Capital Market Listing Fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	5,907
NASDAQ Capital Market Listing Fee		50,000
FINRA Filing Fee		8,125
Printing and Engraving Expenses		400,000
Legal Fees and Expenses		3,895,000
Accounting Fees and Expenses		750,000
Miscellaneous		1,868,648

Total	US$	6,977,680

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Shearman & Sterling LLP. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers, Dill & Pearman (Cayman) Limited. Shearman & Sterling LLP may rely upon Conyers, Dill & Pearman (Cayman) Limited with respect to matters governed by Cayman Islands law.

EXPERTS

        The financial statements of Sky Solar Holdings, Ltd. (formerly named as Sky Power Holdings Ltd.) as of December 31, 2011, 2012 and 2013, and for each of the three years in the period ended December 31, 2013 included in this Prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30/F, Bund Center, East Yan An Road, Shanghai 200002, People's Republic of China.

        The financial statements of Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd and Celernium Ltd (the "Acquired IPP Solar Parks Companies") as of and for the year ended December 31, 2012 included in this Prospectus have been audited by C.P Christodoulou & Co Ltd., an independent auditor, whose report issued a qualified opinion as the financial statements did not include comparative information as of and for the year ended December 31, 2011 in accordance with International Financial Reporting Standards issued by International Accounting Standards Board, and included an explanatory paragraph referring to the acquisition of the Acquired IPP Solar Parks Companies by Sky Solar Holdings, Ltd. on November 18, 2013. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of C.P Christodoulou & Co Ltd. are located at 116, Makarios III Avenue, Thelma Court, 2nd Floor, 3021 Limassol, Cyprus.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. Beginning with the fiscal year ending December 31, 2014, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1 800 SEC 0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with IFRS, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
SKY SOLAR HOLDINGS, LTD.
(FORMERLY NAMED AS SKY POWER HOLDINGS LTD.)

        We have audited the accompanying consolidated statements of financial position of Sky Solar Holdings, Ltd., formerly named as Sky Power Holdings Ltd. (Sky Solar Holdings, Ltd. and Sky Power Holdings Ltd., individually and together, as the "Company") and its subsidiaries (collectively referred as the "Group") as of December 31, 2011, 2012 and 2013, and the related consolidated statements of profit or loss and other comprehensive income (expense), changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2011, 2012 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China

April 14, 2014 (September 18, 2014 as to Note 41 and the effects of the share split described in Note 15)

SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME (EXPENSE)

		Year ended December 31,
	Notes	2011	2012	2013
		US$	US$	US$
Revenue	6
Related parties		55,892,884	133,470,959	5,564,570
Non-related parties		27,234,529	70,285,582	30,892,908

Total Revenue		83,127,413	203,756,541	36,457,478
Cost of sales and services		(59,148,876)	(142,432,530)	(29,270,244)

Gross profit		23,978,537	61,324,011	7,187,234
Impairment loss on IPP solar parks	22(B)	—	—	(21,644,909)
Impairment loss on receivables	20	(181,693)	(629,254)	(3,521,222)
Selling expenses		(487,740)	(635,040)	(847,596)
Administrative expenses		(15,292,594)	(24,006,949)	(25,030,294)
Other operating income		1,573,400	789,005	483,649

Profit (loss) from operations		9,589,910	36,841,773	(43,373,138)
Investment income	8	514,388	955,154	959,699
Other gains and losses	9	(770,273)	(1,569,712)	(3,487,977)
Finance costs	10	(138,405)	(1,132,391)	(2,351,852)
Other expenses	11	—	(1,599,926)	(2,265,842)
Share of losses of associates	24	(113,673)	—	—

Profit (loss) before taxation	12	9,081,947	33,494,898	(50,519,110)
Income tax expense	13	(1,991,428)	(6,629,551)	(3,371,860)

Profit (loss) for the year		7,090,519	26,865,347	(53,890,970)

Other comprehensive (expense) income that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations		(2,877,211)	1,030,999	(351,735)

Total comprehensive
income (expense) for the year		4,213,308	27,896,346	(54,242,705)

Profit (loss) for the year attributable to owners of the Company		7,090,590	26,865,282	(53,800,777)
(Loss) profit for the year attributable to non-controlling interests		(71)	65	(90,193)

		7,090,519	26,865,347	(53,890,970)

Total comprehensive income (expense) attributable to:
Owners of the Company		4,213,485	27,896,348	(54,163,122)
Non-controlling interests		(177)	(2)	(79,583)

		4,213,308	27,896,346	(54,242,705)

Earnings (loss) per share—Basic	15	0.02	0.08	(0.16)

Earnings (loss) per share—Diluted	15	0.02	0.08	(0.16)

 SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

			Year ended December 31,
	Notes		2011	2012	2013
			US$	US$	US$
Current assets:
Cash and cash equivalents	16		9,004,319	22,237,082	9,741,999
Restricted cash	16		2,265,967	5,821,693	2,275,109
Amounts due from customers for contract work	17		35,070,676	18,307,707	1,333,067
Amount due from Sky Solar Holdings Co., Ltd.	18		—	—	13,266,837
Amounts due from other related parties	19		28,895,545	89,538,546	21,854,009
Trade and other receivables	20		21,760,443	73,375,137	66,706,569
Inventories	21		140,884,063	29,410,947	7,683,464

			237,881,013	238,691,112	122,861,054

Non-current assets:
Property, plant and equipment	22(A	)	1,260,569	1,128,624	1,143,897
IPP solar parks	22(B	)	—	43,394,734	119,505,619
Intangible assets	23		423,734	544,644	636,537
Interests in associates	24		1,624,600	—	—
Amounts due from other related parties	19		2,566,338	4,083,332	2,683,231
Deferred tax assets	25		311,278	2,696,888	3,448,768
Other non-current assets			417,723	322,554	987,663

			6,604,242	52,170,776	128,405,715

Total assets			244,485,255	290,861,888	251,266,769

Current liabilities:
Trade and other payables	26		185,493,772	93,990,363	57,684,232
Amounts due to Sky Solar Holdings Co., Ltd.	18		58,421,860	91,173,066	—
Amounts due to other related parties	27		12,127,643	10,899,845	21,988,079
Amounts due to customers for contract work	17		894,491	3,491,686	1,234,213
Taxes payable			2,276,067	12,786,774	9,671,601
Borrowings	28		3,000,000	38,759,970	40,074,998

			262,213,833	251,101,704	130,653,123

Non-current liabilities:
Borrowings	28		—	18,166,818	16,400,277
Amounts due to other related parties	27		—	—	796,437
Amounts due to Sky Solar Holdings Co., Ltd.	18		2,515,536	5,215,049	—
Other non-current liabilies	29		—	—	5,312,768

			2,515,536	23,381,867	22,509,482

Total liabilities			264,729,369	274,483,571	153,162,605

Total assets less total liabilities			(20,244,114)	16,378,317	98,104,164

(Deficit) equity:
Share capital	30		—	—	—
(Deficit) Reserves			(20,323,795)	16,298,638	98,104,068

(Deficit)/Equity attributable to owners of the Company			(20,323,795)	16,298,638	98,104,068
Non-controlling interests			79,681	79,679	96

Total (deficit) equity			(20,244,114)	16,378,317	98,104,164

Total liabilities and equity			244,485,255	290,861,888	251,266,769

SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to owners of the Company
	Share capital	Share-based compensation reserve	Translation reserve	Accumulated losses	Additional paid-in capital	Legal reserve	Total	Non- controlling interests	Total
	US$	US$	US$	US$	US$	US$	US$	US$	US$
			(Note a)			(Note b)
At January 1, 2011	—	18,738,452	1,929,796	(53,333,656)	—		(32,665,408)	79,858	(32,585,550)

Profit (loss) for the year	—	—	—	7,090,590	—		7,090,590	(71)	7,090,519
Other comprehensive expense for the year	—	—	(2,877,105)	—	—		(2,877,105)	(106)	(2,877,211)

Total comprehensive (expense) income for the year	—	—	(2,877,105)	7,090,590	—		4,213,485	(177)	4,213,308

Share-based compensation	—	8,128,128	—	—	—		8,128,128	—	8,128,128

At December 31, 2011	—	26,866,580	(947,309)	(46,243,066)	—		(20,323,795)	79,681	(20,244,114)

Profit for the year	—	—	—	26,865,282	—		26,865,282	65	26,865,347
Other comprehensive income (expense) for the year	—	—	1,031,066	—	—		1,031,066	(67)	1,030,999

Total comprehensive income (expense) for the year	—	—	1,031,066	26,865,282	—		27,896,348	(2)	27,896,346

Share-based compensation	—	8,726,085	—	—	—		8,726,085	—	8,726,085

At December 31, 2012	—	35,592,665	83,757	(19,377,784)	—		16,298,638	79,679	16,378,317

Loss for the year	—	—	—	(53,800,777)	—		(53,800,777)	(90,193)	(53,890,970)
Other comprehensive (expense) income for the year	—	—	(362,345)	—	—		(362,345)	10,610	(351,735)

Total comprehensive expense for the year	—	—	(362,345)	(53,800,777)	—		(54,163,122)	(79,583)	(54,242,705)

Share-based compensation	—	5,128,900	—	—	—	—	5,128,900	—	5,128,900
Contribution of amounts due to Sky Solar Holdings Co., Ltd. (Note 18)	—	—	—	—	130,839,652	—	130,839,652	—	130,839,652
Transfer to legal reserve	—	—	—	(394,771)	—	394,771	—	—

At December 31, 2013	—	40,721,565	(278,588)	(73,573,332)	130,839,652	394,771	98,104,068	96	98,104,164

Notes:

a.
Exchange differences relating to the translation of the net assets of the Group's (as defined in note 1) foreign operations from their functional currencies to the presentation currency of the Group's consolidated financial statements are recognized directly in other comprehensive income (exepnse) and accumulated in the translation reserve. Such exchange differences accumulated in the translation reserve are reclassified to profit or loss on the disposal of the foreign operations.

b.
As stipulated by the relevant laws and regulations for foreign investment enterprises in the Czech Republic ("Czech") and the Kingdom of Spain ("Spain"), companies established in Czech and Spain are required to maintain a legal reserve fund which is non-distributable. Appropriations to such reserve is made out of profit after taxation of the statutory financial statements of these companies at rate of 10% until up to 20% of the equity share of the companies. The legal reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.

 SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
	Notes	2011	2012	2013
		US$	US$	US$
Operating activities
Profit (loss) before taxation		9,081,947	33,494,898	(50,519,110)
Adjustments for:
Interest income		(115,409)	(551,954)	(781,072)
Finance costs		138,405	1,132,391	2,351,852
Depreciation of property, plant and equipment		330,906	304,953	283,221
Depreciation of IPP solar parks		—	2,473,637	4,394,696
Amortization of intangible assets		35,057	99,577	101,168
Warranty provision		450,499	307,983	648,463
Share of losses of associates		113,673	—	—
Share-based compensation		8,128,128	7,352,091	4,575,622
Loss on disposal of property, plant and equipment		63,449	—	1,475
Loss on disposal of intangible assets		185	—	192,327
Impairment loss on IPP solar parks		—	—	21,644,909
Impairment loss on receivables		181,693	629,254	3,521,222
Gain on disposal of a subsidiary	33	(575,964)	—	(985,873)
Unrealized gain from sales to associates	24	11,885,279	2,889,804	—

Operating cash flows before movements in working capital		29,717,848	48,132,634	(14,571,100)
(Increase) decrease in inventories		(93,616,930)	88,401,988	6,154,910
Increase in trade and other receivables		(17,637,770)	(49,659,750)	(12,772,081)
(Increase) decrease in amounts due from other related parties		(21,723,692)	(51,192,192)	5,228,524
(Increase) decrease in amount due from customers for contract work		(35,070,676)	16,762,969	16,974,640
Increase (decrease) in trade and other payables		138,923,598	(91,811,392)	(18,406,865)
Increase (decrease) in amount due to other related parties		347,567	2,859,557	(2,985,693)
Increase (decrease) in amounts due to customers for contract work		894,491	2,597,195	(2,257,473)

Cash from (used in) operations		1,834,436	(33,908,991)	(22,635,138)
Income taxes paid		(308,801)	(516,486)	(5,952,475)

Net cash generated from (used in) operating activities		1,525,635	(34,425,477)	(28,587,613)

 SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

		Year ended December 31,
	Notes	2011	2012	2013
		US$	US$	US$
Investing activities
Withdrawal of restricted cash		3,176,521	2,265,967	5,821,693
Placement of restricted cash		(2,265,967)	(5,821,693)	(2,275,109)
Collection of advance to other related parties		10,852,856	6,450,462	17,138,051
Advance to other related parties		(7,398,383)	(17,418,265)	(6,045,921)
Interest income received		115,409	551,954	781,072
Purchases of property, plant and equipment		(631,129)	(534,852)	(605,711)
Purchases of intangible assets		(408,364)	(283,373)	(372,017)
Payments for IPP solar parks and additions in other non-current assets		(388,966)	(20,555,442)	(35,257,378)
Proceeds from disposal of property, plant and equipment		—	97,452	861,639
Proceeds from disposal of intangible assets		—	62,777	—
Advance to Sky Solar Holdings Co., Ltd.		—	—	(13,266,837)
Investment in associates		(13,623,552)	(1,265,204)	—
Disposal of subsidiaries	33	(3,190,231)	—	(31,126)
Acquisition of subsidiaries	32	—	—	22,936

Net cash used in investing activities		(13,761,806)	(36,450,217)	(33,228,708)

Financing activities
Proceeds from bank borrowings		—	56,926,788	—
Repayment of bank borrowings		(141,860)	—	(2,080,905)
Proceeds from other borrowings		3,000,000	—	1,629,392
Repayment of other borrowings		(110,089)	(3,000,000)	—
Advance from Sky Solar Holdings Co., Ltd.		20,652,950	35,450,719	34,451,537
Advance from other related parties		38,921	21,842,766	17,382,864
Repayment of advance from other related parties		(5,517,324)	(25,930,121)	(2,989,428)
Amounts owed to third parties	29	—	—	5,312,768
Interest paid		(138,405)	(1,132,391)	(2,351,852)

Net cash generated from financing activities		17,784,193	84,157,761	51,354,376

Net increase (decrease) in cash and cash equivalents		5,548,022	13,282,067	(10,461,945)
Cash and cash equivalents at beginning of the year		5,615,300	9,004,319	22,237,082
Effects of exchange rate changes on the balance of cash held in foreign currencies		(2,159,003)	(49,304)	(2,033,138)

Cash and cash equivalents at end of the year, represented by cash and cash equivalents		9,004,319	22,237,082	9,741,999

Supplemental information of non-cash transactions:

        The Group recognized amounts due to Sky Solar Holdings Co., Ltd. with an aggregate carrying amount of approximately US$130.8 million as additional paid-in capital as of December 31, 2013. Details are set out in note 18.

        Details of other non-cash transactions regarding the acquisition and disposal of subsidiaries are set out in notes 32, 33, 34 and 35, respectively.

SKY SOLAR HOLDINGS, LTD.

(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

        Sky Solar Holdings, Ltd., formerly named as Sky Power Holdings Ltd. (Sky Solar Holdings, Ltd. and Sky Power Holdings Ltd., individually and together, as the "Company"), was incorporated on August 19, 2013 as an exempted company with limited liability in the Cayman Islands under the Companies Law of the Cayman Islands. Concurrent with the establishment of the Company, the Company became the holding company of Sky Solar Power Ltd., which is a limited liability entity incorporated in the British Virgin Islands ("BVI") and its subsidiaries (together with the Company hereinafter collectively referred to as the "Group"). Sky Solar Holdings Co., Ltd. ("Sky Solar Holdings") which is controlled by Mr. Su Weili ("Mr. Su" or the "Founder"), the founder of the Group, was the holding company of Sky Solar Power Ltd. immediately before the establishment of the Company. The immediate holding company of the Company is Sky Power Group Ltd., which was incorporated on June 24, 2013 as an exempted company with limited liability in the Cayman Islands. The ultimate holding company is Flash Bright Power Ltd., which is a private limited entity established in the BVI and is controlled by Mr. Su. Accordingly, the assets and liabilities of the Group are the same immediately before and after the reorganization. This legal reorganization, whereby the Company and Sky Power Group Ltd. were established as intermediate entities between Sky Solar Holdings and Sky Solar Power Ltd., through a one-to-one share swap, has been accounted for as a reorganization of entities under common control. The assets and liabilities of the Group are the same immediately before and after the legal reorganization and the financial statements of the Company have been presented as if the legal reorganization was consummated on the first date of the periods presented.

        The Company is a holding company. The subsidiaries of the Company are principally engaged in the following activities: (i) sell electricity generated from solar parks owned by the Group as independent power producer ("IPP"); (ii) solar energy system sales, which include sales of pipeline (including obtaining permits required for solar power projects and sourcing of solar modules) and provision of engineering, construction and procurement services ("Pipeline plus EPC"), as well as building and transferring of solar parks ("BT"); (iii) others, which mainly include provision of operating and maintenance services for solar parks ("Provision of O&M services") and sales of solar modules. During the three years ended December 31, 2013, the Group acquired and disposed of certain equity interests in entities for the purpose of acquiring or disposing permits (including related costs capitalized during the course of obtaining permits) and solar parks under construction, which were classified as inventories of the Group, in its normal course of business. The disposal of the equity interests in these entities and the related consideration paid and costs incurred for the acquisition were accounted for as revenue and costs of sales, respectively. Details of transactions are set out in notes 34 and 35.

        The consolidated financial statements are presented in United States dollars ("US$"), which is the functional currency of the Company. The functional currencies of the subsidiaries of the Company are the currencies in which the transactions of principal operations of each subsidiary are predominantly denominated. These financial statements have been approved for issuance by the Board of Directors of the Company on April 14, 2014.

        The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company's ability to operate profitably, generate cash flows from operations and/or arrange adequate financing to

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

support its working capital requirements. At December 31, 2011, December 31, 2012 and December 31, 2013, the Group's current liabilities exceeded its current assets by approximately US$24.3million, US$12.4 million and US$7.8 million, respectively. In addition, for the years ended December 31, 2012 and December 31, 2013, the Group incurred negative cash flows from operations of approximately US$34.4 million and US$28.6 million, respectively, and incurred net losses of approximately US$53.9 million for the year ended December 31, 2013. These factors raise questions regarding the Company's ability to continue as a going concern. In order to manage the Group's working capital requirements, management reviews the forecasted cash flows of the Group on an on-going basis to ensure that the Group will have sufficient working capital from internally generated cash flows and proceeds from financing activities, if required, in order to fund the Company's working capital and capital expenditures requirements. In addition, subsequent to December 31, 2013, the Group has taken actions in order to increase its working capital. Specifically, the Group has i) obtained additional cash advances from Sky Power Group Ltd. of approximately US$5 million for working capital purposes, which will not be due until such time as the Group has the financial ability to repay the amount and ii) entered into an enforceable agreement pursuant to which Sky Solar (Hong Kong) International Co., Ltd., Sky Solar New Energy Investment Limited and Beijing Sky Solar Investment Management Co., Ltd. which are related parties of the Group (details are set out in Note 27) have undertaken not to demand repayment of debts owed by the Group with aggregate carrying amount of approximately US$21.3 million, until no earlier than one year from the date of this report. Based on the above factors, management believes that adequate sources of liquidity will exist to fund the Company's working capital and capital expenditures requirements, and to meet its short term debt obligations, other liabilities and commitments as they fall due.

2. APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS

        The consolidated financial statements are the first published consolidated financial statements in which the Group makes an explicit and unreserved statement of compliance with International Financial Reporting Standards ("IFRSs") issued by International Accounting Standards Board. This is also the first set of consolidated financial statements prepared and presented by the Group as the Company is incorporated in Cayman Islands and there is no statutory requirement for the Company to prepare and present financial statements.

        The Group has consistently adopted all the IFRSs which are effective for the Group's financial year beginning on January 1, 2011 throughout the periods presented.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (Continued)

        The Group has not early applied the following new and revised IFRSs that have been issued but are not yet effective:

Amendments to IFRS 10, IFRS 12 and IAS 27	Investment Entities(1)
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions(2)
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures(3)
IFRS 9	Financial Instruments(3)
IFRS14	Regulatory Deferral Accounts(5)
Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities(1)
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets(1)
Amendments to IAS 39	Novation of Derivatives and Continuation of Hedge Accounting(1)
Amendments to IFRSs	Annual Improvements to IFRSs 2010-2012 Cycle(4)
Amendments to IFRSs	Annual Improvements to IFRSs 2011-2013 Cycle(2)
IFRIC 21	Levies(1)

(1)
Effective for annual periods beginning on or after January 1, 2014

(2)
Effective for annual periods beginning on or after July 1, 2014

(3)
Available for application—the mandatory affective date will be determined when the outstanding phases of IFRS 9 are finalized

(4)
Effective for annual periods beginning on or after July 1, 2014, with limited exceptions

(5)
Effective for first annual IFRS financial statements beginning on or after 1 January 2016

        The Group has not early adopted these new and revised standards, amendments or interpretations in the preparation of the consolidated financial statements. Other than IFRIC 21 "Levies" which the Group is in the process of assessing potential impacts of applying such interpretation to the Group's financial position and performance, the management of the Company anticipate that the application of these new and revised standards, amendments or interpretations will have no material impact on the results and the financial position of the Group.

3. SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements have been prepared in accordance with the accounting policies set out below which are in conformity with IFRSs.

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 "Share-based Payment", leasing transactions that are within the scope of IAS 17 "Leases", and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 "Inventories" or value in use in IAS 36 "Impairment of Assets".

        Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

        In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

  •
  Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

  •
  Level 3 inputs are unobservable inputs for the asset or liability.

        These policies have been consistently applied throughout the periods presented.

Basis of consolidation

        The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

  •
  has power over the investee;

  •
  is exposed, or has rights, to variable returns from its involvement with the investee; and

  •
  has the ability to use its power to affect its returns.

        The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

        Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income (expense) from the date the Company gains control until the date when the Company ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income (expense) are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

        Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

        All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Non-controlling interests in subsidiaries are presented separately from the Group's equity therein.

Changes in the Group's ownership interests in existing subsidiaries

        Changes in the Group's ownership interests in existing subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group's interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

        When the Group loses control of a subsidiary, it (i) derecognizes the assets (including any goodwill) and liabilities of the subsidiary at their carrying amounts at the date when control is lost, (ii) derecognizes the carrying amount of any non-controlling interests in the former subsidiary at the date when control is lost (including any components of other comprehensive income (expense) attributable to them), and (iii) recognizes the aggregate of the fair value of the consideration received and the fair value of any retained interest, with any resulting difference being recognized as a gain or loss in profit or loss attributable to the Group. When assets of the subsidiary are carried at revalued amounts or fair values and the related cumulative gain or loss has been recognized in other comprehensive income (expense) and accumulated in equity, the amounts previously recognized in other comprehensive income (expense) and accumulated in equity are accounted for as if the Group had directly disposed of the related assets (i.e. reclassified to profit or loss or transferred directly to retained earnings as specified by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39 Financial Instruments: Recognition and Measurement or, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Business combinations

        Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

        At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date.

        Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after re-assessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquire (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests' proportionate share of the recognized amounts of the acquiree's identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at their fair value or, when applicable, on the basis specified in another standard.

Investments in associates

        An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

        The results and assets and liabilities of associates are incorporated in the consolidated financial statements using the equity method of accounting. The financial statements of associates used for equity accounting purposes are prepared using uniform accounting policies as those of the Group for like transactions and events in similar circumstances. Under the equity method, investments in associates are initially recognized in the consolidated statements of financial position at cost and adjusted thereafter to recognize the Group's share of the profit or loss and other comprehensive income (expense) of the associates. When the Group's share of losses of an associate exceeds the Group's interest in that associate (which includes any long-term interests that, in substance, form part of the Group's net investment in the associate), the Group discontinues recognizing its share of further losses. Additional losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

        Any excess of the cost of acquisition over the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities of an associate recognized at the date of acquisition is recognized as goodwill, which is included within the carrying amount of the investment.

        Any excess of the Group's share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognized immediately in profit or loss.

        The requirements of IAS 39 are applied to determine whether it is necessary to recognize any impairment loss with respect to the Group's investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of Assets as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs to sell) with its carrying amount. Any impairment loss recognized forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

        Upon disposal of an associate that results in the Group losing significant influence over that associate, any retained investment is measured at fair value at that date and the fair value is regarded as its fair value on initial recognition as a financial asset in accordance with IAS 39. The difference between the previous carrying amount of the associate attributable to the retained interest and its fair value is included in the determination of the gain or loss on disposal of the associate. In addition, the

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Group accounts for all amounts previously recognized in other comprehensive income (expense) in relation to that associate on the same basis as would be required if that associate had directly disposed of the related assets or liabilities. Therefore, if a gain or loss previously recognized in other comprehensive income (expense) by that associate would be reclassified to profit or loss on the disposal of the related assets or liabilities, the Group reclassifies the gain or loss from equity to profit or loss (as a reclassification adjustment) when it loses significant influence over that associate.

        When a group entity transacts with its associate, profits and losses resulting from the transactions with the associate are recognized in the Group's consolidated financial statements only to the extent of interests in the associate that are not related to the Group. If profits resulting from transactions with the associate during the year that are related to the Group exceed the Group's interest in that associate (which includes any long-term interests that, in substance, form part of the Group's net investment in the associate), the relevant profits are eliminated to the extent of the Group's interest in that associate and the Group should not recognize any further share of profits of that associate. The Group will recognize further share of profits of that associate only when such share of profits exceeds the amount that was not previously eliminated.

Revenue recognition

        Revenue is measured at the fair value of the consideration received or receivable and represents amounts of goods sold and services provided in the normal course of business, net of discounts and sales related taxes, if any.

Electricity generation

        When the Group owns and operates solar parks for the purpose of generating income from the sale of electricity over the life of the solar parks, electricity generation income is classified as revenue. When electricity income is generated from solar parks which the Group holds as inventories, the electricity income is considered incidental and classified as other operating income. Electricity generation income is recognized when electricity is transmitted and it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Details of significant judgement made by the management of the Group in recognition of electricity generation income is set out in note 4(d) below.

Provision of Pipeline plus EPC services

        The provision of Pipeline plus EPC services involves application of permits, sourcing of solar modules, and provision of construction services.

        The Group either applies for the permits required to construct and operate solar parks itself or acquires the permits through the acquisition of the equity interests in project companies, which are typically formed for the specific purpose of holding such permits. In the course of providing Pipeline plus EPC services, the Group sells the permits to customers through the disposal of project companies holding the relevant permits. Revenue from disposing project companies holding permits is recognized when equity interests in the relevant project companies are transferred to customers by the Group at which time control is transferred.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In addition to revenue from sales of permits as discussed above, the Group also enters into separate contracts with customers for sourcing of modules and provision of construction services for their project companies if it is requested by the customers. Provision of construction service is recognized in accordance with construction contract discussed below.

        Revenue is recognized only when it is probable that the economic benefits associated with the transaction will flow to the Group. Details of significant judgement made by the management of the Group in recognition of EPC related income is set out in note 4(d) below.

Provision of services

        Income from provision of O&M service and other administrative service is recognized when services are provided.

Sales of solar modules not under EPC arrangement

        Revenue from the sales of solar modules is recognized when the modules are delivered and titles have passed.

        Solar modules are considered delivered and their titles have passed, at the point at which all the following conditions are satisfied:

  •
  the Group has transferred to the buyer the significant risks and rewards of ownership of the goods. Significant risks and rewards are transferred upon the delivery of the goods in accordance with sales agreements;

  •
  the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

  •
  the amount of revenue can be measured reliably;

  •
  it is probable that the economic benefits associated with the transaction will flow to the Group; and

  •
  the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Build and Transfer of Solar Parks

        Revenue from BT represents the sale of completed solar parks and is recognized when legal titles to the solar parks have been transferred to the customer.

        Revenue is recognized only when it is probable that the economic benefits associated with the transaction will flow to the Group. Details of significant judgement made by the management of the Group in recognition of revenue from BT is set out in note 4(d) below.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Others

        Interest income from financial assets is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset's net carrying amount on initial recognition.

Construction contracts

        When the outcome of a construction contract can be estimated reliably, revenue and costs are recognized by reference to the stage of completion of the contract activity at the end of the reporting period, measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs. Variations in contract work, claims and incentive payments are included to the extent that the amount can be measured reliably and its receipt is considered probable.

        When the outcome of a construction contract cannot be estimated reliably, contract revenue is recognized to the extent of contract costs incurred that it is probable will be recoverable. Contract costs are recognized as expenses in the period in which they are incurred.

        When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized as an expense immediately.

        Where contract costs incurred to date plus recognized profits less recognized losses exceed progress billings, the surplus is shown as amounts due from customers for contract work. For contracts where progress billings exceed contract costs incurred to date plus recognized profits less recognized losses, the surplus is shown as the amounts due to customers for contract work. Amounts received before the related work is performed are included in the consolidated statement of financial position as a liability under advances received. Amounts billed for work performed but not yet paid by the customer are included in the consolidated statements of financial position under trade and other receivables.

Inventories

        The Group's inventories mainly comprise solar modules and solar parks under development or completed that are held for sale by the Group within normal operating cycle.

        Inventories are stated at the lower of cost and net realizable value. Costs of solar modules are calculated using weighted average method. Costs include expenditures capitalized during the course of obtaining permits required for solar parks (for example legal expenses, consultancy fees, staff costs and other costs), cost of land on which solar parks are developed or to be developed and costs of construction, such as costs for procurement of solar module, invertors and other equipment, costs for designing, engineering and installation, and other direct costs capitalized in the course of construction.

        The proceeds from the sale of solar parks held for sale is recognized as revenue of the Group and the carrying amount of the solar parks is recognized as costs of sales of the Group.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale. Provisions are made for inventory whose carrying value is in excess of net realizable value. Certain factors could impact the realizable value, so the Group continually evaluates the recoverability based on assumptions about market conditions. The Group regularly reviews the cost against its estimated net realizable value and records lower of cost and net realizable value to cost of sales, if inventories have costs in excess of estimated net realizable values.

        The Group does not depreciate the inventories. If circumstances change, and the Group begins to operate the solar parks for the purpose of generating electricity income, the solar parks will be reclassified to IPP solar parks.

IPP solar parks

        IPP solar parks include completed solar parks held for generation of electricity income and solar parks under development with an intention to be held for generation of electricity income. Solar parks under development will be transferred to completed solar parks upon completion and when they are ready for intended use. IPP solar parks are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation of completed solar parks and subsequent accumulated impairment losses, if any.

        Costs include expenditures capitalized during the course of obtaining permits required for solar parks (for example legal expenses, consultancy fees, staff costs and other costs), cost of land on which solar parks are developed or to be developed and costs of construction, such as costs for procurement of solar module, invertors and other equipment, costs for designing, engineering and installation, and other direct costs capitalized in the course of construction. Such costs are capitalized starting from the point in time it is determined that development of the IPP solar park is probable.

        Depreciation of completed solar parks commences once the solar parks are successfully connected to grids and begin generating electricity. Depreciation is recognized, so as to write off the cost of assets (other than solar parks under development), over their estimated useful lives of the solar parks (less residual value if any), using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

        At the end of each reporting period, we review the carrying amounts of its IPP solar parks to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). The Group defines each operational solar park generating electricity income as a cash generating unit ("CGU") for impairment review purpose.

        IPP solar parks are derecognized upon disposal or when there are no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of solar parks is determined as the difference between the sales proceeds and the carrying amount of the solar parks and is recognized in profit or loss. The IPP solar parks are reclassified as

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

non-current assets held for sale when certain criteria are met with the Group's intention to sale (see policy "non-current assets held for sale").

Non-current assets held for sale

        Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the asset (or disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such asset (or disposal group) and its sale is highly probable. For intended sale to qualify as highly probable. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from date of classification.

        When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

        Non-current assets (and disposal groups) classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

Property, plant and equipment

        Property, plant and equipment are stated in the consolidated statements of financial position at cost, less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

        Depreciation is recognized so as to write off the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

        An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Intangible assets

Intangible assets acquired separately

        Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset are measured at the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss in the period when the asset is derecognized.

Leasing

        Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessee

        Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Foreign currencies

        In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (i.e. foreign currencies) are recorded in the respective functional currency (i.e. the currency of the primary economic environment in which the entity operates) at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

        Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss in the period in which they arise.

        For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group's foreign operations are translated into the presentation currency of the Group using exchange rates prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the year. Exchange differences arising, if any, are recognized in other comprehensive income (expense) and accumulated in equity under the heading of translation reserve (attributed to non-controlling interests as appropriate).

        On the disposal of a foreign operation (i.e. a disposal of the Group's entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a disposal involving loss of significant influence over an associate that includes a foreign operation), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss. In addition, in relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences are re-attributed to non-controlling interests and are not recognized in profit or loss. For all other partial disposals (i.e. partial disposals of associates that do not result in the Group losing significant influence), the proportionate share of the accumulated exchange differences is reclassified to profit or loss.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Retirement benefit costs

        Payments to defined contribution retirement benefit plans and state-managed retirement benefit schemes are recognized as expenses when employees have rendered service entitling them to the contributions.

Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

        All other borrowing costs are recognized in profit or loss in the year in which they are incurred.

Taxation

        Income tax expense represents the sum of the tax currently payable and deferred tax.

        The tax currently payable is based on taxable profit for the year. Taxable profit differs from 'profit before taxation' as reported in the consolidated statements of profit or loss and other comprehensive income (expense) because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

        Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

        Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

        The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. In addition, Group's subsidiaries have legally enforceable rights to set off a tax asset and tax liability when they relate to income taxes levied by the same taxation authority and the taxation authority permits the Group's subsidiaries to make or receive a single net payment. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

        Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income (expense) or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income (expense) or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Impairment of tangible and intangible assets other than goodwill

        At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

        Recoverable amount is the higher of fair value less costs of disposal and value in use.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or the cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss. When an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Financial instruments

        Financial assets and financial liabilities are recognized in the consolidated statements of financial position when a group entity becomes a party to the contractual provisions of the instrument.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

        Financial assets of the Group mainly consist of loans and receivables.

Effective interest method

        The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        Income is recognized on an effective interest basis for debt instruments.

Loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, amounts due from other related parties, amounts due from Sky Solar Holdings, restricted cash and cash and cash equivalents) are measured at amortized cost using the effective interest method, less any identified impairment losses.

        Interest income is recognized by applying the effective interest rate.

Impairment of financial assets

        Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

        Objective evidence of impairment could include:

  •
  significant financial difficulty of the issuer or counterparty; or

  •
  breach of contract, such as a default or delinquency in interest or principal payments; or

  •
  it becoming probable that the borrower will enter bankruptcy or financial re-organization.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For certain categories of financial assets, such as trade receivables, are assessed not to be impaired individually are in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group's past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 365 days, observable changes in national or local economic conditions that correlate with default on receivables.

        For financial assets carried at amortized cost, the amount of impairment loss recognized is the difference between the asset's carrying amount and the present value of the estimated future cash flows discounted at the financial asset's original effective interest rate.

        The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade and other receivables, where the carrying amount is reduced through the use of an allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. When a receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to profit or loss.

        For financial assets measured at amortized cost, if, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment losses was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities and equity instruments

        Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

        An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognized at the proceeds received, net of direct issue costs.

Financial liabilities at fair value through profit or loss ("FVTPL")

        Financial liabilities are classified as at FVTPL when the financial liabilities are either held for trading or those designated as at FVTPL on initial recognition.

        A financial liability is classified as held for trading if:

  •
  it has been acquired principally for the purpose of selling it in the near term; or

  •
  on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

  •
  it is a derivative that is not designated and effective as a hedging instrument.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        A financial liability other than a financial liability held for trading may be designated as at FVTPL upon initial recognition if:

  •
  such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

  •
  the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group's documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

  •
  it forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract (asset or liability) to be designated as at FVTPL.

        Financial liabilities at FVTPL are measured at fair value, with any gains or losses arising on remeasurement recognized directly in profit or loss in the period in which they arise. The net gain or loss is included in the 'other gains and losses' line item in profit or loss and includes any interest paid on the financial liabilities.

Other financial liabilities

        Other financial liabilities (including trade and other payables, amounts due to other related parties, borrowings, amounts due to Sky Solar Holdings) are subsequently measured at amortized cost using the effective interest method.

Effective interest method

        The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        Interest expense is recognized on an effective interest basis.

Derecognition

        The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group continues to recognize the asset to the extent of its continuing involvement and recognizes an associated liability. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On derecognition of a financial asset in its entirety, the difference between the asset's carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income (expense) and accumulated in equity is recognized in profit or loss.

        The Group derecognizes financial liabilities when, and only when, the Group's obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Share-based compensation

Shares granted to the directors and eligible employees

        For shares granted or transferred by controlling shareholders in exchange of services received by the Group that are conditional within a vesting period, the fair value of services received is determined by reference to the fair values of relevant shares granted or transferred. The fair value of shares granted or transferred at the date of grant or date of transfer is expensed as share-based compensation on a straight-line basis over the vesting period, with a corresponding increase in equity (share-based compensation reserve). The forfeitures will be estimated to adjust over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such original estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change.

        At the time when the shares were cancelled during the vesting period, the Group accounts for the cancellation as an acceleration of vesting, and recognizes immediately the amount that otherwise would have been recognized for services received over the remainder of the vesting period. The amount previously recognized in share-based compensation reserve will remain in that reserve.

Shares granted to non-employees

        Shares issued in exchange of services are measured at the fair values of the services received, unless that fair value cannot be reliably measured, in which case the services received are measured by reference to the fair value of the shares issued. The fair values of the services received are recognized as expenses, with a corresponding increase in equity (share capital and share premium), when the counterparties render services, unless the services qualify for recognition as assets.

Share options granted to eligible employees

        Share options granted by controlling shareholders in exchange for service received by the Group are measured by reference to the fair value of the share options granted. The fair value of services received is expensed as share-based compensation on a straight-line basis over the vesting period with a corresponding increase in equity (share-based compensation reserve).

        At the end of each reporting period, the Group revises its estimates of the number of options that are expected to ultimately vest. The impact of the revision of the original estimates during the vesting period, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        When share options are exercised, the amount previously recognized in equity will be recognized in share capital and share premium. When the share options are forfeited after the vesting date or are still not exercised at the expiry date, the amount previously recognized equity will be remained in the share-based compensation reserve.

4. SIGNIFICANT JUDGEMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY

        In the application of the Group's accounting policies, the management of the Company are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

(a)   Impairment of trade and other receivables, amounts due from other related parties and amounts due from Sky Solar Holdings.

        When there is an objective evidence of impairment loss, the Group takes into consideration the estimation of future cash flows. The amount of the impairment is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e. the effective interest rate computed at initial recognition). In the event the expected actual future cash flows are less than the amount owed, a material impairment loss may arise. The carrying amounts of the Group's trade and other receivables as at December 31, 2011, December 31, 2012 and December 31, 2013 are approximately US$21,760,443, US$73,375,137 and US$66,706,569, net of allowance of doubtful debts of US$181,693, US$810,947 and US$4,332,169, respectively. The carrying amounts of the Group's amounts due from other related parties as at December 31, 2011, December 31, 2012 and December 31, 2013 were US$31,461,883, US$93,621,878 and US$24,537,240. The carrying amounts of the Group's amounts due from Sky Solar Holdings as at December 31, 2011, December 31, 2012 and December 31, 2013 were nil, nil and US$13,266,837.

(b)   Provision of inventories

        Inventories are valued at the lower of cost and net realizable value. Also, the Group regularly inspects and reviews its inventories to identify slow-moving and obsolete inventories. When the Group identifies items of inventories which have a net realizable value that is lower than its carrying amount or are slow-moving or obsolete, the Group will write down inventories in that year. The carrying amount of the Group's inventories as at December 31, 2011, December 31, 2012 and December 31, 2013 are approximately US$140,884,063, US$29,410,947 and US$7,683,464, respectively. No provision of inventories is made by the Group during the periods presented.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT JUDGEMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY (Continued)

(c)   Revenue based on percentage of completion basis and assessment of the outcome of construction contracts

        The Group performs as a contractor for the construction of solar parks and in this capacity, undertakes Pipeline plus EPC responsibilities. This may include sales of permits required for pipeline projects, project design, supply of modules, convertors and other equipment for building and construction. Revenue and costs for provision of construction services are recognized by reference to the stage of completion of the contract activity at the end of each reporting period, measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total budgeted costs, which are principally derived based on the size of projects, expected costs of materials and expected fluctuation in price of these materials, labor costs to be incurred and expected delivery schedules of work. The contract costs incurred for the work performed is the accumulated actual cost incurred on the projects. The Group recognizes contract revenue and profit on a construction contract according to the management's estimation of the total outcome of the projects as well as the percentage of completion of construction works. Notwithstanding that the management reviews and revises the estimates of both contract revenue and costs for the construction contract as the contract progresses, the actual outcome of the contract in terms of its total revenue and costs may be higher or lower than the estimations and this will affect the revenue and profit recognized.

        During the year ended December 31, 2011, December 31, 2012 and December 31, 2013, revenue derived from provision of Pipeline plus EPC services were approximately US$64,054,885, US$180,231,067 and US$17,496,682 , respectively and cost of sales for provision of Pipeline plus EPC services were approximately US$32,993,345, US$121,556,918 and US$18,192,505, respectively. The carrying amounts of the amounts due from customers for contract work, which represented contract costs incurred to date plus recognized profits less recognized losses exceed progress billings to customers, as at December 31, 2011, December 31, 2012 and December 31, 2013 were approximately US$35,070,676, US$18,307,707 and US$1,333,067, respectively. The carrying amounts of the amounts due to customers for contract work at December 31, 2011, December 31, 2012 and December 31, 2013 were approximately US$894,491, US$3,491,686 and US$1,234,213, respectively.

(d)   Significant judgement in revenue recognition

        Note 3 describes the significant accounting policies on revenue recognition. In making judgment as to whether the transaction satisfies the recognition condition under the relevant accounting policies, the management of the Group takes into account the specific facts and circumstances at the time including, but not limited to, the followings:

  (1)
  For the electricity generation business, income is considered capable of being reliably measured when the unit of electricity transmitted is recorded and the price per unit is fixed and determinable. Economic benefit from the electricity generation business is considered probable of flowing to the Group when, based on the Group's assessment of the customer at the time electricity is transmitted to the customer, there is no significant uncertainty as to collection.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT JUDGEMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY (Continued)

  (2)
  For pipeline plus EPC services relating to sales of permits through transfer of equity interest in project companies, the sale is recognized at the point when the power to control, as defined under IFRS 10, is passed to the buyer. For example, in considering when the Group has lost power over the relevant activities of the project companies, the management would consider whether the sales and purchase agreement was binding on the relevant parties and when it becomes unconditional, or if certain conditions remain to be satisfied, whether those conditions are a formality or substantive.

  (3)
  For sales of solar modules under EPC arrangement, control and significant risks and rewards of ownership of solar modules are considered transferred to customers when the modules have been delivered and accepted by customers and installation is completed. Revenue is recognized when above criteria is met and continuously as construction progresses. Economic benefit is considered probable of flowing to the Group when, based on the Group's assessment of the customer when solar modules are installed, there is no significant uncertainty on collection.

  (4)
  For build and transfer of solar parks, under BT arrangement where solar parks are required to be registered with the local regulator and the legal title is transferrable, title is considered transferred and revenue recognized when transfer of legal ownership was registered with the local regulator and became effective. Economic benefit from sales of these goods is considered probable of flowing to the Group when, based on the Group's assessment of the customer at the time when goods are sold to the customer, there is no significant uncertainty on collection.

(e)   Provision of impairment losses in relation to IPP solar parks

        IPP solar parks are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any. When there is an objective evidence of impairment loss, such as changes of technological advancement, changes of regulatory policies for solar industry, damages of solar park due to natural disaster or economic performance of the IPP solar parks is, or will be, worse than expected, etc, the Group takes into consideration the estimation of future cash flows. The amount of the impairment is measured as the difference between the asset's carrying amount and the value in use, which is the present value of estimated future cash flows discounted at the financial asset's original effective interest rate (i.e. the effective interest rate computed at initial recognition). The key assumptions for the value in use calculation consisted of discount rate, estimated net electricity income and direct costs, and growth rate.

        The carrying amounts of the Group's IPP solar parks as at December 31, 2011, December 31, 2012 and December 31, 2013, net of impairment losses, are approximately nil, US$43,394,734 and US$119,505,619, respectively. The Group recognized impairment losses in relation of IPP solar parks during the year ended December 31, 2011, December 31, 2012 and December 31, 2013 was nil, nil and US$21,644,909, respectively, which was triggered by the deterioration of the financial condition of our customer which ultimately culminated in a change of law which reduced the feed-in-tariff policy in effect by 30% in the regions where the solar parks are located.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT JUDGEMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY (Continued)

(f)    Deferred taxation

        Deferred tax assets relating to certain deductible temporary differences and tax losses are recognized as management considers it is probable that future taxable profit will be available against which the temporary differences can be utilized. Where the expectation is different from the original estimate, such differences will impact the recognition of deferred tax assets and income tax in the periods in which such estimate is changed.

5. FINANCIAL INSTRUMENTS

(a)   Categories of financial instruments

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Financial assets:
Loans and receivables:
Trade and other receivables	9,805,906	57,851,763	54,275,089
Amounts due from other related parties	31,461,883	93,621,878	24,537,240
Amount due from Sky Solar Holdings	—	—	13,266,837

Restricted cash	2,265,967	5,821,693	2,275,109
Cash and cash equivalents	9,004,319	22,237,082	9,741,999

Total financial assets	52,538,075	179,532,416	104,096,274

Financial liabilities
Liabilities at amortized cost:
Trade and other payables	179,407,278	87,998,898	49,304,336
Amounts due to other related parties	12,127,643	10,899,845	22,784,516
Borrowings	3,000,000	56,926,788	56,475,275
Amounts due to Sky Solar Holdings	60,937,396	96,388,115	—

Total liabilities at amortized cost	255,472,317	252,213,646	128,564,127

Liabilities at FVTPL
Other non-current liabilities	—	—	5,312,768

(b)   Financial risk management objectives and policies

        The Group's activities expose it to a variety of financial risks including market risk, credit risk and liquidity risk. This note presents information about the Group's exposure to each of these risks, and the objectives, policies and processes for measuring and managing them.

        The management of the Company have the overall responsibility for the establishment and oversight of the Group's risk management framework. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

the financial performance of the Group. The Group uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate and foreign exchange rate to determine market risk.

        Risk management is carried out under policies approved by the management of the Company. The finance department identifies and evaluates financial risks in close co-operation with the Group's operating units. The management of the Company provide written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, and credit risk and liquidity risk.

Currency risk

        Certain investment holding companies of the Group transact in their respective foreign currencies, i.e. European dollar ("EURO"). In addition, the intragroup loans are denominated in US$, which is the foreign currency of certain operating Group's subsidiaries.

        Certain monetary assets and liabilities of the Group's subsidiaries denominated in currencies other than their respective functional currencies, including the US$ and EURO. The following table presents these monetary assets and liabilities in US$ at the end of each reporting period using the exchange rates as of the end of the reporting period:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Restricted cash	—	70,900	—
Cash and cash equivalents	680,918	198,775	2,847,326
Trade and other receivables	7,585,636	6,423,899	196,094
Amount due from other related parties	8,001,240	—	214,788

Total financial assets	16,267,794	6,693,574	3,258,208

Trade and other payables	1,428,943	1,380,875	9,013,777
Borrowings	3,000,000	10,000,000	9,350,000
Amounts due to other related parties	16,216	16,541	10,000
Amounts due to Sky Solar Holdings	60,937,396	96,388,115	—
Intragroup loans (note)	558,570	14,000,000	13,000,000

Total financial liabilities	65,941,125	121,785,531	31,373,777

Note:
The balances represented loans between intragroup entities denominated in US$, which is not the functional currency of the Group's subsidiaries, as at the end of reporting period. Other than these intragroup loans, all assets and liabilities disclosed above are denominated in EURO at the end of each reporting period.

        The Group's subsidiaries are mainly exposed to the foreign currency risk with respect to the EURO and US$. The following table details sensitivity of the Group's subsidiaries and the Company to a 5% increase and decrease in their respective functional currencies against respective foreign currencies. The 5% sensitivity rate used represents management's assessment of the reasonably possible

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the end of each reporting period for a 5% change in respective functional currencies of the Group's subsidiaries. A positive number below indicates a decrease in post-tax loss or an increase in post-tax profit where their respective functional currencies strengthen 5% against foreign currencies. For a 5% weakening of their respective functional currencies against foreign currencies, there would be an equal and opposite impact on the profit or loss and the balances below would be negative.

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
EURO	1,917,260	4,054,156	799,115
US$	21,805	561,451	687,271

        The Group currently does not have a foreign currency hedging policy but monitors its foreign risks and will consider hedging significant foreign currency exposure should they determine it appropriate.

Interest rate risk

        The Group's cashflow interest rate risk relates primarily to variable-rates on restricted cash, cash and cash equivalents and borrowings. It is the policy of the Group to keep its restricted cash, cash and cash equivalents and borrowings at floating rates of interest so as to minimize the interest rate risk.

        The Group's fair value interest rate risk relates mainly to fixed-rate borrowings and amounts due to Sky Solar Holdings.

        The Company is of the view that reasonably possible changes in interest rates for the relevant financial instruments will not result in material changes to the financial position or results of the Group. As such, no detailed sensitivity analysis is set forth.

Credit risk

        The Group's maximum exposure to credit risk which will cause a financial loss to the Group due to failure to discharge an obligation by the counterparties is arising from the carrying amounts of the respective recognized financial assets as stated in the consolidated statements of financial position of the Group.

        In order to minimize and account for the exposure to credit risk, the management of the Company has delegated a team responsible for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. This includes carrying out reviews the recoverable amount of each individual debtor at the end of each reporting period to ensure that adequate impairment losses are made for amounts considered irrecoverable. The Group will negotiate with the counterparties of the debts for settlement plans should the need arise.

        The Group's credit risk primarily relates to trade and other receivables, restricted cash, cash and cash equivalents, amount due from Sky Solar Holdings and amounts due from other related parties.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

The management of the Company generally grants credit only to customers and related parties with good credit ratings and also closely monitors overdue debts.

        The credit risk of the Group as at December 31, 2011 is concentrated on trade receivables from one of the Group's customers, which is engaged in solar industry in Canada, that amounted to approximately US$7 million and accounted for over 80% of the Group's total trade receivables. The credit risk of the Group as at December 31, 2012 is concentrated on trade receivables from two of the Group's major customers, which are engaged in the solar industry in the Peoples' Republic of China ("PRC") and overseas countries, that amounted to approximately US$41.7 million and accounted for over 88.3% of the Group's total trade receivables. The credit risk of the Group as at December 31, 2013 is concentrated on trade receivables from another customer, which is engaged in solar industry in solar industry in the PRC and overseas countries, that amounted to approximately US$33.4 million and accounted for over 74.5% of the Group's total trade receivables. They have good credit quality with reference to the track records under internal assessment by the Group. In order to minimize the credit risk, the management of The Company continuously monitor the level of exposure by frequent review of the credit evaluation of the financial condition and credit quality of its customers and banks to ensure that prompt actions will be taken to lower exposure.

        The credit risk of the Group as at December 31, 2011, December 31, 2012 and December 31, 2013 on balances with related parties is concentrated on two, three and three related parties, respectively, which are engaged in solar industry in the PRC and overseas countries and amounted to approximately US$28.8 million, US$93.6 million and US$22.0 million, representing 91.8%, 99.9% and 89.7%, respectively, of the Group's total balances from related parties. The management of the Group delegates a team to monitor repayment process from the related parties. Negotiation on time frame of and assets for settlement will be carried out by the management of the Group with related parties upon due dates of such balance.

        The credit risk on amount due from Sky Solar Holdings is limited, because the Group assessed the financial position of Sky Solar Holdings regularly and considers such debtor is financially strong.

        The credit risk on liquid funds of the Group is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies and good reputation. The Group does not have concentration of credit risk on liquid funds at the end of each reporting period.

Liquidity risk

        The management of the Group manages liquidity risk by closely and continuously monitoring their financial positions. When there is a need, the Group obtains advances from its parent company. Also, the related parties undertake not to demand repayment of debts owed by the Group until the Group is in a position to do so. Funds are raised from external third parties, if any, to finance construction of IPP solar parks held for own use of the Group. The management of the Group reviews the forecasted cash flows on an on-going basis to ensure that the Group will be able to meet its financial obligations falling due and have sufficient capital for operation and expansion. Maturity of financial obligations will be re-negotiated with creditors. Also, the management of the Group will consider raising proceeds from financing activities, if required, in order to fund the Group's working capital and capital expenditure

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

requirements and to meet its short term debt obligations and other liabilities and commitments as they become due.

        The following tables detail the Group's remaining contractual maturity for its financial liabilities based on the agreed repayment terms. The table has been drawn up based on the undiscounted cash flows, including both principal and interest, of financial liabilities based on the earliest date on which the Group can be required to pay.

	Weighted average effective interest rate	<1 year	1 - 2 years	2 - 3 years	>3 years	Total undiscounted cash flows	Total carrying amount
	%	US$	US$	US$	US$	US$	US$
At December 31, 2011
Trade and other payables	N/A	179,407,278	—	—	—	179,407,278	179,407,278
Amounts due to other related parties	N/A	12,127,643	—	—	—	12,127,643	12,127,643
Borrowings—interest-free	N/A	3,000,000	—	—	—	3,000,000	3,000,000
Amounts due to Sky Solar Holdings	0.25%	58,421,860	—	—	3,270,197	61,692,057	60,937,396

		252,956,781	—	—	3,270,197	256,226,978	255,472,317

At December 31, 2012
Trade and other payables	N/A	87,998,898	—	—	—	87,998,898	87,998,898
Amounts due to other related parties	N/A	10,899,845	—	—	—	10,899,845	10,899,845
Borrowings—variable rate	3.87%	1,682,344	1,682,344	1,682,344	20,188,127	25,235,159	19,126,637
Borrowings—fixed rate	2.54%	38,258,704	—	—	—	38,258,704	37,800,151
Amounts due to Sky Solar Holdings	0.32%	91,173,066	—	2,816,876	3,962,688	97,952,630	96,388,115

		230,012,857	1,682,344	4,499,220	24,150,815	260,345,236	252,213,646

At December 31, 2013
Trade and other payables	N/A	49,304,336	—	—	—	49,304,336	49,304,336
Amounts due to other related parties	N/A	22,784,516	—	—	—	22,784,516	22,784,516
Borrowings—variable rate	3.87%	1,609,185	1,609,185	1,609,185	17,678,709	22,506,264	17,354,485
Borrowings—fixed rate	1.65%	39,438,814	—	—	—	39,438,814	39,120,790

		113,136,851	1,609,185	1,609,185	17,678,709	134,033,930	128,564,127

        The amounts included above for variable interest rate instruments for non-derivative financial liabilities are subject to change if changes in variable interest rates differ to those estimates of interest rates determined at the end of each reporting period.

        The following table details the Group's liquidity analysis for its financial liabilities at FVTPL, representing liabilities recorded by the Group during the year ended December 31, 2013 for an

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

arrangement with the Parties (defined in details in note 29), as at December 31, 2013. The table is presented based on the undiscounted projected cash outflows on such instruments that management of the Group expects to settle. The liquidity analysis for the Group's financial liabilities at FVTPL was prepared based on the management's understanding of the timing of the cash flows of the derivatives.

	Weighted average effective interest rate	<1 year	1 - 2 years	2 - 3 years	>3 years	Total undiscounted cash flows	Total carrying amount
	%	US$	US$	US$	US$	US$	US$
At December 31, 2013
Other non-current liabilities	N/A	482,164	425,340	445,832	6,816,295	8,169,631	5,312,768

        No liquidity analysis for such financial instruments as at December 31, 2011 and December 31, 2012 was presented due to the fact that there were no such outstanding instruments.

Fair value measurements

        Some of the Group's financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used), as well as the level of the fair value hierarchy into which the fair value measurements are categorized (levels 1 to 3) based on the degree to which the inputs to the fair value measurements is observable.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

Financial liabilities		Fair value as at December 31, 2013	Fair value hierarchy	Valuation technique(s) and key input(s)	Significant unobservable inputs
1)	Other non-current liabilities classified as other financial instruments in the consolidated statements of financial position	Other non-current liabilities—US$5,312,768	Level 3

Income approach—in this approach, the discounted cash flow method was used to capture the present value of the expected future economic cash outflows to be derived, based on an appropriate discount rate.

Significant unobservable inputs

Discount rate ranging from 5.3% to 5.6%. (note)

Estimated net change in electricity income and direct costs was taken into account management's experience and knowledge of market conditions of the specific industries.

Growth rate was taken into account management's experience and knowledge of market conditions of the specific industries.

Note:
A 5% increase in the discount rate holding all other variables constant would decrease the carrying amount of the other non-current liabilities by US$141,627 as at December 31, 2013. A 5% increase in estimated net change in electricity income and direct costs would increase the carrying amount of the non-current liabilities by US$239,318 as at December 31, 2013. A 1% increase in the growth rate would increase the carrying amount of the non-current liabilities by US$416,378 as at December 31, 2013.

        The management of the Group consider that the carrying amounts of financial assets and financial liabilities recorded at amortized cost in the consolidated financial statements approximate their fair values.

        There is no change in fair value of other non-current liabilities during the year ended December 31, 2013.

        There were no transfers between Level 1 and Level 2 in the years ended December 31, 2011, December 31, 2012 and December 31, 2013.

Fair value measurements and valuation processes

        In estimating the fair value of the financial assets and liabilities of the Group, the management of the Group uses market-observable data to the extent it is available. Where Level 1 inputs are not

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FINANCIAL INSTRUMENTS (Continued)

available, the management of the Group performs the valuation themselves with competent and qualified team members. The team establishes the appropriate valuation techniques and inputs to the model. The Chief Financial Officer reports the valuation findings to the board of directors of the Company regularly to explain the cause of fluctuations in the fair value of the related financial assets and liabilities.

        Information about the valuation techniques and inputs used in determining the fair value of the financial assets and liabilities are disclosed above.

(c)   Capital management

        The Group manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balances.

        The capital structure of the Group consists of net debt (which includes borrowings and net of cash and cash equivalents) and equity attributable to owners of the Company (comprising issued share capital, share premium and other reserves) and to a limited extent, minority interests.

        The Group reviews the capital structure regularly. As part of this review, consideration is given to the cost of capital and the risks associated with each class of capital and will attempt to balance its overall capital structure through raising additional capital and overall use of bank borrowings.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. REVENUE

        The Group's revenue streams are mainly composed of Pipeline plus EPC services, BT, sales of solar modules, O&M services and income from the sale of electricity generated by IPP solar parks. The following table summarizes the categories of the Group's revenue:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Related parties:
—Solar energy system sales
Provision of Pipeline plus EPC services
Sales of permits (note iv)	37,881,509	26,350,557	—
Sourcing and sales of solar modules as part of the EPC services (iv)	—	32,753,369	—
Provision of construction services (note v)	10,912,936	74,367,033	1,209,293

	48,794,445	133,470,959	1,209,293
—Others
O&M services (notes i and v)	—	—	4,355,277
Sales of solar modules (note iv)	7,098,439	—	—

	7,098,439	—	4,355,277

Subtotal	55,892,884	133,470,959	5,564,570

Non-related parties:
—Electricity generation income (notes ii and iv)	—	4,515,255	8,019,859
—Solar energy system sales
Provision of Pipeline plus EPC services
Sales of permits (note iv)	12,494,446
Provision of construction services (note v)	2,765,994	46,760,108	16,287,389

	15,260,440	46,760,108	16,287,389
BT (notes iii and iv)	—	—	3,965,500

	15,260,440	46,760,108	20,252,889
—Others
O&M services (notes i and v)	—	—	296,573
Sales of solar modules (note iv)	11,974,089	19,010,219	2,323,587

	11,974,089	19,010,219	2,620,160

Subtotal	27,234,529	70,285,582	30,892,908

Total	83,127,413	203,756,541	36,457,478

Notes:

(i)
The Group commenced provision of O&M service during the year ended December 31, 2013.

(ii)
The Group commenced earning of electricity generation income since the year ended December 31, 2012.

(iii)
The Group conducted BT business in fiscal years prior to the periods presented and did not sell any solar parks in the two years ended December 31, 2012.

(iv)
Represented the sales of goods.

(v)
Represented the rendering of services.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SEGMENT INFORMATION

        Operating segments are defined as components of a group entity about which discrete financial information is available for regular evaluation by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the executive team.

        The executive team regularly reviews revenue analysis and the Group's consolidated results for the periods presented for the purposes of resource allocation and performance assessment. As no other discrete financial information is available for the assessment of different business activities, no segment information is presented other than entity-wide disclosures.

        Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has one operating segment which is the development and operation of solar parks and related business activities.

Geographical information

        The Group's operations are located in the respective countries of domicile of the Group's subsidiaries. The principal operations of the Group include the Republic of Bulgaria ("Bulgaria"), the Federal Republic of Germany ("Germany"), the Hellenic Republic ("Greece"), Czech, Japan, Spain, the Republic of Italy ("Italy"), Canada and Hong Kong during the periods presented.

        Information about the Group's revenue from external customers is presented based on the location of the operations. Information about the Group's non-current assets is presented based on the geographical location of the assets.

	Revenue from external customers Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Bulgaria	34,669,436	41,667,405	1,663,894
Canada	9,949,312	8,811,613	4,571,953
Germany	10,701,323	18,244,347	766,638
Czech	—	3,958,458	3,570,993
Greece	21,223,449	129,713,609	18,449,385
Japan	5,008,354	659,324	6,497,981
Spain	1,575,539	590,961	670,078
Italy	—	110,824	266,556

	83,127,413	203,756,541	36,457,478

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SEGMENT INFORMATION (Continued)

	Non-current assets (note) At December 31,
	2011	2012	2013
	US$	US$	US$
Czech	1,624,600	23,287,233	20,855,924
Spain	952,219	7,455,557	11,872,844
PRC	342,513	217,759	725,220
Bulgaria	322,735	501,727	178,854
Japan	19,646	2,566,096	37,503,454
Canada	248,183	118,754	104,091
Greece	46,219	8,789,581	48,710,796
Other countries	170,511	2,453,849	2,322,533

	3,726,626	45,390,556	122,273,716

Note:
Non-current assets excluded deferred tax assets and amounts due from other related parties.

Information about major customers

        Revenue from customers during the periods presented contributing over 10% of the total sales of the Group for each of the respective reporting periods are as follows:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Customer A	29,256,329	87,291,254	*
Customer B	26,636,555	*	*
Customer C	*	37,910,053	11,555,470
Customer D	*	40,676,234	*

*
The corresponding revenue does not contribute over 10% of the total revenue of the Group in the respective reporting periods.

8. INVESTMENT INCOME

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Interest income	115,409	270,932	325,193
Interest income from amounts due from related parties	—	281,022	455,879
Others	398,979	403,200	178,627

	514,388	955,154	959,699

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. OTHER GAINS AND LOSSES

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Gain on disposal of subsidiaries (Note 33)	575,964	—	985,873
Net foreign exchange losses	(1,159,035)	(1,569,712)	(4,082,555)
Others	(187,202)	—	(391,295)

	(770,273)	(1,569,712)	(3,487,977)

10. FINANCE COSTS

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Interest on:
Bank borrowings	—	781,613	1,521,993
Other borrowings	—	53,804	9,291
Amounts due to Sky Solar Holdings	138,405	296,974	820,568

Total borrowing costs	138,405	1,132,391	2,351,852

11. OTHER EXPENSES

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Legal and professional fees (note)	—	1,537,398	1,608,060
Others	—	62,528	657,782

	—	1,599,926	2,265,842

Note:
The amount mainly represented legal and professional expenses incurred for the preparation of the listing (the "IPO") of the Company's shares.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. STAFF COSTS, ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES

        Profit (loss) before taxation has been arrived at after charging:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Total staff costs:
Directors' emoluments:
Salaries and other benefits	391,275	482,651	310,236
Retirement benefits scheme contributions	16,199	21,827	14,569
Share-based compensation	1,119,178	2,390,960	2,897,236

	1,526,652	2,895,438	3,222,041

Others staff:
Other staff costs	6,977,632	4,392,031	5,192,856
Retirement benefits scheme contributions	1,078,233	755,350	614,396
Share-based compensation	5,593,295	3,962,065	1,181,210

	13,649,160	9,109,446	6,988,462

Total staff costs	15,175,812	12,004,884	10,210,503

Depreciation of property, plant and equipment	330,906	304,953	283,221
Amortization of intangible assets	35,057	99,577	101,168
Auditor's remuneration	339,240	901,628	926,516
Legal and professional fees	3,809,233	5,779,496	8,193,074
Share-based compensation	4,064,064	6,322,940	3,993,422
Salaries and other benefits	3,556,523	5,473,100	6,108,981
Retirement benefits scheme contributions	73,588	518,186	405,073
Rental fee	910,207	989,249	1,365,981
Travelling expense	931,768	1,150,738	1,084,165
Office Supplies	245,860	510,672	775,361
Others	996,148	1,956,410	1,793,332

Total administrative expenses	15,292,594	24,006,949	25,030,294

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. STAFF COSTS, ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES (Continued)

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Costs of developing permits, purchasing modules and other equipment	44,092,956	48,521,509	3,775,798
Costs of rendering construction services	10,541,357	89,071,224	17,292,784
Share based compensation	4,064,064	1,029,151	582,200
Warranty costs	450,499	307,983	648,463
Depreciation of IPP solar parks	—	2,473,637	4,394,696
O&M subcontracting cost	—	—	1,426,248
Special tax expense (note)	—	1,029,026	1,150,055

Total cost of sales and services	59,148,876	142,432,530	29,270,244

Note:
The special tax is the tax expense charged by local government on the electricity generation income of solar parks in Greece, Czech and Japan.

13. INCOME TAX EXPENSE

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Current tax	2,299,427	8,442,995	3,243,243
Deferred tax (Note 25)	(307,999)	(1,813,444)	128,617

	1,991,428	6,629,551	3,371,860

        Income tax of Bulgaria, Germany and Hong Kong is calculated at 10%, 30% and 16.5%, respectively, of the estimated assessable profit of respective Group's subsidiaries for the periods presented. Income tax of Greece is calculated at 20%, 20% and 26% of the estimated assessable profit of respective Group Subsidiaries for the years ended December 31, 2011, December 31, 2012 and December 31, 2013, respectively. Income tax of Canada for the year ended December 31, 2011 is calculated at 28.0% and the two years ended December 31, 2013 is calculated at 26.5% of the estimated assessable profit of the respective Group's subsidiaries. Income tax of Japan is calculated at 40.1%, 38.0% and 38.0% of the estimated assessable profit of respective Group's subsidiaries for the years ended December 31, 2011, December 31, 2012 and December 31, 2013, respectively. Taxation arising in other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAX EXPENSE (Continued)

        The taxation for the year can be reconciled to the profit (loss) before taxation per the consolidated statements of profit or loss and other comprehensive income as follows:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Profit (loss) before taxation	9,081,947	33,494,898	(50,519,110)

Tax at the average income tax rate (2011: 10%, 2012: 20%, 2013: 16.5%)	908,195	6,698,980	(8,335,653)
Tax effect of expenses not deductible	1,523,571	4,030,159	7,780,986
Tax effect of tax losses not recognized	225,295	4,581,545	5,383,389
Utilization of tax losses previously not recognized	(916,090)	(1,991,664)	(68,841)
Effect of different tax rates of subsidiaries operating in other jurisdictions	250,457	(6,689,469)	(1,388,021)

	1,991,428	6,629,551	3,371,860

Note:
The domestic tax rate (which is the income tax rate of Bulgaria, Greece and Hong Kong during the year ended December 31, 2011, December 31, 2012 and December 31, 2013, respectively) in the jurisdictions where the operation of the Group was substantially based in the periods presented is used.

14. DIVIDENDS

        No dividend was paid or proposed during the periods presented, nor has any dividend been proposed since the end of the each reporting period.

15. EARNINGS (LOSS) PER SHARE

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Basic earnings (loss) per share	0.02	0.08	(0.16)

Diluted earnings (loss) per share	0.02	0.08	(0.16)

        The calculation of the basic earnings (loss) per share attributable to the owners of the Company is based on the following data:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Earnings (loss)
Earnings (loss) for the purpose of basic and diluted earnings (loss) per share	7,090,590	26,865,282	(53,800,777)

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. EARNINGS (LOSS) PER SHARE (Continued)

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Number of shares
Number of ordinary share for the purpose of basic and diluted earnings (loss) per share	339,196,670	339,196,670	339,196,670

        Following the approval of the Company's Board on September 10, 2014, the Company issued 339,196,669 ordinary shares to Sky Power Group Ltd. for nominal consideration. The issuance is considered in substance a share split. All share and per share information, including the basic and diluted earnings (loss) per share calculation for all periods presented have been retrospectively adjusted based on the new number of shares.

        Diluted earnings (loss) per share are the same as basic earnings (loss) per share as the Company did not have any equity instruments that have dilutive effect on earnings (loss) per share during the periods presented.

16. RESTRICTED CASH AND CASH AND CASH EQUIVALENTS

        Restricted cash of the Group represented deposits placed in banks mainly for the purpose to arrange letter of credits to be used in the course of delivering Pipeline plus EPC services where there are minimum working capital requirements requested by banks for certain Group's subsidiaries. All these deposits will be released from banks upon completion of the Pipeline plus EPC services which the Group renders in the normal operating cycle and therefore the restricted cash balances are classified as current assets.

        The ranges of effective interest rates of the Group's restricted cash are as follows:

At December 31,
	2011	2012	2013
	US$	US$	US$
Effective interest rate:
Fixed-rate	0.25% - 1.65%	0% - 4.75%	0% - 4.7%
Variable-rate	0% - 0.1%	0% - 2.4%	0% - 2.4%

        Cash and cash equivalents of the Group carry interests at market rates which range from 0% to 2.4%, 0% to 0.5% and 0% to 1.75% per annum, respectively, during the year ended December 31, 2011, December 31, 2012 and December 31, 2013.

17. AMOUNTS DUE FROM (TO) CUSTOMERS FOR CONTRACT WORK

	At December 31,
	2011	2012	2013
	US$	US$	US$
Contracts in progress at the end of the reporting period
Contract costs incurred plus recognized profit less recognized losses	56,869,280	45,192,980	1,765,804
Less: progress billings	(22,693,095)	(30,376,959)	(1,666,950)

	34,176,185	14,816,021	98,854

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. AMOUNTS DUE FROM (TO) CUSTOMERS FOR CONTRACT WORK (Continued)

	At December 31,
	2011	2012	2013
	US$	US$	US$
Analysed for reporting purposes as:
Amounts due from contract customers	35,070,676	18,307,707	1,333,067
Amounts due to contract customers	(894,491)	(3,491,686)	(1,234,213)

	34,176,185	14,816,021	98,854

        As at December 31, 2011, December 31, 2012 and December 31, 2013, advances received from customers for contract work amounted to nil, US$375,000 and nil, respectively.

        There were no retentions held by customers for contract work at the end of each reporting period.

18. AMOUNT(S) DUE FROM (TO) SKY SOLAR HOLDINGS

	At December 31,
	2011	2012	2013
	US$	US$	US$
Amount due from Sky Solar Holdings:
—Current	—	—	13,266,837

Amounts due to Sky Solar Holdings:
—Current	58,421,860	91,173,066	—
—Non-current	2,515,536	5,215,049	—

	60,937,396	96,388,115	—

        The balances were unsecured.

        The current balance as at December 31, 2013 pertains to a one-year term lending, carrying interest of 3% per annum and due on July 24, 2014. The lending period would be extended for additional one year automatically if no disagreement from any parties.

        Included in the current balances as at December 31, 2012 was an amount of approximately US$10 million, which carried interest at 0.3% per annum, with a contractual period of one year. The remaining current balances of amounts due to Sky Solar Holdings as at December 31, 2011 and December 31, 2012 were non-interest bearing and repayable on demand.

        The non-current balances of amounts due to Sky Solar Holdings as at December 31, 2011 and December 31, 2012 included carrying amount of US$2,515,536 and US$5,215,049 carried interest of 6.0% and 6.0% per annum, respectively and would have matured fully in 2015 to 2016 and in 2015 to 2017, respectively.

        On December 31, 2013, the Company and Sky Solar Holdings entered into an agreement pursuant to which Sky Solar Holdings waived repayment of all balances due from the Group. As a result, amounts due to Sky Solar Holdings with an aggregate amount of approximately US$130.8 million was recorded as a contribution to equity and classified as additional paid in capital in the consolidated statement of changes in equity.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. AMOUNTS DUE FROM OTHER RELATED PARTIES

		At December 31,
	Notes	2011	2012	2013
		US$	US$	US$
Current:
Trade
Chaorisky Solar (defined in note 24) and its subsidiaries		10,417,640	30,487,165	—
Risensky Solar (defined in note 24) and its subsidiaries		11,306,052	8,591,178	1,435,889
China New Era and its subsidiaries	a	—	33,837,541	13,487,487

		21,723,692	72,915,884	14,923,376
Non-Trade
Sky Solar (Hong Kong) International Co., Ltd.	b	2,339,808	—	362,550
Sky Solar (Shanghai) Co., Ltd.	c	241,285	—	—
Chaorisky Solar (defined in note 24) and its subsidiaries		2,841,160	7,399,528	—
RisenSky Solar (defined in note 24) and its subsidiaries	d	1,749,600	2,324,337	4,030,990
SWL Flash Bright Limited	e	—	5,547	6,373
China New Era	a	—	6,893,250	381,282
Sky Solar New Energy Investment Limited	f	—	—	1,233,694
Tany International (Hong Kong) Co., Ltd.	g	—	—	915,744

		7,171,853	16,622,662	6,930,633

		28,895,545	89,538,546	21,854,009

Non-Current:
Non-Trade
Chaorisky Solar (defined in note 24) and its subsidiaries		1,808,197	3,226,555	—
China New Era and its subsidiaries	a, h	—	—	1,789,225
RisenSky Solar (defined in note 24) and its subsidiaries		758,141	856,777	894,006

		2,566,338	4,083,332	2,683,231

Notes:

(a)
During the year ended December 31, 2012, Sky Solar Holdings entered into an agreement with China New Era Group Corporation ("New Era Group"), an independent third party, to acquire 49% equity interests of an entity, namely China New Era International Limited ("China New Era"), for cash consideration of approximately Hong Kong dollars ("HKD") 1,198,000 (equivalent to approximately US$153,000). China New Era's main business focuses on the development of solar parks. Sky Solar Holdings is able to exercise significant influence over China New Era through its 49% ownership interest and participation on the board. In addition, certain key management of the Group acts as legal representatives of the solar plant entities controlled by China New Era. China New Era is therefore an equity method investee and considered as a related party of the Group.
(b)
Sky Solar (Hong Kong) International Co., Ltd. is an entity which is an 100% owned and controlled by Mr. Su as at December 31, 2011, 2012 and 2013.
(c)
Mr. Su has significant influence over Sky Solar (Shanghai) Co., Ltd. as at December 31, 2011.
(d)
Included in the balance was a carrying amount of US$2.1 million and US$2.3 million as at December 31, 2012 and December 31, 2013, respectively, which carried interest at 3.0% and 3.0% per annum.
(e)
SWL Flash Bright Limited is an 100% owned subsidiary of Sky Solar (Hong Kong) International Co., Ltd. as at December 31, 2011, December 31, 2012 and December 31, 2013.
(f)
The entity is controlled by Mr. Su as at December 31, 2012 and December 31, 2013.
(g)
The entity is controlled by Mr. Su as at December 31, 2012 and December 31, 2013.
(h)
The loan amount is unsecured and bears interest at a rate of 5.00% per annum. It will be repayable in 2018.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. AMOUNTS DUE FROM OTHER RELATED PARTIES (Continued)

        Other than the non-current amounts which mature after one year in accordance to contracts since the end of reporting period, the remaining balances are repayable on demand. Save as disclosed above, the balances are unsecured and interest-free.

        Amounts due from other related parties which are non-trading in nature mainly represented loans or advances to these related parties by the Group and are uncollateralized and non-interest bearing.

        The Group normally allows credit period up to one year to related parties from the date of invoice on a case-by-case basis. No impairment losses were provided by the Group in respect of the amounts due from other related parties during the periods presented as these related parties are either in good financial position or have satisfactory repayment history.

20. TRADE AND OTHER RECEIVABLES

	At December 31,
	2011	2012	2013
	US$	US$	US$
Trade receivables	8,927,176	48,057,141	47,775,570
Less: allowance for doubtful debts	(181,693)	(810,947)	(2,951,369)

Trade receivables, net	8,745,483	47,246,194	44,824,201
Deposits	4,499,845	1,088,000	1,575,310
Value-added tax recoverable	2,038,558	5,400,466	4,910,698
Prepaid assets and prepayments	690,305	4,309,079	5,945,472
Deposits on project assets (note a)	—	9,123,800	9,665,600
Prepaid consultancy fee (note b)	4,725,829	4,725,829	—
Others	1,060,423	1,481,769	1,166,088
Less: allowance for doubtful debts	—	—	(1,380,800)

	21,760,443	73,375,137	66,706,569

Notes:

(a)
The balance represents an amount receivable from an independent third party to the Group of approximately US$9.6 million (equivalent to EURO7 million), which was initially paid to secure an energy project investment opportunity and carried interest at a rate of 8.00% per annum. The amount was originally due in March 2013. However, no repayment was made by the counterparty on the due date and as a result, the Group has agreed to extend repayment maturity to April 2014. The Group continues to pursue various means to recover the amount owed. As a result of being unable to collect the balance as expected, the Group recognized the amount of impairment losses of approximately US$1.4 million, which represented the difference of the carrying amount of the balance and present value of the estimated future cash flows discounted at the asset's original effective interest rate.

(b)
The amount of approximately US$4.7 million represents prepaid and refundable consultancy fee paid to an independent third party for the identification of certain potential investment projects in Japan as at December 31, 2011 and December 31, 2012. During the year ended December 31, 2013, the prepayment was expensed at the point in time the Group agreed to accept a project identified by the consultant and recognized as expense upon provision of consultancy services by the counterparty.

        The Group allows credit periods of up to one year to certain customers on a case-by-case basis. Trade receivables of the Group are assessed to be impaired individually with reference to the nature of trading balances, length of credit period offered by the Group to the customers and historical recoverability of the balances.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. TRADE AND OTHER RECEIVABLES (Continued)

        No interest is charged on trade receivables. The Group does not have collateral over the balances. Before accepting any new customer, the management of the Group will assess the potential customer's credit quality and grant credit limits to each customer.

        Movements in the allowance for doubtful debts of trade and other receivables during the periods presented are as follows:

	At December 31,
	2011	2012	2013
	US$	US$	US$
Balance at beginning of year	479,674	181,693	810,947
Impairment losses recognized on receivables	181,693	629,254	3,521,222
Amounts derecognized during the year upon disposal of a subsidiary	(479,674)	—	—

Balance at end of the year	181,693	810,947	4,332,169

        The allowance for doubtful debt at the end of each reporting period represented individually impaired receivables which were either with financial difficulties or have defaulted on payment obligation. Included in the Group's trade receivables balance were debtors with aggregate carrying amounts of approximately US$1,241,438 and US$87,461 at December 31, 2012 and December 31, 2013, respectively, which were past due, but the Group did not provide for impairment losses since the debtors credit worthiness. The balances were substantially recovered. There are no other trade receivable balance past due at the end of reporting date.

        The balances that are neither past due nor impaired as at the end of each reporting period are at good credit quality.

        These debtors were either placed under liquidation or in severe financial difficulties and such amounts were not likely to be recovered in the future.

        In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the debtor from the date credit was initially granted up to the end of each reporting period.

21. INVENTORIES

	At December 31,
	2011	2012	2013
	US$	US$	US$
Solar modules	97,671,620	541,070	5,430,536
Permits and related costs capitalized in the course of permits development	2,599,279	—	—
Solar parks completed or under development which are held for sale	40,613,164	28,869,877	2,252,928

	140,884,063	29,410,947	7,683,464

        As at December 31, 2012, a completed solar park with carrying amounts of approximately US$17 million was pledged by the Group to secure borrowings with carrying amounts of approximately US$20.1 million. In addition, equity interests of an indirect wholly-own subsidiary of the Company which held this solar park in Czech, were pledged to a bank as at December 31, 2012 to secure the respective borrowings. This subsidiary was disposed in the year ended December 31, 2013 and details are set out in the note 33(b).

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22(A). PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvement	Motor vehicles	Furniture and fixtures	Total
	US$	US$	US$	US$
COST
At January 1, 2011	190,263	9,927	1,377,212	1,577,402
Additions	290,081	77,421	263,627	631,129
Acquisition of subsidiaries	—	—	10,553	10,553
Disposals of subsidiaries	—	—	(249,435)	(249,435)
Disposal	—	—	(88,164)	(88,164)
Exchange adjustments	(2,762)	4,126	(3,672)	(2,308)

At December 31, 2011	477,582	91,474	1,310,121	1,879,177

Additions	10,812	71,011	453,029	534,852
Acquisition of subsidiaries	—	—	580,133	580,133
Disposals of subsidiaries	—	—	(859,701)	(859,701)
Disposals	(60,510)	(65,761)	(1,080)	(127,351)
Exchange adjustments	5,099	(2,713)	17,500	19,886

At December 31, 2012	432,983	94,011	1,500,002	2,026,996
Additions	300,987	683,518	112,482	1,096,987
Disposals	(98,919)	(82,294)	(994,841)	(1,176,054)
Exchange adjustments	18,778	27,964	56,916	103,658

At December 31, 2013	653,829	723,199	674,559	2,051,587

DEPRECIATION
At January 1, 2011	190,263	621	228,269	419,153
Provided for the year	15,868	16,229	298,809	330,906
Eliminated upon disposals of subsidiaries	—	—	(106,655)	(106,655)
Eliminated on disposals	—	—	(24,715)	(24,715)
Exchange adjustments	(35)	11	(57)	(81)

At December 31, 2011	206,096	16,861	395,651	618,608

Provided for the year	14,053	19,104	271,796	304,953
Eliminated upon disposals of subsidiaries	—	—	(870)	(870)
Eliminated on disposals	(9,337)	(20,140)	(422)	(29,899)
Exchange adjustments	994	(105)	4,691	5,580

At December 31, 2012	211,806	15,720	670,846	898,372

Provided for the year	20,829	115,128	147,264	283,221
Eliminated on disposals	(69,414)	(20,541)	(222,985)	(312,940)
Exchange adjustments	8,899	1,118	29,020	39,037

At December 31, 2013	172,120	111,425	624,145	907,690

CARRYING VALUES
At December 31, 2011	271,486	74,613	914,470	1,260,569

At December 31, 2012	221,177	78,291	829,156	1,128,624

At December 31, 2013	481,709	611,774	50,414	1,143,897

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22(A). PROPERTY, PLANT AND EQUIPMENT (Continued)

        The above items of property, plant and equipment, other than construction in progress, are depreciated on a straight-line basis over the following estimated useful lives after taking into account the residual values:

Leasehold improvement	20 years
Motor vehicles	5 years
Furniture and fixtures	5 years

22(B). IPP SOLAR PARKS

        At the end of each reporting period, the Group's solar parks, which are held for use, consisted of the following:

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
	US$	US$	US$
COST
At January 1, 2011 and December 31, 2011	—	—	—
Additions	21,925,867	—	21,925,867
Transfer	(14,208,727)	14,208,727	—
Transfer from inventories	—	23,448,564	23,448,564
Exchange adjustments	—	520,443	520,443

At December 31, 2012	7,717,140	38,177,734	45,894,874

Additions	35,132,343	—	35,132,343
Acquisition of subsidiaries (Note 32)	—	65,132,560	65,132,560
Transfer	(25,037,393)	25,037,393	—
Exchange adjustments	335,325	1,713,567	2,048,892

At December 31, 2013	18,147,415	130,061,254	148,208,669

DEPRECIATION AND IMPAIRMENT
At January 1, 2011 and December 31, 2011	—	—	—
Provided for the year	—	2,473,637	2,473,637
Exchange adjustments	—	26,503	26,503

At December 31, 2012	—	2,500,140	2,500,140

Provided for the year	—	4,394,696	4,394,696
Impairment provided for the year	—	21,644,909	21,644,909
Exchange adjustments	—	163,305	163,305

At December 31, 2013	—	28,703,050	28,703,050

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22(B). IPP SOLAR PARKS (Continued)

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
	US$	US$	US$
CARRYING VALUES
At December 31, 2011	—	—	—

At December 31, 2012	7,717,140	35,677,594	43,394,734

At December 31, 2013	18,147,415	101,358,204	119,505,619

        During the year ended December 31, 2012, the Group changed its intent with respect to certain IPP solar parks, which are now held to generate IPP revenue.

        Depreciation is calculated using the straight-line method over the estimated useful lives of 20 years for completed solar parks.

        As at December 31, 2012 and December 31, 2013, the solar parks with carrying amounts of approximately US$23.4 million and US$20.9 million, respectively, were pledged by the Group to secure borrowings with carrying amounts of approximately US$19.1 million and US$17.3 million, respectively. In addition, equity interests of an indirect wholly-own subsidiary of the Company which held several IPP solar parks in Czech and trade receivables arising out of the business relations were pledged to a bank as at December 31, 2012 and December 31, 2013 to secure the respective borrowings.

        The management of the Group regards each operational solar park generating electricity income as a cash generating unit ("Cash Generating Unit") for impairment testing purpose. A Cash Generating Unit is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the Cash Generating Unit may not be recoverable.

        The recoverable amounts of the Cash Generating Units are determined from value in use calculations. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market. The key assumptions for the value in use calculations regarding the discount rates, growth rates and expected changes to electricity income to be generated and direct costs during the forecasted period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market.

        As at December 31, 2013, the Greek National Grid Company, governmental body, was not able to settle amounts payable under existing power purchase agreements ("PPAs") on a timely manner in accordance with the settlement terms of the agreements due liquidity issues. In April 2014, the Greek government passed a law to reduce the Feed-in Tariffs in effect on existing PPAs by approximately 30% and placed a price discount on electricity sold in 2013 in order to resolve the liquidity issue facing the Greek National Grid Company. During the year ended December 31, 2013, certain IPP solar parks in Greece were evaluated for impairment based on these changes in market conditions which resulted in

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22(B). IPP SOLAR PARKS (Continued)

lower-than-expected yield of the IPP solar parks held and increased direct costs of operations. The cash flow projections for these solar parks were prepared by management based on financial budgets covering a 20-year period, and a discount rate of 13.6%. The discount rate reflects current market conditions including a risk premium for the respective countries where the solar parks are located and the related solar industry market, after taking into account the weighted average cost of capital. As a result, an impairment loss of US$21,644,909 was recorded by the Group. The remaining carrying value of the impaired IPP solar parks is EURO28,628,611 (equivalent to approximately US$39.5 million) as of December 31, 2013. No such impairment indicators arose in the year ended December 31, 2012 and December 31, 2011.

        Included in the Group's IPP solar parks are land leases acquired by the Group with carrying amounts of approximately US$3.8 million and US$8.5 million, respectively, as at December 31, 2012 and December 31, 2013. The land leases are freehold land with indefinite useful lives and stated at costs less accumulated impairment losses, if any.

23. INTANGIBLE ASSETS

Software
US$
COST
At January 1, 2011	168,099
Additions	408,364
Disposals	(38,860)
Disposal of a subsidiary	(47,124)
Exchange adjustments	(7,076)

At December 31, 2011	483,403

Additions	283,373
Disposals	(94,166)
Exchange adjustments	(271)

At December 31, 2012	672,339

Additions	372,017
Disposals	(200,883)
Exchange adjustments	29,413

At December 31, 2013	872,886

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. INTANGIBLE ASSETS (Continued)

Software
US$
AMORTIZATION
At January 1, 2011	92,823
Charge for the year	35,057
Eliminated on disposals	(38,675)
Eliminated on disposal of a subsidiary	(28,189)
Exchange adjustments	(1,347)

At December 31, 2011	59,669

Charge for the year	99,577
Eliminated on disposals	(31,389)
Exchange adjustments	(162)

At December 31, 2012	127,695

Charge for the year	101,168
Eliminated on disposals	(8,556)
Exchange adjustments	16,042

At December 31, 2013	236,349

CARRYING VALUES
At December 31, 2011	423,734

At December 31, 2012	544,644

At December 31, 2013	636,537

        The above intangible assets have finite useful lives. Such intangible assets are amortized on a straight-line basis over 5 years.

24. INTERESTS IN ASSOCIATES

	2011	2012	2013
	US$	US$	US$
As at January 1,	—	1,624,600	—
Additional investments	13,623,552	1,265,204	—
Share of post-acquisition results and other comprehensive income of associates	(113,673)	—	—
Less: Unrealized gain from sales to associates	(11,885,279)	(2,889,804)	—

As at December 31,	1,624,600	—	—

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. INTERESTS IN ASSOCIATES (Continued)

        As at December 31, 2011, December 31, 2012 and December 31, 2013, the Group had interests in the following associates:

				Proportion of nominal value of issued capital held
							Proportion of voting power held
		Place of incorporation/ principal place of incorporation
Name of entity			Class of shares held							Principal activities
	Form of entity			2011	2012	2013	2011	2012	2013
Chaorisky Solar Energy S.a.r.l. (note a)	Limited liability	Luxemburg	Ordinary	30%	30%	—	30%	30%	—	Operating entity engaged in the investment, construction, financing and management of solar parks
RisenSky Solar S.a.r.l. (note b)	Limited liability	Luxemburg	Ordinary	30%	30%	30%	30%	30%	30%	Operating entity engaged in the investment, construction, financing and management of solar parks

Notes:

(a)
In 2011, Sky Capital Europe S.a.r.l. ("Sky Europe") (an indirect wholly-own subsidiary of the Company) entered into an agreement with Hong Kong Chaori Solar Energy Science & Technology Co., Ltd. ("Chaori HK") (a subsidiary of a company listed on the security market in the PRC) to establish a private limited liability company, namely ChaoriSky Solar Energy S.a.r.l. ("ChaoriSky Solar"), registered in the Grand Duchy of Luxembourg ("Luxembourg"), in which 30% of the share capital is subscribed by Sky Europe while the remaining 70% is subscribed by Chaori HK. ChaoriSky Solar's main business focuses on the development of solar parks. The Group was able to exercise significant influence over ChaoriSky Solar through its 30% ownership interest and participation in board meetings. ChaoriSky Solar was therefore classified as an associate. The results, assets and liabilities of this associate are accounted for in the consolidated financial statements using the equity method of accounting through November 18, 2013.

In November 2013, the Group entered into a series of related agreements with Chaori HK and ChaoriSky Solar to settle all the balances between the Group and ChaoriSky Solar and its subsidiaries. In accordance with terms of the agreements, the Group transferred all the shares in ChaoriSky Solar to Chaori HK on November 13, 2013 and acquired the entire equity interests of certain entities holding IPP solar parks in Greece that were previously controlled by Chaorisky Solar and in which the Group had an effective interest of 30%, for consideration of approximately US$12,427,626 on November 18, 2013. Details of the transaction are set out in note 32.

(b)
In 2011, Sky Europe entered into another agreement with Risen Energy (Hong Kong) Co., Ltd. ("Risen HK") (a subsidiary of a company listed on the security market in the PRC) to establish a private limited liability company, namely RisenSky Solar Energy S.a.r.l. ("RisenSky Solar"), registered in Luxembourg, in which 30% of the share capital is subscribed by Sky Europe while the remaining 70% is subscribed by Risen HK. RisenSky Solar's main business focuses on the development of solar parks. The Group is able to exercise significant influence over RisenSky Solar through its 30% ownership interest and participation on the board. RisenSky is therefore classified as an associate of the Group. The results, assets and liabilities of this associate are accounted for in the consolidated financial statements using the equity method of accounting.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. INTERESTS IN ASSOCIATES (Continued)

        The summarized financial information in respect of the Group's associates is set out below:

	At December 31,
	ChaoriSky 2011	Risensky 2011	Aggregate 2011	ChaoriSky 2012	Risensky 2012	Aggregate 2012	Risensky 2013
	US$	US$	US$	US$	US$	US$	US$
Non-current assets
IPP solar parks	58,382,917	15,900,562	74,283,479	209,966,645	30,478,453	240,445,098	30,603,486
Other non-current assets	1,588,135	628,518	2,216,653	3,283,512	1,361,725	4,645,237	1,450,215

	59,971,052	16,529,080	76,500,132	213,250,157	31,840,178	245,090,335	32,053,701

Current assets	8,720,569	7,910,900	16,631,469	65,310,719	18,242,657	83,553,376	3,305,885
Current liabilities
Other current liabilities	21,420,428	5,564,567	26,984,995	218,472,595	20,007,608	238,480,203	3,689,004
Amount due to other related parties	6,716,540	—	6,716,540	—	—	—	548,352

	28,136,968	5,564,567	33,701,535	218,472,595	20,007,608	238,480,203	4,237,356

Non-current liability
Borrowings	1,784,997	12,490,146	14,275,143	52,945,233	32,169,423	85,114,656	32,727,814

Net assets (liabilities)	38,769,656	6,385,267	45,154,923	7,143,048	(2,094,196)	5,048,852	(1,605,584)

	Year ended December 31,
	ChaoriSky 2011	Risensky 2011	Aggregate 2011	ChaoriSky 2012	Risensky 2012	Aggregate 2012	Risensky 2013
	US$	US$	US$	US$	US$	US$	US$
Revenue	—	—	—	6,428,935	944,802	7,373,737	4,788,706
(Loss) profit for the year	(246,252)	(132,658)	(378,910)	(31,791,940)	(12,016,337)	(43,808,277)	494,641

Group's share of losses of associates of the year	(73,876)	(39,797)	(113,673)	—	—	—	—

Group's share of losses of associates of the year not recognized	(73,876)	(39,797)	(113,673)	—	—	—	—

Group's share of other comprehensive income of associates	—	—	—	—	—	—	—

Note
Unrealized gain from sales to associates of approximately US$5,760,105 were not eliminated for the year ended December 31, 2012 since the carrying amount of interests in associates was zero before recognition of the related sales to the associates. During the year ended December 31, 2013, unrealized gains as a result of sales to associates were not material to the Group's financial results. The Group did not record share losses of Chaorisky and Risensky of US$9,537,582 and US$3,604,901, with an aggregate amount of US$13,142,483, for the year ended December 31, 2012 since the carrying amount of interests in associates was zero at the end of that reporting period and the Group has no obligation to fund losses. The results of Risensky for the year ended December 31, 2013 were not material to the Group's financial position or results for the year.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. DEFERRED TAX ASSETS

        The following are the major deferred tax assets recognized and movements thereon during the periods presented:

Tax losses
US$
At January 1, 2011	3,279
Credit to profit or loss	307,999

At December 31, 2011	311,278
Credit to profit or loss	1,813,444
Exchange differences	572,166

At December 31, 2012	2,696,888
Charge to profit or loss	(128,617)
Disposal of a subsidiary (note 33 (b))	(206,639)
Acquisition of subsidiaries (note 32)	1,099,434
Exchange differences	(12,298)

At December 31, 2013	3,448,768

        As at December 31, 2011, December 31, 2012 and December 31, 2013, the Group has unused tax losses of approximately US$21.9 million, US$36.0 million and US$66.5 million, respectively, available for offset against future profits that may be carried forward indefinitely. No deferred tax asset has been recognized in respect of the tax losses due to the unpredictability of future profit streams.

26. TRADE AND OTHER PAYABLES

	At December 31,
	2011	2012	2013
	US$	US$	US$
Trade payables	174,312,508	83,149,005	38,172,412
Other payables	3,408,000	2,710,123	9,525,140
Warranty provision to customers for supply of modules	450,499	758,482	1,406,945
Other accrued expenses	1,752,926	3,140,895	4,840,894
Other tax payables	128,079	4,099,528	3,565,672
Advances from customers	5,441,760	132,330	173,169

	185,493,772	93,990,363	57,684,232

        The credit periods on purchases of goods range from three months to a year.

        Movements in the warranty provision balance for provision of modules during the periods presented are as follows:

	At December 31,
	2011	2012	2013
	US$	US$	US$
Balance at beginning of year	—	450,499	758,482
Provided for the year	450,499	307,983	648,463

Balance at end of the year	450,499	758,482	1,406,945

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. TRADE AND OTHER PAYABLES (Continued)

        The Group is obliged to provide limited warranties to its customers of solar projects with respect to certain levels of performance. The Group is able to determine, at the point of delivery, that the Solar projects are performing in accordance with the contractual terms and as such no warranties are provided for. To date, the Group has not experienced any significant claims.

        Included in other payables was a legal provision of US$503,992 arising from a litigation against the Group. The litigation case was brought against the Group in 2013 as the Group did not proceed with a contract to purchase of certain photovoltaic licenses in Greece from a third party permits developer. The original claim raised by this third party was approximately US$10 million (equivalent to approximately EURO7 million). Based on legal advice, the management of the Group believe the most likely outcome would be for the Company to pay for the damages will ultimately be limited to the plaintiff's actual losses, which amount to US$503,992 (equivalent to EURO365,000). Based on current assessment, the outcome of this case will not be determined before 2016. There were no such provision provided during the years ended December 31, 2011 and December 31, 2012.

27. AMOUNTS DUE TO OTHER RELATED PARTIES

		At December 31,
	Notes	2011	2012	2013
		US$	US$	US$
Current
Trade
Panquick Ltd.	a	347,567	—	—
ChaoriSky Solar and its subsidiaries		—	1,063,557	—
China New Era		—	2,143,567	221,431

		347,567	3,207,124	221,431

Non-Trade
SWL Flash Bright Limited		921,078	940,481	—
Sky Solar (Hong Kong) International Co., Ltd.		10,714,520	5,194,569	13,931,539
Sky Global Solar S.A.	b	105,557	—	163,017
ChaoriSky Solar and its subsidiaries		—	111,126	—
Sky Solar New Energy Investment Limited		38,921	1,446,545	3,619,664
Panquick Ltd.		—	—	229,821
RisenSky Solar and its subsidiaries		—	—	9,206
Tany International (Baoding) Solar Electric Co., Ltd	c	—	—	10,000
Beijing Sky Solar Investment Management Co., Ltd.	d	—	—	3,803,401

		11,780,076	7,692,721	21,766,648

		12,127,643	10,899,845	21,988,079

Non-current
Non-Trade
The Founder	e	—	—	796,437

Notes:

(a)
Mr. Su holds 50% equity interests in Panquick Ltd. as at December 31, 2011, December 31, 2012 and December 31, 2013. Mr. Su has significant influence in Panquick Ltd., and as such is considered a related party.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. AMOUNTS DUE TO OTHER RELATED PARTIES (Continued)

(b)
Mr. Su holds 40% equity interests in Sky Global Solar S.A. as at December 31, 2011, December 31, 2012 and December 31, 2013. Mr. Su has significant influence over the entity, and as such, is considered a related party.

(c)
The entity is controlled by Mr. Su as at December 31, 2013.

(d)
The entity is controlled by Mr. Su as at December 31, 2013.

(e)
The balance is unsecured and bears no interest. It is repayable in 2018.

        For trade amounts due to other related parties, the credit periods on purchases of goods range from 90 to 365 days.

        For non-trade amounts due to Sky Solar (Hong Kong) International Co., Ltd. amounting to US$13.9 million as at December 31, 2013: (1) US$6.6 million is a liability assigned from Chiloe a.s. to the Group to settle the consideration receivable from an independent third party on disposal of Chiloe a.s. as described in note 33(b); (2) US$7.3 million represents borrowings obtained by the Company from Sky Solar (Hong Kong) International Co., Ltd. with no specific repayment terms. On April 14, 2014, Sky Solar (Hong Kong) International Co., Ltd. has committed financial support to not claim repayment before April 15, 2015 from the Company. The non-trade amounts due to Sky Solar (Hong Kong) International Co., Ltd. amounting to US$10.7 million and US$5.2 million as at December 31, 2011 and December 31, 2012, respectively, represented borrowings obtained by the Company from Sky Solar (Hong Kong) International Co., Ltd. with no specific repayment terms.

        Non-trade amount due to Sky Solar New Energy Investment Limited amounting to US$0.04million, US$1.4 million and US$3.6 million as at December 31, 2011, December 31, 2012 and December 31, 2013, respectively, represented payments made by Sky Solar New Energy Investment Limited on behalf of the Group, for operating expense incurred by the Company such as rental fees. There is no specific repayment terms and on April 14, 2014, Sky Solar New Energy Investment Limited has committed to financially support the Company and to not claim repayment before April 15, 2015 from the Company.

        Non-trade amount due to Beijing Sky Solar Investment Management Co., Ltd. amounting to US$3.8 million is a liability assigned from Czech IPP solar parks to the Group to settle the consideration payable to Juli New Energy Deutschland GmbH on disposal of certain Czech IPP solar parks as described in note 34.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. BORROWINGS

	At December 31,
	2011	2012	2013
	US$	US$	US$
Bank borrowings	—	56,926,788	54,845,883
Other borrowings	3,000,000	—	1,629,392

	3,000,000	56,926,788	56,475,275

Secured	—	56,926,788	54,845,883
Unsecured	3,000,000	—	1,629,392

	3,000,000	56,926,788	56,475,275

Variable-rate borrowings	—	19,126,637	17,354,485
Fixed-rate borrowings	—	37,800,151	39,120,790
Interest-free borrowings	3,000,000	—	—

	3,000,000	56,926,788	56,475,275

Carrying amount repayable:
Within one year	3,000,000	38,759,970	40,074,998
More than one year but not exceeding two years	—	997,590	991,757
More than two years but not exceeding five years	—	3,234,547	3,215,636
More than five years	—	13,934,681	12,192,884

	3,000,000	56,926,788	56,475,275
Less: amounts repayable within one year shown under current liabilities	(3,000,000)	(38,759,970)	(40,074,998)

Amounts shown under non-current liabilities	—	18,166,818	16,400,277

        As at December 31, 2011, included in other borrowings was an interest-free loan of approximately US$3,000,000 from Shanghai Chaori International Trading Corporation Ltd. which is a fellow subsidiary of ChaoriSky Solar. The amount was unsecured and repayable on demand. The amount was repaid during the year ended December 31, 2012.

        The amounts due are based on scheduled repayment dates set out in the loan agreements.

        The Group has variable-rate bank borrowings which carried interest at one-month bank interest rate in Czech plus margin as at December 31, 2012 and December 31, 2013.

        The effective interest rates on the Group's borrowings as at December 31, 2011, December 31, 2012 and December 31, 2013 are as follows:

	At December 31,
	2011	2012	2013
	US$	US$	US$
Effective interest rate:
Fixed-rate borrowings	—	2.54%	1.65%
Variable-rate borrowings	—	3.87%	3.87%

        As at December 31, 2012 and December 31, 2013, cash and cash equivalents of an entity controlled by Mr. Su of approximately RMB245 million (equivalent to approximately US$38 million)

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. BORROWINGS (Continued)

and RMB244 million (equivalent to approximately US$38 million), respectively were pledged for bank borrowings of the Group with a carrying amount of approximately US$38 million and US$38 million, respectively.

29. OTHER NON-CURRENT LIABILITIES

        During the year ended December 31, 2013, Solar tec. Corporation ("Solar Tech"), a subsidiary of the Group established in Japan and holding IPP solar parks entered into an agreement with two independent third parties and one subsidiary of the Group (the "Parties"). According to the terms of the agreement, the Parties provided approximately US$5.3 million (equivalent to Japanese Yen ("JPY") 610 million) to Solar Tech at the inception of the agreement and in return are entitled to receive return in the next 20 years from the date of agreement based on an amount specified in accordance with formulas in the agreement. The fair value of this instrument is estimated based on the anticipated operating results and cashflows generated by the related solar parks held by Solar Tech for the contractual period of 20 years.

        The amount is designated as financial liabilities at FVTPL on initial recognition on the consolidated statement of financial position since the amount and timing of return is variable.

30. SHARE CAPITAL

        The share capital as at December 31, 2011 and December 31, 2012 represented the fully paid and registered capital of Sky Solar Power Ltd.

	Number of shares	Share capital
		US$
The Company
Ordinary shares of US$0.0001 each
Authorized:
On August 19, 2013 and December 31, 2013	500,000,000	—

Issued and fully paid:
On August 19, 2013 and December 31, 2013	339,196,670	—

        Included in the shares held by Flash Bright Power Ltd. was 67,150,000 shares as at December 31, 2011, December 31, 2012 and December 31, 2013, respectively, owned by Mr. Su beneficially that could only be transferrable by Mr. Su upon completion of a successful qualified IPO. As a result, the fair values of these relevant shares determined on the grant date of approximately US$43 million will be recognized as expenses and reserve of the Group when the shares of the Company get listed.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. SHARE-BASED COMPENSATION

(A)  SHARE AWARD SCHEME

        In order to provide incentives to directors and eligible employees of the Group's subsidiaries, Mr. Su launched a share award scheme in 2009, which was subsequently modified in 2010 (the "Share Award Scheme"). Under the Share Award Scheme, Flash Bright Power Ltd. will grant ordinary shares of Sky Solar Holdings to the directors and employees of the Group. In addition, shares may be granted to consultants for services rendered to the Group.

        No consideration is paid/payable on the grant of shares.

        Shares granted are subject to the following terms:

(1)
Vesting period

        The shares granted to the employees of the Group will be vested in four years since the date of grant, in a manner of 25% in the first anniversary year since the date of grant, 25% in the second anniversary year since the date of grant, 25% in the third anniversary year since the date of grant and the remaining portion in the fourth anniversary year since the date of grant.

(2)
Repurchase option

        Flash Bright Power Ltd., on behalf of Mr. Su, shall have a discretionary option to repurchase from the employees and these grantees shall be obligated to sell to Flash Bright Power Ltd. all the shares of Sky Solar Holdings held by them under the following circumstances:

  (1)
  At the price of US$0.075 per share if Mr. Su resigns from his position as chairman of the board of directors of the Group and will no longer hold any other management position of the Group; or

  (2)
  At the price of US$0.0001 per share if the Group terminates employment with the grantees due to act of negligence of these grantees; or

  (3)
  At the price of US$0.0001 per share if these grantees resign from their position of the Group as the Group's management and will no longer hold any other management position of the Group; or

  (4)
  At the price of US$0.075 per share if the Group terminates employment with the grantees without cause.

        Upon the establishment of the Company and Sky Power Group Ltd., shares of Sky Solar Holdings previously granted to the grantees under the Share Award Scheme were superceded by the shares of Sky Power Group Ltd. on one-to-one basis. All the terms of the shares, including vesting conditions and repurchase options, remained unchanged.

        During the year ended December 31, 2013, unvested shares were returned by grantees to the grantor based on agreement between the parties. As a result, the amount of compensation expense charged to profit or loss amounted to approximately US$3.9 million.

        As at December 31, 2013, included in the outstanding shares granted under the Share Award Scheme represented 43,830,000 vested shares and 750,000 unvested shares, respectively.

        As at December 31, 2011, December 31, 2012 and December 31, 2013, there was approximately US$18.4 million, US$9.0 million and US$0.2 million of total unrecognized compensation expense

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. SHARE-BASED COMPENSATION (Continued)

related to unvested shares granted, which is expected to be recognized over the remaining vesting period.

        The fair values of the shares of Sky Solar Holdings granted to the grantees during the year ended December 31, 2011 and December 31, 2012 and the fair value of the shares of Sky Power Group Ltd. during the year ended December 31, 2013 ranges from approximately US$0.73 to US$0.82 per share, US$0.80 per share, and US$0.85 per share, respectively. The fair values of the shares of Sky Solar Holdings granted to the grantees in 2010 ranged from approximately US$0.66 per share to US$0.78 per share. Sky Solar Holdings and Sky Power Group Ltd. used generally accepted valuation methodologies, including the discounted cash flow approach and market approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of the Group, to derive their respective total equity values. The key inputs into the model were as follows:

	Year ended December 31,
	2010	2011	2012	2013
Risk-free rates of interest	3.4% to 4.0%	2.9% to 4.5%	2.21% to 3.81%	2.39% to 5.16%
Market risk premium	7.7% to 7.9%	5.0% to 7.8%	5.5% to 7.4%	7.2% to 8.8%
Dividend yield	—	—	—	—
Marketability discount	19% to 27%	26.0% to 27.0%	23%	15%
Weighted average cost of capital	18.8% to 27%	27%	26%	14.6%
Terminal growth rate	3%	3%	3%	3%

        The risk-free rates were based on yield of US$ denominated fixed-rate bonds issued in Eurozone market. Market risk premium is based on related risk premium of market peers plus certain applicable adjustments. Cost of equity and debt was determined by using comparable information of the market peers. The marketability discount used in the model has been adjusted, based on management's best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. Changes in variables and assumptions may result in changes in the fair values of the shares of Sky Solar Holdings and Sky Power Group Ltd.

(B)  SHARE OPTION SCHEME

        A share option scheme (the "Share Option Scheme") was adopted by Sky Solar Holdings pursuant to a resolution passed in 2009 for the primary purpose of providing incentives to directors and eligible employees. Under the Share Option Scheme, Sky Solar Holdings may grant options to eligible employees of the Group to subscribe for shares in Sky Solar Holdings.

        The total number of shares in respect of which options may be granted under the Share Option Scheme is not permitted to exceed 22,195,122 shares of Sky Solar Holdings in issue at any point in time, without prior approval from the shareholders of Sky Solar Holdings. The number of shares issued and to be issued in respect of which options granted and may be granted to any individual in any one

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. SHARE-BASED COMPENSATION (Continued)

year is not permitted to exceed 1% of the shares of Sky Solar Holdings in issue at any point in time, without prior approval from the shareholders of Sky Solar Holdings.

        No consideration is paid/payable on the grant of an option. Options may be exercised at any time upon vesting up to 10 years from the date of grant, at which point they expire.

        In 2010, Sky Solar Holdings granted 2 tranches of share options to employees of the Group. The exercise price of the options under tranches 1 and 2 was US$0.6833 per share option. For the first tranche of options, 50% of the options vest on the first year anniversary from the date of grant and the remaining options vest on the second year anniversary from the date of grant. For the second tranche of options, 25% of the options vest on the first year anniversary from the date of grant, 25% of the options vest on the second year anniversary from the date of grant, 25% of the options vest on the third year anniversary from the date of grant and the remaining options would be vest on the fourth year anniversary from the date of grant.

        The estimated fair values of the Tranche 1 and 2 options granted were US$144,000 and US$1,509,300, respectively.

        As at the end of each reporting period, the number of unvested share options and fair values in relation to these unvested share options not yet recognized did not have material impacts to the Group's results or financial position.

        For the year ended December 31, 2011, 2012 and 2013, the fair values recognized in relation to the shares and share options granted amounted to approximately US$8,128,128, US$8,726,085 and US$5,128,900, respectively, were recorded in the consolidated financial statements as follows:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Cost of sales	4,064,064	2,403,145	1,135,478
Administrative expenses	4,064,064	6,322,940	3,993,422

	8,128,128	8,726,085	5,128,900
Less: amounts capitalized in solar parks under construction and IPP solar parks	—	(1,373,994)	(553,278)

	8,128,128	7,352,091	4,575,622

32. ACQUISITION OF SUBSIDIARIES

        In November 2013, the Group entered into a series of related agreements with Chaori HK and ChaoriSky Solar to settle the net balances of US$ 64.6 million due from ChaoriSky Solar and its subsidiaries in return for the equity interests of the subsidiaries of ChaoriSky Solar holding certain IPP solar parks, in which the Group effectively held 30% before the transaction and the elimination of its ownership interest in ChaoriSky Solar. To effect the net settlement, Chaori, ChaoriSky Solar and the Group executed the transaction in the following sequence:

  i)
  The Group transferred the 30% equity interest in ChaoriSky Solar to Chaori on November 13, 2013. No gain or loss was recognized on the transfer, as the Group determined the fair value of the 30% equity interest in ChaoriSky Solar was nil;

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

32. ACQUISITION OF SUBSIDIARIES (Continued)

  ii)
  The Group acquired the equity interests in the legal entities holding the 5 IPP solar parks on November 18, 2013 from ChaoriSky Solar for consideration comprised of US$18.8 million payable to ChaoriSky Solar by the Group and the assumption of the entities' liabilities, including US$27.7 million payable to the Group and US$25.0 million debt payable to ChaoriSky Solar; and

  iii)
  On November 18, 2013, immediately following the transfers in step ii) the amounts payable, including the US$18.8 million payable to ChaoriSky Solar by the Group, the US$27.7 million originally payable to the Group by the acquired entities and the US$25.0 million debt payable to ChaoriSky Solar were assigned to one legal entity of the Group and then net settled against the accounts receivable held by the Group of US$64.6 million, including an amount associated with the transfer of the 30% equity interest referenced in step i), resulting in a net payable to ChaoriSky Solar of US$0.6 million.

        The transaction is recognized as a business combination. The fair value of the total consideration transferred at the date of acquisition was US$65.2 million, which consisted of accounts receivable of US$64.6 million settled, the 30% equity in ChaoriSky Solar with zero fair value, and net payable of US$0.6 million incurred by the Group to ChaoriSky Solar.

        The assets acquired and the associated liabilities assumed are as follows:

US$
Current assets
Cash and cash equivalents	22,936
Trade and other receivables	8,315,842
Amounts due from the Group	14,347
Non-current assets
IPP solar parks	58,795,945
Deferred tax assets	1,099,434
Current liabilities
Trade and other payables	(1,246,247)
Tax payable	(1,810,647)

Net assets acquired	65,191,610

Net cash outflow arising on acquisition
Cash and cash equivalents acquired	22,936

        The fair value of trade and other receivables at the date of acquisition amounted to US$8,315,842 which is equal to the gross contractual amounts of those trade and other receivables acquired at the date of acquisition.

        Included in the loss for the year of the Group are losses amounting to approximately US$21,305,052 attributable to the additional business generated by the above entities holding IPP solar parks. Revenue for the year included approximately US$1,164,338 generated from the acquirees.

        Had the acquisition been completed on January 1, 2013, total group revenue for the year would have been US$43,875,449 and loss for the year would have been US$60,232,988. The pro forma

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

32. ACQUISITION OF SUBSIDIARIES (Continued)

information is for illustrative purposes only and is not necessarily an indication of revenue and results of operations of the Group that actually would have been achieved had the acquisition been completed on January 1, 2013, nor is it intended to be a projection of future results.

        In determining the "pro-forma" revenue and profit of the Group had the acquirees been acquired at the beginning of the current year, the mangement of the Group have calculated depreciation of plant and equipment acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognized in the pre-acquisition financial statements.

33. DISPOSAL OF SUBSIDIARIES

(a)
On January 17, 2011, the Group entered into an agreement with an independent third party (the "Purchaser") to sell and transfer all the shares in Sky Solar Deutschland GmbH, a 100% owned subsidiary, for cash consideration of US$1 and waiver of receivables from the Purchaser amounting to approximately US$17.1 million. The Group conducted this transaction in order to reduce the Group's net liabilities and focus its resources and working capital on geographic areas.

        Analysis of asset and liabilities when control was lost is as follows:

US$
Current assets
Restricted cash	84,125
Cash and cash equivalents	3,190,232
Trade and other receivables	2,563,422
Amount due from other related parties	11,553,151
Amount due from the Group	91,737
Inventories	8,191,973
Non-current assets
Property, plant and equipment	132,227
Intangible assets	18,935
Current liabilities
Trade and other payables	(904,542)
Amounts due to other related parties	(7,542,591)
Amount due to the Group	(17,222,751)
Tax payable	(832,651)
Non-current liabilities
Other borrowings (note)	(17,030,244)

Net liabilities disposed of	(17,706,977)

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

33. DISPOSAL OF SUBSIDIARIES (Continued)

Gain on disposal of a subsidiary is as follows:

Year ended December 31, 2011
US$
Consideration received in:
Cash	1
Net receivables given up by the Group	(17,131,014)

(17,131,013)
Net liabilities disposed of	17,706,977

Gain on disposal of a subsidiary	575,964

        Net cash outflow on disposal of a subsidiary is as follows:

Year ended December 31, 2011
US$
Consideration received in cash	1
Less: cash and cash equivalent balances disposed of	(3,190,232)

(3,190,231)

Note:
Other borrowings represented borrowings of approximately US$17,030,244 from Raiffeisen Leasing Real Estate Co., Ltd., an independent third party. The amount carried interest rate of 6.0% per annum due in 2015 and unsecured.

(b)
On December 31, 2013, the Group entered into an agreement with an independent third party to sell and transfer all the shares in a 100% owned subsidiary namely Chileo a.s., for consideration of approximately US$1.8 million. The revenue and net loss attributable to Chileo is nil and approximately US$551,073, respectively during the period from January 1, 2013 to the date of disposal.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

33. DISPOSAL OF SUBSIDIARIES (Continued)

        Analysis of asset and liabilities of Chileo a.s. as of the date of disposition is as follows:

US$
Current assets
Cash and cash equivalents	31,126
Trade and other receivables	122,798
Amount due from the Group	4,962,794
Non-current assets
Inventories	15,315,899
Deferred tax assets	206,639
Current liabilities
Trade and other payables	(19,793,976)
Amounts due to the Group	(2,121)

Net assets disposed of	843,159

        Gain on disposal of a subsidiary is as follows:

Year ended December 31, 2013
US$
Consideration received in:
Waiver of other payable (note)	1,829,032
Net assets disposed of	(843,159)

Gain on disposal of a subsidiary	985,873

        Net cash outflow on disposal of a subsidiary is as follows:

Year ended December 31, 2013
US$
Cash and cash equivalent balances disposed of	(31,126)

(31,126)

Note:
In accordance with the terms of the agreement, the consideration was settled by offsetting against payable of the Group due to such independent third party concurrently.

34. ACQUISITION OF SOLAR PARKS UNDER DEVELOPMENT, OTHER ASSETS AND ASSUMPTION OF LIABILITIES THROUGH ACQUISITION OF SUBSIDIARIES

        The Group has acquired permits and related costs capitalized in the course of obtaining permits, and solar parks under construction, which were accounted for as inventories, through acquisition of equity interests in entities. These transactions were conducted in the normal course of the business.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

34. ACQUISITION OF SOLAR PARKS UNDER DEVELOPMENT, OTHER ASSETS AND ASSUMPTION OF LIABILITIES THROUGH ACQUISITION OF SUBSIDIARIES (Continued)

        During the year ended December 31, 2011, the Group acquired the entire issued share capital of ten project companies located in Bulgaria and eight project companies located in Greece from independent third parties, and acquired the entire issued share capital of two project companies located in Czech from Shanghai Chaori Solar Energy Science & Technology Co., Ltd.

        During the year ended December 31, 2012, the Group acquired the entire issued share capital of another six project companies located in Greece from independent third parties, acquired the entire equity interests of two project companies located in Spain from Juli New Energy Deutschland GMBH which Mr.Su held 4.81% of the equity interests as at December 31, 2010 and December 31, 2011, and acquired the entire issued share capital of a Greek project company from ChaoriSky Solar.

        The aggregate net assets acquired in transactions were as follows:

	Year ended December 31,
	2011	2012
	US$	US$
Permits and related costs capitalized in the course of obtaining permits and solar parks under construction	38,026,278	24,686,537
Property, plant and equipment	10,553	580,133
Other receivables	4,131,577	1,970,926
Cash and cash equivalents	400,713	208,718
Other payables	(19,856,412)	(10,262,844)
Borrowings	(3,051,431)	—

Net assets acquired	19,661,278	17,183,470

Total consideration satisfied by:
Cash consideration paid	(19,661,278)	(8,761,777)
Receivables (note)	—	(8,421,693)

	(19,661,278)	(17,183,470)

Net cash outflow arising on acquisition:
Cash consideration paid	(19,661,278)	(8,761,777)
Cash and cash equivalents acquired	400,713	208,718

	(19,260,565)	(8,553,059)

Note:
In accordance with the terms of the agreement, the consideration was partially settled by offsetting against receivables of the Group due from such independent third party concurrently.

        During the three years ended December 31, 2013, the Group disposed of certain permits and related costs capitalized in the course of obtaining permits and solar parks under construction, which are accounted for as inventories, in the normal course of business through disposal of equity interests in subsidiaries. The Gain on disposal of these permits and solar parks under construction are accounted for as revenue, and related costs incurred are accounted for as cost of sales, in the consolidated statements of profit or loss and other comprehensive income (expense).

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. DISPOSAL OF SOLAR PARKS UNDER DEVELOPMENT, OTHER ASSETS AND DISCHARGE OF LIABILITIES THROUGH DISPOSAL OF SUBSIDIARIES

        During the three years ended December 31, 2013, the Group disposed of certain permits and related costs capitalized in the course of obtaining permits and solar parks under construction, which are accounted for as inventories, in the normal course of business through disposal of equity interests in subsidiaries.

        During the year ended December 31, 2011, the Group disposed four project companies with permits developed in Bulgaria to RisenSky Solar, nine project companies with permits developed in Bulgaria to ChaoriSky Solar and eight project companies with permits developed in Greece to ChaoriSky Solar through disposal of equity interests in certain 100% owned subsidiaries.

        During the year ended December 31, 2012, the Group disposed of another project company with permits developed in Greece to ChaoriSky Solar and fourteen solar parks with permits developed in Greece to China New Era through disposal of equity interests in certain 100% owned subsidiaries.

        The aggregate net assets disposed of in the disposal transactions were as follows:

	Year ended December 31,
	2011	2012
	US$	US$
Permits and related costs capitalized in the course of obtaining permits and solar parks under construction	26,035,815	87,858,614
Property, plant and equipment	10,553	858,831
Other receivables	2,373,301	2,647,515
Cash and cash equivalents	329,732	1,281,142
Other payables	(3,076,768)	(84,526,047)
Borrowings	(3,746,387)	—

Net assets disposed of	21,926,246	8,120,055
Gain on disposal	28,465,953	28,601,367

	50,392,199	36,721,422

Total consideration satisfied by:
Cash consideration received	50,392,199	36,721,422

Net cash inflow arising on disposal:
Cash consideration received	49,688,121	31,415,490
Cash and cash equivalents disposed of	(329,732)	(1,281,142)

	49,358,389	30,134,348

        As at December 31, 2011 and December 31, 2012, the Group had outstanding consideration receivable from buyers with carrying amounts of US$704,078 and US$5,305,932, respectively.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. DETAILS OF PRINCIPAL SUBSIDIARIES NOW COMPRISING THE GROUP

        During the three years ended December 31, 2013 and as at the date of this report, The Company had direct and indirect interests in the following subsidiaries:

				Proportion of nominal value of issued share capital/ registered capital held by The Company
			Issued and fully paid share capital/ registered capital at the date of this report	As at December 31,
	Place of incorporation/ establishment	Date of incorporation/ establishment					At date of this report
Name of subsidiaries				2011	2012	2013		Principal activities
				%	%	%	%
Sky International Enterprise Group Limited	Hong Kong	October 23, 2007	HKD10,000	100	100	100	100	Sales of solar modules
Sky Capital Europe S.á.r.l.	Luxembourg	May 18, 2010	EURO12,500	100	100	100	100	Holding company
Moktap Holdings Limited (note i)	Cyprus	March 9, 2011	EURO1,800	100	100	100	100	Holding company
Danoni LN s.r.o. (note a)	Czech	April 23, 2009	Czech Koruna ("CZK") 200,000	100	100	100	100	Electricity generation
Solar Holysov s.r.o. (note a)	Czech	September 1, 2008	CZK200,000	100	100	100	100	Electricity generation
Sky Solar Deutschland GmbH (note c)	Germany	December 27, 2008	EURO507,557	N/A	N/A	N/A	N/A	Holding company
Chiloe a.s. (note j)	Czech	October 8, 2009	CZK2,000,00	100	100	N/A	N/A	Electricity generation
Sky Solar Bolesiny s.r.o.	Czech	December 21, 2009	CZK200,000	100	100	100	100	Electricity generation
Sky Capital Advisory GmbH	Germany	June 15, 2010	EURO100,000	100	100	100	100	Sales of solar modules
Sky OMA PV1 Inc. (note d)	USA	February 17, 2012	US$1,000	N/A	100	100	100	Electricity generation
Sky Kohala Estate PV-1 Inc. (note d)	USA	December 24, 2012	US$1,000	N/A	100	100	100	Electricity generation
Sky Waimea PV-2 Inc. (note d)	USA	December 24, 2012	US$1,000	N/A	100	100	100	Electricity generation
Sky Development Renewable Energy Resources Societe Anonyme	Greece	December 2, 2009	EURO1,260,000	100	100	100	100	Provision of Pipeline and EPC services and O&M services
Iokasti Energy LTD	Greece	August 6, 2009	EURO4,500	100	100	N/A	N/A	Provision of Pipeline and EPC services
Iolaos Energy LTD	Greece	August 6, 2009	EURO4,500	100	100	N/A	N/A	Provision of Pipeline and EPC services
Ippodamia Energy LTD	Greece	August 6, 2009	EURO4,500	100	100	N/A	N/A	Provision of Pipeline and EPC services
Evdora Energy LP	Greece	July 29, 2010	EURO6,000	100	100	100	100	Provision of Pipeline and EPC services
Alkmini Energy LP	Greece	July 29, 2010	EURO6,000	100	100	100	100	Provision of Pipeline and EPC services
Xrisiis Energy LP	Greece	July 29, 2010	EURO6,000	99	99	99	99	Provision of Pipeline and EPC services
Temka S.A. (note k)	Greece	March 26, 2007	EURO60,000	N/A	100	100	100	Provision of Pipeline and EPC services
Kimothoi Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	98	N/A	N/A	N/A	Provision of Pipeline and EPC services
Idomenefs Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	99	N/A	N/A	N/A	Provision of Pipeline and EPC services
Ariadni Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	99	N/A	N/A	N/A	Provision of Pipeline and EPC services
Amfitriti Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	99	N/A	N/A	N/A	Provision of Pipeline and EPC services
Laodamia Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	99	N/A	N/A	N/A	Provision of Pipeline and EPC services
Meliti Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	98	N/A	N/A	N/A	Provision of Pipeline and EPC services
Admitos Energy LTD (note e)	Greece	August 6, 2009	EURO4,500	99	N/A	N/A	N/A	Provision of Pipeline and EPC services
Diianeira Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Epimethefs Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Ippoliti Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Lydia Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Laomedon Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Laios Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Iakinthos Energy LP (note e)	Greece	July 29, 2010	EURO6,000	100	N/A	N/A	N/A	Provision of Pipeline and EPC services
Celernium Limited (note i)	Cyprus	October 17, 2011	EURO2,000	100	100	100	100	Holding company
Qualfast Limited (note i)	Cyprus	May 20, 2011	EURO2,000	30	30	100	100	Holding company
Lanodula Limited (note i)	Cyprus	May 18, 2011	EURO2,000	30	30	100	100	Holding company
Evesafe Limited (note i)	Cyprus	May 13, 2011	EURO2,000	30	30	100	100	Holding company
Wholerex Limited (note i)	Cyprus	October 17, 2011	EURO18,000	100	30	100	100	Holding company

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. DETAILS OF PRINCIPAL SUBSIDIARIES NOW COMPRISING THE GROUP (Continued)

				Proportion of nominal value of issued share capital/ registered capital held by The Company
			Issued and fully paid share capital/ registered capital at the date of this report	As at December 31,
	Place of incorporation/ establishment	Date of incorporation/ establishment					At date of this report
Name of subsidiaries				2011	2012	2013		Principal activities
				%	%	%	%
City Solar Ltd (note i)	Greece	August 3, 2007	EURO6,000	100	100	100	100	Electricity generation
Solar Domokos SA (note d)	Greece	February 13, 2012	EURO6,000	N/A	100	100	100	Electricity generation
Defkalion Energy SA (note i)	Greece	June 7, 2007	EURO6,497	100	100	100	100	Electricity generation
Hellenic Solar Energy Ltd (note i)	Greece	May 2, 2007	EURO18,000	100	100	100	100	Electricity generation
Kopea SA (note i)	Greece	May 31, 2007	EURO6,000	100	100	100	100	Electricity generation
Lehlabele Renewable Energy Proprietary Limited	South Africa	October 12, 2011	South African Rand ("Rand") 1,000	60	60	60	60	Electricity generation
Sky Solar Construction (note b)	South Africa	March 27, 2013	Rand120	N/A	N/A	75	75	Provision of Pipeline and EPC services
Sky Solar Bulgaria Co Ltd	Bulgaria	July 2, 2009	Bulgaria Leva ("BGN") 2,364,800	100	100	100	100	Provision of Pipeline and EPC services and O&M services
Solar Park Hadjidimovo 2 Ltd (note f)	Bulgaria	April 16, 2010	BGN5,758,400	N/A	N/A	N/A	N/A	Provision of Pipeline and EPC services
Kadijca Ltd (note f)	Bulgaria	May 4, 2010	BGN2,735,050	N/A	N/A	N/A	N/A	Provision of Pipeline and EPC services
Nik Energy Ltd (note f)	Bulgaria	December 22, 2010	BGN1,608,600	N/A	N/A	N/A	N/A	Provision of Pipeline and EPC services
Sky Solar Japan K.K.	Japan	October 20, 2009	JPY89,100,000	100	100	100	100	BT and electricity generation
Tokyo Solar Electricity K.K. (note d)	Japan	March 2, 2012	JPY500,000	N/A	100	100	100	Electricity generation
Sky Wind K.K. (note d)	Japan	March 10, 2012	JPY10,000,000	N/A	100	100	100	Electricity generation
Sky Construction K.K. (note d)	Japan	January 10, 2012	JPY40,000,000	N/A	100	100	100	Provision of pipeline and EPC services
SSJ Property Management G.K. (note d)	Japan	February 8, 2012	JPY10,000,000	N/A	100	100	100	Provision of O&M services
SSJ Mega Solar G.K. (note d)	Japan	June 11, 2012	JPY10,000,000	N/A	100	100	100	Electricity generation
SSJ Mega Solar1 G.K. (note d)	Japan	August 31, 2012	JPY1,000,000	N/A	100	100	100	Electricity generation
SSJ Mega Solar2 G.K. (note d)	Japan	January 10, 2012	JPY1,000,000	N/A	100	100	100	Electricity generation
SSJ Mega Solar3 G.K. (note d)	Japan	January 10, 2012	JPY1,000,000	N/A	100	100	100	Electricity generation
SSJ Mega Solar4 G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
SSJ Mega Solar5 G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
SSJ Mega Solar6 G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
SSJ Mega Solar7 G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
SSJ Mega Solar8 G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
SSJ Mega Solar9 G.K. (note b)	Japan	August 5, 2013	JPY1,000,000	N/A	N/A	100	N/A	Electricity generation
SSJ Mega Solar10 G.K. (note b)	Japan	August 5, 2013	JPY1,000,000	N/A	N/A	100	N/A	Electricity generation
Solar Tech Kabushiki Kaisha (note b)	Japan	January 29, 2013	JPY1,000,000	N/A	N/A	90	90	Electricity generation
Sky Wind SPC 1 Kabushiki Kaisha (note b)	Japan	October 28, 2013	JPY50,000	N/A	N/A	100	N/A	Holding company
SSJ Mega Solar Miho G.K. (note b)	Japan	April 8, 2013	JPY1,000,000	N/A	N/A	100	100	Electricity generation
Sky Solar (Canada) Ltd.	Canada	April 13, 2009	Canadian dollar ("CAD") 100,000	100	100	100	100	Provision of pipeline and EPC services and electricity generation
Sky Solar Engineering Inc.	Canada	June 24, 2010	CAD10	100	100	100	100	Provision of pipeline and EPC services
7568789 Canada Inc.	Canada	June 4, 2010	—	100	100	100	100	Electricity generation
8180792 Canada Inc. (note d)	Canada	April 30, 2012	—	N/A	100	100	100	Electricity generation
8181179 Canada Inc. (note d)	Canada	April 30, 2012	—	N/A	100	100	100	Electricity generation

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. DETAILS OF PRINCIPAL SUBSIDIARIES NOW COMPRISING THE GROUP (Continued)

				Proportion of nominal value of issued share capital/ registered capital held by The Company
			Issued and fully paid share capital/ registered capital at the date of this report	As at December 31,
	Place of incorporation/ establishment	Date of incorporation/ establishment					At date of this report
Name of subsidiaries				2011	2012	2013		Principal activities
				%	%	%	%
8181187 Canada Inc. (note d)	Canada	April 30, 2012	—	N/A	100	100	100	Electricity generation
8181195 Canada Inc. (note d)	Canada	April 30, 2012	—	N/A	100	100	100	Electricity generation
8181233 Canada Inc. (note d)	Canada	April 30, 2012	—	N/A	100	100	100	Electricity generation
Sky Solar Iberica S.L.U.	Spain	December 3, 2009	EURO1,200,000	100	100	100	100	Holding company
Sky Solar Chile Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Holding company
Arica Solar Generacion 1 Limitada (note i)	Chile	July 5, 2011	EURO2,000	99.95	99.95	99.95	99.95	Electricity generation
Arica Solar Generacion 2 Limitada (note i)	Chile	October 19, 2011	EURO2,000	99.95	99.95	99.95	99.95	Electricity generation
Arica Solar Generacion 3 Limitada (note i)	Chile	October 19, 2011	EURO2,000	99.95	99.95	99.95	99.95	Electricity generation
Arica Solar Generacion 4 Limitada (note i)	Chile	October 19, 2011	EURO2,000	99.95	99.95	99.95	99.95	Electricity generation
Arica Solar Generacion 5 Limitada (note i)	Chile	October 19, 2011	EURO2,000	99.95	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Uno Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Dos Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Tres Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Cuatro Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Cinco Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Seis Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Siete Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Ocho Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Nueve Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Chile Solar Generacion Diez Limited (note d)	Chile	September 5, 2012	EURO2,000	N/A	99.95	99.95	99.95	Electricity generation
Solar Sky 1 SpA (note i)	Chile	December 19, 2011	Chilean Peso ("CLP") 1,000,000	100	100	100	100	Electricity generation
Solar Sky 2 SpA (note i)	Chile	December 19, 2011	CLP1,000,000	100	100	100	100	Electricity generation
Sky Energia Solar (note i)	Brazil	November 21, 2011	—	99	99	99	99	Electricity generation
Sky participaçoes 1 (note d)	Brazil	April 4, 2012	Brazil Real ("BRL") 1,000	N/A	100	100	100	Electricity generation
Sky participaçoes 2 (note d)	Brazil	April 4, 2012	BRL1,000	N/A	100	100	100	Electricity generation
Capitao Eneas Solar 2 (note d)	Brazil	November 22, 2012	BRL1,000	N/A	99	99	99	Electricity generation
Tontantins Solar 1 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 2 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 3 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 4 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 5 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 6 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 7 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 8 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Tontantins Solar 9 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. DETAILS OF PRINCIPAL SUBSIDIARIES NOW COMPRISING THE GROUP (Continued)

				Proportion of nominal value of issued share capital/ registered capital held by The Company
			Issued and fully paid share capital/ registered capital at the date of this report	As at December 31,
	Place of incorporation/ establishment	Date of incorporation/ establishment					At date of this report
Name of subsidiaries				2011	2012	2013		Principal activities
				%	%	%	%
Tontantins Solar 10 (note d)	Brazil	June 19, 2012	—	N/A	99	99	99	Electricity generation
Gransolar Cubiertas 3, S.L. (note g)	Spain	October 28, 2008	EURO3,006	N/A	100	100	100	Electricity generation
Gransolar Cubiertas 7, S.L. (note g)	Spain	February 26, 2009	EURO3,012	N/A	100	100	100	Electricity generation

Notes:

a.
In October 2011, the Group acquired the entire issued share capital of the entity from Shanghai Chaori Solar Energy Science & Technology Co., Ltd. Details are set out in Note 34.

b.
The entity was newly established during the year ended December 31, 2013.

c.
The entity was disposed by the Group during the year ended December 31, 2011. Details are set out in Note 33.

d.
The entity was newly established during the year ended December 31, 2012.

e.
The entity was disposed by the Group in December 2012 to China New Era. Details are set out in Note 35.

f.
The entity was acquired by the Group in November 2010 and disposed by the Group in September 2011 to RisenSky Solar. Details are set out in Note 35.

g.
The entity was acquired by the Group from independent third parties during the year ended December 31, 2012. Details are set out in Note 34.

h.
The above table lists the subsidiaries of the Group which, in the opinion of the management, principally affected the results or assets of the Group. To give details of other subsidiaries would, in the opinion of the management result in particular of excessive length.

i.
The entity was newly established during the year ended December 31, 2011.

j.
The entity was disposed by the Group in December 2013 to an independent third party of the Group. Details are set out in Note 33(b).

k.
The entity was acquired by the Group from ChaoriSky Solar. Details are set out in Note 34.

        The above table lists the subsidiaries of the Group which, in the opinion of the management of the Group, principally affected the results or assets of the Group. To give details of other subsidiaries would, in the opinion of the management of the Group, result in particulars of excessive length.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

37. OPERATING LEASES

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Minimum lease payments paid under operating leases	910,207	989,249	1,365,981

        At the end of each reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	At December 31,
	2011	2012	2013
	US$	US$	US$
Within one year	377,777	570,409	2,241,205
In the second to fifth years inclusive	238,363	583,160	6,492,128
Over five years	—	—	21,163,339

	616,140	1,153,569	29,896,672

38. CAPITAL COMMITMENT

	At December 31,
	2011	2012	2013
	US$	US$	US$
Capital expenditure in respect of the acquisition of IPP solar parks contracted for but not provided in the consolidated financial statements	—	2,490,592	5,299,361

39. RETIREMENT BENEFIT SCHEMES

        The Group operated mainly defined contribution schemes for its qualifying employees.

        The total costs charged to profit or loss of approximately US$921,385, US$1,046,795, and US$811,843 represent contributions payable to these schemes by the Group in the year ended December 31, 2011, December 31, 2012 and December 31, 2013, respectively. As at December 31,2011, 2012 and 2013, contributions of US$121,467, US$135,241 and US$140,782 due in respect of the year ended December 2011, 2012 and 2013 had not been paid over the plans, respectively. The amounts were paid subsequent to the end of the reporting period.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. RELATED PARTY TRANSACTIONS

        Other than the balances and transactions with related parties as disclosed elsewhere in these consolidated financial statements, the Group entered into the following significant transactions with related parties:

(a)   Sales to related parties

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Chaorisky Solar and its subsidiaries	29,256,329	87,291,254	3,342,694
RisenSky Solar and its subsidiaries	26,636,555	5,503,471	541,744
China New Era	—	40,676,234	1,669,753
Sky Global Solar S.A.	—	—	10,379

	55,892,884	133,470,959	5,564,570

(b)   Purchases from related parties

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Panquick Ltd.	268,185	—	—
Sky Capital II (note)	—	655,001	—
Openwave Ltd. (note)	—	10,331,845	—
Sky Solar (Hong Kong) International Co., Ltd.	—	1,641,588	—
China New Era	—	2,090,112	—
Sky Solar New Energy Investment Limited	—	—	491,276
RisenSky Solar and its subsidiaries	—	—	—

	268,185	14,718,546	491,276

Note:
Sky Capital II and Openwave Ltd. are both subsidiaries of ChaoriSky Solar.

  During the year ended December 31, 2011, December 31, 2012 and December 31, 2013, the Group acquired solar modules from Chaori HK of approximately US$13.9 million, US$62 million and nil and Risen HK of approximately US$12.9 million, nil and nil, respectively. The solar modules were purchased for the construction of solar parks of the project companies owned by ChaoriSky Solar and RisenSky Solar. The transactions were recognized on net basis due to the fact that the Group did not act as a principal in the arrangements.

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. RELATED PARTY TRANSACTIONS (Continued)

(c)   Consultancy fees paid by the Group

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Sky Solar New Energy Investment Limited	—	1,446,545	1,681,843

(d)   Compensation for logistics arrangement received by the Group in relation to Pipeline and EPC Services

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Chaorisky Solar and its subsidiaries	—	—	1,412,774
RisenSky Solar and its subsidiaries	—	—	376,327

	—	—	1,789,101

(e)   Compensation of key management personnel

        The remuneration of directors and other members of key management were as follows:

	Year ended December 31,
	2011	2012	2013
	US$	US$	US$
Short-term benefits	1,126,657	1,389,070	1,178,365
Retirement benefit scheme contributions	54,524	63,756	58,653
Share-based payment expense	5,613,038	5,853,971	4,797,866

	6,794,219	7,306,797	6,034,884

  The remuneration of directors and key executives is determined by the board of directors having regard to the performance of individuals and market trends.

(f)    During the year ended December 31, 2012 and December 31, 2013, a key management team member of a group entity provided personal guarantee to a group entity to facilitate the process of obtaining certain operating leases arrangements with amount of approximately US$254,000 and US$231,000, respectively.

(g)   During the year ended December 31, 2013, the Group obtained, under a licence agreement entered into between the Group and the Founder for the use of a trademark "Sky Solar". Annual license fee will be based on the lower of Hong Kong dollar ("HKD")10 million and 0.05% of gross

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. RELATED PARTY TRANSACTIONS (Continued)

revenue of the Group from the year ending December 31, 2014 onwards. During the periods presented, the Group used that trademark without cost.

(h)   As at December 31, 2013, included in other receivables and other payables are amounts of US$3,160,197 and US$2,397,922, respectively, which were due from/to ChaoriSky Solar and its subsidiaries, our former associate.

(i)    A managing director of an overseas subsidiary of the Group is appointed by China New Era and ChaoriSky Solar to be the legal representative for its project companies in Greece during the periods presented. The managing director acted in accordance with instructions of China New Era and ChaoriSky Solar. In the opinion of the management of the Group, the arrangement has no material impact to the Group's results and financial position.

41. SUBSEQUENT EVENTS

        On September 16, 2014, the Group received a loan of US$5.0 million from Sky Power Group Ltd. for working capital purposes. The loan is interest free and due in one year.

SKY SOLAR HOLDINGS, LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME (EXPENSE)

		Six months ended June 30,
	NOTES	2013	2014
		US$	US$
Revenue	3
Related parties		2,884,211	130,293
Non-related parties		20,873,916	14,292,071

Total revenue		23,758,127	14,422,364
Cost of sales and services	8	(20,298,936)	(8,287,524)

Gross profit		3,459,191	6,134,840
Impairment loss on IPP solar parks	16(B)	(2,147,751)	(1,280,457)
Impairment loss on amounts due from other related parties	13	—	(2,200,000)
Selling expenses		(466,865)	(491,784)
Administrative expenses	8	(14,686,000)	(9,103,098)
Other operating income	4	135,362	1,442,866

Loss from operations		(13,706,063)	(5,497,633)
Investment income	5	259,178	229,277
Other gains and losses	6	(3,280,313)	(534,464)
Finance costs	7	(1,173,308)	(1,341,713)
Other expenses		(734,216)	(665,069)

Loss before taxation		(18,634,722)	(7,809,602)
Income tax expense	9	(1,214,083)	(416,020)

Loss for the period		(19,848,805)	(8,225,622)

Other comprehensive (expense) income that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations		(1,004,054)	391,802

Total comprehensive expense for the period		(20,852,859)	(7,833,820)

Loss for the period attributable to owners of the Company		(19,848,764)	(8,195,295)
Loss for the period attributable to non-controlling interests		(41)	(30,327)

		(19,848,805)	(8,225,622)

Total comprehensive (expense) income attributable to:
Owners of the Company		(20,853,851)	(7,802,530)
Non-controlling interests		992	(31,290)

		(20,852,859)	(7,833,820)

Loss per share—Basic	11	(0.06)	(0.02)

Loss per share—Diluted	11	(0.06)	(0.02)

SKY SOLAR HOLDINGS, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	NOTES		At December 31, 2013	At June 30, 2014
			US$	US$
Current assets:
Cash and cash equivalents			9,741,999	17,093,638
Restricted cash			2,275,109	1,656,216
Amounts due from customers for contract work			1,333,067	426,874
Amount due from Sky Solar Holdings Co., Ltd.	12		13,266,837	—
Amounts due from other related parties	13		21,854,009	17,126,987
Trade and other receivables	14		66,706,569	37,137,080
Inventories	15		7,683,464	3,139,002

			122,861,054	76,579,797

Non-current assets:
Property, plant and equipment	16(A	)	1,143,897	1,192,385
Investment property	16(A	)	—	315,557
IPP solar parks	16(B	)	119,505,619	146,828,308
Intangible assets			636,537	367,352
Interests in associates	17		—	—
Amounts due from other related parties	13		2,683,231	—
Deferred tax assets	18		3,448,768	4,375,049
Other non-current assets			987,663	5,588,366

			128,405,715	158,667,017

Total assets			251,266,769	235,246,814

Current liabilities:
Trade and other payables	19		57,684,232	49,234,048
Amount due to Sky Solar Holdings Co., Ltd.	12		—	162,774
Amounts due to other related parties	20		21,988,079	1,743,064
Amounts due to customers for contract work			1,234,213	1,572,917
Taxes payable			9,671,601	6,909,682
Borrowings	21		40,074,998	46,071,780
Deferred revenue	22		—	264,737

			130,653,123	105,959,002

Non-current liabilities:
Borrowings	21		16,400,277	20,893,214
Amounts due to other related parties	20		796,437	—
Deferred revenue	22		—	1,523,746
Other non-current liabilities	24		5,312,768	5,389,670

			22,509,482	27,806,630

Total liabilities			153,162,605	133,765,632

Total assets less total liabilities			98,104,164	101,481,182

Equity:
Share capital	25		—	—
Reserves			98,104,068	101,512,376

Equity attributable to owners of the Company			98,104,068	101,512,376
Non-controlling interests			96	(31,194)

Total equity			98,104,164	101,481,182

Total liabilities and equity			251,266,769	235,246,814

SKY SOLAR HOLDINGS, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to owners of the Company
	Share capital	Share-based compensation reserve	Translation reserve	Accumulated losses	Additional paid-in capital	Legal reserve	Total	Non- controlling interests	Total
	US$	US$	US$	US$	US$	US$	US$	US$	US$
			(Note a)			(Note b)
At January 1, 2013	—	35,592,665	83,757	(19,377,784)	—	—	16,298,638	79,679	16,378,317

Loss for the period	—	—	—	(19,848,764)	—	—	(19,848,764)	(41)	(19,848,805)
Other comprehensive (expense) income for the period	—	—	(1,005,087)	—	—	—	(1,005,087)	1,033	(1,004,054)

Total comprehensive (expense) income for the period	—	—	(1,005,087)	(19,848,764)	—	—	(20,853,851)	992	(20,852,859)

Share-based compensation	—	1,497,362	—	—	—	—	1,497,362	—	1,497,362
Transfer to legal reserve (note b)	—	—	—	(24,781)	—	24,781	—	—	—

At June 30, 2013	—	37,090,027	(921,330)	(39,251,329)	—	24,781	(3,057,851)	80,671	(2,977,180)

At January 1, 2014	—	40,721,565	(278,588)	(73,573,332)	130,839,652	394,771	98,104,068	96	98,104,164

Loss for the period	—	—	—	(8,195,295)	—	—	(8,195,295)	(30,327)	(8,225,622)
Other comprehensive income (expense) for the period	—	—	392,765	—	—	—	392,765	(963)	391,802

Total comprehensive income (expense) for the period	—	—	392,765	(8,195,295)	—	—	(7,802,530)	(31,290)	(7,833,820)

Share-based compensation	—	275,038	—	—	—	—	275,038	—	275,038
Shareholder's contribution (note c)	—	—	—	—	1,380,800	—	1,380,800	—	1,380,800
Contribution from Sky Power Group Ltd.	—	—	—	—	9,555,000	—	9,555,000	—	9,555,000

At June 30, 2014	—	40,996,603	114,177	(81,768,627)	141,775,452	394,771	101,512,376	(31,194)	101,481,182

Notes:

a.
Exchange differences relating to the translation of the net assets of the Group's (as defined in note 1) foreign operations from their functional currencies to the presentation currency of the Group's unaudited condensed consolidated financial statements are recognized directly in other comprehensive expense and accumulated in the translation reserve. Such exchange differences accumulated in the translation reserve are reclassified to profit or loss on the disposal of the foreign operations.

b.
As stipulated by the relevant laws and regulations for foreign investment enterprises in the Czech Republic ("Czech") and the Kingdom of Spain ("Spain"), companies established in Czech and Spain are required to maintain a legal reserve fund which is non-distributable. Appropriations to such reserve is made out of profit after taxation of the statutory financial statements of these companies at rate of 10% until up to 20% of the equity share of the companies. The legal reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.

c.
On December 31, 2013, the Group has a receivable due from a third party amounting to approximately US$9.6 million (equivalent to European dollar ("EURO") 7 million), which was initially paid on November 2012 to secure an energy project investment opportunity. The Group recognized an impairment loss of approximately US$1.4 million as at December 31, 2013. On June 1, 2014, the Group assigned the creditor's rights of EURO7 million principal and the corresponding interest to Sky Solar (Hong Kong) International Co., Ltd., an entity which is 100% owned and controlled by Mr. Su Weili ("Mr. Su" or the "Founder"), for a consideration of EURO7 million (equivalent to US$9.6 million). The receivable due from Sky Solar (Hong Kong) International Co., Ltd. resulted from this assignment is then settled against the Group's payables due to Sky Solar (Hong Kong) International Co., Ltd. The excess of consideration upon assignment over net book value of the receivable as at June 1, 2014 is considered to be a contribution granted by Mr. Su. and accounted for as a shareholder's contribution.

SKY SOLAR HOLDINGS, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2013	2014
	US$	US$
Operating activities
Loss before taxation	(18,634,722)	(7,809,602)
Adjustments for:
Interest income	(158,458)	(229,277)
Finance costs	1,173,308	1,341,713
Depreciation of property, plant and equipment	208,540	345,800
Depreciation of IPP solar parks	1,110,234	2,403,184
Amortization of intangible assets	59,787	86,167
Provision of warranty	19,956	—
Share-based compensation	1,421,668	275,038
Fair value changes on other non-current liability	—	572,748
Loss on disposal of property, plant and equipment	—	(9,844)
Loss on disposal of intangible assets	192,327	—
Gain on disposal of IPP solar parks	—	(1,338,548)
Impairment loss on IPP solar parks	2,147,751	1,280,457
Impairment loss on amounts due from other related parties	—	2,200,000

Operating cash flows before movements in working capital	(12,459,609)	(882,164)
Decrease in inventories	10,849,099	4,544,462
Decrease in trade and other receivables	5,516,162	32,861,942
Decrease in amounts due from other related parties	19,661,234	3,765,112
Decrease in amounts due from customers for contract work	18,247,007	906,193
Decrease in trade and other payables	(30,558,301)	(19,728,875)
Decrease in amounts due to other related parties	(3,207,124)	(3,164)
(Decrease) increase in amounts due to customers for contract work	(3,377,521)	338,704

Cash generated from operations	4,670,947	21,802,210
Income taxes paid	(3,365,107)	(4,104,220)

Net cash generated from operating activities	1,305,840	17,697,990

 SKY SOLAR HOLDINGS, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

		Six months ended June 30,
	NOTE	2013	2014
		US$	US$
Investing activities
Withdrawal of restricted cash		5,821,693	2,275,109
Placement of restricted cash		(1,261,158)	(1,656,216)
Collection of advances to other related parties		538,697	58,381
Advances to other related parties		(6,027,146)	(489,693)
Interest income received		158,458	229,277
Purchases of property, plant and equipment		(240,738)	(1,055,818)
Purchases of intangible assets		(111,886)	(7,894)
Payments for IPP solar parks and additions in other non-current assets		(27,315,012)	(33,151,841)
Proceeds from disposal of property, plant and equipment		248,916	671,374
Proceeds from disposal of intangible assets		—	190,912
Proceeds from disposal of IPP solar parks		—	3,913,702
Collection of advances to Sky Solar Holdings Co., Ltd.		—	13,266,837

Net cash used in investing activities		(28,188,176)	(15,755,870)

Financing activities
Proceeds from bank borrowings		—	42,141,131
Repayment of bank borrowings		(3,239,916)	(38,228,832)
Proceeds from other borrowings		—	2,296,993
Repayment of other borrowings		—	(1,629,392)
Proceeds from sale and leaseback arrangements		—	5,909,819
Advances from Sky Solar Holdings Co., Ltd.		11,135,210	162,774
Contribution from Sky Power Group Ltd.		—	5,055,000
Advances from other related parties		5,084,961	5,756,354
Repayment of advances from other related parties		(64,230)	(14,608,571)
Proceeds from amounts owed to third parties	24	5,312,768	—
Repayment of amounts owed to third parties	24	—	(495,846)
Interest paid		(1,173,308)	(1,341,713)

Net cash generated from financing activities		17,055,485	5,017,717

Net (decrease) increase in cash and cash equivalents		(9,826,851)	6,959,837
Cash and cash equivalents at beginning of the period		22,237,082	9,741,999
Effects of exchange rate changes on the balance of cash and cash equivalents held in foreign currencies		(767,770)	391,802

Cash and cash equivalents at end of the period		11,642,461	17,093,638

Supplemental information of non-cash transactions:

        The Group recognized a gain of US$1,380,800 as additional paid-in capital as of June 30, 2014 upon the assignment of third party receivables to Sky Solar (Hong Kong) International Co., Ltd., in exchange for a reduction in amounts owed to Sky Solar (Hong Kong) International Co., Ltd.

        Details of non-cash transactions regarding the acquisition of a subsidiary are set out in note 28. Details of the assignment and settlement of amounts due from (to) related parties are set out in note 13.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        Sky Solar Holdings, Ltd. (the "Company", previously named Sky Power Holdings Ltd.) was incorporated on August 19, 2013 as an exempted company with limited liability in the Cayman Islands under the Companies Law of the Cayman Islands. Concurrent with the establishment of the Company, the Company became the holding company of Sky Solar Power Ltd., which is a limited liability entity incorporated in the British Virgin Islands ("BVI") and its subsidiaries (together with the Company hereinafter collectively referred to as the "Group"). Sky Solar Holdings Co., Ltd. ("Sky Solar Holdings") which is controlled by Mr. Su Weili ("Mr. Su" or the "Founder"), the founder of the Group, was the holding company of Sky Solar Power Ltd. immediately before the establishment of the Company. The immediate holding company of the Company is Sky Power Group Ltd., which was incorporated on June 24, 2013 as an exempted company with limited liability in the Cayman Islands. The ultimate holding company is Flash Bright Power Ltd., which is a private limited entity established in the BVI and is controlled by Mr. Su. Accordingly, the assets and liabilities of the Group are the same immediately before and after the reorganization. This legal reorganization, whereby the Company and Sky Power Group Ltd. were established as intermediate entities between Sky Solar Holdings and Sky Solar Power Ltd., through a one-to-one share swap, has been accounted for as a reorganization of entities under common control. The assets and liabilities of the Group are the same immediately before and after the legal reorganization and the financial statements of the Company have been presented as if the legal reorganization was consummated on the first date of the periods presented.

        The Company is a holding company. The subsidiaries of the Company are principally engaged in the following activities: (i) sell electricity generated from solar parks owned by the Group as independent power producer ("IPP"); (ii) solar energy system sales, which include sales of pipeline (including obtaining permits required for solar power projects and sourcing of solar modules) and provision of engineering, construction and procurement services ("Pipeline plus EPC"), as well as building and transferring of solar parks ("BT"); (iii) others, which mainly include provision of operating and maintenance services for solar parks ("Provision of O&M services") and sales of solar modules.

        The unaudited condensed consolidated financial statements are presented in United States dollars ("US$"), which is the functional currency of the Company. The functional currencies of the subsidiaries of the Company are the currencies in which the transactions of principal operations of each subsidiary are predominantly denominated. These financial statements have been approved for issuance by the Board of Directors of the Company on August 26, 2014.

        The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company's ability to operate profitably, generate cash flows from operations and/or arrange adequate financing to support its working capital requirements. As of June 30, 2014, the Group's current liabilities exceeded its current assets by approximately US$29.4 million. In addition, for the six months ended June 30, 2014, the Group incurred net losses of approximately US$8.3 million. Furthermore, as disclosed in note 30 to the unaudited condensed consolidated financial statements, the Group has committed to capital expenditure of US$11.7 million in the next twelve months relating to the construction of IPP solar parks contracted for but not provided in the unaudited condensed consolidated financial statements as of June 30, 2014.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        These facts raise questions regarding the Group's ability to continue as a going concern. In order to manage the Group's working capital requirements, management reviews the forecasted cash flows of the Group on an on-going basis to ensure that the Group will have sufficient working capital from internally generated cash flows and proceeds from financing activities, if required, in order to fund the Company's working capital and capital expenditure requirements. In addition, subsequent to June 30, 2014, the Group's Founder, Mr. Su has committed to continue to provide financial supports to the Group by (1) committing not to withdraw pledged bank deposits of approximately US$45 million related to the Group's outstanding short-term bank borrowings of approximately US$42 million until December 31, 2015; and (2) committing to loan US$42 million to the Group, should the bank call the aforementioned short-term loans and there are no other new bank facilities available. Based on the above factors, management believes that adequate sources of liquidity will exist to fund the Company's working capital and capital expenditures requirements, and to meet its short term debt obligations and other liabilities and commitments as they fall due.

2. SIGNIFICANT ACCOUNTING POLICIES

        The unaudited condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34 "Interim Financial Reporting" issued by the International Accounting Standards Board (the "IASB") as well as the rules and regulations of the Security and Exchange Commission.

        The unaudited condensed consolidated financial statements should be read in conjunction with the Group's consolidated financial statements for the years ended December 31, 2011, 2012 and 2013, which have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the IASB. The accounting policies used in the unaudited condensed consolidated financial statements are consistent with those followed in the preparation of the Group's consolidated financial statements for the years ended December 31, 2011, 2012 and 2013, except as described below.

Application of new interpretation and amendments to IFRSs

        In the current interim period, the Group has applied, for the first time, the following new interpretation and amendments to IFRSs issued by IASB that are relevant for the preparation of the Group's unaudited condensed consolidated financial statements:

Amendments to IFRS 10, IFRS 12 and IAS 27	Investment Entities
Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets
Amendments to IAS 39	Novation of Derivatives and Continuation of Hedge Accounting
IFRIC 21	Levies

        The application of the above new interpretation and amendments to IFRSs in the current interim period has had no material effect on the amounts reported in these unaudited condensed consolidated

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statements and/or disclosures set out in these unaudited condensed consolidated financial statements.

Application of additional accounting policies for the six months ended June 30, 2014

        The Group has adopted below accounting policies, in addition to those followed in the preparation of the Group's consolidated financial statements for the years ended December 31, 2011, 2012 and 2013. These accounting policies are all related to transactions newly occurred during the six months ended June 30, 2014.

Investment property

        Investment property are properties held to earn rentals and/or for capital appreciation (including property under construction for such purposes). Investment properties are measured initially at cost, including transaction costs. Subsequent to initial recognition, investment properties are measured at cost, less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

        An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

Leasing

        Leases are classified as finance lease whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessor

        Contingent rental arising under operating leases are recognized as rental income in the period in which they are incurred. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized on a straight-line basis over the lease term.

IPP solar parks—the Group as lessor

        For IPP solar parks where customers purchase electricity from the Group under power purchase agreements in certain countries, facts and circumstances of the Feed-in-Tariff policies were changed mandatorily which triggered re-assessment on accounting for these agreements. As a result, the newly issued Feed-in-Tariff policies may indicate that it is remote that one or more parties other than the purchaser will take more than an insignificant amount of the output or other utility that will be produced or generated by the asset during the term of the arrangement, and the price that the purchaser will pay for the output is neither contractually fixed per unit of output nor equal to the current market price per unit of output as of the time of delivery of the output. These agreements will be accounted for under such circumstance pursuant to IFRIC 4, Determine whether an Arrangement Contains a Lease and IAS 17, Leases as an operating lease. Revenue is recognized based upon the amount of electricity delivered as determined by remote monitoring equipment at rates specified under

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

the contracts, assuming all other revenue recognition criteria are met. The rental income from operating lease of these IPP solar parks is presented as electricity generation income in note 3. There is no minimum lease payment since all lease payment is contingent based on actual volume of electricity produced.

The Group as lessee

        Assets held under finance lease are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated statement of financial position as a finance lease obligation.

        Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Group's general policy on borrowing costs. Contingent rentals are recognized as expenses in the periods in which they are incurred.

Sale and leaseback—the Group as lessee

        The Group is a party to sale and leaseback arrangements that provide for the sale of IPP solar parks to fund investors and simultaneously leaseback to the Group the sold solar parks. The sale and leaseback arrangements are in substance finance leases and the lessors provide finance to the Group as the lessee, with the asset as security. The accounting policy for finance lease is described in the above paragraph. The Group recognizes the IPP solar parks as assets under finance leases and records the deferred gross profit in the condensed consolidated statement of financial position as deferred income and amortizes the deferred income over the lease term as a reduction to the depreciation of the solar parks leased back, in the condensed consolidated statements of comprehensive income (expense).

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. REVENUE AND SEGMENT INFORMATION

        An analysis of the Group's revenue generated from its major revenue streams is as follows:

	Six months ended June 30,
	2013	2014
	US$	US$
Related party:
—Solar energy system sales
Provision of construction services under Pipeline plus EPC services (note i)	1,029,532	—
—Others
O&M services (note i)	1,854,679	130,293

	2,884,211	130,293

Non-related party:
—Electricity generation income (notes ii and iv)	2,428,959	11,838,452
—Solar energy system sales
Provision of construction services under Pipeline plus EPC services (note i)	13,846,734	1,200,517
BT (notes ii and iii)	3,965,500	—
—Others
Sales of solar modules (note ii)	632,723	138,828
O&M services (note i)	—	1,114,274

	20,873,916	14,292,071

	23,758,127	14,422,364

Notes:

i.
Represents the rendering of services.

ii.
Represents the sale of goods.

iii.
The Group conducted BT business in the six months ended June 30, 2013 and did not sell any solar parks in the six months ended June 30, 2014.

iv.
Included in the electricity generation income is contingent rental income of approximately nil and US$6.9 million during the six months ended June 30, 2013 and 2014, respectively, generated from IPP solar parks in certain countries where power purchase agreements are considered to be an operating lease.

        Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has one operating segment which is the development and operation of solar parks and related business activities.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. REVENUE AND SEGMENT INFORMATION (Continued)

        An analysis of the Group's revenue from external customers generated in different locations of the operation is as follows:

	Revenue from external customers Six months ended June 30,
	2013	2014
	US$	US$
Hellenic Republic ("Greece")	8,162,280	6,431,500
Japan	4,527,048	3,785,250
Czech	1,655,301	2,279,700
Canada	1,143,057	1,163,910
Republic of Bulgaria ("Bulgaria")	7,410,840	454,807
Spain	226,878	177,849
Federal Republic of Germany ("Germany")	369,851	129,348
Republic of Italy ("Italy")	262,872	—

	23,758,127	14,422,364

        An analysis of the Group's non-current assets in different geographical locations is as follows:

	Non-current assets (note)
	At December 31, 2013	At June 30, 2014
	US$	US$
Japan	37,503,454	60,141,756
Greece	48,710,796	49,357,671
Czech	20,855,924	19,961,373
Republic of Chile ("Chile")	—	8,807,629
Spain	11,872,844	9,220,077
People's Republic of China ("PRC")	725,220	665,697
Canada	104,091	3,396,508
Bulgaria	178,854	141,298
Other countries	2,322,533	2,599,959

	122,273,716	154,291,968

Note:

Non-current assets excluded deferred tax assets and amounts due from other related parties.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. REVENUE AND SEGMENT INFORMATION (Continued)

        An analysis of the Group's revenue from major customers is as follows:

	Revenue from external customers Six months ended June 30,
	2013	2014
	US$	US$
Customer A	*	5,367,518
Customer B	*	2,130,908
Customer C	*	1,989,641
Customer D	11,609,260	*
Customer E	3,965,500	*
Customer F	2,775,569	*

*
The corresponding revenue does not contribute over 10% the total revenue of the Group in the respective periods.

4. OTHER OPERATING INCOME

	Six months ended June 30,
	2013	2014
	US$	US$
Gain on disposal of IPP solar parks (note)	—	1,338,548
Others	135,362	104,318

	135,362	1,442,866

Note:

  On March 26, 2014, the Group sold IPP solar parks in Japan to third parties for total consideration of approximately US$3.9 million. The total cost of the solar parks disposed was approximately US$2.6 million (equivalent to Japanese Yen ("JPY") 263 million). The Group recognized total net gain on disposal of these IPP solar parks amounting to approximately US$1.3 million.

5. INVESTMENT INCOME

	Six months ended June 30,
	2013	2014
	US$	US$
Interest income	155,847	145,811
Interest income from amounts due from related parties	2,611	83,466
Others	100,720	—

	259,178	229,277

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. OTHER GAINS AND LOSSES

	Six months ended June 30,
	2013	2014
	US$	US$
Net foreign exchange losses	(3,168,965)	(116,617)
Loss on disposal of intangible assets	(192,327)	—
Fair value changes on other non-current liability (note 24)	—	(572,748)
Others	80,979	154,901

	(3,280,313)	(534,464)

7. FINANCE COSTS

	Six months ended June 30,
	2013	2014
	US$	US$
Interest on:
Bank borrowings	627,719	957,375
Other borrowings	—	384,338
Amounts due to Sky Solar Holdings	545,589	—

Total borrowing costs	1,173,308	1,341,713

8. STAFF COSTS, ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES

        Loss before taxation has been arrived at after charging:

	Six months ended June 30,
	2013	2014
	US$	US$
Total staff costs:
Directors' emoluments:
Salaries and other benefits	160,236	150,000
Retirement benefits scheme contributions	8,286	—
Share-based compensation	885,083	—

	1,053,605	150,000

Others staff:
Other staff costs	3,885,052	3,009,720
Retirement benefits scheme contributions	312,515	234,688
Share-based compensation	536,585	275,038

	4,734,152	3,519,446

Total staff costs	5,787,757	3,669,446

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. STAFF COSTS, ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES (Continued)

	Six months ended June 30,
	2013	2014
	US$	US$
Depreciation of property, plant and equipment	208,540	345,800
Amortization of intangible assets	59,787	86,167
Auditor's remuneration	30,978	144,747
Legal and professional fees	5,759,644	2,203,462
Share-based compensation	1,357,845	275,038
Salaries and other benefits	3,895,807	3,026,077
Retirement benefits scheme contributions	320,801	234,688
Rental fee	907,306	718,274
Travelling expense	584,332	497,010
Office Supplies	744,247	781,392
Others	816,713	790,443

Total administrative expenses	14,686,000	9,103,098

Cost of developing permits, purchasing modules and other equipment	2,206,790	410,103
Cost of rendering construction services	15,090,022	1,073,271
Depreciation of IPP solar parks	1,110,234	2,403,184
O&M subcontracting cost	1,377,733	1,483,867
Other tax expenses	430,378	1,955,854
Share based compensation	63,823	—
Warranty costs	19,956	—
Land lease costs	—	782,118
Other cost	—	179,127

Total cost of sales and services	20,298,936	8,287,524

9. INCOME TAX EXPENSE

	Six months ended June 30,
	2013	2014
	US$	US$
Current tax	1,500,415	1,428,882
Deferred tax (note 18)	(286,332)	(1,012,862)

	1,214,083	416,020

        Income tax of Bulgaria, Germany, Greece, Canada, Japan and Hong Kong is calculated at 10%, 30%, 26%, 26.5%, 38% and 16.5%, respectively, of the estimated assessable profit of respective Group's subsidiaries for the periods presented. Taxation arising in other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. DIVIDENDS

        No dividend was paid or proposed during the periods presented, nor has any dividend been proposed since the end of the each reporting period.

11. LOSS PER SHARE

        The calculation of the basic loss per share attributable to the owners of the Company is calculated by dividing the Company's loss for the purpose of basic loss per share of US$19,848,764 and US$8,195,295, for the six months ended June 30, 2013 and 2014 respectively, by the number of ordinary shares for the purpose of basic loss per share of 339,196,670 shares.

        Following the approval of the Company's Board on September 10, 2014, the Company issued 339,196,669 ordinary shares to Sky Power Group Ltd. for nominal consideration. The issuance is considered in substance a share split. All share and per share information, including the basic and diluted earnings (loss) per share calculation for all periods presented have been retrospectively adjusted based on the new number of shares.

        Diluted loss per share is the same as the basic loss per share as the Company did not have any equity instruments that have dilutive effect on loss per share during the periods presented.

12. AMOUNT DUE FROM (TO) SKY SOLAR HOLDINGS CO., LTD.

	At December 31, 2013	At June 30, 2014
	US$	US$
Amount due from Sky Solar Holdings:
—Current	13,266,837	—

Amount due to Sky Solar Holdings:
—Current	—	162,774

        The unsecured balance as at December 31, 2013 pertains to a one-year term lending, carrying interest of 3% per annum and due on July 24, 2014. The balance was repaid by Sky Solar Holdings in June 2014, before the due date.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. AMOUNTS DUE FROM OTHER RELATED PARTIES

	NOTES	At December 31, 2013	At June 30, 2014
		US$	US$
Current:
Trade
Risensky Solar (as defined below) and its subsidiaries	a	1,435,889	1,226,998
China New Era (as defined below) and its subsidiaries	b	13,487,487	8,002,409

		14,923,376	9,229,407
Less: allowance for doubtful debts	b	—	(1,970,000)

		14,923,376	7,259,407
Non-Trade
China New Era (as defined below)	b	381,282	462,459
Risensky Solar (as defined below) and its subsidiaries	a, c	4,030,990	4,872,954
Sky Solar (Hong Kong) International Co., Ltd.	d	362,550	2,223,791
Sky Solar New Energy Investment Limited	e	1,233,694	1,613,474
Tany International (Hong Kong) Co., Ltd.	e	915,744	909,484
Sky Global Solar S.A.	f	—	9,124
SWL Flash Bright Limited	g	6,373	6,294

		6,930,633	10,097,580
Less: allowance for doubtful debt	b	—	(230,000)

		6,930,633	9,867,580

		21,854,009	17,126,987

Non-Current:
Non-Trade
China New Era (as defined below) and its subsidiaries	b, h	1,789,225	—
RisenSky Solar (as defined below) and its subsidiaries	a	894,006	—

		2,683,231	—

Notes:

(a)
RisenSky Solar Energy S.a.r.l. ("RisenSky Solar") is an associate of the Group.

(b)
China New Era International Limited ("China New Era") is an associate of Sky Solar Holdings and considered as a related party of the Group. The allowance for doubtful debts as of June 30, 2014 represents impairment loss on amounts due from China New Era provided during the six months ended June 30, 2014.

(c)
Included in the balance represented carrying amount of US$2.3million as at December 31, 2013 and June 30, 2014, respectively, which carried interest at 3.0% per annum.

(d)
Sky Solar (Hong Kong) International Co., Ltd. is an entity which is 100% owned and controlled by Mr. Su.

(e)
The entity is controlled by Mr. Su.

(f)
Mr. Su holds 40% equity interests in Sky Global Solar S.A. Mr. Su has significant influence over the entity, and as such, is considered a related party.

(g)
SWL Flash Bright Limited is a 100% owned subsidiary of Sky Solar (Hong Kong) International Co., Ltd.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. AMOUNTS DUE FROM OTHER RELATED PARTIES (Continued)

(h)
The loan amount is unsecured and bears interest at a rate of 5.00% per annum. It was originally repayable in 2018, but it was settled in the six months ended June 30, 2014.

        Other than the non-current amounts which mature after one year in accordance with their contractual terms, from the end of reporting period, the remaining balances are repayable on demand. Save as disclosed above, the balances are unsecured and interest-free.

        Amounts due from other related parties which are non-trading in nature mainly represented loans or advances to these related parties by the Group and are uncollateralized and non-interest bearing.

        For the trade-related balance, the Group evaluates and allows credit period up to one year to related parties from the date of invoice on a case-by-case basis. No impairment losses were provided by the Group in respect of the amounts due from other related parties during the periods presented based on the creditworthiness of these related parties and/or the satisfactory repayment history.

        During the six months ended June 30, 2014, the Group has entered into several arrangements to settle its amounts due from (to) other related parties including:

i)
The Group received payments from Sky Solar Holdings amounting to approximately US$14 million, and then repaid back to Sky Solar (Hong Kong) International Co., Ltd. to settle its amounts due to Sky Solar (Hong Kong) International Co., Ltd.

ii)
The Group assigned the creditor's rights of approximately US$9.6 million due from a third party to Sky Solar (Hong Kong) International Co., Ltd. After the assignment, the Group has increased its amounts due from Sky Solar (Hong Kong) International Co., Ltd. by approximately US$9.6 million. Details of this transaction are set out in note 14.

iii)
The receivable due from Sky Solar (Hong Kong) International Co., Ltd. of approximately US$7.7 million was settled against the Group's amounts due to Sky Solar (Hong Kong) International Co., Ltd. of US$3.9 million, amounts due to the Founder of US$0.8 million and amounts due to Beijing Sky Solar Investment Management Co., Ltd. of US$3.0 million, according to several assignment and settlement agreement signed among these entities.

iv)
The Group acquired one wholly owned subsidiary of China New Era on January 23, 2014 and assumed liability of amounts due to the Group of US$3.7 million upon acquisition. The liability (note 28) assumed is subsequently offset against the Group's amounts due from the acquired entity.

v)
On January 31, 2014, the Founder and Sky Solar New Energy Investment Limited assigned the creditor's rights of approximately US$0.8 million and US$3.7 million, respectively, to Sky Power Group Ltd. During the six months ended June 30, 2014, Sky Power Group Ltd. provided additional finance of US$5.1 million through cash to the Company, thus caused the Company's amounts due to Sky Power Group Limited of US$5.1 million additionally. On June 30, 2014, the Company and Sky Power Group Ltd. entered into an agreement pursuant to which Sky Power Group Ltd. waived repayment of all balances due from the Group with total carrying amount of US$9.6 million, which is recorded as a contribution to equity and classified as additional paid in capital in the consolidated statement of changes in equity.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. TRADE AND OTHER RECEIVABLES

	At December 31, 2013	At June 30, 2014
	US$	US$
Trade receivables	47,775,570	27,279,152
Less: allowance for doubtful debts	(2,951,369)	(810,947)

Trade receivables, net	44,824,201	26,468,205
Deposits	1,575,310	941,385
Value-added tax recoverable	4,910,698	2,430,738
Prepaid assets and prepayments	5,945,472	5,195,912
Deposits on project assets (note)	9,665,600	—
Others	1,166,088	2,100,840
Less: allowance for doubtful debts (note)	(1,380,800)	—

	66,706,569	37,137,080

Note:

The balance as of December 31, 2013 represents an amount receivable from a third party to the Group of approximately US$9.6 million (equivalent to EURO7 million), which was initially paid to secure an energy project investment opportunity and carried interest at a rate of 8.00% per annum. The amount was originally due on March 2013. However, no repayment was made by the counterparty on the due date, after negotiations, the Group agreed to extend the repayment period to 2014. The Group continues to pursue various means to recover the amount owed. As a result of being unable to collect the balance as expected, the Group recognized an amount of impairment losses of approximately US$1.4 million, which represented the difference between the carrying amount of the balance and present value of the estimated future cash flows discounted at the asset's original effective interest rate.

On June 1, 2014, the Group assigned the creditor's rights to the EURO7 million principal and the corresponding interest to Sky Solar (Hong Kong) International Co., Ltd., an entity which is 100% owned and controlled by Mr. Su, for a consideration of EURO7 million (equivalent to US$9.6 million). In exchange for the assignment of these rights, the Group was deemed to have settled payable due to Sky Solar (Hong Kong) International Co., Ltd. The excess of consideration received (settlement of payables totalling US$1,38 million) over the carrying amount of this receivable as at December 31, 2013 was deemed to be a contribution and was accounted for as a shareholder's contribution amounting to US$1,380,800.

        The Group allows credit periods of up to one year to certain customers on a case-by-case basis. Trade receivables of the Group are assessed to be impaired individually with reference to the nature of trading balances, length of credit period offered by the Group to the customers and historical recoverability of the balances.

        No interest is charged on trade receivables. The Group does not have collateral over the balances. Before accepting any new customer, the management of the Group will assess the potential customer's credit quality and grant credit limits to each customer.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. TRADE AND OTHER RECEIVABLES (Continued)

        Movements in the allowance for doubtful debts of trade and other receivables during the periods presented are as follows:

	At December 31, 2013	At June 30, 2014
	US$	US$
Balance at beginning of period	810,947	4,332,169
Impairment losses recognized on receivables	3,521,222	—
Write offs	—	(3,521,222)

Balance at end of the period	4,332,169	810,947

        The allowance for doubtful debt at the end of each reporting period represented individually impaired receivables which were due from debtors with either financial difficulties or who have defaulted on their payment obligation. Included in the Group's trade receivables balance were debtors with aggregate carrying amounts of approximately US$87,461 and US$116,666 at December 31, 2013 and June 30, 2014, respectively, which were past due, but the Group did not provide for impairment losses based on an assessment of the debtors' credit worthiness. The balances were substantially recovered. There are no other trade receivable balances past due at the end of reporting date.

        The balances that are neither past due nor impaired as at the end of each reporting period are considered to be of good credit quality.

        In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the debtor from the date credit was initially granted up to the end of each reporting period.

15. INVENTORIES

	At December 31, 2013	At June 30, 2014
	US$	US$
Solar modules	5,430,536	789,789
Solar parks completed or under development which are held for sale	2,252,928	2,349,213

	7,683,464	3,139,002

16(A). PROPERTY, PLANT AND EQUIPMENT, INVESTMENT PROPERTY

        During the six months ended June 30, 2014, the Group spent approximately US$889,000 and US$167,000 on furniture and fixtures and motor vehicles, respectively.

        During the six months ended June 30, 2013, the Group spent approximately US$106,000, US$69,000 and US$66,000 on motor vehicles, leasehold improvement and furniture and fixtures, respectively.

        During the six months ended June 30, 2014, the Group transferred two pieces of land with carrying amount of approximately US$315,000 (equivalent to JPY32,147,900) from IPP solar parks to investment property. This is related to the sales transactions of two IPP solar parks assets, together with a lease of

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16(A). PROPERTY, PLANT AND EQUIPMENT, INVESTMENT PROPERTY (Continued)

the land on which the solar parks are located, to third party customers. The land, being accounted for as investment property, has indefinite useful lives and is measured at costs less accumulated impairment losses, if any. The lease of land is an operating lease in nature and the future minimum lease payments under non-cancellable operating leases is disclosed in note 29.

16(B). IPP SOLAR PARKS

        At the end of each reporting period, the Group's solar parks, which are held for use, consisted of the following:

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
	US$	US$	US$
COST
At January 1, 2014	18,147,415	130,061,254	148,208,669
Additions	28,927,294	1,788,483	30,715,777
Transfer	(9,075,123)	9,075,123	—
Transfer to investment property (note 16(A))	—	(315,557)	(315,557)
Acquisition of a subsidiary (note 28)	—	3,557,420	3,557,420
Disposal (note 4)	—	(2,575,154)	(2,575,154)
Exchange adjustments	(258,911)	(264,827)	(523,738)

At June 30, 2014	37,740,675	141,326,742	179,067,417

DEPRECIATION AND IMPAIRMENT
At January 1, 2014	—	28,703,050	28,703,050
Provided for the period	—	2,403,184	2,403,184
Impairment provided for the period	—	1,280,457	1,280,457
Exchange adjustments	—	(147,582)	(147,582)

At June 30, 2014	—	32,239,109	32,239,109

CARRYING VALUES
At January 1, 2014	18,147,415	101,358,204	119,505,619

At June 30, 2014	37,740,675	109,087,633	146,828,308

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16(B). IPP SOLAR PARKS (Continued)

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
	US$	US$	US$
COST
At January 1, 2013	7,717,140	38,177,734	45,894,874
Additions	28,831,758	—	28,831,758
Transfer	(20,659,401)	20,659,401	—
Exchange adjustments	(967,457)	(2,440,868)	(3,408,325)

At June 30, 2013	14,922,040	56,396,267	71,318,307

DEPRECIATION AND IMPAIRMENT
At January 1, 2013	—	2,500,140	2,500,140
Provided for the period	—	1,110,234	1,110,234
Impairment provided for the period	—	2,147,751	2,147,751
Exchange adjustments	—	(377,104)	(377,104)

At June 30, 2013	—	5,381,021	5,381,021

CARRYING VALUES
At January 1, 2013	7,717,140	35,677,594	43,394,734

At June 30, 2013	14,922,040	51,015,246	65,937,286

        Depreciation is calculated using the straight-line method over the estimated useful lives of 20 years for completed solar parks.

        As at December 31, 2013 and June 30, 2014, the solar parks with carrying amounts of approximately US$20.9 million and US$20.0 million, respectively, were pledged by the Group to secure bank borrowings with carrying amounts of approximately US$17.3 million and US$16.6 million, respectively. In addition, equity interests of an indirect wholly-owned subsidiary of the Company which held several IPP solar parks in Czech and trade receivables arising out of the business relations were pledged to a bank as at December 31, 2013 and June 30, 2014 to secure the respective borrowings.

        The management of the Group regards each operational solar park generating electricity income as a cash generating unit ("Cash Generating Unit") for impairment testing purpose. A Cash Generating Unit is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the Cash Generating Unit may not be recoverable.

        The recoverable amounts of the Cash Generating Units are determined from value in use calculations. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market. The key assumptions for the value in use calculations regarding the discount rates, growth rates and expected changes to electricity income to be generated and direct costs during the forecasted period.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16(B). IPP SOLAR PARKS (Continued)

Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market.

        Through June 30, 2013, one solar park in Greece was connected to local grid later than expected due to the technical difficulties encountered, which resulted in a reduction in the price of electricity, to be paid to the solar park under the terms of the PPA, in accordance with the local laws. During the six months ended June 30, 2013, this IPP solar park in Greece was evaluated for impairment based on changed estimation of future effective production hours, which resulted in lower-than-expected yield of the IPP solar parks held. The cash flow projections for these solar parks were prepared by management based on financial budgets covering a 20-year period, and a discount rate of 13.6%. The discount rate reflects current market conditions including a risk premium for the respective countries where the solar park is located and the related solar industry market, after taking into account the weighted average cost of capital. As a result, an impairment loss of US$2,147,751 was recorded by the Group. The remaining carrying value of the impaired IPP solar park is US$2,446,990 (equivalent to approximately EURO1.7 million) as of June 30, 2013.

        As at December 31, 2013, the Greek National Grid Company, a governmental body, was not able to settle amounts payable under existing power purchase agreements ("PPAs") on a timely manner in accordance with the settlement terms of the agreements due to liquidity issues. In April 2014, the Greek government passed a law to reduce the Feed-in Tariffs in effect on existing PPAs by approximately 30% and placed a price discount on electricity sold in 2013 in order to resolve the liquidity issue facing the Greek National Grid Company. In January 2014 before the issuance of the new law, the Group acquired three operating solar parks from China New Era for their net book value. On March 31, 2014, certain IPP solar parks in Greece were evaluated for impairment based on these changes in market conditions which resulted in lower-than-expected yield for the IPP solar parks held and increased direct costs of operations. The cash flow projections for these solar parks were prepared by management based on financial budgets covering a 20-year period, and a discount rate of 13.6%. As a result, an impairment loss of US$1,280,457 was recorded by the Group. The remaining carrying value of the impaired IPP solar park is US$2,603,666 (equivalent to approximately EURO2.0million) as of June 30, 2014.

        As of June 30, 2014, IPP solar parks with carrying amount of approximately US$55.4 million contained power purchase arrangements that were in substance accounted for as operating leases. There is no minimum lease payment associated with these agreements, as all of the lease payments are contingent based on actual volume of electricity produced.

        During the six months ended June 30, 2014, two IPP solar parks were sold and simultaneously leased back by the Group under finance lease, with a total carrying amount of approximately US$6,029,000 as of June 30, 2014. The leaseback payables are secured by IPP solar parks under lease.

        Included in the Group's IPP solar parks are land acquired by the Group with carrying amounts of approximately US$8.5 million and US$11.3 million, respectively, as at December 31, 2013 and June 30, 2014. The land leases are freehold land with indefinite useful lives and stated at costs less accumulated impairment losses, if any.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INTERESTS IN ASSOCIATES

        As at December 31, 2013 and June 30, 2014, the Group had interests in the following associates:

				Proportion of nominal value of issued capital held
		Place of incorporation/ principal place of incorporation				Proportion of voting power held
			Class of shares held
Name of entity	Form of entity			2012	2013	2012	2013	Principal activities
RisenSky Solar	Limited liability	Luxemburg	Ordinary	30%	30%	30%	30%	Operating entity engaged in the investment, construction, financing and management of solar parks

        The cost of investment in RisenSky Solar has been reduced to nil as a result of recording the Company's share of the net losses of the associate and unrealized gains from sales to the associate as at December 31, 2012, and to date, the balance remains nil.

18. DEFERRED TAX ASSETS

        The following are the major deferred tax assets recognized and movements thereon during the periods presented:

Tax losses
US$
At January 1, 2014	3,448,768
Credit to profit or loss	1,012,862
Exchange differences	(86,581)

At June 30, 2014	4,375,049

At January 1, 2013	2,696,888
Credit to profit or loss	286,332
Exchange differences	(128,448)

At June 30, 2013	2,854,772

        As at December 31, 2013 and June 30, 2014, the Group has unused tax losses of approximately US$66.5 million and US$63.9 million, respectively, available for offset against future profits that may be carried forward indefinitely. No deferred tax asset has been recognized in respect of the tax losses due to the unpredictability of future profit streams.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. TRADE AND OTHER PAYABLES

	At December 31, 2013	At June 30, 2014
	US$	US$
Trade payables	38,172,412	25,697,928
Other payables	9,525,140	7,707,341
Warranty provision to customers for supply of modules	1,406,945	1,406,945
Other accrued expenses	4,840,894	3,196,748
Other tax payables	3,565,672	5,169,509
Advances from customers	173,169	6,055,577

	57,684,232	49,234,048

        The credit periods on purchases of goods range from three months to a year.

        Movements in the warranty provision balance for provision of modules during the periods presented are as follows:

	At December 31, 2013	At June 30, 2014
	US$	US$
Balance at beginning of period	758,482	1,406,945
Provided for the period	648,463	—

Balance at end of the period	1,406,945	1,406,945

        The Group is obliged to provide limited warranties to its customers of solar projects with respect to certain levels of performance. The Group is able to determine, at the point of delivery, that the solar projects are performing in accordance with the contractual terms and as such no warranties are provided for. To date, the Group has not experienced any significant claims. Included in other payables as at December 31, 2013 was a provision of US$503,992 arising from a litigation brought against the Group. The litigation relates to a circumstance in which the Group did not proceed with a contract to purchase of certain photovoltaic licenses in Greece from a third party permits developer. The original claim raised by this third party was approximately US$10 million (equivalent to approximately EURO7 million). Based on legal advice, the management of the Group believes the most likely outcome would be for the Company to pay for the damages will ultimately be limited to the plaintiff's actual losses, which amount to US$503,992 (equivalent to EURO365,000). Based on current assessment, the outcome of this case will not be determined before 2016. The provision of US$571,662 is based on management's reassessment of the facts surrounding the case as of June 30, 2014.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. AMOUNTS DUE TO OTHER RELATED PARTIES

	NOTES	At December 31, 2013	At June 30, 2014
		US$	US$
Current:
Trade
China New Era		221,431	218,267

Non-Trade
Sky Solar (Hong Kong) International Co., Ltd.		13,931,539	304,648
Sky Global Solar S.A.		163,017	238,182
Sky Solar New Energy Investment Limited		3,619,664	—
Panquick Limited	a	229,821	235,444
RisenSky Solar and its subsidiaries		9,206	9,074
Tany International (Baoding) Solar Electric Co., Ltd	b	10,000	10,000
The Founder		—	318,459
Beijing Sky Solar Investment Management Co., Ltd.	b	3,803,401	408,990

		21,766,648	1,524,797

		21,988,079	1,743,064

Non-current:
Non-Trade
The Founder	c	796,437	—

Notes:

(a)
Mr. Su holds 50% equity interests in Panquick Ltd. and has significant influence in Panquick Ltd., and as such is considered a related party.

(b)
The entity is controlled by Mr. Su.

(c)
The balance is unsecured and bears no interest. It was originally repayable in 2018, but it was settled during the six months ended June 30, 2014.

        For trade amounts due to other related parties, the credit periods on purchases of goods range from 90 to 365 days.

        For non-trade amounts due to Sky Solar (Hong Kong) International Co., Ltd. amounting to US$13.9 million as at December 31, 2013: (1) US$6.6 million is a liability assigned from Chiloe a.s. to the Group to settle the consideration receivable from an independent third party on disposal of Chiloe a.s.; (2) US$7.3 million represents borrowings obtained by the Company from Sky Solar (Hong Kong) International Co., Ltd. with no specific repayment terms. The debt of US$9.7 million has been repaid by the Company to Sky Solar (Hong Kong) International Co., Ltd. during the six months ended June 30, 2014.

        Non-trade amount due to Sky Solar New Energy Investment Limited amounting to US$3.6 million as at December 31, 2013 represented payments made by Sky Solar New Energy Investment Limited on behalf of the Group, for operating expenses incurred by the Company such as rental fees. There are no specific repayment terms. The debt has been repaid by the Company to Sky Solar New Energy Investment Limited during the six months ended June 30, 2014.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. BORROWINGS

	At December 31, 2013	At June 30, 2014
	US$	US$
Bank borrowings	54,845,883	58,758,182
Other borrowings	1,629,392	2,296,993
Finance lease liabilities (note 23)	—	5,909,819

	56,475,275	66,964,994

Secured	54,845,883	64,668,001
Unsecured	1,629,392	2,296,993

	56,475,275	66,964,994

Variable-rate borrowings	17,354,485	16,617,051
Fixed-rate borrowings	39,120,790	50,347,943

	56,475,275	66,964,994

Carrying amount repayable:
Within one year	40,074,998	46,071,780
More than one year but not exceeding two years	991,757	1,679,385
More than two years but not exceeding five years	3,215,636	5,327,650
More than five years	12,192,884	13,886,179

	56,475,275	66,964,994
Less: amounts repayable within one year shown under
current liabilities	(40,074,998)	(46,071,780)

Amounts shown under non-current liabilities	16,400,277	20,893,214

        The amounts due are based on scheduled repayment dates set out in the loan agreements.

        The Group has variable-rate bank borrowings which carried interest at one-month bank interest rate in Czech plus a margin of 3.30 percent per annum as at December 31, 2013 and June 30, 2014.

        The effective interest rates on the Group's borrowings as at December 31, 2013 and June 30, 2014 are as follows:

	At December 31, 2013	At June 30, 2014
	US$	US$
Effective interest rate:
Fixed-rate borrowings	1.65%	1.97%
Variable-rate borrowings	3.87%	3.87%

        As at December 31, 2013, cash and cash equivalents of an entity controlled by Mr. Su of approximately RMB245 million (equivalent to approximately US$38 million) were pledged to a bank for bank borrowings of the Group with carrying amount of approximately US$38 million.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. BORROWINGS (Continued)

        As at June 30, 2014, two entities controlled by Mr. Su pledged cash of RMB275.4 million (equivalent to approximately US$44.8 million) to banks for short-term borrowings of the Group with carrying amount of approximately US$42.1 million.

        As at December 31, 2013 and June 30, 2014, equity interests of an indirectly wholly-owned subsidiary of the Company in Czech, its IPP solar parks and its trade receivables arising out of the business relations were pledged to a bank. Details of this pledge are set out in note 16(B).

22. DEFERRED REVENUE

        The Group recorded the gross profit from the sale and leaseback arrangement (discussed in note 23) as deferred revenue. As of December 31, 2013 and June 30, 2014, the deferred revenue balance related to sale and leaseback arrangement amounts to approximately nil and US$1.79 million, respectively.

23. OBLIGATIONS UNDER FINANCE LEASES

        During the six months ended June 30, 2014, the Group sold two IPP solar parks to fund investors and simultaneously leased back these IPP solar parks, and recognized the transaction as a sale and leaseback. The arrangements are finance leases with one lease term for 7 years, another for 10 years. The IPP solar parks will be transferred to the Group for free at the end of the lease term. The Group's obligations under finance lease are secured by the lessor's title to the leased assets. Interest rate underlying all obligations under the finance lease is fixed at respective contract dates ranging from 0.0654% to 0.1349% per month and lease payment is made monthly.

        There is no such kind of transactions during the six months ended June 30, 2013.

	Minimum lease payments		Present value of minimum lease payments
	At December 31, 2013	At June 30, 2014	At December 31, 2013	At June 30, 2014
	US$	US$	US$	US$
Not later than one year	—	734,953	—	675,608
Later than one year and not later than five years	—	5,434,139	—	5,234,211

	—	6,169,092	—	5,909,819

Less: unrealized finance costs	—	(259,273)

Present value of minimum lease payments	—	5,909,819

Current portion	—	734,953	—	675,608
Non-current portion	—	5,434,139	—	5,234,211

Total	—	6,169,092	—	5,909,819

        The Group prepaid the last three of total seven years and last six of total ten years of lease payments of the lease of approximately US$3.5 million, and recorded the prepayment as other non-current assets in the condensed consolidated statement of financial position.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. OTHER NON-CURRENT LIABILITIES

        During the year ended December 31, 2013, Solar tec. Corporation ("Solar Tech"), a subsidiary of the Group established in Japan and holding IPP solar parks entered into an agreement with two independent third parties and one subsidiary of the Group (the "Parties"). According to the terms of the agreement, the Parties provided approximately US$5.3 million (equivalent to JPY610 million) to Solar Tech at the inception of the agreement and in return are entitled to receive return in the next 20 years from the date of agreement based on an amount specified in accordance with formulas in the agreement. The fair value of this instrument is estimated based on the anticipated operating results and cashflows generated by the related solar parks held by Solar Tech for the contractual period of 20 years.

        The amount is designated as financial liabilities at fair value through profit and loss ("FVTPL") on initial recognition since the amount and timing of return is variable.

        The Company has made accumulated distribution to the investors amounting to approximately US$496,000 (equivalent to JPY50,803,876) for the six months ended June 30, 2014 (six months ended June 30, 2013: nil). The fair value change arising from subsequent measurement of this arrangement amounts to approximately US$573,000 for the six months ended June 30, 2014 (six months ended June 30, 2013: nil), of which approximately US$401,000 (six months ended June 30, 2013: nil) of fair value change is due to reassessment of the discounted cash flows determined by the management each year. The fair value change has been recognized directly in profit or loss for the periods presented.

25. SHARE CAPITAL

        The share capital as at December 31, 2013 and June 30, 2014 represented the fully paid and registered capital of Sky Solar Holdings, Ltd.

The Company	Number of shares	Share capital
		US$
Ordinary shares of US$0.0001 each
Authorized:
On August 19, 2013, December 31, 2013 and June 30, 2014	500,000,000	—

Issued and fully paid:
On August 19, 2013, December 31, 2013 and June 30, 2014	339,196,670	—

        Included in the shares held by Flash Bright Power Ltd. was 67,150,000 shares as at December 31, 2013 and June 30, 2014, respectively, owned by Mr. Su beneficially that could only be transferrable by Mr. Su upon completion of a successful qualified IPO. As a result, the fair values of these relevant shares determined on the grant date of approximately US$43 million will be recognized as share-based compensation and reserve of the Group when the shares of the Company get listed.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. SHARE-BASED COMPENSATION

        For the six months ended June 30, 2013 and 2014, no ordinary shares or share options have been granted to directors or employees of the Group nor have any ordinary shares been granted to consultants for services rendered to the Group.

        In order to provide incentives to directors and eligible employees of the Group's subsidiaries, Mr. Su launched a share award scheme in 2009, which was subsequently modified in 2010 (the "Share Award Scheme"). As at June 30, 2014, all the shares granted under the Share Award Scheme were vested shares and no outstanding shares. As at December 31, 2013, included in the outstanding shares granted under the Share Award Scheme represented 43,830,000 vested shares and 750,000 unvested shares, respectively.

        For the six months ended June 30, 2013 and June 30, 2014, the fair values recognized in relation to the shares and share options granted amounted to US$1,497,362 and US$275,038, respectively, were recorded in the unaudited condensed consolidated financial statements as follows:

	Six months June 30,
	2013	2014
	US$	US$
Cost of sales	139,517	—
Administrative expenses	1,357,845	275,038

	1,497,362	275,038
Less: amounts capitalized in solar parks under construction	(75,694)	—

	1,421,668	275,038

27. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

        Some of the Group's financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used), as well as the level of the fair value hierarchy into which the fair value measurements are categorized (levels 1 to 3) based on the degree to which the inputs to the fair value measurements is observable.

  •
  Level 1 fair value measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities;

  •
  Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

    Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value as at June 30, 2014
			Fair value hierarchy	Valuation technique and key inputs	Significant unobservable inputs (note)
Financial liabilities	31/12/2013	30/06/2014
Agreement on Solar Tech (note 24) classified as other non-current liabilities in the condensed consolidated statement of financial position	Liabilities—US$5,312,768	Liabilities—US$5,389,670	Level 3	Income approach—in this approach, the discounted cash flow method was used to capture the present value of the expected future economic cash outflows to be derived, based on an appropriate discount rate.	Discount rate ranging from 5.3% to 5.6%.

Estimated net change in electricity income and direct costs was taken into account management's experience and knowledge of market conditions of the specific industries.

Growth rate was taken into account management's experience and knowledge of market conditions of the specific industries.

Note:

A 5% increase in the discount rate holding all other variables constant would decrease the carrying amount of the other non-current liabilities by US$150,418 as at June 30, 2014. A 5% increase in estimated net change in electricity income and direct costs would increase the carrying amount of the non-current liabilities by US$237,546 as at June 30, 2014. A 1% increase in the growth rate would increase the carrying amount of the non-current liabilities by US$424,015 as at June 30, 2014.

        There were no transfers between Level 1 and Level 2 in the six months ended June 30, 2013 and 2014.

Fair value measurements and valuation processes

        In estimating the fair value of the financial assets and liabilities of the Group, the management of the Group uses market-observable data to the extent it is available. Where Level 1 inputs are not available, the management of the Group performs the valuation themselves with competent and qualified team members. The team establishes the appropriate valuation techniques and inputs to the model. The Chief Financial Officer reports the valuation findings to the board of directors of the

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

Company regularly to explain the cause of fluctuations in the fair value of the related financial assets and liabilities.

        Information about the valuation techniques and inputs used in determining the fair value of the financial assets and liabilities are disclosed above.

        The management of the Group considers that the carrying amounts of other financial assets and financial liabilities recorded at amortized cost in the unaudited condensed consolidated financial statements approximate their fair values.

28. ACQUISITION OF A SUBSIDIARY

        On January 23, 2014, the Group entered into an agreement with one wholly owned subsidiary of China New Era, to acquire all the shares of this entity which holds three IPP solar parks in Greece with a total consideration of US$95,379 (equivalent to EURO70,485) to increase the Group's capacity of IPP solar parks.

        The assets acquired and the associated liabilities assumed are as follows:

US$
Current assets
Trade and other receivables	261,554
Non-current assets
Solar parks held for own use	3,557,420
Current liabilities
Trade and other payables	(5,513)
Amounts due to the Group	(3,718,082)

Net assets acquired	95,379

Consideration and satisfied by:
Receivables waived (note)	95,379

Net cash outflow arising on acquisition:	—

Note:

The consideration of acquisition has been settled against Group's amounts due from China New Era. No significant acquisition related costs were incurred in the course of the transaction.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. ACQUISITION OF A SUBSIDIARY (Continued)

        The fair value of trade and other receivables at the date of acquisition amounted to US$261,554 which is equal to the gross contractual amounts of those trade and other receivables acquired at the date of acquisition.

        Included in the loss for the period of the Group is net loss amounting to approximately US$934,423 attributable to the additional business generated by the above entity holding IPP solar parks. Revenue for the period included approximately US$210,261 generated from the acquirees.

        Had the acquisition been completed on January 1, 2014, total group revenue for the period would have been US$14,457,408 and loss for the period would have been US$8,381,359. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of operations of the Group that actually would have been achieved had the acquisition been completed on January 1, 2014, nor is it intended to be a projection of future results.

        In determining the "pro-forma" revenue and profit of the Group had the acquirees been acquired at the beginning of the current period, the management of the Group has calculated depreciation of IPP solar parks acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognized in the pre-acquisition financial statements.

29. OPERATING LEASES

The Group as lessee

        Operating leases relate to leases of premises and land with lease term of between 5 to 20 years. The Group does not have an option to purchase the leased land at the expiry of the lease periods.

	Six months June 30,
	2013	2014
	US$	US$
Minimum lease payments paid under operating leases	907,306	1,500,392

        At the end of each reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	At December 31, 2013	At June 30, 2014
	US$	US$
Within one year	2,241,205	3,537,417
In the second to fifth years inclusive	6,492,128	14,242,924
Over five years	21,163,339	37,206,974

	29,896,672	54,987,315

The Group as lessor

        Operating leases relate to the investment property owned by the Group with lease term of 20 years. The leasee does not have an option to purchase the investment property at the expiry of the

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. OPERATING LEASES (Continued)

lease period. At the end of each reporting period, the Group had non-cancellable operating lease receivables as follows:

	At December 31, 2013	At June 30, 2014
	US$	US$
Within one year	—	70,969
In the second to fifth years inclusive	—	283,875
Over five years	—	971,914

	—	1,326,758

        For IPP solar parks in certain countries consists of an operating lease, there is no minimum lease payment since all lease payment is contingent based on actual volume of electricity produced. The contingent rental income the Company recognized amounts to nil and US$6.9 million for the six months ended June 30, 2013 and 2014, respectively. Details of rental income are set out in note 3.

30. CAPITAL COMMITMENT

	At December 31, 2013	At June 30, 2014
	US$	US$
Capital expenditure in respect of the construction of IPP solar parks contracted for but not provided in the unaudited condensed consolidated financial statements	5,299,361	11,743,050

31. RETIREMENT BENEFIT SCHEMES

        The Group operated mainly defined contribution schemes for its qualifying employees.

        The total costs charged to profit or loss of approximately US$320,801 and US$234,688 represent contributions payable to these schemes by the Group in the six months ended June 30, 2013 and 2014, respectively. As at June 30, 2013 and 2014, contributions of US$53,467 and US$39,115 due in respect of the six months ended June 30, 2013 and 2014 had not been paid over the plans, respectively. The amounts were paid subsequent to the end of the reporting period.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

32. RELATED PARTY TRANSACTIONS

        Other than the balances and transactions with related parties as disclosed elsewhere in these unaudited condensed consolidated financial statements, the Group entered into the following significant transactions with related parties:

  (a)
  Sales to related parties

	Six months ended June 30,
	2013	2014
	US$	US$
RisenSky Solar and its subsidiaries	108,642	125,496
Sky Global Solar S.A.	—	4,797
Chaorisky Solar and its subsidiaries	2,775,569	—

	2,884,211	130,293

  (b)
  Purchases from related parties

	Six months ended June 30,
	2013	2014
	US$	US$
Sky Solar New Energy Investment Limited	491,276	—

  (c)
  Consultancy fees paid to the Group

	Six months ended June 30,
	2013	2014
	US$	US$
Sky Solar New Energy Investment Limited	1,681,843	—

  (d)
  Compensation for key management personnel

        The remuneration of directors and other members of key management were as follows:

	Six months ended June 30,
	2013	2014
	US$	US$
Short-term benefits	613,418	605,210
Retirement benefit scheme contributions	30,328	22,196
Share-based payment expense	1,745,958	204,980

	2,389,704	832,386

        The remuneration of directors and key executives is determined by the board of directors having regard to the performance of individuals and market trends.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

32. RELATED PARTY TRANSACTIONS (Continued)

  (e)
  During the six months ended June 30, 2013 and 2014, a key management team member of a group entity provided personal guarantee to a group entity to facilitate the process of obtaining certain operating leases arrangements with amount of approximately US$79,214 and nil, respectively.

  (f)
  During the year ended December 31, 2013, the Group obtained, under a licence agreement entered into between the Group and the Founder for the use of a trademark "Sky Solar". Annual license fee will be based on the lower of HKD10 million and 0.05% of gross revenue of the Group from the year ending December 31, 2014 onwards. During the six months ended June 30, 2013, the Group used that trademark without cost. During the six months ended June 30, 2014, the Group has accrued approximately US$74,241 for using this trademark.

  (g)
  As at June 30, 2014, included in other receivables and other payables are amounts of US$1,356,919 and US$317,446, respectively, which were due from/to ChaoriSky Solar and its subsidiaries.

  (h)
  A managing director of an overseas subsidiary of the Group is appointed by China New Era and ChaoriSky Solar to be the legal representative for its project companies in Greece during the six months ended June 30, 2013 and 2014. The managing director acted in accordance with instructions of China New Era and ChaoriSky Solar. In the opinion of the management of the Group, the arrangement has no material impact to the Group's results and financial position.

  (i)
  On June 1, 2014, the Company assigned the receivables from a third party with carrying amount of US$8.2 million to Sky Solar (Hong Kong) International Co., Ltd., at the consideration of US$9.6 million. The excess of US$1.4 million is considered to be shareholder's contribution. Details of this transaction are set out in note c of the unaudited condensed consolidated statements of changes in equity and note 14.

33. SUBSEQUENT EVENTS

        On September 16, 2014, the Group received a loan of US$5.0 million from Sky Power Group Ltd. for working capital purposes. The loan is interest free and due in one year.

        Sky Solar Japan Co. K.K. ("SSJ"), a wholly owned subsidiary of the Group in Japan, entered into silent partnership agreements that were amended and finalized on October 10, 2014 with two groups of third party investors (the "Silent Partners"), pursuant to which the Silent Partners provided financing and SSJ will develop and operate 21 solar parks with an aggregate capacity of 34.6 MW in Japan (the "SSJ Silent Partnership Assets"). In accordance with the agreements, SSJ contributed JPY750 million (US$7.4 million) in cash and solar power projects with a carrying amount of JPY2.3 billion (US$22.3 million) and an agreed valuation of approximately JPY4.6 billion (US$45.5 million). The Silent Partners contributed JPY5 billion (US$49.4 million) in cash. The contributed solar parks had an aggregate capacity of 34.6 MW, consisting of approximately 11.5 MW which were completed and in operation and approximately 23.1 MW shovel-ready as of October 10, 2014. Since the beginning of their operation, the 11.5 MW of completed solar parks generated total revenue of approximately US$1.5 million, US$34.0 thousand and US$2.6 million; and profit of US$1.0 million, US$7.0 thousand and US$2.0 million for the year ended December 31, 2013, and the six months periods ended June 30, 2013 and 2014, respectively.

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

33. SUBSEQUENT EVENTS (Continued)

        No separate legal entity was established in connection with the silent partnership agreement. The SSJ Silent Partnership Assets are held and managed through the SSJ legal entity, subject to the provisions of the silent partnership agreement. The Silent Partners are not involved in the investment decisions associated with management of the SSJ Silent Partnership Assets or other assets and businesses which continue to be held and operated by SSJ, outside the auspices of the silent partnership agreement. Over an expected maximum period from the date of the agreement through June 2017, distributable profits from the SSJ Silent Partnership Assets shall be first distributed to the Silent Partners in proportion to their respective capital contributions, until a cumulative annual internal rate of return, or IRR, of 15% on their capital contributions is achieved. Any remaining profits shall be distributed to SSJ until a cumulative annual IRR of 15% of SSJ's contributed amount, based on the agreed valuation, is achieved. The remaining profits, if any, shall be distributed to SSJ and the Silent Partner at the ratio of approximately 51% and 49%, respectively. Silent Partners shall only bear losses up to the amount of money they financed.

        The IRR of 15% is the discount rate required to make the present value of the total distributable profits expected to be generated by SSJ Silent Partnership Assets payable to certain members of Silent Partnership equal to the present value of the cumulative total of investments of certain Silent Partners. Distributable profits represent the cash that may be distributed to investors, including cash received from generating electricity or other sources, less the debts which fall due. Investments include the cash proceeds received from Silent Partners of US$49.4 million, cash contribution made from SSJ of US$7.4 million and contribution of solar power projects with an agreed valuation of approximately US$45.5 million. Subject to the availability of distributable profits, the annual amount to be distributed to the Silent Partners is estimated to be approximately US$7.4 million (without considering the cumulative effect of IRR), before any amounts are distributable to the Company.

        Upon the completion of the solar power projects, SSJ may transfer the ownership of one or more of the completed projects to a special purpose company ("SSJ Special Purpose Company") for JPY300 million (US$3.0 million) per MW, provided that non-recourse bank financing with terms to be agreed by both SSJ and the Silent Partners can be obtained by the SSJ Special Purpose Company, the proceeds of which become distributable profits. Upon such transfer, it is contemplated that the Silent Partners and SSJ will receive the distributable profits, and will be entitled to 30% and 70% of the profits in the SSJ Special Purpose Company, respectively. Upon the completion of the solar parks, if the Silent Partners have not achieved an IRR of 15%, then SSJ shall consider changing the silent partnership scheme into a loan or bond structure to provide the Silent Partners with an IRR of 15%. In the event that SSJ fails to transfer all SSJ Silent Partnership Assets to SSJ Special Purpose Company by May 9, 2017, SSJ should either (1) purchase the remaining SSJ Silent Partnership Assets for a sum of (i) a price determined based on JPY350 million (US$3.5 million) per MW for projects that have completed construction, (ii) a price reasonably determined and approved by an agent for the Silent Partners for projects where construction has commenced, but not yet been completed, and (iii) a price determined based on JPY50 million (US$0.5 million) per MW for projects where construction has not yet commenced; or (2) secure a third party offer to purchase the remaining SSJ Silent Partnership Assets, and should notify the Silent Partners by June 8, 2017 of its intent to settle in either case. If the Silent Partners are able to secure a third party offer that is more attractive within 90 days of being so notified, the third party may purchase the projects from SSJ. The proceeds generated in each of these three scenarios are considered distributable profits, and distribution in this manner is first subject to

SKY SOLAR HOLDINGS, LTD.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

33. SUBSEQUENT EVENTS (Continued)

the 15% cumulative IRR settlement provisions of the silent partnership agreement, whereby the Silent Partners have priority over SSJ.

        In connection with the above transaction, Flash Bright Power Ltd. ("Flash Bright"), the entity wholly owned by Mr. Su, granted to an affiliate of one of the Silent Partners ("Investor") an option to purchase from Flash Bright up to US$30 million worth of existing ordinary shares of Sky Solar Holdings, Ltd. at a per share price equal to the per ordinary share initial public offering price. This option is exercisable during a two-year period with an option to a one-year extension at the request of the Investor which Flash Bright can, at its sole discretion, approve or deny, commencing 180 days after the pricing date of this initial public offering. If, on any date during the exercise period, the market price of an ordinary share of the Company equals or exceeds 200% of the per ordinary share initial public offering price, the Investor shall be automatically deemed to have exercised the then remaining portion of the call option. Upon any exercise of the call option, the Investor may elect to pay the purchase price to Flash Bright in cash or through cashless settlement procedures.

        After the transaction, the Group continues to control the SSJ Silent Partnership Assets and retains substantially all the risks and rewards of ownership and as such will continue to consolidate these solar power projects in its consolidated financial statements. Pursuant to the settlement provisions of the silent partnership agreement, the Group expects to account for the JPY5 billion received from the Silent Partners as financial liability. Specifically, under each of the three scenarios described above, the settlement provisions establish a contractual obligation to deliver cash to the Silent Partners. The financial liability is expected to be designated as fair value through profit or loss ("FVTPL") in accordance with IAS 39, since the Silent Partnership Assets are managed and whose performance are evaluated by the Group on a fair value basis in accordance with a documented risk management strategy.

        The call option issued by Flash Bright was done for the benefit of the Group, to induce the Silent Partners to provide the financing and therefore the fair value associated with the call option will be recorded as a capital contribution. The fair value of the call options represents direct and incremental borrowing costs in connection with obtaining the Silent Partner's financing, and will be netted against the financing balance and amortized using the effective interest method. The Company has not yet completed its determination of the fair value of the option.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Shareholders of
Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd, Celernium Ltd, (hereinafter referred as "Cyprus Companies" or the "Companies"):

        We have audited the accompanying combined consolidated statement of financial position of the Cyprus Companies and their subsidiaries, Solar Domokos SA, City Solar Hellas Ltd, Defkalion Energy SA, Ella Solar Energy Ltd and Kopaia P/V Production Electric Energy SA (hereinafter referred as "Greek Companies", together with Cyprus Companies, collectively referred as the "Group"), all of which are under common ownership and common management as of December 31, 2012, and the related combined consolidated statement of profit or loss and other comprehensive income (expense), changes in equity and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The combined consolidated financial statements do not include the comparative information as of and for the year ended December 31, 2011. This is not in accordance with International Accounting Standard ("IAS") 1 "Presentation of Financial Statements".

        In our opinion, except for the failure of present comparative information as of and for the year ended December 31, 2011 described in the preceding paragraph, the combined consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2012 and the results of its operations and its cash flows for the year ended December 31, 2012, in conformity with International Financial Reporting Standards ("IFRSs") issued by International Accounting Standards Board.

        As more fully described in Note 2, on November 18, 2013, Neurlus Ltd., a company incorporated in Cyprus which is an indirect wholly owned subsidiary of Sky Solar Holdings, Ltd., completed the acquisition of 100% equity interest in the Companies. Consequently, the Group became wholly owned subsidiaries of Neurlus Ltd. The accompanying financial statements do not include any adjustments to the assets or liabilities of the Companies that might result from this transaction.

/s/ C.P Christodoulo & Co Ltd
C.P Christodoulo & Co Ltd
Limassol, Cyprus
October 22, 2014

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

COMBINED CONSOLIDATED STATEMENT OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME (EXPENSE)

	Notes	Year ended December 31, 2012
		US$
Revenue	7	172,263
Cost of sales	9	(12,886)

Gross profit		159,377
Administrative expenses	9	(741,962)

Loss from operations		(582,585)
Finance costs	8	(95,643)

Loss before taxation		(678,228)
Income tax expense	10	—

Loss for the year		(678,228)

Other comprehensive expense that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations		(18,091)

Total comprehensive expense for the year		(696,319)

Loss for the year attributable to owners of the Companies		(678,228)

Total comprehensive expense attributable to owners of the Companies		(696,319)

 QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	Notes	At December 31, 2012
		US$
Current assets:
Cash and cash equivalents	11	14,156
Amounts due from related parties	12	13,233
Trade and other receivables	13	1,823,580

		1,850,969

Non-current assets:
IPP solar parks	14	58,002,162

Total assets		59,853,131

Current liabilities:
Trade and other payables	15	17,611,150
Amounts due to related parties	16	42,973,686

		60,584,836

Total liabilities		60,584,836

Total assets less total liabilities		(731,705)

Deficit:
Share capital	17	12,960
Deficit		(744,665)

Deficit attributable to owners of the Companies		(731,705)

Total deficit		(731,705)

Total liabilities and deficit		59,853,131

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to owners of the Companies
	Share capital	Translation reserve	Accumulated losses	Total	Non- controlling interests	Total
	US$	US$	US$	US$	US$	US$
		(note)
At January 1, 2012	12,960	—	(48,346)	(35,386)	—	(35,386)

Loss for the year	—	—	(678,228)	(678,228)	—	(678,228)
Other comprehensive expense for the year	—	(18,091)	—	(18,091)	—	(18,091)

Total comprehensive expense for the year	—	(18,091)	(678,228)	(696,319)	—	(696,319)

At December 31, 2012	12,960	(18,091)	(726,574)	(731,705)	—	(731,705)

Note:	Exchange differences relating to the translation of the net assets of the Group's (as defined in note 1) foreign operations from their functional currencies to the presentation currency of the Group's combined consolidated financial statements are recognized directly in other comprehensive income (expense) and accumulated in the translation reserve. Such exchange differences accumulated in the translation reserve are reclassified to profit or loss on the disposal of the foreign operations.

 QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2012
US$
Operating activities
Loss before taxation	(678,228)
Adjustments for:
Finance costs	95,643
Depreciation of IPP solar parks	12,886

Operating cash flows before movements in working capital	(569,699)
Increase in trade and other receivables	(1,823,580)
Increase in amounts due from related parties	(13,233)
Decrease in trade and other payables	(148,790)

Cash used in operations	(2,555,302)
Income taxes paid	—

Net cash used in operating activities	(2,555,302)

Investing activities
Payments for IPP solar parks permits	(36,816,916)

Net cash used in investing activities	(36,816,916)

Financing activities
Proceeds from borrowings from related parties	39,386,374

Net cash generated from financing activities	39,386,374

Net increase in cash and cash equivalents	14,156

Cash and cash equivalents at beginning of the year	—
Effects of exchange rate changes on the balance of cash held in foreign currencies	—

Cash and cash equivalents at end of the year, represented by cash and cash equivalents	14,156

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF COMBINED CONSOLIDATED FINANCIAL STATEMENTS

        Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd and Celernium Ltd (hereinafter referred as "Cyprus Companies" or the "Companies") were incorporated on May 20, 2011, May 18, 2011, May 13, 2011 October 17, 2011 and October 17, 2011, respectively. City Solar Hellas Ltd, Defkalion Energy SA, Ella Solar Energy Ltd, Kopaia P/V Production Electric Energy SA and Solar Domokos SA (hereinafter referred as "Greek Companies", and together with Cyprus Companies collectively referred to as the "Group") are the sole subsidiaries of Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd and Celernium Ltd, which were incorporated on August 3, 2007, June 7, 2007, May 2, 2007, May 31, 2007 and February 13, 2012, respectively.

        The Cyprus Companies are holding companies, and their subsidiaries, the Greek Companies, are independent power producers ("IPP") principally engaged in selling electricity generated from solar parks owned by the Greek Companies. Qualfast Ltd., Lanodula Ltd., and Evesafe Ltd. were acquired by Chaorisky Solar, Energy S.a.r.l. ("Chaorisky Solar") via an intermediate holding company, Openwave Ltd in 2011, and Wholerex Ltd and Celernium Ltd were acquired in September 2012 and November 2012, respectively. Prior to the acquisitions, the companies only contained permits. Chaorisky Solar was a limited liability company registered in the Grand Duchy of Luxembourg ("Luxembourg"), and established by Hong Kong Chaori Solar Energy Science & Technology Co., Ltd. ("Chaori HK") and Sky Capital Europe S.a.r.l. ("Sky Europe") (an indirect wholly-owned subsidiary of Sky Solar Holdings, Ltd.) with 70% and 30% equity, respectively. As at December 31, 2012, the ultimate holding company of the Group was the Shanghai Chaori Solar Energy Science & Technology Co., Ltd.

        The combined consolidated financial statements are presented in United States dollars ("US$"). The functional currencies of the Group are European dollar ("EURO"), the currencies in which the transactions of principal operations of each Cyprus Companies and Greek Companies are predominantly denominated. These financial statements have been approved for issuance by the Board of Directors of the Group on October 22, 2014.

        At December 31, 2012, the Group's current liabilities exceeded its current assets by approximately US$58.7 million. In addition, for the year ended December 31, 2012 the Group incurred negative cash flows from operations of approximately US$2.6 million and net losses of approximately US$0.7 million. These factors raise questions regarding the Group's ability to continue as a going concern. In order to manage the Group's working capital requirements, management reviews the forecasted cash flows of the Group on an on-going basis to ensure that the Group will have sufficient working capital from internally generated cash flows and proceeds from financing activities, if required, in order to fund the Group's working capital and capital expenditures requirements. In addition, the Group i) assigned the trade payables due to third parties with carrying amount of approximately US$17.6 million, and amount due to Openwave Ltd carrying amount of approximately US$7.9 million to Sky Capital Europe, S.a.r.l in 2013 and 2014, which is a related party of the Group ii) entered into an enforceable agreement pursuant to which Sky Capital Europe S.a.r.l, Sky Development Renewable Energy Resources S.A, Sky International Enterprise Group Ltd., and Sonusco Ltd. which are related parties of the Group have undertaken not to demand repayment of debts owed by the Group with aggregate carrying amount of approximately US$47.7 million (including above assigned debts), until no earlier than one year from this report. Based on the above factors, management believes that adequate sources of liquidity will exist to fund the Group's working capital and capital expenditures requirements, and to meet its short term debt obligations, other liabilities and commitments as they fall due.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PREPARATION

        For purposes of presentation only, the combined consolidated financial statements of the Group for the year ended December 31, 2012 are prepared since the Cyprus Companies are all wholly owned and under common control of ChaoriSky Solar since their respective date of acquisition.

        The combined consolidated financial statements of the Group are prepared in accordance with IFRSs. The individual income statement of each entity has also been prepared under the historical cost convention. The preparation of statements in conformity with International Financial Reporting Standards ("IFRSs") requires the use of certain critical accounting estimates and requires Management to exercise its judgment in the process of applying the Company's accounting policies. It also requires the use of assumptions that affect the reported amounts and disclosure of the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management's best knowledge of current events and actions, actual results may ultimately differ from those estimates.

        On November 18, 2013, Neurlus Ltd., a company incorporated in Cyprus which is an indirect wholly owned subsidiary of Sky Solar Holdings, Ltd., completed the acquisition of 100% equity interest in the Companies. Consequently, the Group became wholly owned subsidiaries of Neurlus Ltd.

3. APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS

        The Group has consistently adopted all the IFRSs which are effective for the Group's financial year beginning on January 1, 2012 throughout the periods presented.

        The Group has not early applied the following new and revised IFRSs that have been issued but are not yet effective:

Amendments to IFRS 10, IFRS 12 and IAS 27	Investment Entities(1)
Amendments to IAS 19	Defined Benefit Plans: Employee Contributions(2)
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures(3)
IFRS 9	Financial Instruments(3)
IFRS14	Regulatory Deferral Accounts(5)
Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities(1)
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets(1)
Amendments to IAS 39	Novation of Derivatives and Continuation of Hedge Accounting(1)
Amendments to IFRSs	Annual Improvements to IFRSs 2010-2012 Cycle(4)
Amendments to IFRSs	Annual Improvements to IFRSs 2011-2013 Cycle(2)
IFRIC 21	Levies(1)

(1)
Effective for annual periods beginning on or after January 1, 2014

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (Continued)

(2)
Effective for annual periods beginning on or after July 1, 2014

(3)
Available for application—the mandatory affective date will be determined when the outstanding phases of IFRS 9 are finalized

(4)
Effective for annual periods beginning on or after July 1, 2014, with limited exceptions

(5)
Effective for first annual IFRS financial statements beginning on or after 1 January 2016

        The Group has not early adopted these new and revised standards, amendments or interpretations in the preparation of the combined consolidated financial statements. The management of the Group anticipates that the application of these new and revised standards, amendments or interpretations will have no material impact on the results and the financial position of the Group.

4. SIGNIFICANT ACCOUNTING POLICIES

        The combined consolidated financial statements have been prepared in accordance with the accounting policies set out below which are in conformity with IFRSs.

Basis of combination and consolidation

        The combined consolidated financial statements incorporate the financial statements of Cyprus Companies and their subsidiaries. Control is achieved when the Cyprus Companies:

  •
  has power over the investee;

  •
  is exposed, or has rights, to variable returns from its involvement with the investee; and

  •
  has the ability to use its power to affect its returns.

        The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

        Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the combined consolidated statement of profit or loss and other comprehensive income (expense) from the date the Group gains control until the date when the Group ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income (expense) are attributed to the owners of the Group and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Group and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

        Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

        All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

        Non-controlling interests in subsidiaries are presented separately from the Group's equity therein.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

        Revenue is measured at the fair value of the consideration received or receivable and represents amounts of goods sold in the normal course of business, net of discounts and sales related taxes, if any.

Electricity generation

        When the Group owns and operates solar parks for the purpose of generating income from the sale of electricity over the life of the solar parks, electricity generation income is classified as revenue. Electricity generation income is recognized when electricity is transmitted and it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Details of significant judgement made by the management of the Group in recognition of electricity generation income is set out in note 4(d) below.

Others

        Interest income from financial assets is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset's net carrying amount on initial recognition.

IPP solar parks

        IPP solar parks include completed solar parks held for generation of electricity income and solar parks under development with an intention to be held for generation of electricity income. Solar parks under development will be transferred to completed solar parks upon completion and when they are ready for intended use. IPP solar parks are stated in the combined consolidated statements of financial position at cost less subsequent accumulated depreciation of completed solar parks and subsequent accumulated impairment losses, if any.

        Costs include expenditures capitalized during the course of obtaining permits required for solar parks (for example legal expenses, consultancy fees, staff costs and other costs), cost of land on which solar parks are developed or to be developed and costs of construction, such as costs for procurement of solar module, invertors and other equipment, costs for designing, engineering and installation, and other direct costs capitalized in the course of construction. Such costs are capitalized starting from the point in time it is determined that development of the IPP solar park is probable.

        Depreciation of completed solar parks commences once the solar parks are successfully connected to grids and begin generating electricity. Depreciation is recognized, so as to write off the cost of assets (other than solar parks under development), over their estimated useful lives of the solar parks (less residual value if any), using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

        At the end of each reporting period, we review the carrying amounts of its IPP solar parks to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the impairment loss (if any). The Group defines each operational solar park generating electricity income as a cash generating unit ("CGU") for impairment review purpose.

        Recoverable amount is the higher of fair value less costs of disposal and value in use.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the IPP solar parks for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an IPP solar park is estimated to be less than its carrying amount, the carrying amount of the IPP solar park is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss. When an impairment loss subsequently reverses, the carrying amount of the IPP solar park is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the IPP solar park in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Leasing

        Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessee

        Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Foreign currencies

        In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (i.e. foreign currencies) are recorded in the respective functional currency (i.e. the currency of the primary economic environment in which the entity operates) at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

        Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss in the period in which they arise.

        For the purposes of presenting the combined consolidated financial statements, the assets and liabilities of the Group's foreign operations are translated into the presentation currency of the Group using exchange rates prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the year. Exchange differences arising, if any, are recognized in other comprehensive income (expense) and accumulated in equity under the heading of translation reserve (attributed to non-controlling interests as appropriate).

        On the disposal of a foreign operation (i.e. a disposal of the Group's entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

a disposal involving loss of significant influence over an associate that includes a foreign operation), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Companies are reclassified to profit or loss. In addition, in relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences are re-attributed to non-controlling interests and are not recognized in profit or loss. For all other partial disposals (i.e. partial disposals of associates that do not result in the Group losing significant influence), the proportionate share of the accumulated exchange differences is reclassified to profit or loss.

Retirement benefit costs

        Payments to defined contribution retirement benefit plans and state-managed retirement benefit schemes are recognized as expenses when employees have rendered service entitling them to the contributions.

Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

        All other borrowing costs are recognized in profit or loss in the year in which they are incurred.

Taxation

        Income tax expense represents the sum of the tax currently payable and deferred tax.

        The tax currently payable is based on taxable profit for the year. Taxable profit differs from 'profit before taxation' as reported in the combined consolidated statements of profit or loss and other comprehensive income (expense) because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

        Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the combined consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

        Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

        The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. In addition, Group's subsidiaries have legally enforceable rights to set off a tax asset and tax liability when they relate to income taxes levied by the same taxation authority and the taxation authority permits the Group's subsidiaries to make or receive a single net payment. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

        Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income (expense) or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income (expense) or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Financial instruments

        Financial assets and financial liabilities are recognized in the combined consolidated statements of financial position when a group entity becomes a party to the contractual provisions of the instrument.

        Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

        Financial assets of the Group mainly consist of loans and receivables.

Effective interest method

        The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        Income is recognized on an effective interest basis for debt instruments.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, amounts due from other related parties, and cash and cash equivalents) are measured at amortized cost using the effective interest method, less any identified impairment losses.

        Interest income is recognized by applying the effective interest rate.

Impairment of financial assets

        Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

        Objective evidence of impairment could include:

  •
  significant financial difficulty of the issuer or counterparty; or

  •
  breach of contract, such as a default or delinquency in interest or principal payments; or

  •
  it becoming probable that the borrower will enter bankruptcy or financial re-organization.

        For certain categories of financial assets, such as trade receivables, are assessed not to be impaired individually are in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group's past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 365 days, observable changes in national or local economic conditions that correlate with default on receivables.

        For financial assets carried at amortized cost, the amount of impairment loss recognized is the difference between the asset's carrying amount and the present value of the estimated future cash flows discounted at the financial asset's original effective interest rate.

        The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade and other receivables, where the carrying amount is reduced through the use of an allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. When a receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to profit or loss.

        For financial assets measured at amortized cost, if, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment losses was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial liabilities and equity instruments

        Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

        An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognized at the proceeds received, net of direct issue costs.

Other financial liabilities

        Other financial liabilities (including trade and other payables, amounts due to other related parties, and borrowings) are subsequently measured at amortized cost using the effective interest method.

Effective interest method

        The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        Interest expense is recognized on an effective interest basis.

Derecognition

        The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group continues to recognize the asset to the extent of its continuing involvement and recognizes an associated liability. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

        On derecognition of a financial asset in its entirety, the difference between the asset's carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income (expense) and accumulated in equity is recognized in profit or loss.

        The Group derecognizes financial liabilities when, and only when, the Group's obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. SIGNIFICANT JUDGEMENT AND KEY SOURCES OF ESTIMATION UNCERTAINTY

        In the application of the Group's accounting policies, the management is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

  (a)
  Significant judgement in revenue recognition

        Note 4 describes the significant accounting policies on revenue recognition. In making judgment as to whether the transaction satisfies the recognition condition under the relevant accounting policies for the electricity generation business, income is considered capable of being reliably measured when the unit of electricity transmitted is recorded and the price per unit is fixed and determinable. Economic benefit from the electricity generation business is considered probable of flowing to the Group when, based on the Group's assessment of the customer at the time electricity is transmitted to the customer, there is no significant uncertainty as to collection.

  (b)
  Deferred taxation

        Deferred tax assets relating to certain deductible temporary differences and tax losses are recognized as management considers it is probable that future taxable profit will be available against which the temporary differences can be utilized. Where the expectation is different from the original estimate, such differences will impact the recognition of deferred tax assets and income tax in the periods in which such estimate is changed.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. FINANCIAL INSTRUMENTS

  (a)
  Categories of financial instruments

At December 31, 2012
US$
Financial assets
Loans and receivables:
Trade receivable and other receivables	1,823,580
Amounts due from related parties	13,233

1,836,813
Cash and cash equivalents	14,156

Total financial assets	1,850,969

Financial liabilities
Liabilities at amortized cost:
Trade and other payables	16,333,608
Amounts due to related parties	42,973,686

Total liabilities at amortized cost	59,307,294

  (b)
  Financial risk management objectives and policies

        The Group's activities expose it to a variety of financial risks including market risk, credit risk and liquidity risk. This note presents information about the Group's exposure to each of these risks, and the objectives, policies and processes for measuring and managing them.

        The management of the Group have the overall responsibility for the establishment and oversight of the Group's risk management framework. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate and foreign exchange rate to determine market risk.

        Risk management is carried out under policies approved by the management of the Group. The finance department identifies and evaluates financial risks in close co-operation with the Group's operating units. The management of the Group provide written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, and credit risk and liquidity risk.

Interest rate risk

        The Group's cashflow interest rate risk relates primarily to variable-rates on cash and cash equivalents. It is the policy of the Group to keep its cash and cash equivalents at floating rates of interest so as to minimize the interest rate risk.

        The Group's fair value interest rate risk relates mainly to fixed-rate borrowings and amounts due to related parties.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. FINANCIAL INSTRUMENTS (Continued)

        The Group is of the view that reasonably possible changes in interest rates for the relevant financial instruments will not result in material changes to the financial position or results of the Group. As such, no detailed sensitivity analysis is set forth.

Credit risk

        The Group's maximum exposure to credit risk which will cause a financial loss to the Group due to failure to discharge an obligation by the counterparties is arising from the carrying amounts of the respective recognized financial assets as stated in the combined consolidated statements of financial position of the Group.

        In order to minimize and account for the exposure to credit risk, the management of the Group has delegated a team responsible for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. This includes carrying out reviews the recoverable amount of each individual debtor at the end of each reporting period to ensure that adequate impairment losses are made for amounts considered irrecoverable. The Group will negotiate with the counterparties of the debts for settlement plans should the need arise.

        The Group's credit risk primarily relates to trade receivable and cash and cash equivalents. The management of the Group generally grants credit only to customers and related parties with good credit ratings and also closely monitors overdue debts.

        The credit risk of the Group as at December 31, 2012 is concentrated on trade receivable from one of the Group's customers, which is a state-owned entity purchasing electricity generated by the Group. They have good credit quality with reference to the track records under internal assessment by the Group. In order to minimize the credit risk, the management of the Group continuously monitor the level of exposure by frequent review of the credit evaluation of the financial condition and credit quality of its customers and banks to ensure that prompt actions will be taken to lower exposure.

        The credit risk on liquid funds of the Group is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies and good reputation. The Group does not have concentration of credit risk on liquid funds at the end of each reporting period.

Liquidity risk

        The management of the Group manages liquidity risk by closely and continuously monitoring their financial positions. When there is a need, the Group obtains advances from its parent company. Also, the related parties undertake not to demand repayment of debts owed by the Group until the Group is in a position to do so. Funds are raised from external third parties, if any, to finance construction of IPP solar parks held for own use of the Group. The management of the Group reviews the forecasted cash flows on an on-going basis to ensure that the Group will be able to meet its financial obligations falling due and have sufficient capital for operation and expansion. Maturity of financial obligations will be re-negotiated with creditors. Also, the management of the Group will consider raising proceeds from financing activities, if required, in order to fund the Group's working capital and capital expenditure requirements and to meet its short term debt obligations and other liabilities and commitments as they become due.

        The following tables detail the Group's remaining contractual maturity for its financial liabilities based on the agreed repayment terms. The table has been drawn up based on the undiscounted cash

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. FINANCIAL INSTRUMENTS (Continued)

flows, including both principal and interest, of financial liabilities based on the earliest date on which the Group can be required to pay.

	Weighted average effective interest rate	<1 year	1—2 years	2—3 years	>3 years	Total undiscounted cash flows	Total carrying amount
	%	US$	US$	US$	US$	US$	US$
At December 31, 2012
Trade and other payables	—	17,611,150	—	—	—	17,611,150	17,611,150
Amounts due to related parties	5	42,973,686	—	—	—	42,973,686	42,973,686

		60,584,836	—	—	—	60,584,836	60,584,836

        The amounts included above for variable interest rate instruments for non-derivative financial liabilities are subject to change if changes in variable interest rates differ to those estimates of interest rates determined at the end of each reporting period.

  (c)
  Capital management

        The Group manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balances.

        The capital structure of the Group consists of net debt (which includes borrowings and net of cash and cash equivalents) and equity attributable to owners of the Companies (comprising issued share capital and reserves).

        The Group reviews the capital structure regularly. As part of this review, consideration is given to the cost of capital and the risks associated with each class of capital and will attempt to balance its overall capital structure through raising additional capital and overall use of bank borrowings.

7. REVENUE

        The Group's revenue stream is to generate income from the sale of electricity produced by IPP solar parks.

Year ended December 31, 2012
US$
Electricity generation income	172,263

8. FINANCE COSTS

Year ended December 31, 2012
US$
Interest on:
Amounts due to related parties	95,643

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES

Year ended December 31, 2012
US$
Legal and professional fees	559,901
Rental, office Supplies and others	182,061

Total administrative expenses	741,962

Depreciation of IPP solar parks	12,886

Total cost of sales	12,886

10. INCOME TAX EXPENSE

Year ended December 31, 2012
US$
Current tax	—
Deferred tax	—

—

        Income tax of Greece is calculated at 20% of the estimated assessable profit of respective Group's subsidiaries for the year presented.

        The taxation for the year can be reconciled to the loss before taxation per the combined consolidated statements of profit or loss and other comprehensive income as follows:

Year ended December 31, 2012
US$
Loss before taxation	678,228

Tax at the average income tax rate of 20%	(135,646)
Tax effect of tax losses not recognized	135,646

—

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. CASH AND CASH EQUIVALENTS

        Cash and cash equivalents of the Group carry interests at market rates which range from 0.1% to 0.5% during the year ended December 31, 2012.

12. AMOUNTS DUE FROM RELATED PARTIES

At December 31, 2012
US$
Current:
Non-Trade
Openwave Ltd	13,233

        Amounts due from related parties which are non-trading in nature mainly represented loans or advances to these related parties by the Group and are uncollateralized and non-interest bearing.

        The Group normally allows credit period up to one year to related parties from the date of invoice on a case-by-case basis. No impairment losses were provided by the Group in respect of the amounts due from other related parties during the periods presented as these related parties are either in good financial position or have satisfactory repayment history.

13. TRADE AND OTHER RECEIVABLES

At December 31, 2012
US$
Trade receivable	199,636
Less: allowance for doubtful debts	—

Trade receivables, net	199,636
Value-added tax recoverable	1,430,384
Advance to suppliers	89,750
Prepaid expenses	103,810

1,823,580

        The Group allows credit periods of up to 6 months to certain customers on a case-by-case basis. Trade receivables of the Group are assessed to be impaired individually with reference to the nature of trading balances, length of credit period offered by the Group to the customers and historical recoverability of the balances.

        No interest is charged on trade receivables. The Group does not have collateral over the balances. Before accepting any new customer, the management of the Group will assess the potential customer's credit quality and grant credit limits to each customer.

        The balances that are neither past due nor impaired as at the end of each reporting period are at good credit quality.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. TRADE AND OTHER RECEIVABLES (Continued)

        In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the debtor from the date credit was initially granted up to the end of each reporting period.

14. IPP SOLAR PARKS

        At the end of each reporting period, the Group's solar parks, which are held for use, consisted of the following:

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
	US$	US$	US$
COST
At January 1, 2012	7,174,624	—	7,174,624
Additions	50,840,753	—	50,840,753
Transfers	(894,273)	894,273	—

At December 31, 2012	57,121,104	894,273	58,015,377

DEPRECIATION AND IMPAIRMENT
At January 1, 2012	—	—	—
Provided for the year	—	12,886	12,886
Exchange adjustments	—	329	329

At December 31, 2012	—	13,215	13,215

CARRYING VALUES
At January 1, 2011	7,174,624	—	7,174,624

At December 31, 2012	57,121,104	881,058	58,002,162

        Depreciation is calculated using the straight-line method over the estimated useful lives of 20 years for completed solar parks.

        The management of the Group regards each operational solar park generating electricity income as a cash generating unit ("Cash Generating Unit") for impairment testing purpose. A Cash Generating Unit is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the Cash Generating Unit may not be recoverable.

        The recoverable amounts of the Cash Generating Units are determined from value in use calculations. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market. The key assumptions for the value in use calculations regarding the discount rates, growth rates and expected

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. IPP SOLAR PARKS (Continued)

changes to electricity income to be generated and direct costs during the forecasted period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market.

15. TRADE AND OTHER PAYABLES

At December 31, 2012
US$
Trade payable	17,088,970
Other payables	522,180

17,611,150

        The credit periods on purchases of goods and services range from three months to a year.

16. AMOUNTS DUE TO RELATED PARTIES

At December 31, 2012
US$
Current
Trade
Sky Solar Bulgaria Co., Ltd (note)	6,058,539
Sky Development Renewable Energy Resources S.A (note)	6,001,530
Sky International Enterprise Group Limited (note)	10,006,086
Sonusco Ltd	12,886,267

34,952,422

Non-Trade
Openwave Ltd	7,923,470
Sonusco Ltd (note)	97,794

8,021,264

42,973,686

Note:
Sky Solar Bulgaria Co., Ltd., Sky Development Renewable Energy Resources S.A., Sky International Enterprise Group Limited and Sonusco Ltd are indirect wholly owned subsidiaries of Sky Solar Holdings, Ltd.

        For trade amounts due to related parties, the credit periods on purchases of goods range from 90 to 365 days.

        For non-trade amounts due to Openwave Ltd amounting to US$7.9 million as at December 31, 2012 represents borrowings obtained by the Group from Openwave Ltd with no specific repayment terms.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SHARE CAPITAL

        The share capital as at December 31, 2012 represented the fully paid and registered capital of the Cyprus Companies.

	Number of shares	Share capital
		US$
Qualfast Ltd
Ordinary shares of EURO1 each
Authorized:
On May 20, 2011 and December 31, 2012	10,000	12,960

Issued and fully paid:
On May 20, 2011 and December 31, 2012	2,000	2,592

Lanodula Ltd
Ordinary shares of EURO1 each
Authorized:
On May 18, 2011 and December 31, 2012	10,000	12,960

Issued and fully paid:
On May 18, 2011 and December 31, 2012	2,000	2,592

Evesafe Ltd
Ordinary shares of EURO1 each
Authorized:
On May 13, 2011 and December 31, 2012	10,000	12,960

Issued and fully paid:
On May 13, 2011 and December 31, 2012	2,000	2,592

Wholerex Ltd
Ordinary shares of EURO1 each
Authorized:
On October 17, 2011 and December 31, 2012	10,000	12,960

Issued and fully paid:
On October 17, 2011 and December 31, 2012	2,000	2,592

Celernium Ltd
Ordinary shares of EURO1 each
Authorized:
On October 17, 2011 and December 31, 2012	10,000	12,960

Issued and fully paid:
On October 17, 2011 and December 31, 2012	2,000	2,592

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. DETAILS OF SUBSIDIARIES NOW COMPRISING THE GROUP

        During the year ended December 31, 2012 and as at the date of this report, The Cyprus Companies had direct and indirect interests in the following subsidiaries:

				Proportion of nominal value of issued share capital/registered capital held by The Companies
			Issued and fully paid share capital/ registered capital at the date of this report			Cyprus companies holding the subsidiaries as at December 31, 2012
Name of subsidiaries	Place of incorporation/ establishment	Date of incorporation/ establishment		As at December 31, 2012	At date of this report		Principal activity
				%	%
City Solar Hellas Ltd	Greece	August 3, 2007	EURO6,000	99.9	99.9	Qualfast Ltd	Electricity generation
Defkalion Energy SA	Greece	June 7, 2007	EURO6,497	99.9	99.9	Lanodula Ltd	Electricity generation
Ella Solar Energy Ltd	Greece	May 2, 2007	EURO18,000	99.9	99.9	Evesafe Ltd	Electricity generation
Kopaia P/V Production Electric Energy SA	Greece	May 31, 2007	EURO6,000	99.9	99.9	Wholerex Ltd	Electricity generation
Solar Domokos SA	Greece	February 13, 2012	EURO6,000	99.9	99.9	Celernium Ltd	Electricity generation

        As of November 18, 2013, Sky Solar Holdings, Ltd. acquired the Group and therefore, as at the date of this report the ultimate controlling party of the Group is Sky Solar Holdings, Ltd.

19. OPERATING LEASES

        Operating leases relate to leases of premises and land with lease term of between 22 to 30 years. The Group does not have an option to purchase the leased land at the expiry of the lease periods.

Year ended December 31, 2012
US$
Minimum lease payments paid under operating leases	167,403

        At the end of each reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

At December 31, 2012
US$
Within one year	191,170
In the second to fifth years inclusive	764,680
Over five years	3,405,102

4,360,952

20. CAPITAL COMMITMENT

Year ended December 31, 2012
US$
Capital expenditure in respect of the construction of IPP solar parks contracted for but not provided in the consolidated financial statements	1,761,501

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. RETIREMENT BENEFIT SCHEMES

        The Group does not offer retirement benefit schemes.

22. RELATED PARTY TRANSACTIONS

        Other than the balances and transactions with related parties as disclosed elsewhere in these combined financial statements, the Group entered into the following significant transactions with related parties:

(a)
Purchase of permits, engineering, construction and procurement services

Year ended December 31, 2012
US$
Sky International Enterprise Group Ltd	9,836,754
Sky Development Renewable Energy Resources S.A.	3,855,404
Sky Solar Bulgaria Ltd.	7,918,217
Sonusco Ltd.	5,604,525

27,214,900

(b)
Purchase of administrative and professional services

Year ended December 31, 2012
US$
Sky Development Renewable Energy Resources S.A	6,851

(c)
Financing transactions

	Amount incurred during the year ended December 31, 2012	Balance as at December 31, 2012	Actual interest rate
	US$	US$
Borrowing from:
Sonusco Ltd	97,794	97,794	5%
Openwave Ltd	7,923,470	7,923,470	5%

	8,021,264	8,021,264

        For the above borrowings, the borrowing has no specific repayment terms.

(d)
A managing director of an overseas subsidiary of Sky Solar Holdings, Ltd. is appointed by the Group to be the legal representative for the Greek Companies during the periods presented. The managing director acted in accordance with instructions of the Group.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME (EXPENSE)

		Six months ended June 30,
	NOTES	2012	2013
		US$	US$
Revenue	3	—	3,773,030
Cost of sales	5	—	(3,052,802)

Gross profit		—	720,228
Administrative expenses	5	(324,634)	(221,975)
Other operating income		—	120

(Loss) profit from operations		(324,634)	498,373
Finance costs	4	—	(218,978)

(Loss) profit before taxation		(324,634)	279,395
Income tax expense	6	—	(67,367)

(Loss) profit for the period		(324,634)	212,028

Other comprehensive (expense) income that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations		8,023	9,566

Total comprehensive (expense) income for the period		(316,611)	221,594

(Loss) profit for the period attributable to the owners of the Companies		(324,634)	212,028

Total comprehensive (expense) income attributable to the owners of the Companies		(316,611)	221,594

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	NOTES	At December 31, 2012	At June 30, 2013
		US$	US$
Current assets:
Cash and cash equivalents		14,156	81,558
Amounts due from related parties	7	13,233	42,294
Trade and other receivables	8	1,823,580	4,282,567

		1,850,969	4,406,419

Non-current assets:
IPP solar parks	9	58,002,162	57,865,341
Deferred tax assets	10	—	186,847

		58,002,162	58,052,188

Total assets		59,853,131	62,458,607

Current liabilities:
Trade and other payables	11	17,611,150	6,721,113
Amounts due to related parties	12	42,973,686	56,177,602
Taxes payable		—	70,003

		60,584,836	62,968,718

Total liabilities		60,584,836	62,968,718

Total assets less total liabilities		(731,705)	(510,111)

Deficit:
Share capital	13	12,960	12,960
Deficit		(744,665)	(523,071)

Deficit attributable to owners of the Companies		(731,705)	(510,111)
Non-controlling interests		—	—

Total deficit		(731,705)	(510,111)

Total liabilities and deficit		59,853,131	62,458,607

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to owners of the Companies
	Share capital	Translation reserve	Accumulated losses	Total	Non-controlling interests	Total
	US$	US$ (note)	US$	US$	US$	US$
At January 1, 2012	12,960	—	(48,346)	(35,386)	—	(35,386)

Loss for the period	—	—	(324,634)	(324,634)	—	(324,634)
Other comprehensive expense for the period	—	8,023	—	8,023	—	8,023

Total comprehensive expense for the period	—	8,023	(324,634)	(316,611)	—	(316,611)

At June 30, 2012	12,960	8,023	(372,980)	(351,997)	—	(351,997)

At January 1, 2013	12,960	(18,091)	(726,574)	(731,705)	—	(731,705)

Profit for the period	—	—	212,028	212,028	—	212,028
Other comprehensive income for the period	—	9,566	—	9,566	—	9,566

Total comprehensive income for the period	—	9,566	212,028	221,594	—	221,594

At June 30, 2013	12,960	(8,525)	(514,546)	(510,111)	—	(510,111)

Note:	Exchange differences relating to the translation of the net assets of the Group's (as defined in note 1) foreign operations from their functional currencies to the presentation currency of the Group's combined consolidated financial statements are recognized directly in other comprehensive income (expense) and accumulated in the translation reserve. Such exchange differences accumulated in the translation reserve are reclassified to profit or loss on the disposal of the foreign operations.

 QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2012	2013
	US$	US$
Operating activities
(Loss) profit before taxation	(324,634)	279,395
Adjustments for:
Finance costs	—	218,978
Depreciation of IPP solar parks	—	1,017,612

Operating cash flows before movements in working capital	(324,634)	1,515,985
Increase in trade and other receivables	—	(2,458,987)
Increase in amounts due from related parties	—	(29,061)
(Decrease) increase in trade and other payables	(35,386)	674,980

Cash used in operations	(360,020)	(297,083)
Income taxes paid	—	(184,211)

Net cash used in operating activities	(360,020)	(481,294)

Investing activities
Payments for IPP solar parks	—	(12,651,537)

Net cash used in investing activities	—	(12,651,537)

Financing activities
Proceeds from borrowings from related parties	360,020	13,200,233

Net cash generated from financing activities	360,020	13,200,233

Net increase in cash and cash equivalents	—	67,402

Cash and cash equivalents at beginning of the year	—	14,156
Effects of exchange rate changes on the balance of cash held in foreign currencies	—	—

Cash and cash equivalents at end of the year, represented by cash and cash equivalents	—	81,558

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATION INFORMATION AND BASIS OF PRESENTATION OF UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

        Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd and Celernium Ltd (hereinafter referred as "Cyprus Companies" or the "Companies") were incorporated on May 20, 2011, May 18, 2011, May 13, 2011 October 17, 2011 and October 17, 2011, respectively. City Solar Hellas Ltd, Defkalion Energy SA, Ella Solar Energy Ltd, Kopaia P/V Production Electric Energy SA and Solar Domokos SA (hereinafter referred as "Greek Companies", and together with Cyprus Companies collectively referred to as the "Group") are the sole subsidiaries of Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd and Celernium Ltd, which were incorporated on August 3, 2007, June 7, 2007, May 2, 2007, May 31, 2007 and February 13, 2012, respectively.

        The Cyprus Companies are holding companies, and their subsidiaries, the Greek Companies, are independent power producers ("IPP") principally engaged in selling electricity generated from solar parks owned by the Greek Companies. As as December 31, 2012 and June 30, 2013, Openwave Ltd was the immediate holding company of the Cyprus Companies. The holding company of Openwave Ltd is Chaorisky Solar Energy S.a.r.l. ("Chaorisky Solar"). Chaorisky Solar was a limited liability company registered in the Grand Duchy of Luxembourg ("Luxembourg"), and established by Hong Kong Chaori Solar Energy Science & Technology Co., Ltd. ("Chaori HK") and Sky Capital Europe S.a.r.l. ("Sky Europe") (an indirect wholly-own subsidiary of Sky Solar Holdings, Ltd.) with 70% and 30% equity, respectively. As at June 30, 2012 and 2013, the ultimate holding company of the Group was the Shanghai Chaori Solar Energy Science & Technology Co., Ltd.

        The combined consolidated financial statements are presented in United States dollars ("US$"). The functional currencies of the Group are European dollar ("EURO"), the currencies in which the transactions of principal operations of each Cyprus Companies and Greek Companies are predominantly denominated. These financial statements have been approved for issuance by the Board of Directors of the Group on October 22, 2014.

        At June 30, 2013, the Group's current liabilities exceeded its current assets by approximately US$58.6 million. In addition, for the six months period ended June 30, 2013 the Group incurred negative cash flows from operations of approximately US$0.5 million. These factors raise questions regarding the Group's ability to continue as a going concern. In order to manage the Group's working capital requirements, management reviews the forecasted cash flows of the Group on an on-going basis to ensure that the Group will have sufficient working capital from internally generated cash flows and proceeds from financing activities, if required, in order to fund the Group's working capital and capital expenditures requirements. In addition, In addition, the Group i) assigned the trade payables due to third parties with carrying amount of approximately US$6.7 million, and amount due to Openwave Ltd with carrying amount of approximately US$6.6 million to Sky Capital Europe, S.a.r.l in 2013 and 2014, which are related parties of the Group ii) entered into an enforceable agreement pursuant to which Sky Capital Europe S.a.r.l, Sky Development Renewable Energy Resources S.A, Sky International Enterprise Group Ltd., and Sonusco Ltd. which are related parties of the Group have undertaken not to demand repayment of debts owed by the Group with aggregate carrying amount of approximately US$50.2 million (including above assigned debts), until no earlier than one year from the date the financial statements were authorized for issuance. Based on the above factors, management believes that adequate sources of liquidity will exist to fund the Group's working capital and capital expenditures requirements, and to meet its short term debt obligations, other liabilities and commitments as they fall due.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES

        The unaudited condensed combined consolidated financial statements have been prepared in accordance with International Accounting Standard 34 "Interim Financial Reporting" issued by the International Accounting Standards Board (the "IASB").

        The unaudited condensed combined consolidated financial statements should be read in conjunction with the Group's combined consolidated financial statements for the year ended December 31, 2012, which have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the IASB. The accounting policies used in the unaudited condensed combined consolidated financial statements are consistent with those followed in the preparation of the Group's combined consolidated financial statements for the years ended December 31, 2012, except as described below.

Application of new interpretation and amendments to IFRSs

        In the current interim period, the Group has applied, for the first time, the following new interpretation and amendments to IFRSs issued by IASB that are relevant for the preparation of the Group's unaudited condensed combined consolidated financial statements:

Amendments to IFRS 10, IFRS 12 and IAS 27	Investment Entities
Amendments to IAS 32	Offsetting Financial Assets and Financial Liabilities
Amendments to IAS 36	Recoverable Amount Disclosures for Non-Financial Assets
Amendments to IAS 39	Novation of Derivatives and Continuation of Hedge Accounting
IFRIC 21	Levies

        The application of the above new interpretation and amendments to IFRSs in the current interim period has had no material effect on the amounts reported in these unaudited condensed combined consolidated financial statements and/or disclosures set out in these unaudited condensed combined consolidated financial statements.

3. REVENUE

        The Group's revenue stream is to generate income from the sale of electricity produced by IPP solar parks.

	Six months ended June 30,
	2012	2013
	US$	US$
Electricity generation income	—	3,773,030

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FINANCE COSTS

	Six months ended June 30,
	2012	2013
	US$	US$
Interest on:
Amounts due to related parties	—	218,978

5. ADMINISTRATIVE EXPENSES AND COST OF SALES AND SERVICES

	Six months ended June 30,
	2012	2013
	US$	US$
Legal and professional fees	245,502	165,118
Rental, office supplies and others	79,132	56,857

Total administrative expenses	324,634	221,975

Depreciation of IPP solar parks	—	1,017,612
O&M subcontracting cost	—	465,908
Special tax expense (note)	—	1,382,365
Other cost	—	186,917

Total cost of sales	—	3,052,802

Note:
The special tax is the tax expense charged by local government on the electricity generation income of solar parks in Greece.

6. INCOME TAX EXPENSE

	Six months ended June 30,
	2012	2013
	US$	US$
Current tax	—	254,214
Deferred tax (note 10)	—	(186,847)

	—	67,367

        Income tax of Greece is calculated at 20% and 26% of the estimated assessable profit of respective Group's subsidiaries for the six months ended June 30, 2012 and 2013, respectively.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. AMOUNTS DUE FROM RELATED PARTIES

	At December 31, 2012	At June 30, 2013
	US$	US$
Current:
Non-Trade
Openwave Ltd	13,233	42,294

        Amounts due from other related parties which are non-trading in nature mainly represented loans or advances to these related parties by the Group and are uncollateralized and non-interest bearing.

        For the trade-related balance, the Group evaluates and allows credit period up to one year to related parties from the date of invoice on a case-by-case basis. No impairment losses were provided by the Group in respect of the amounts due from other related parties during the periods presented based on the creditworthiness of these related parties and/or the satisfactory repayment history.

8. TRADE AND OTHER RECEIVABLES

	At December 31, 2012	At June 30, 2013
	US$	US$
Trade receivable	199,636	3,006,190
Less: allowance for doubtful debts	—	—

Trade receivables, net	199,636	3,006,190
Value-added tax recoverable	1,430,384	1,172,130
Advance to suppliers	89,750	—
Prepaid expenses	103,810	40,534
Others	—	63,713

	1,823,580	4,282,567

        The Group allows credit periods of up to 6 months to certain customers on a case-by-case basis. Trade receivables of the Group are assessed to be impaired individually with reference to the nature of trading balances, length of credit period offered by the Group to the customers and historical recoverability of the balances.

        No interest is charged on trade receivables. The Group does not have collateral over the balances. Before accepting any new customer, the management of the Group will assess the potential customer's credit quality and grant credit limits to each customer.

        The balances that are neither past due nor impaired as at the end of each reporting period are at good credit quality.

        In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the debtor from the date credit was initially granted up to the end of each reporting period.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. IPP SOLAR PARKS

        At the end of each reporting period, the Group's solar parks, which are held for use, consisted of the following:

	Permits (including related costs capitalized in the course of obtaining permits) and solar parks under development	Completed solar parks	Total
			US$
COST
At January 1, 2013	57,121,104	894,273	58,015,377
Additions	1,761,501	—	1,761,501
Transfers	(58,882,605)	58,882,605	—
Exchange adjustments	—	(884,391)	(884,391)

At June 30, 2013	—	58,892,487	58,892,487

DEPRECIATION AND IMPAIRMENT
At January 1, 2013	—	13,215	13,215
Provided for the period	—	1,017,612	1,017,612
Exchange adjustments	—	(3,681)	(3,681)

At June 30, 2013	—	1,027,146	1,027,146

CARRYING VALUES
At January 1, 2013	57,121,104	881,058	58,002,162

At June 30, 2013	—	57,865,341	57,865,341

        Depreciation is calculated using the straight-line method over the estimated useful lives of 20 years for completed solar parks.

        The management of the Group regards each operational solar park generating electricity income as a cash generating unit ("Cash Generating Unit") for impairment testing purpose. A Cash Generating Unit is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the Cash Generating Unit may not be recoverable.

        The recoverable amounts of the Cash Generating Units are determined from value in use calculations. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market. The key assumptions for the value in use calculations regarding the discount rates, growth rates and expected changes to electricity income to be generated and direct costs during the forecasted period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the Cash Generating Units. The growth rates are by

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. IPP SOLAR PARKS (Continued)

reference to industry growth forecasts. Changes in estimated electricity income and direct costs are based on past practices and expectations of future changes in the market.

10. DEFERRED TAX ASSETS

        The following are the major deferred tax assets recognized and movements thereon during the periods presented:

Tax losses
US$
At January 1, 2013	—
Credit to profit or loss	186,847

At June 30, 2013	186,847

At January 1, 2012	—
Credit to profit or loss	—
At June 30, 2012	—

        As at December 31, 2012 and June 30, 2013, the Group has unused tax losses of approximately US$0.7 million and US$0.1 million, respectively, available for offset against future profits that may be carried forward indefinitely. No deferred tax asset has been recognized in respect of the tax losses due to the unpredictability of future profit streams.

11. TRADE AND OTHER PAYABLES

	At December 31, 2012	At June 30, 2013
	US$	US$
Trade payables	17,088,970	5,683,234
Other payables	522,180	1,037,879

	17,611,150	6,721,113

        The credit periods on purchases of goods and services range from three months to a year.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. AMOUNTS DUE TO RELATED PARTIES

	At December 31, 2012	At June 30, 2013
	US$	US$
Current:
Trade
Chaorisky Solar	—	16,661,509
Sky Solar Bulgaria Co., Ltd	6,058,539	12,704,354
Sky Development Renewable Energy Resources S.A.	6,001,530	6,080,469
Sky International Enterprise Group Limited	10,006,086	1,318,595
Sonusco Ltd	12,886,267	12,692,481

	34,952,422	49,457,408

Non-Trade
Openwave Ltd	7,923,470	6,592,311
Sonusco Ltd	97,794	127,883

	8,021,264	6,720,194

	42,973,686	56,177,602

Note 1:	Sky Solar Bulgaria Co., Ltd., Sky Development Renewable Energy Resources S.A., Sky International Enterprise Group Limited and Sonusco Ltd are indirect wholly owned subsidiaries of Sky Solar Holdings, Ltd.

        For trade amounts due to other related parties, the credit periods on purchases of goods range from 90 to 365 days.

        For non-trade amounts due to Openwave Ltd amounting to US$6.6 million and US$7.9 million, as at June 30, 2013 and Dec 31, 2012, respectively, represents borrowings obtained by the Group from Openwave Ltd with no specific repayment terms.

        As of the date of this report, Sky Solar Bulgaria Co., Ltd., Sky Development Renewable Energy Resources S.A., Sky International Enterprise Group Limited, Sonusco Ltd and Sky Capital Europe S.a.r.l are all ultimately controlled by Sky Solar Holdings Ltd.

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE CAPITAL

        The share capital as at December 31, 2012 and June 30, 2013 represented the fully paid and registered capital of Cyprus Companies.

	Number of shares	Share capital
		US$
Qualfast Ltd
Ordinary shares of EURO1 each
Authorized:
On May 20, 2011, December 31, 2012 and June 30, 2013	10,000	12,960

Issued and fully paid:
On May 20, 2011, December 31, 2012 and June 30, 2013	2,000	2,592

Lanodula Ltd
Ordinary shares of EURO1 each
Authorized:
On May 18, 2011, December 31, 2012 and June 30, 2013	10,000	12,960

Issued and fully paid:
On May 18, 2011, December 31, 2012 and June 30, 2013	2,000	2,592

Evesafe Ltd
Ordinary shares of EURO1 each
Authorized:
On May 13, 2011, December 31, 2012 and June 30, 2013	10,000	12,960

Issued and fully paid:
On May 13, 2011, December 31, 2012 and June 30, 2013	2,000	2,592

Wholerex Ltd
Ordinary shares of EURO1 each
Authorized:
On October 17, 2011, December 31, 2012 and June 30, 2013	10,000	12,960

Issued and fully paid:
On October 17, 2011, December 31, 2012 and June 30, 2013	2,000	2,592

Celernium Ltd
Ordinary shares of EURO1 each
Authorized:
On October 17, 2011, December 31, 2012 and June 30, 2013	10,000	12,960

Issued and fully paid:
On October 17, 2011, December 31, 2012 and June 30, 2013	2,000	2,592

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. OPERATING LEASES

        Operating leases relate to leases of premises and land with lease term of between 22 to 30 years. The Group does not have an option to purchase the leased land at the expiry of the lease periods.

	Six months June 30,
	2012	2013
	US$	US$
Minimum lease payments paid under operating leases	36,701	81,450

        At the end of each reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	At December 31, 2012	At June 30, 2013
	US$	US$
Within one year	191,170	188,295
In the second to fifth years inclusive	764,680	753,181
Over five years	3,405,102	3,259,954

	4,360,952	4,201,430

15. RETIREMENT BENEFIT SCHEMES

        The Group does not offer retirement benefit schemes.

16. RELATED PARTY TRANSACTIONS

        Other than the balances and transactions with related parties as disclosed elsewhere in these unaudited condensed combined consolidated financial statements, the Group entered into the following significant transactions with related parties:

  (a)
  Purchase of solar modules

	Six months ended June 30,
	2012	2013
	US$	US$
Sky International Enterprise Group Ltd	—	313,290

  (b)
  Purchase of operation and professional services

	Six months ended June 30,
	2012	2013
	US$	US$
Sky Development Renewable Energy Resources S.A	—	294,203

QUALFAST LTD, LANODULA LTD, EVESAFE LTD, WHOLEREX LTD AND CELERNIUM LTD

NOTES TO THE UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. RELATED PARTY TRANSACTIONS (Continued)

  (c)
  Financing transactions

	Amount incurred during the six months ended June 30, 2013	Balance as at June 30, 2013	Amount incurred during the six months ended June 30, 2012	Balance as at June 30, 2012	Actual interest rate
	US$	US$	US$	US$
Borrowing from:
Openwave Ltd	—	6,592,311	7,923,470	7,923,470	5%
Sonusco Ltd	30,089	127,883	97,794	97,794	5%

	30,089	6,720,194	8,021,264	8,021,264

    For the above borrowings, the borrowing has no specific repayment terms.

  (d)
  A managing director of an overseas subsidiary of Sky Solar Holdings, Ltd. is appointed by the Group to be the legal representative for the Greek Companies during the periods presented. The managing director acted in accordance with instructions of the Group.

        In November 2013, the Group entered into a series of related agreements with Hong Kong Chaori Solar Energy Science & Technology Co., Ltd. ("Chaori HK") and ChaoriSky Solar Energy S.a.r.l. ("ChaoriSky Solar") to settle the net balances of US$ 64.6 million the Group due from ChaoriSky Solar and its subsidiaries in return for the equity interests of certain subsidiaries of ChaoriSky Solar holding several IPP solar parks. The acquired subsidiaries include Qualfast Ltd., Lanodula Ltd., Evesafe Ltd., Wholerex Ltd. and Celernium Ltd. (the "Acquired IPP Solar Parks"), in which the Group effectively held 30% before the transaction and the elimination of its ownership interest in ChaoriSky Solar (the "Acquisition").

        The historical statements of profit or loss and comprehensive income (expense) presented are based on the previously reported consolidated statement of profit or loss and comprehensive income (expense) of the Company for the year ended December 31, 2013 and the combined consolidated statement of the Acquired IPP Solar Parks for the period from January 1, 2013 to November 18, 2013. The result of operations of the Acquired IPP Solar Parks are consolidated and included in the Company's consolidated statement of profit or loss and comprehensive income (expense) from November 18, 2013 onwards.

        The adjustments to the pro forma consolidated statement of profit or loss and comprehensive income (expense) give effect to events that are (i) directly attributable to the Acquisition, (ii) expected to have a continuing impact on the Company, (iii) factually supportable and (iv) as though the Acquisition had occurred at the beginning of the year ended December 31, 2013. Any effects of potential cost savings and revenue enhancements which may be achieved subsequent to the Acquisition are not reflected.

P-1

SKY SOLAR HOLDINGS, LTD.
(Formerly named as Sky Power Holdings Ltd.)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME (EXPENSE)
FOR THE YEAR ENDED DECEMBER 31, 2013

	Historical
	Sky Solar Holdings, Ltd.	Acquired IPP Solar Parks	Pro forma adjustments	Notes	Pro forma consolidated
	US$	US$	US$		US$
Revenue
Related parties	5,564,570	—	—		5,564,570
Non-related parties	30,892,908	5,908,715	—		36,801,623

Total Revenue	36,457,478	5,908,715	—		42,366,193
Cost of sales and services.	(29,270,244)	(2,431,538)	(79,541)	1	(31,781,323)

Gross profit	7,187,234	3,477,177	(79,541)		10,584,870
Impairment loss on IPP solar parks	(21,644,909)	—	—		(21,644,909)
Impairment loss on receivables	(3,521,222)	—	—		(3,521,222)
Selling expenses	(847,596)	—	—		(847,596)
Administrative expenses	(25,030,294)	(2,232,310)	—		(27,262,604)
Other operating income	483,649	661	—		484,310

(Loss) profit from operations	(43,373,138)	1,245,528	(79,541)		(42,207,151)
Investment income	959,699	—	—		959,699
Other gains and losses	(3,487,977)	—	—		(3,487,977)
Finance costs	(2,351,852)	(961)	—		(2,352,813)
Other expenses	(2,265,842)	—	—		(2,265,842)

(Loss) profit before taxation	(50,519,110)	1,244,567	(79,541)		(49,354,084)
Income tax expense	(3,371,860)	(59,319)	—	2	(3,431,179)

(Loss) profit for the year	(53,890,970)	1,185,248	(79,541)		(52,785,263)

Other comprehensive (expense) income that may be subsequently reclassified to profit or loss:
Exchange differences on translation of financial statements of foreign operations	(351,735)	26,100	(1,835)	3	(327,470)

Total comprehensive income (expense) income for the year	(54,242,705)	1,211,348	(81,376)		(53,112,733)

Profit (loss) for the year attributable to owners of the Company	(53,800,777)	1,185,248	(79,541)		(52,695,070)
Profit (loss) for the year attributable to non-controlling interests	(90,193)	—	—		(90,193)

	(53,890,970)	1,185,248	(79,541)		(52,785,263)

Total comprehensive income (expense) attributable to:
Owners of the Company	(54,163,122)	1,211,348	(81,376)		(53,033,150)
Non-controlling interests	(79,583)	—	—		(79,583)

	(54,242,705)	1,211,348	(81,376)		(53,112,733)

Loss per share—Basic	(0.16)			4	(0.16)

Loss per share—Diluted	(0.16)			4	(0.16)

Notes:

1.
To reflect increase in depreciation for the period from January 1, 2013 to November 18, 2013 resulting from step-up in value of IPP solar parks of US$2,048,277, depreciated on a straight-line basis over useful life of 20 years.

2.
The income tax effect of the increased depreciation expenses described in note 1 is zero as it is considered a permanent difference under local income tax law.

3.
To reflect the exchange differences relating to the translation of the adjustments in note 1 above from the Acquired IPP Solar Parks' functional currency of European dollar ("EURO") to the presentation currency of Untied States dollars ("US$").

4.
The calculation of the basic loss per share attributable to the owners of the Company is calculated by dividing the Company's loss attributable to the owners of the Company by the number of ordinary shares for the purpose of basic loss per share of 339,196,670 shares.

  Diluted loss per share is the same as the basic loss per share as the Company did not have any equity instruments that have dilutive effect on loss per share during the periods presented.

P-2

Sky Solar Holdings, Ltd.

5,525,000 American Depositary Shares

Representing 44,200,000 Ordinary Shares

PROSPECTUS

Roth Capital Partners

Northland Capital Markets